As filed with the Securities and Exchange Commission on October 11, 2019

Registration No. 333-233908

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRP Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6411	61-1937225
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4010 W. Boy Scout Blvd.

Suite 200

Tampa, Florida 33607

(866) 279-0698

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Trevor L. Baldwin Chief Executive Officer Kristopher A. Wiebeck Chief Financial Officer Bradford L. Hale Chief Accounting Officer 4010 W. Boy Scout Blvd. Suite 200 Tampa, Florida 33607 (866) 279-0698
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard D. Truesdell, Jr. Shane Tintle Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Dwight S. Yoo Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Class A common stock, par value $0.01 per share	18,860,000	$16.00	$301,760,000.00	$38,308.45

(1)	Includes additional shares of Class A common stock which the underwriters have the option to purchase to cover over-allotments.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3)	Of this amount, $12,120 was previously paid in connection with the initial filing of this Registration Statement on September 23, 2019.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 11, 2019

Preliminary Prospectus

16,400,000 shares

BRP Group, Inc.

(incorporated in Delaware)

Class A common stock

BRP Group, Inc. is offering 16,400,000 shares of its Class A common stock. This is our initial public offering and no public market exists for our Class A common stock. We anticipate that the initial public offering price of our Class A common stock will be between $14.00 and $16.00 per share.

We will use all of the net proceeds we receive from this offering to purchase new membership interests of Baldwin Risk Partners, LLC, which we refer to as “LLC Units,” from Baldwin Risk Partners, LLC and to purchase LLC Units from Lowry Baldwin, our Chairman, and from The Villages Invesco, LLC, or Villages Invesco, one of our significant shareholders. No public market exists for the LLC Units. The purchase price for each LLC Unit will be equal to the initial public offering price of our Class A common stock. We will cause Baldwin Risk Partners, LLC to use the proceeds from the sale of LLC Units to BRP Group, Inc. as follows: (i) to pay fees and expenses of approximately $4.9 million in connection with this offering and the Reorganization Transactions; (ii) to repay $77.5 million of our outstanding borrowings under our Cadence Credit Agreement, (as defined herein) and Villages Credit Agreement (as defined herein), including all of the outstanding borrowings under the Villages Credit Agreement and (iii) for general corporate purposes, such as for working capital and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies. See “Use of proceeds. Baldwin Risk Partners, LLC will not receive any proceeds from the sale of LLC Units by Lowry Baldwin, our Chairman, and Villages Invesco to us.

This offering is being conducted through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies undertaking an initial public offering. The Up-C approach provides the existing owners with the tax advantage of continuing to own interests in a pass-through structure and provides potential future tax benefits for both the public company and the existing owners when they ultimately exchange their pass-through interests for shares of Class A common stock. We are a holding company, and immediately after the consummation of the Reorganization Transactions and this offering our principal asset will be our ownership interests in Baldwin Risk Partners, LLC. See “Organizational structure—Holding company structure and the Tax Receivable Agreement.” Upon the completion of this offering, we and the Pre-IPO LLC Members (as defined herein) will hold 28% and 72% of Baldwin Risk Partners, LLC, respectively.

Upon completion of this offering, BRP Group, Inc. will have two classes of common stock. The Class A common stock offered hereby will have one vote per share and the Class B common stock will have one vote per share. Upon completion of this offering, the Pre-IPO LLC Members, including Lowry Baldwin and Trevor Baldwin, our Chief Executive Officer, and certain other members of management, will hold shares of Class B common stock that will entitle them to 72% of the combined voting power of our common stock (or 70% if the underwriters exercise their option to purchase additional shares in full). As a result, the Pre-IPO LLC Members will be able to control any action requiring the general approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and by-laws and the approval of any merger or sale of the Company or substantially all of our assets. Upon the closing of this offering, a group comprised of Baldwin Insurance Group Holdings, LLC, or BIGH, an entity controlled by Lowry Baldwin, our Chairman, Lowry Baldwin, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Chris Stephens, our General Counsel, James Roche, Millennial Specialty Holdco, LLC and certain trusts established by such individuals will enter into a voting agreement, or the Voting Agreement, with Lowry Baldwin, our Chairman, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. Upon the closing of this offering, the parties to the Voting Agreement will beneficially own more than 50% of the voting power of our common stock. As a result, Lowry Baldwin will be able to control any action requiring the general approval of our stockholders.

We have applied to list our Class A common stock on the Nasdaq Global Select Market, or the Nasdaq, under the symbol “BRP.”

Investing in our Class A common stock involves risk. See “Risk factors” beginning on page 24.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect, and have elected, to comply with certain reduced public company reporting requirements for future filings. See “Prospectus summary—Implications of being an emerging growth company.”

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds to us before expenses	$	$

(1)	See “Underwriting” for a description of compensation to be paid to the underwriters.

At our request, the underwriters have reserved for sale at the initial public offering price per share up to 10% of the shares of our Class A common stock offered by this prospectus to certain individuals associated with us. See the section titled “Underwriting—Directed Share Program.’’

We have granted the underwriters the option to purchase an additional 2,460,000 shares of Class A common stock to cover over-allotments.

The underwriters expect to deliver the shares against payment in New York, New York on or about                , 2019 through the book-entry facilities of The Depository Trust Company.

J.P. Morgan	BofA Merrill Lynch

Jefferies	Wells Fargo Securities

Raymond James	Keefe Bruyette & Woods A Stifel Company

The date of this prospectus is                , 2019.

INSIGHT

BEYOND

INSURANCE

POWERED *BY PEOPLE*

COLLEAGUES
in
ACTION
CHALLENGE!
BLACK
FIERCELY
INDEPENDENT

POWERED BY PEOPLE

THE POWER OF ONE
TYPE A
BETTER
TOGETHER
GENUINE
PURPOSE
BELONGING
FOCUS
GRIT
VANGUARD
HONING OUR
EDGE
DREAMING
PICK UP
OWN IT
BELONGING
BEING ON
ENERGY
WORK SOMEWHERE AWESOME
AZIMUTH
PARTNERSHIPS
COLLABORATION
ENTREPRENEURIAL
HONING OUR EDGE
POWERED BY PEOPLE
WE BEFORE ME
DISCERNING
DREAMING
GRIT
OWN IT
BEING ON
VANGUARD
INTEGRITY
BRP 20:20
VITALITY
FUN
FOCUS
GENUINE
PURPOSE
ENGAGING
CLARITY
HOLISTIC
INSIGHT BEYOND INSURANCE
AZIMUTH
OPPORTUNITY
PICK UP
GRIT
FUN
HELP TO GROW
VIGILANCE
ENERGY
FOCUS
RELATIONSHIPS
FUN
STAYING AHEAD
DREAMING
CORE VALUES
PEACE OF MIND
COLLABORATION
CLIENT FIRST
INVESTING FOR THE FUTURE
ENGAGING ENERGY
POWERED BY PEOPLE
INSIGHT BEYOND INSURANCE

A BETTE RGENUINE

TOGETHER HONING OUR

BEING ONE D G E

DISCERNING DREAMINGGRIT

VANGUARD INTEGRITY

PURPQSE

EINNSIGGHAT GBEIYNOGND CINLSAURRAINTCYE

HELP TO GROW VIGILANCE E N E R GY

PEACE OF MIND COLLABORATION CLIENT FIRST

INVESTING FOR THE FUTURE

In this prospectus, unless the context otherwise requires, “Baldwin Risk Partners,” the “Company,” “BRP,” “we,” “us” and “our” refer (i) prior to the consummation of the reorganization transactions described under “Organizational structure—The Reorganization Transactions,” to Baldwin Risk Partners, LLC and its subsidiaries and (ii) after the reorganization transactions described under “Organizational structure—The Reorganization Transactions,” to BRP Group, Inc., Baldwin Risk Partners, LLC and their subsidiaries.

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained

i

in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Class A common stock. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

Market and industry data

This prospectus includes industry and market data that we obtained from periodic industry publications, third-party studies and surveys, including from MarshBerry Consulting and Reagan Consulting, as well as from filings of public companies in our industry and internal company surveys. These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

Throughout this prospectus we reference our relative market positioning and performance as compared to the competitors that we consider peers. Large-peer average figures comprise those of Aon plc, Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Companies, Inc. and Willis Towers Watson plc. The peer group metrics are based on the latest date for which complete financial data are publicly available.

Trademarks and service marks

This prospectus contains references to a number of trademarks and service marks which are our registered trademarks or service marks, such as “Baldwin Risk Partners,” “Baldwin Krystyn Sherman Partners” and “Insight Beyond Insurance” or trademarks or service marks for which we have pending applications or common law rights. Trade names, trademarks and service marks of third parties appearing in this prospectus are the property of their respective holders. Solely for convenience, the trademarks, service marks and trade names are referred to in this prospectus without the SM and ® symbols, but such references are not intended to indicate, in any way, that the owner thereof will not assert, to the fullest extent under applicable law, such owner’s rights to their trademarks, service marks and trade names.

Non-GAAP financial measures

We refer in this prospectus to the following non-GAAP financial measures:

•	Adjusted EBITDA;
•	Adjusted EBITDA Margin;
•	Supplemental Pro Forma Adjusted EBITDA;
•	Supplemental Pro Forma Adjusted EBITDA Margin; and
•	Organic Revenue
•	Organic Revenue Growth.

These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States, or GAAP. They are supplemental financial measures of our performance only, and should not be considered substitutes for net income, commissions and fees or any other measure derived in accordance with GAAP.

As used in this prospectus, these non-GAAP financial measures have the following meanings:

•	Adjusted EBITDA is net income before interest, taxes, depreciation, amortization, and certain items of income and expense, including transaction-related expenses and non-recurring items;

•	Adjusted EBITDA Margin is Adjusted EBITDA divided by commissions and fees;

•	Supplemental Pro Forma Adjusted EBITDA gives effect to the Partnerships that were completed since January 1, 2017, in each case as if such Partnerships had been completed on January 1, 2017;

•	Supplemental Pro Forma Adjusted EBITDA Margin is Supplemental Pro Forma Adjusted EBITDA divided by supplemental pro forma commissions and fees; and

•

Organic Revenue is commissions and fees for the period excluding (i) the first twelve months of commissions and fees generated from new Partners and (ii) the impact of the change in our method of accounting for commissions and fees from contracts with customers as a result of the adoption of Accounting Standards Codification, or ASC, Topic 606, Revenue from Contracts with Customers, effective January 1, 2018, under the modified retrospective method, or New Revenue Standard, on our 2018 commissions and fees when the impact is measured across periods that are not comparable. For a description of the New Revenue Standard, see Note 1 to our audited consolidated financial statements for the year ended December 31, 2018 included elsewhere in this prospectus.

•

Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted for Organic Revenues that were excluded in the prior period because the Partnership had not yet reached the twelve-month owned mark, but which have reached the twelve-month owned mark in the current period. For example, revenues from a Partnership consummated June 1, 2017 are excluded from Organic Revenue for 2017. However, after June 1, 2018, results from June 1, 2017 to December 31, 2017 for such Partnership are compared to results from June 1, 2018 to December 31, 2018 for purposes of calculating Organic Revenue Growth in 2018.

Adjusted EBITDA is a key metric used by management and our board of directors to assess our financial performance. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance. We believe that Adjusted EBITDA Margin is helpful in measuring profitability of operations on a consolidated level. Supplemental Pro Forma Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA Margin are calculated from the supplemental pro forma information included in this prospectus and we believe that they are meaningful to investors because they show how all Partners that we have acquired, rather than only the Significant Historical Businesses Acquired (as defined herein), would have affected our financial statements during the relevant period given our active Partnership strategy and the numerous Partnerships that have been recently completed. For a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income and a reconciliation of Supplemental Pro Forma Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA Margin to supplemental pro forma net income, see “Prospectus summary—Summary historical and pro forma financial and other data” and “Prospectus summary—Supplemental pro forma financial information.”

Organic Revenue and Organic Revenue Growth are key metrics used by management and our board of directors to assess our financial performance. We believe that Organic Revenue and Organic Revenue Growth are appropriate measures of operating performance as they allow investors to measure, analyze and compare growth in a meaningful and consistent manner. For a reconciliation of Organic Revenue Growth to commissions and fees, see “Prospectus summary—Summary historical and pro forma financial and other data.”

Our use of the terms Adjusted EBITDA, Adjusted EBITDA Margin, Supplemental Pro Forma Adjusted EBITDA, Supplemental Pro Forma Adjusted EBITDA Margin, Organic Revenue and Organic Revenue Growth may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies.

The non-GAAP financial measures used in this prospectus have not been reviewed or audited by our or any independent registered public accounting firm.

In addition, the available pre-acquisition historical financial information with respect to the Partners that were acquired since January 1, 2017 other than the Significant Historical Businesses Acquired, is limited and has not been reviewed or audited by our or any independent registered public accounting firm, which means that Supplemental Pro Forma Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA Margin may be less reliable than Adjusted EBITDA.

Adjusted EBITDA, Adjusted EBITDA Margin, Supplemental Pro Forma Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA Margin have important limitations as analytical tools. For example, Adjusted EBITDA, Adjusted EBITDA Margin, Supplemental Pro Forma Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA Margin:

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our core operations;

•	do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	do not reflect stock-based compensation expense and other non-cash charges; and

•	exclude certain tax payments that may represent a reduction in cash available to us.

Prospectus summary

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Supplemental Management’s discussion of analysis of financial condition and results of operations” and our financial statements and the related notes included elsewhere in this prospectus, before deciding whether to purchase shares of our Class A common stock.

Who we are

We are a rapidly growing independent insurance distribution firm delivering solutions that give our clients the peace of mind to pursue their purpose, passion and dreams. We support our clients, our employees, which we refer to as Colleagues, the insurance underwriters with which we have a contractual relationship, which we refer to as Insurance Company Partners, and our communities through the deployment of vanguard resources and capital to drive organic and inorganic growth. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits. Our growth plan includes increased geographic representation across the U.S., expanded client value propositions and new lines of insurance to meet the needs of evolving lifestyles, business risks and healthcare funding. We are a destination employer supported by an award-winning culture, powered by exceptional people and fueled by industry-leading growth and innovation. We believe we are the second fastest growing insurance broker based on our fiscal year 2018 results.

We represent over 400,000 clients across the United States and internationally. Our more than 500 Colleagues include over 160 producers, which we refer to as Risk Advisors, who are fiercely independent, relentlessly competitive and “insurance geeks.” We have over 40 offices (in four states), all of which are equipped to provide diversified products and services to empower our clients at every stage through our four reporting segments, or Operating Groups.

•

Middle Market provides expertly-designed private risk management, commercial risk management and employee benefits solutions for mid-to-large-size businesses and high net worth individuals, as well as their families.

•	MainStreet offers personal insurance, commercial insurance and life and health solutions to individuals and businesses in their communities.

•	Medicare offers consultation for government assistance programs and solutions to seniors and Medicare-eligible individuals through a network of agents.

•

Specialty delivers specialty insurers, professionals, individuals and niche industry businesses expanded access to exclusive specialty markets, capabilities and programs requiring complex underwriting and placement.

In 2011, we adopted the “Azimuth” as our corporate constitution. Named after a historical navigation tool used to find “true north,” the Azimuth asserts our core values, business basics and stakeholder promises. The ideals encompassed by the Azimuth support our mission to deliver indispensable, tailored insurance and risk management insights and solutions to our clients. We strive to be regarded as the preeminent insurance advisory firm fueled by relationships, powered by people and exemplified by client adoption and loyalty. This type of environment is upheld by the distinct vernacular we use to describe our services and culture. We are a firm, instead of an agency; we have Colleagues, instead of employees, and we have Risk Advisors, instead of producers/agents. We serve clients instead of customers and we refer to our strategic acquisitions as Partnerships. We refer to insurance brokerages that we have acquired, or in the case of asset acquisitions, the producers, as Partners. We believe that our highly differentiated culture, guided by the Azimuth, contributes greatly to our success and the scalability of our business model. As a result, we have earned accolades such as being ranked as one of the fastest-growing privately held companies in America for seven consecutive years and named in lists of best companies for which to work.

We have developed a “Tailored Client Engagement Model” in each of our Operating Groups, which provides a disciplined sales process around our unique go-to-market strategies. Our tailored models have generated strong new business flow, resulting in strong organic growth in each of our Operating Groups. The performance of our Operating Groups drove an increase in commissions and fees from $48.0 million in 2017 to $79.9 million in 2018 and consolidated Organic Revenue Growth of 18% in 2018, which was 4.1x greater than the large-peer average according to public filings. We achieved similar results in 2017, reaching 17% Organic Revenue Growth.

[1]	Organic/underlying revenue growth as defined by respective peers; Industry average includes AON, AJG, BRO, MMC and WTW.

Our thoughtfully designed client experience is tailored to further build on our mission of delivering peace of mind to our clients, yielding increased new business opportunities and client retention. On the new business side, we have delivered industry-leading Sales Velocity (which refers to the amount obtained by dividing new business written in the current year over the prior year’s commissions and fees). In 2018, both our Middle Market and MainStreet Operating Groups generated Sales Velocity greater than 1.5x the industry average reported by Reagan Consulting. We are not aware of any comparable statistics for the Medicare or Specialty Operating Groups. On the retention side, we focus on building client relationships through our innovative client value propositions, niche industry expertise, differentiated shared services and excellence in client execution. Our institutionalized client loyalty and established status as a valued business partner has resulted in client retention which we believe to be 91% during 2018 in our Middle Market Operating Group. Taken together, our four Operating Groups are capable of serving clients throughout their lifecycle. We believe that the nature of our product suite offers us compelling cross-sell opportunities as clients remain in our ecosystem over time and the diversification of our client base better positions us to produce attractive financial results across economic cycles.

Our attractive operational profile is further enhanced by strategically targeted regions and specialized industries. A significant portion of our business is concentrated in the Southeastern U.S. Our clients live and work in many of the fastest growing states in the country, including Florida and Texas. We have also developed core subject matter expertise in rapidly growing industries such as healthcare, technology, construction, hospitality, transportation, finance and real estate. As we continue to expand our existing market presence, we will continue to prioritize geographies and industries that we believe will enable us to maintain outsized growth.

Our fun and entrepreneurial mindset has earned us recognition as a “destination employer,” which creates an enduring ability to grow through Colleague hiring while also driving Colleague retention. We onboarded 58 Risk Advisors in 2018 (excluding the Medicare Operating Group), an increase from 26 Risk Advisors onboarded in 2017. Our 2016–2018 average Risk Advisor Retention Rate (which refers to the comparison of the commission revenue in force twelve months prior to the date of measurement and still in force at the date of measurement) was 88% (92% in 2018). Our differentiated Risk Advisor recruiting strategy is focused on sourcing ambitious candidates, ensuring cultural fit and providing a layer of support to help Risk Advisors succeed in delivering excellence to our clients. Our recruiting efforts have resulted in an average Risk Advisor age of 47 years, as of June 30, 2019, meaningfully below the industry average of 54 years according to the 2018 Future One Agency Universe Study. We are specifically focused on continuous talent development driven by frequent and transparent communication, defined sales approaches, clear compensation goals and consistent reviews with leadership to cultivate a vibrant culture. We believe that our continued ability to recruit, train and retain Risk Advisors will give us a substantial competitive advantage in the years to come as the brokerage industry faces an impending wave of retirements.

Our business has grown substantially since our founding in 2011 and we believe that our proven Partnership model provides continued opportunity for strong growth. In the United States, there are approximately 37,000 insurance brokers and over 600 were sold in both 2017 and 2018. We carefully seek companies that have cultural congruency, distinguishing products or expertise and unique growth attributes and have consummated Partnerships with 25 firms since 2016. We believe there is an expansive universe of firms that could fit our target partner characteristics. Our differentiated value proposition as a “forever investor” offers new Partners the ability to continue to grow their business, benefit from the upside of their growth and partner with like-minded entrepreneurs who provide a long-term home for them. We also have a highly systematic and regimented integration process, supported by our integration team, The PartnerSHIP, which balances both efficiency and respect for our new Colleagues.

Our new Partners have generated significant growth since joining our network due to our effective integration process. New Partners who joined us prior to January 1, 2018 produced $27 million of commissions and fees in the twelve months preceding the closing of such new Partnerships (excludes new Partners with less than $1 million of commissions and fees). In their first full year with BRP, these same Partners generated $30 million of commissions and fees, representing an 11% increase in commissions and fees during what can be a disruptive integration process.

In addition to our integration framework that provides resources for growth, in the past we have typically issued membership interests on a tax deferred basis in our Partnerships, allowing new Partners to participate in the value they create. Given that we will be implementing an “Up-C” structure in connection with this offering, we believe that we will be one of the few insurance brokers that can offer new Partners interests in a

Partnership that can be exchanged for stock of a public company (or cash of equivalent value) and offer a tax deferral mechanism, increasing the financial attractiveness of our platform to potential Partners. Additionally, we will enter into a Tax Receivable Agreement (as defined below) which will give our Partners the right to receive certain additional cash payments from us after such an exchange in respect of certain tax benefits we may realize in connection with such exchange. Ownership interest has typically comprised 10–20% of the total consideration of Partnerships and is an indication of the sellers’ interest in being invested for the long term. Our Partnership approach has greatly distinguished BRP in the marketplace and we have become a recognized partner of choice for business owners seeking to benefit from the resources of a larger organization without sacrificing their entrepreneurial spirit and desire to grow. We believe this gives us a unique edge when desirable partners are choosing between buyers.

We source Partnerships through both proprietary deal flow, competitive auctions and cultivated industry relationships. In the past year, we either met or spoke with over 300 potential partners. At present, we are in active dialogue with over 22 potential partners and continually add potential partners to our official pipeline. All of our Operating Groups are represented in our pipeline, with the approximate split of number of opportunities by commissions and fees being: ~50% Middle Market Operating Group, ~20% Specialty Operating Group, ~25% MainStreet Operating Group and ~5% Medicare Operating Group. We have proven execution capabilities as demonstrated by our increasing pace of Partnerships. In 2017, we added five new Partners, the largest of which had $4 million in commissions and fees for the prior annual period. In 2018, we added twelve new Partners, the largest of which had $11 million in commissions and fees for the prior annual period. In 2019, we added six new Partners and completed our two largest Partnerships to date including a firm with $28 million in commissions and fees and another with $12 million in commissions and fees for the prior annual periods.

Within our differentiated operating model we utilize shared services, which are separated from our sales efforts, to create efficiency across our Operating Groups and deliver the firm to clients. We believe this shared services infrastructure allows us to deliver consistent service and meet the changing needs of our growing clients. Through our efficient integration process, starting right after the closing, our new Partners have access to our shared services, designed to help them to expand their capabilities and enhance their productivity.

We have developed a thoughtful and deliberate architecture for our business, which has resulted in strong growth and financial performance. We take no underwriting risk on our balance sheet. Our commissions and fees increased 66% from $48.0 million in 2017 to $79.9 million in 2018. Our Organic Revenue Growth was 17% in 2017 and 18% in 2018. Our net income margins for the years ended December 31, 2017 and December 31, 2018 were 8% and 3%, respectively. Our Adjusted EBITDA margins for the years ended December 31, 2017 and December 31, 2018 were 17% and 19%, respectively.

Historical Financial Summary ($ millions, except percentages)

	Year ended December 31,
	2018	2017
Commissions and fees(1)	$79.9	$48.0
Supplemental pro forma commissions and fees	133.3	112.4
Net income	2.7	3.9
Supplemental Pro Forma Adjusted EBITDA	31.9	27.9
Supplemental Pro Forma Adjusted EBITDA Margin	24%	25%
Organic Revenue Growth(2)	18%	17%

(1)	We did not have a Specialty Operating Group in 2017 and a portion of the increase to commissions and fees for 2018 from 2017 includes commissions and fees derived from this business unit.
(2)

Organic revenue for 2017 used to calculate Organic Revenue Growth in 2018 was $48.0 million, which is adjusted to reflect revenues from Partnerships that reached the twelve-month-owned mark during 2018.

Industry overview

The demand for our products is significant and expanding. Our core products include commercial property and casualty, or P&C, insurance (5.0% industry premium growth in 2018), employee benefits insurance and personal lines insurance (5.9% industry premium growth in 2018). As a distributor of these products, we compete on the basis of reputation, client service, industry insights and know-how, product offerings, ability to tailor our services to the specific needs of a client and, to a lesser extent, price of our services. In the United States, our industry is comprised of large, global participants, such as Aon plc, Marsh & McLennan Companies, Inc. and Willis Towers Watson plc and mid-sized participants, such as Acrisure, LLC, Arthur J. Gallagher & Co., AssuredPartners, Inc., Brown & Brown Inc., Hub International Limited, USI, Inc., Goosehead Insurance, Inc. and ourselves. The remainder of our industry is highly fragmented and comprised of approximately 37,000 regional participants that vary significantly in size and scope.

In recent years, there has been notable merger and acquisition activity in the insurance brokerage space. According to Optis Partners, there were 611 and 626 insurance brokerage acquisitions in 2017 and 2018, respectively. Despite the recent consolidation in the insurance brokerage industry, the industry remains highly fragmented and the number of independent agencies has remained roughly constant since 2006. The fragmented industry landscape presents us with the opportunity to continue acquiring high-quality Partners.

Commercial property and casualty industry:    Commercial property and casualty brokers provide businesses with access to property, professional liability, workers’ compensation, management liability, commercial auto insurance products as well as risk-management services. In addition to negotiating competitive policy terms on behalf of clients, insurance brokers also serve as a distribution channel for insurers and often perform much of the administrative functions. Insurance brokers generate revenues through commissions, calculated as percentage of total insurance premium, and through fees for management and consulting services. Commercial insurance premiums have grown steadily at a 3.6% annual rate since 2009, in-line with the broader economy and underlying insured values. The underwriting landscape is fragmented, as the top 10 underwriters accounted for only 37% of 2018 total commercial lines direct premiums written ($314 billion). Top writers of 2018 included Chubb, Travelers, Liberty Mutual, AIG and Zurich. We have relationships with leading commercial writers, as well as regional insurers who have a presence in our target markets. We conduct commercial property and casualty business within our Middle Market, MainStreet and Specialty Operating Groups.

Employee benefits industry:    Employee benefit advisors provide businesses and their employees with access to individual and group medical, dental, life and disability coverage. In addition to functioning as distributors, employee benefits brokers also provide assistance with benefit plan design. Employee benefits brokers’ capabilities often enable middle-market businesses to fully outsource their employee benefits program design, management and administration without committing internal resources or investing substantial capital in systems. Employee benefit advisors generate revenues through commissions and fees for management and consulting services. In recent years, as a result of the Affordable Care Act, or ACA, healthcare has become increasingly more complex and the demand has grown for sophisticated employee benefits consultants. We expect this trend to continue and we remain well positioned as a result of our consistent investment in our employee benefits capabilities. We conduct employee benefits business within our Middle Market and MainStreet Operating Groups.

Personal lines industry:    Personal lines brokers provide individual consumers with access to home, auto, umbrella and recreational insurance products. Similar to commercial lines agents, personal lines insurance agents generate revenues through commissions and fees for management and consulting services. Personal insurance premiums have grown at a 4.6% annual rate since 2009. Within personal lines, automobile premiums accounted for 71% of 2018 premiums and homeowners premiums accounted for 27% of 2018 premiums. Personal lines direct written premiums in 2018 were $362 billion. Top writers of 2018 included State Farm, Berkshire Hathaway (through GEICO), Allstate, Progressive and USAA. Personal lines premiums are traditionally sold through independent agents (35%), captive agents (47%) or direct distribution (18%, concentrated between top direct distributors such as GEICO and Progressive) based on 2017 data. We conduct this personal lines business within our Middle Market (high net worth), MainStreet and Specialty Operating Groups.

Medicare industry:    The Medicare industry is an approximately $700 billion market representing 20% of total healthcare spending in 2016 with approximately 60 million people enrolled through the employer subsidized and unsubsidized retail market according to the U.S. Congressional Budget Office and the Henry J. Kaiser Family Foundation. Market participants in the U.S. mainly qualify by virtue of being age 65 or older (~84% of Medicare population in 2016). This population is rapidly expanding as more baby boomers approach retirement; there are 10,000 U.S. senior citizens expected to reach retirement age every day for the next 10 years. The Medicare market is split between Original Medicare Plan, a fee-for-service plan managed by the federal government which represents approximately two-thirds of the market and Medicare Advantage, a rapidly growing private Medicare option representing approximately one-third of the market. Medicare advisors assist in determining optimal coverage based on an individual’s healthcare needs and spending limitations.

How we win

Tailored client engagement model:    The biggest challenge in insurance distribution is creating new relationships. To address this challenge, we have created a Tailored Client Engagement Model for each Operating Group. As a result of our Tailored Client Engagement Model, we have generated industry-leading Sales Velocity. In 2018, our Middle Market Operating Group generated Sales Velocity of 26%, which is 1.6x greater than the industry average according to Reagan Consulting. Our MainStreet Operating Group generated 25% Sales Velocity, or 1.5x greater than the industry average according to Reagan Consulting. We are not aware of any comparable statistics for the Medicare or Specialty Operating Groups. We believe our Sales Velocity results indicate that our organic growth advantage is sustainable.

Exceptional shared services:    We have created a vast and scalable shared services infrastructure that supports our Colleagues, new Partners and their organic growth aspirations. We provide comprehensive back-office support to our Risk Advisors to allow complete focus on selling new business and client engagement. Our shared services functions include human resources, marketing and branding, information technology and accounting and finance. The combination of these shared services allows us to expand the capabilities and enhance efficiency of new Partners which creates meaningful value.

A winning culture centered on sales and service:    We are in the business of building and maintaining relationships. It is our job to make sure our Colleagues can consistently reach and exceed our clients’ expectations. Through the creation and embodiment of the Azimuth, our Colleagues strive to offer a level of predictable and exceptional service. To make sure we never stray from the Azimuth’s values, we actively reengage with them through the “Azies,” our annual Colleague awards, and through rewards points (redeemable for token prizes, team gifts, donations to charity or additional vacation time) that recognize Colleagues for performing above and beyond. We award Azies annually to Colleagues in each of our divisions for demonstrating key attributes of the Azimuth, which include: (1) growing commissions and fees; (2) delivering exceptional client experiences; (3) driving operational execution and efficiency and (4) fostering a culture where Colleagues can learn, grow and thrive. Our consistent reinforcement of leading the way by living the Azimuth has allowed us to continue offering the highest levels of service, even as we have scaled.

Ongoing commitment to talent development:    We have a longstanding commitment to talent development that stems from our respect for our Colleagues and an appreciation for the skills required to sell insurance properly. We develop talent though BRP University, which offers over 100 in-person and webinar classes per year. We believe our efforts to develop talent have been successful to date. In 2018, our average Middle Market Risk Advisor generated approximately $185 thousand in New Business Commissions (which refers to commissions related to policies in their first term) or 1.7x greater than the industry average for “Million Dollar Producers.” Million Dollar Producers are producers with more than three years in the industry and a Book of Business (which refers to the total annualized amount of insurance commissions for which they are responsible for generating) greater than $1,000,000.

[1]	Excludes Risk Advisors who departed after January 1, 2017.

[2]	Excludes 3 Risk Advisors who departed with an average book of business in their last full year before departure of $43,000.

Dynamic and aligned leadership team:    Our management team is led by Trevor Baldwin, our Chief Executive Officer and a fourth generation Risk Advisor. He joined our Middle Market Operating Group in 2009, co-founded BRP in 2011 and has subsequently led the firm’s expansion beyond the Middle Market Operating Group, including the inception and development of the MainStreet, Medicare and Specialty Operating Groups. Our management team also includes Lowry Baldwin, our Chairman and a founding partner. A serial entrepreneur and self-described “insurance geek,” he first entered the insurance business in 1981. In 2000, he sold his firm, DavisBaldwin, which was then one of the 40 largest privately held brokerage firms in the country, to Wachovia Bank. He subsequently co-founded Baldwin Krystyn Sherman Partners, or BKS, BRP’s predecessor, along with Elizabeth Krystyn and Laura Sherman, both of whom remain actively engaged in the Middle Market Operating Group. Trevor Baldwin and Lowry Baldwin are joined by an experienced and talented group of leaders, including

Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer and Chris Stephens, our General Counsel. Mr. Wiebeck, Mr. Valentine, Mr. Galbraith, Mr. Hale and Mr. Stephens have significant experience outside of insurance distribution, bringing a diverse group of skill sets and meaningful expertise to our organization. Our management team is closely aligned with shareholder interests as a result of significant equity holdings. We are also supported by professional business and senior leadership across the firm, which provides a diversity and strength of experience.

Our growth strategy

Leverage the diverse, full-service platform we have created:    We believe we have all the core elements in place to achieve our goal of becoming one of the ten largest insurance brokers in the country within the next ten years. We play in the right niches, each with favorable growth trajectories and defensible market positions. We have a proven ability to hire and develop sales talent. Our Partnership model is seen as highly attractive to entrepreneurs and we believe it provides us access to an enormous market opportunity. Our shared services infrastructure fully supports our newly hired Colleagues and new Partners with back-office support, while simultaneously making them more efficient. Most importantly, we have fostered a highly differentiated culture guided by the Azimuth, which enhances our ability to develop new Risk Advisors, to complete new Partnerships with fast growing firms and to accelerate the growth of new Partners once onboarded on our platform.

Recruit and retain top-tier talent:    We have a proven ability to develop new Risk Advisors; the average age of a Risk Advisor in our firm was 47 years old, as of June 2019, compared to the industry average of 54 years old according to the 2018 Future One Agency Universe Study. In 2018, we onboarded 58 Risk Advisors and 151 Colleagues (excluding Medicare), increasing our total Colleagues to over 400. Of the 58 Risk Advisors we onboarded, 20 were organic new hires and 38 joined via Partnerships. Many of our organic new hires were new to the brokerage industry. Our ability to successfully hire from outside of the industry is a direct result of our screening process which relies heavily on cognitive and behavioral testing, as well as an internship program. Our selective approach to hiring has resulted in differentiated levels of Risk Advisor and Colleague retention despite our focus on managing out underperformers. Over the past three years, we have averaged 88% Risk Advisor retention, a figure that increases to 92% when excluding Risk Advisors with less than one year of tenure and 85% Colleague retention. Results for 2018 were in-line with three-year averages (92% Risk Advisor retention, 96% Risk Advisor retention when excluding Risk Advisors with less than one year of tenure and 84% Colleague retention).

Leverage our history and culture to be a partner of choice for insurance brokerage entrepreneurs:     Entrepreneurship runs in our DNA. We have long prided ourselves as a firm of, by and for entrepreneurs. Our first Tailored Client Engagement Model, RiskMappingTM, was designed specifically to help entrepreneurs manage the unique risks that come with their lifestyle. Not only do we have a clear understanding of entrepreneurs as clients, but we have a clear understanding of entrepreneurs as candidates for Partnership. We have established ourselves as a partner of choice by providing differentiated value propositions. Our status as a partner of choice is evident in our proprietary deal flow. Since 2012, 74% of our new Partners have joined us outside of an auction process.

Focus consistently on technology enablement:    We have and will continue to make the investments required to both better service our clients and establish a competitive advantage. Investments to date include the acquisition and buildout of MGA of the Future, the aggregation of Florida homeowners’ data to facilitate an A.M. Best-rated product and numerous applications related to compliance, risk control and client enrollment.

Looking ahead, we are excited to be launching Guided Solutions, or Guided, our new MainStreet technology platform in 2020. Guided will leverage innovative cloud-based technology to provide MainStreet clients with routine and predictable service and differentiated and holistic advice. Guided is expected to initiate seven distinct touch points with our clients throughout the year. Some touch points will be as simple as an electronic newsletter; other touch points will include personalized content such as a pre-renewal self-audit. We have recently begun beta testing. We believe our technology investments will further broaden our clients’ access to the insurance market while increasing our efficiency and enhancing our growth profile.

Nurture the optimal business portfolio:    We have the ability to continually evolve our business through new hires and Partnerships. Historically, we have used this ability to add capabilities that address our clients’ problems, to enter emerging insurance markets quickly and to capitalize on improving demographics and growth industries. Moving forward, we will continue to curate our portfolio to position us to grow. With our established presence in each of our target market segments, future additions to the business have the potential to be even more accretive than they were in the past. We also have the ability to develop de-novo products through MGA of the Future and distribute these products through the Middle Market and MainStreet Operating Groups, differentiating ourselves from the competition and providing ourselves favorable economic arrangements. Given the sheer size of the insurance industry, we believe that we have the opportunity to target high-growth areas in the decades to come.

Risk factors

An investment in shares of our Class A common stock involves substantial risks and uncertainties that may adversely affect our business, financial condition and results of operations and cash flows. Some of the more significant challenges and risks relating to an investment in our Class A common stock include those associated with the following:

•	we are controlled by the Pre-IPO LLC Members whose interests in our business may be different than yours;

•

we are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to stockholders of other companies;

•	conditions impacting insurance companies or other parties that we do business with may impact us;

•	the loss of one or more key executives or by an inability to attract and retain qualified personnel;

•	the failure to attract and retain highly qualified Partners could compromise our ability to expand the Baldwin Risk Partners network;

•

we may not be able to successfully identify and acquire target companies or integrate acquired companies into our Company, and we may become subject to certain liabilities assumed or incurred in connection with our acquisitions;

•	we have debt outstanding that could adversely affect our financial flexibility and subjects us to restrictions and limitations that could significantly impact our ability to operate our business;

•

we will be required to pay the Pre-IPO LLC Members and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits we may receive, and the amounts we may pay could be significant;

•	we may issue a substantial amount of our common stock in the future, which could cause dilution to investors and otherwise adversely affect our stock price; and

•

we are an “emerging growth company,” as defined in the JOBS Act (as defined below), and are availing ourselves of the reduced disclosure requirements applicable to emerging growth companies, which could make our Class A common stock less attractive to investors.

Before you invest in our Class A common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk factors.”

Our corporate governance

We intend to continue to grow profitably by following the same successful approach to managing our business that we have used historically. As a public company, however, we will also implement corporate governance practices designed to ensure alignment between the interests of our management team and our stockholders. Notable features of our governance practices will include:

•	at the time of this offering, we intend to have a fully independent audit committee;

•

for so long as the Pre-IPO LLC Members beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock, which we refer to as the “Substantial Ownership Requirement,” the Pre-IPO LLC Members will be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors and, so long as Villages Invesco beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to the Voting Agreement have agreed to vote for the election of the nominee designated by Villages Invesco;

•

as a “controlled company” for purposes of the Nasdaq listing rules, we intend to rely on certain exemptions to the Nasdaq corporate governance requirements. Accordingly, at the time of this offering, we do not intend to have a fully independent compensation committee or to have a nominating and corporate governance committee;

•

our board of directors will be classified and will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. For so long as the Pre-IPO LLC Members beneficially hold at least a majority of the aggregate outstanding shares of our common stock, which we refer to as the “Majority Ownership Requirement,” each director may be removed with or without cause with a majority vote. Once the Majority Ownership Requirement is no longer met, such directors will be removable only for cause and with approval of 75% of the outstanding common stock. See “Management—Board structure—Composition”;

•	our independent directors will meet regularly in executive sessions without the presence of our management and our non-independent directors;

•

our independent directors will appoint a “lead independent director,” whose responsibilities will include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication; and

•

except for transfers to us pursuant to the amended and restated limited liability company agreement of Baldwin Risk Partners, LLC, or the Amended LLC Agreement, and to certain permitted transferees, the Pre-IPO LLC Members are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Organizational structure

We currently conduct our business through Baldwin Risk Partners, LLC. Following this offering, BRP Group, Inc. will be a holding company and its sole asset will be a controlling equity interest in Baldwin Risk Partners, LLC.

After consummation of the reorganization transactions described below but prior to the consummation of this offering, all of Baldwin Risk Partners, LLC’s outstanding equity interests will be owned by the following persons, to whom we refer collectively as the “Pre-IPO LLC Members”:

•	Trevor Baldwin, our Chief Executive Officer;
•	BIGH, an entity controlled by Lowry Baldwin, our Chairman and Lowry Baldwin;
•	Elizabeth Krystyn, one of our founders;
•	Laura Sherman, one of our founders;
•	Kris Wiebeck, our Chief Financial Officer;
•	John Valentine, our Chief Partnership Officer;
•	Dan Galbraith, our Chief Operating Officer;
•	Brad Hale, our Chief Accounting Officer;
•	Chris Stephens, our General Counsel; and
•	Villages Invesco and certain other historical equity holders in Partners.

In connection with this offering, we intend to enter into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “Reorganization Transactions.”

The diagrams below depict our organizational structure immediately following the Reorganization Transactions, this offering and the application of the net proceeds from this offering, assuming an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares. These charts are provided for illustrative purposes only and do not purport to represent all legal entities within our organizational structure.

(1)	Each share of Class B common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders.

(2)

Upon completion of this offering, the Pre-IPO LLC Members will hold all outstanding shares of our Class B common stock, entitling them to 72% of the voting power in BRP Group, Inc. If the Pre-IPO LLC Members redeemed or exchanged all of their LLC Units for a corresponding number of shares of Class A common stock and their corresponding shares of Class B common stock were cancelled, they would hold 72% of the outstanding shares of Class A common stock, entitling them to an equivalent percentage of pecuniary interests and voting power in BRP Group, Inc. as of the completion of this offering. BRP Group, Inc. and its subsidiaries would then hold all of the outstanding LLC Units, representing 100% of the economic power and 100% of the voting power in Baldwin Risk Partners, LLC.

(3)

BKSG Marine Solutions, BKS MS LLC, BKS Smith LLC and Laureate Insurance Partners LLC are joint ventures in which we hold a 51%, 60%, 60% and 45% equity interest, respectively. These joint ventures are consolidated in our financial statements.

Upon the completion of this offering and the application of the net proceeds therefrom, assuming no exercise of the underwriters’ option to purchase additional shares, we will hold approximately 28% of the outstanding LLC Units and the Pre-IPO LLC Members will hold approximately 72% of the outstanding LLC Units and approximately 72% of the combined voting power of our outstanding common stock. Investors in this offering will hold approximately 28% of the combined voting power of our common stock. See “Organizational structure,” “Certain relationships and related party transactions” and “Description of capital stock” for more information on the rights associated with our common stock and the LLC Units. Upon the completion of this offering, there will be 59,588,235 LLC Units outstanding. There are no limitations in the Amended LLC Agreement on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units.

The acquisition of LLC Units from Lowry Baldwin, our Chairman, and Villages Invesco in connection with this offering and future taxable redemptions or exchanges by holders of LLC Units for shares of our Class A common stock or cash are expected to produce tax basis adjustments that will be allocated to us and thus favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. In connection with the Reorganization Transactions, we will enter into the Tax Receivable Agreement that will obligate us to make payments to the Pre-IPO LLC Members and any future party to the Tax Receivable Agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of these tax attributes and tax attributes resulting from payments made under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these tax savings. See “Organizational structure—Holding company structure and the Tax Receivable Agreement.”

Implications of being an emerging growth company

As a company with less than $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) in commissions and fees during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

•

we are exempt from the requirement to obtain an attestation report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002 for up to five years or until we no longer qualify as an emerging growth company;

•

we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•	we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

In this prospectus we have elected to take advantage of the reduced disclosure requirements relating to executive compensation, and in the future we may take advantage of any or all of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross commissions and fees of $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Corporate information

We were incorporated in the State of Delaware in July 2019. We are a newly formed corporation, have no material assets and have not engaged in any business or other activities except in connection with the Reorganization Transactions. Our principal executive offices are located at 4010 W. Boy Scout Blvd., Suite 200, Tampa, Florida, 33607, and our telephone number is (866) 279-0698. Our website is www.baldwinriskpartners.com. Our website and the information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

The offering

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our Class A common stock. You should carefully read this entire prospectus before investing in our Class A common stock, including “Risk factors” and our consolidated financial statements.

Class A common stock offered by us	16,400,000 shares (or 18,860,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock to be outstanding after this offering
16,400,000 shares (or 59,588,235 shares if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock).

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, 18,860,000 shares will be outstanding (or 62,048,235 shares if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock).

Voting power held by holders of Class A common stock after giving effect to this offering

28% (or 100% if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock). Investors in this offering will hold approximately 28% of the combined voting power of our common stock (or 30% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Voting power held by the Pre-IPO LLC Members as holders of all outstanding shares of Class B common stock after giving effect to this offering

72% (or 0% if all outstanding LLC Units held by the Pre-IPO LLC Members were redeemed or exchanged for a corresponding number of newly-issued shares of Class A common stock). Pre-IPO LLC Members will hold approximately 72% of the combined voting power of our common stock (or 70% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Voting rights after giving effect to this offering	Each share of common stock will entitle its holder to one vote per share. Investors in this offering will hold approximately 28 % of the combined voting power of our common stock (or 30% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders. For so long as the Substantial Ownership Requirement is met, the Pre-IPO LLC Members will, among other things, be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of the board of directors. See “Description of capital stock.”

Redemption rights of the holders of LLC Units
Under the Amended LLC Agreement, the holders of LLC Units will have the right, from and after the completion of this offering (subject to the terms of the Amended LLC Agreement), to require Baldwin Risk Partners, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain relationships and related party transactions—Amended LLC Agreement.”

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $228.8 million (or approximately $263.1 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full), after deducting underwriting discounts and commissions but before deducting estimated offering expenses.

We intend to use the net proceeds that we receive from this offering to purchase 14,000,000 newly-issued LLC Units from Baldwin Risk Partners, LLC, 1,800,000 LLC Units from Lowry Baldwin, our Chairman, and 600,000 LLC Units from Villages Invesco at a purchase price per LLC Unit equal to the initial public offering price per share of Class A common stock after underwriting discounts and commissions.

Baldwin Risk Partners, LLC will use the proceeds from the sale of LLC Units to BRP Group, Inc. as follows: (i) to pay fees and expenses of approximately $4.9 million in connection with this offering and the Reorganization Transactions; (ii) to repay $77.5 million of our outstanding borrowings under our

Credit Agreements, including all of the outstanding borrowings under the Villages Credit Agreement and (iii) for general corporate purposes, such as for working capital and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies.

Baldwin Risk Partners, LLC will not receive any proceeds from the purchase of LLC Units from Lowry Baldwin, our Chairman, and Villages Invesco by us.

We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $4.9 million. See “Use of proceeds.”

Controlled company	Upon the closing of this offering, a group comprised of BIGH, Lowry Baldwin, our Chairman, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Chris Stephens, our General Counsel, James Roche, Millennial Specialty Holdco, LLC and certain trusts established by such individuals will beneficially own more than 50% of the voting power for the election of members of our board of directors and will enter into the Voting Agreement. Consequently, we will be a “controlled company” under the Nasdaq rules. As a controlled company, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements of the Nasdaq. See “Management—Controlled company exception.”

Tax Receivable Agreement	Pursuant to the Tax Receivable Agreement we expect to enter into with the Pre-IPO LLC Members, we will pay 85% of the amount of certain cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize to the Pre-IPO LLC Members as a result of (i) any increase in tax basis in Baldwin Risk Partners, LLC’s assets resulting from (a) acquisitions by BRP Group, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the acquisition of LLC Units from the Pre-IPO LLC Members using the net proceeds from any future offering, (c) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement. See “Organizational structure—Holding company structure and the Tax Receivable Agreement.”

Dividend policy	The declaration and payment by us of any future dividends to holders of our Class A common stock will be at the sole discretion of our board of directors.

Following this offering and subject to funds being legally available, we intend to cause Baldwin Risk Partners, LLC to make pro rata distributions to the Pre-IPO LLC Members and us in an amount at least sufficient to allow us and the Pre-IPO

LLC Members to pay all applicable taxes, to make payments under the Tax Receivable Agreement we will enter into with the Pre-IPO LLC Members and to pay our corporate and other overhead expenses.

Directed share program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares of Class A common stock offered by this prospectus for sale to directors, officers, certain employees and certain other persons associated with us. Any purchases of reserved shares by these persons would reduce the number of shares available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus. See “Underwriting.”

Proposed stock symbol	BRP.

Unless we indicate otherwise throughout this prospectus, the number of shares of our Class A common stock outstanding after this offering excludes:

•	43,188,235 shares of Class A common stock reserved for issuance upon the exchange of 43,188,235 LLC Units that will be held by the Pre-IPO LLC Members;

•	2,460,000 shares of our Class A common stock issuable if the underwriters exercise their option to purchase additional shares of Class A common stock from us; and

•

696,000 shares of Class A common stock reserved for issuance under our Omnibus Incentive Plan, including 406,666 shares of Class A common stock being issued thereunder in respect of the IPO Grants (as defined below) assuming an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). No IPO Grants will be made to officers or directors. See “Executive Compensation—Equity Compensation Plans—BRP Group, Inc. omnibus incentive plan” for more information regarding our Omnibus Incentive Plan and the IPO Grants.

Unless we indicate otherwise throughout this prospectus, all information in this prospectus reflects an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). Although the number of shares of Class A common stock being offered hereby to the public and the total number of shares of common stock outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, certain share information presented in this prospectus will vary depending on the initial public offering price in this offering. For example, the relative allocation of the shares of Class B common stock (and corresponding LLC Units) issued in the Reorganization Transactions as among the Pre-IPO LLC Members will vary, depending on the initial public offering price in this offering. An increase in the assumed initial public offering price would result in an increase in the amount of shares of Class B common stock (and corresponding LLC Units) issued to Lowry Baldwin, our Chairman, Villages Invesco, one of our significant shareholders, our executive officers and Elizabeth Krystyn and Laura Sherman, our two additional founders. A decrease in the assumed initial public offering price would result in a decrease in the amount of shares of Class B common stock (and corresponding LLC Units) issued to Lowry Baldwin, our Chairman, Villages Invesco, one of our significant shareholders, our executive officers and Elizabeth Krystyn and Laura Sherman, our two additional founders.

Summary historical and pro forma financial and other data

The following tables set forth summary historical financial and other data of Baldwin Risk Partners, LLC for the periods presented. BRP Group, Inc. was formed as a Delaware corporation on July 1, 2019 and has not, to date, conducted any activities other than those incident to its formation, the Reorganization Transactions and the preparation of this prospectus and the registration statement of which this prospectus forms a part.

The statement of comprehensive income data for the years ended December 31, 2018 and 2017 and balance sheet data as of December 31, 2018 and 2017 have been derived from Baldwin Risk Partners, LLC’s audited financial statements included elsewhere in this prospectus. The statement of comprehensive income data for the six months ended June 30, 2019 and 2018 and balance sheet data as of June 30, 2019 have been derived from Baldwin Risk Partners, LLC’s unaudited financial statements included elsewhere in this prospectus.

The pro forma statement of comprehensive income for the year ended December 31, 2018 and the six months ended June 30, 2019 gives effect to (i) the acquisition of Town and Country Insurance Agency, Inc., or T&C Insurance, Lykes Insurance, Inc., or Lykes, and Millennial Specialty Insurance LLC, or MSI, which we collectively refer to as the “Significant Historical Businesses Acquired” and (ii) the Offering Adjustments (as defined below) as if each had occurred on January 1, 2018.

The pro forma balance sheet data as of June 30, 2019 gives effect to the Offering Adjustments as if each had occurred on June 30, 2019. See “Unaudited pro forma financial information” and “Capitalization.”

The summary historical and pro forma financial and other data presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Unaudited pro forma financial information,” “Selected historical financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes thereto included elsewhere in this prospectus. The presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.

	Baldwin Risk Partners, LLC				BRP Group, Inc. pro forma (unaudited)
	Year ended December 31,		Six months ended June 30, (unaudited)		Year ended December 31,	Six months ended June 30,
	2018	2017	2019	2018	2018	2019

Revenues:
Commissions and fees(1)	$79,879,733	$48,014,994	$62,897,206	$40,485,287	$121,778,076	$73,549,990

Total revenues	79,879,733	48,014,994	62,897,206	40,485,287	121,778,076	73,549,990

Operating expenses:
Commissions, employee compensation and benefits	51,653,640	30,805,563	40,279,574	25,479,299	82,227,674	47,024,134
Operating expenses	14,379,270	9,558,978	10,391,282	5,717,983	19,589,907	10,799,295
Depreciation expense	508,109	500,786	276,185	240,046	653,956	284,775
Amortization expense	2,581,669	936,116	3,711,201	1,089,571	10,365,273	5,637,761
Change in fair value of contingent consideration	1,227,697	399,298	(3,757,123)	526,773	1,227,697	(3,757,123)

Total operating expenses	70,350,385	42,200,741	50,901,119	33,053,672	114,064,507	59,988,842

Operating income	9,529,348	5,814,253	11,996,087	7,431,615	7,713,569	13,561,148

Other expense
Interest expense, net	(6,625,101)	(1,906,421)	(5,213,442)	(3,720,158)	(8,137,892)	(2,869,200)
Income tax provision	—	—	—	—	(20,278)	(932,307)
Other expense, net	(215,067)	(57,451)	—	(211,912)	(97,458)	—

Total other expense	(6,840,168)	(1,963,872)	(5,213,442)	(3,932,070)	(8,255,628)	(3,801,507)

Net income (loss)	2,689,180	3,850,381	6,782,645	3,499,545	(542,059)	9,759,641
Less net income (loss) attributable to noncontrolling interests	3,312,976	2,147,088	2,452,974	1,846,365	(378,175)	7,749,288

Net income (loss) attributable to Baldwin Risk Partners, LLC and its subsidiaries	$(623,796)	$1,703,293	$4,329,671	$1,653,180	—	—
Net income (loss) attributable to BRP Group, Inc. and its subsidiaries	—	—	—	—	$(163,884)	$2,010,353

(1)	We did not have a Specialty Operating Group in 2017 and a portion of the increase to commissions and fees for 2018 from 2017 includes commissions and fees derived from this business unit.

	Baldwin Risk Partners, LLC			BRP Group, Inc. pro forma (unaudited)
	December 31,		June 30, (unaudited)	June 30,
	2018	2017	2019	2019

Balance Sheet Data:
Total assets	$139,824,614	$44,980,568	$318,259,893	$439,871,776
Total debt	72,765,805	24,370,634	169,830,293	92,329,959
Total liabilities	$117,021,373	$38,921,221	$268,458,442	$198,492,536

	Baldwin Risk Partners, LLC
	Year ended December 31,		Six months ended June 30, (unaudited)
	2018	2017	2019	2018
	(in millions)

Other Financial Data:
Commissions and fees	$79.9	$48.0	$62.9	$40.5
Net income	2.7	3.9	6.8	3.5
Net income margin	3%	8%	11%	9%
Adjusted EBITDA(1)	$15.1	$8.2	$12.9	$9.7
Adjusted EBITDA Margin(1)	19%	17%	21%	24%

(1)

Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. See “Non-GAAP financial measures.” The following table shows a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income:

	Baldwin Risk Partners, LLC
	Year ended December 31,		Six months ended June 30, (unaudited)
	2018	2017	2019	2018
	(in millions)
Net income	$2.7	$3.9	$6.8	$3.5
Amortization expense	2.6	0.9	3.7	1.1
Depreciation expense	0.5	0.5	0.3	0.2
Interest expense, net	6.6	1.9	5.2	3.7
Income tax provision (benefit)	—	—	—	—
Change in fair value of contingent consideration	1.2	0.4	(3.8)	0.5
Share-based compensation	1.5	0.6	0.4	0.7
Severance related to Partnership activity	—	—	0.3	—

Adjusted EBITDA	$15.1	$8.2	$12.9	$9.7
Adjusted EBITDA Margin	19%	17%	21%	24%

	Year ended December 31,		Six months ended June 30, (unaudited)
	2018	2017	2019
Organic Revenue Growth(1)	18%	17%	8%

(1)	Organic Revenue Growth is a non-GAAP financial measure. See “Non-GAAP financial measures.” The following table shows a reconciliation of commissions and fees to Organic Revenue Growth:

	Baldwin Risk Partners, LLC
	Year ended December 31,		Six months ended June 30, (unaudited)
	2018	2017	2019
	(in millions)
Commissions and fees	$79.9	$48.0	$62.9
New revenue standard(a)	(0.2)
Partnership commissions and fees(b)	(22.9)	(9.4)	(19.3)

Organic revenue	$56.8	$38.6	$43.6
Organic revenue growth(c)	8.8	5.7	3.1
Organic revenue growth(c)	18%	17%	8%

(a)

As discussed in Note 1 to our audited consolidated financial statements for the year ended December 31, 2018 included elsewhere in this prospectus, the Company changed its method of accounting for commissions and fees from contracts with customers as a result of the adoption of ASC Topic 606, Revenue from Contracts with Customers, effective January 1, 2018, under the modified retrospective method. Under the modified retrospective method, the Company was not required to restate comparative financial information prior to the adoption of these standards and therefore such information presented prior to January 1, 2018 continues to be reported under the Company’s previous accounting policies. As such, an adjustment is made to remove the impact of the adoption from the calculation of organic growth when the impact is measured across periods that are not comparable.

(b)	Excludes the first twelve months of such commissions and fees generated from newly acquired Partners.

(c)

Organic revenue for 2017 used to calculate Organic Revenue Growth in 2018 was $48.0 million, which is adjusted to reflect revenues from Partnerships that reached the twelve-month-owned mark during 2018.

Supplemental pro forma financial information

We believe that presenting supplemental pro forma financial information promotes the overall usefulness of information presented herein and is consistent with how our management team evaluates our performance. This approach may yield results that are not strictly comparable on a period to period basis. These results are not necessarily indicative of results that may be expected for any future period and interim financial results are not necessarily indicative of results that may be expected for the full fiscal year. This information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the underlying transactions occurred on the dates indicated. The available pre-acquisition historical financial information with respect to the Partners that were acquired since January 1, 2017 other than the Significant Historical Businesses Acquired, is limited and has not been reviewed or audited by our or any independent registered public accounting firm for any period, which means that the supplemental pro forma information included herein may be less reliable than our consolidated financial statements included herein.

We have presented unaudited supplemental pro forma consolidated statements of comprehensive income financial information for the periods presented below, which includes pro forma adjustments necessary to reflect the Partnerships that were completed between January 1, 2017 and the date of this prospectus, as if each had occurred on January 1, 2017. The unaudited supplemental pro forma financial information does not give effect to the completion of this offering, including the issuance of common stock and the use of proceeds therefrom and related adjustments. We refer investors to the “Supplemental management’s discussion and analysis of financial condition and results of operations,” included elsewhere in this prospectus for additional information about our financial performance in a manner consistent with how management views our performance. For additional information regarding our supplemental pro forma information, see “Supplemental management’s discussion and analysis of financial condition and results of operations—Notes to unaudited supplemental pro forma financial information presented in the supplemental management’s discussion and analysis of financial condition and results of operation.”

The information below has been prepared based on Article 11 of Regulation S-X, but does not constitute Article 11 pro forma information because it reflects the Significant Historical Businesses Acquired and the unaudited Partnerships for two annual periods. The information contained below should therefore be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Supplemental pro forma year ended December 31, (unaudited)		Supplemental pro forma six months ended June 30, (unaudited)
	2018	2017	2019	2018

Revenues:
Commissions and fees	$133,327,410	$112,393,826	$77,236,820	$69,280,408

Total revenues	133,327,410	112,393,826	77,236,820	69,280,408

Operating expenses:
Commissions, employee compensation and benefits	87,500,705	71,315,767	48,597,115	44,227,955
Operating expenses	21,164,847	19,478,742	11,131,533	10,403,056
Depreciation expense	668,632	767,028	293,366	368,791
Amortization expense	10,830,825	11,353,898	5,571,187	5,596,132
Change in fair value of contingent consideration	1,227,697	399,298	(3,757,123)	526,773

Total operating expenses	121,392,706	103,314,733	61,836,078	61,122,707

Operating income	11,934,704	9,079,093	15,400,742	8,157,701

Other income (expense):
Interest expense, net	(18,456,083)	(18,461,664)	(9,225,528)	(9,233,997)
Other income (expense), net	186,382	(254,745)	—	181,413

Total other expense	(18,269,701)	(18,716,409)	(9,225,528)	(9,052,584)

Net income (loss)	(6,334,997)	(9,637,316)	6,175,214	(894,883)
Less net income attributable to noncontrolling interests	3,206,634	2,310,637	2,831,480	1,560,403

Net income (loss) attributable to BRP Group, Inc. and Subsidiaries	$(9,541,631)	$(11,947,953)	$3,343,734	$(2,455,286)

	Supplemental pro forma year ended December 31, (unaudited)		Supplemental pro forma six months ended June 30, (unaudited)
	2018	2017	2019	2018
	(in millions)

Other Financial Data:
Supplemental Pro Forma Adjusted EBITDA(1)	$31.9	$27.9	$19.6	$18.4
Supplemental Pro Forma Adjusted EBITDA Margin(1)	24%	25%	25%	27%

(1)

Supplemental Pro Forma Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA Margin are non-GAAP financial measures. See “Non-GAAP financial measures.” The following table shows a reconciliation of Supplemental Pro Forma Adjusted EBITDA and Supplemental Pro Forma Adjusted EBITDA Margin to supplemental pro forma net income:

	Supplemental pro forma year ended December 31, (unaudited)		Supplemental pro forma six months ended June 30, (unaudited)
	2018	2017	2019	2018
Net income (loss)	$(6.3)	$(9.6)	$6.2	$(0.9)
Amortization expense	10.8	11.3	5.6	5.6
Depreciation expense	0.7	0.8	0.3	0.4
Interest expense, net	18.5	18.4	9.2	9.2
Change in fair value of contingent consideration	1.2	0.4	(3.8)	0.5
Share-based compensation	1.5	0.6	0.4	0.7
Severance related to Partnership activity and other eliminated costs	5.5	6.0	1.7	2.9

Supplemental Pro Forma Adjusted EBITDA	$31.9	$27.9	$19.6	$18.4
Supplemental Pro Forma Adjusted EBITDA Margin	24%	25%	25%	27%

Risk factors

An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our Class A common stock. If any of the following risks actually occurs, our business, financial condition and results of operations may be materially adversely affected. In such an event, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

Risks relating to our business

Macroeconomic conditions, political events, other market conditions around the world and a decline in economic activity could have a material adverse effect on our financial condition and results of operations.

Macroeconomic conditions, political events and other market conditions around the world affect the financial services industry. These conditions may reduce demand for our services or depress pricing for those services, which could have a material adverse effect on our results of operations. Changes in macroeconomic and political conditions could also shift demand to services for which we do not have a competitive advantage, and this could negatively affect the amount of business that we are able to obtain. Any changes in U.S. trade policy could trigger retaliatory actions by affected countries, resulting in “trade wars,” which could affect volume of economic activity in the U.S., including demand for our services.

In addition to macroeconomic and political conditions, other factors, such as business commissions and fees, microeconomic conditions, the volatility and strength of the capital markets and inflation, can affect the business and economic environment. The demand for insurance generally rises as the overall level of economic activity increases and generally falls as such activity decreases, affecting both the commissions and fees generated by our Middle Market, MainStreet, Medicare and Specialty Operating Groups. Downward fluctuations in the year-over-year insurance premiums charged by our Insurance Company Partners to protect against the same risk, referred to in the industry as softening of the insurance market, could adversely affect our business as a significant portion of the earnings are determined as a percentage of premium charged to our clients. Insolvencies and consolidations associated with an economic downturn could adversely affect our brokerage business through the loss of clients by hampering our ability to place insurance business. Errors and omissions claims against us, which we refer to as E&O claims, may increase in economic downturns, adversely affecting our brokerage business. Also, the volatility or decline of economic or other market conditions could result in the increased surrender of insurance products or cause individuals to forgo insurance, thereby impacting our contingent commissions, which are primarily driven by our Insurance Company Partners’ growth and profitability metrics. A decline in economic activity could have a material adverse effect on our business, financial condition and results of operations.

Volatility or declines in premiums or other adverse trends in the insurance industry may seriously undermine our profitability.

We derive most of our commissions and fees for our brokerage services. We do not determine the insurance premiums on which our commissions are generally based. Moreover, insurance premiums are cyclical in nature and may vary widely based on market conditions. Because of market cycles for insurance product pricing, which we cannot predict or control, our brokerage commissions and fees and profitability can be volatile or remain depressed for significant periods of time. In addition, there have been and may continue to be various trends in the insurance industry toward alternative insurance markets, including, among other things, greater levels of self-insurance, captives, rent-a-captives, risk retention groups and non-insurance capital markets-based solutions to traditional insurance.

As traditional risk-bearing insurance companies continue to outsource the production of premium commissions and fees to non-affiliated brokers or agents such as us, those insurance companies may seek to further minimize their expenses by reducing the commission rates payable to insurance brokers or agents. The reduction of these commission rates, along with general volatility and/or declines in premiums, may significantly affect our profitability. Because we do not determine the timing or extent of premium pricing changes, it is difficult to precisely forecast our commission and contingent commissions and fees, including whether they will significantly decline. As a result, we may have to adjust our budgets for future acquisitions, capital expenditures, dividend payments, loan repayments and other expenditures to account for unexpected changes in commissions and fees, and any decreases in premium rates may adversely affect our business, financial condition and results of operations.

Because the commissions and fees we earn on the sale of certain insurance products is based on premiums and commission rates set by our Insurance Company Partners, any decreases in these premiums or commission rates, or actions by our Insurance Company Partners seeking repayment of commissions, could result in commissions and fees decreases or expenses to us.

We derive commissions and fees from the sale of insurance products that are paid by our Insurance Company Partners from whom our clients purchase insurance. Because payments for the sale of insurance products are processed internally by our Insurance Company Partners, we may not receive a payment that is otherwise expected in any particular period until after the end of that period, which can adversely affect our ability to budget for significant future expenditures. Additionally, our Insurance Company Partners or their affiliates may, under certain circumstances, seek the chargeback or repayment of commissions as a result of policy lapse, surrender, cancellation, rescission, default or upon other specified circumstances. As a result of the chargeback or repayment of commissions, we may incur an expense in a particular period related to commissions and fees previously recognized in a prior period and reflected in our financial statements. Such an expense could have a material adverse effect on our financial condition and results of operations, particularly if the expense is greater than the amount of related commissions and fees retained by us.

The commission rates are set by our Insurance Company Partners and are based on the premiums that the Insurance Company Partners charge. The potential for changes in premium rates is significant, due to pricing cyclicality in the insurance market. In addition, the insurance industry has been characterized by periods of intense price competition due to excessive underwriting capacity and periods of favorable premium levels due to shortages of capacity. Capacity could also be reduced by our Insurance Company Partners’ failing or withdrawing from writing certain coverages that we offer our clients. Commission rates and premiums can change based on prevailing legislative, economic and competitive factors that affect our Insurance Company Partners. These factors, which are not within our control, include the capacity of our Insurance Company Partners to place new business, underwriting and non-underwriting profits of our Insurance Company Partners, consumer demand for insurance products, the availability of comparable products from other insurance companies at a lower cost and the availability of alternative insurance products, such as government benefits and self-insurance products, to consumers. We cannot predict the timing or extent of future changes in commission rates or premiums or the effect any of these changes will have on our business, financial condition and results of operations.

Quarterly and annual variations in our commissions that result from the timing of policy renewals and the net effect of new and lost business production may have unexpected effects on our results of operations.

Our commission income (including profit-sharing contingent commissions and override commissions) can vary quarterly or annually due to the timing of policy renewals and the net effect of new and lost business production. We do not control the factors that cause these variations. Specifically, clients’ demand for insurance products can influence the timing of renewals, new business and lost business (which includes policies that are not renewed), and cancellations. In addition, we rely on our Insurance Company Partners for the payment of certain commissions. Quarterly and annual fluctuations in commissions and fees based on increases and decreases associated with the timing of new business, policy renewals and payments from our Insurance Company Partners may adversely affect our financial condition, results of operations and cash flows.

Profit-sharing contingent commissions are special revenue-sharing override commissions paid by our Insurance Company Partners based on the profitability, volume and/or growth of the business placed with such companies generally during the prior year. These are not guaranteed payments and our Insurance Company Partners may change the calculations or potentially elect to stop paying them at all on an annual basis. Over the last two years these commissions generally have been in the range of 7.5% to 9.5% of our previous year’s total core commissions and fees. Increases in loss ratios experienced by our Insurance Company Partners will result in a decreased profit to them and may result in decreases in payments of contingent or profit-sharing commissions to us. Due to, among other things, potentially poor macroeconomic conditions, the inherent uncertainty of loss in our clients’ industries and changes in underwriting criteria, due in part to the high loss ratios experienced by our Insurance Company Partners, we cannot predict the payment of these profit-sharing contingent commissions. Further, we have no control over the ability of our Insurance Company Partners to estimate loss reserves, which affects our ability to make profit-sharing calculations. Override commissions are paid by our Insurance Company Partners based on the volume of business that we place with them and are generally paid over the course of the year or in the beginning of the following year. Because profit-sharing contingent commissions and override commissions materially affect our commissions and fees, any decrease in their payment to us could adversely affect our results of operations, profitability and our financial condition.

Our business is subject to risks related to legal proceedings and governmental inquiries.

We are subject to litigation, regulatory investigations and claims arising in the ordinary course of our business operations. The risks associated with these matters often may be difficult to assess or quantify and the existence and magnitude of potential claims often remain unknown for substantial periods of time. While we have insurance coverage for some of these potential claims, others may not be covered by insurance, insurers may dispute coverage or any ultimate liabilities may exceed our coverage. We may be subject to actions and claims relating to the sale of insurance, including the suitability of such products and services. Actions and claims may result in the rescission of such sales; consequently, our Insurance Company Partners may seek to recoup commissions paid to us, which may lead to legal action against us. The outcome of such actions cannot be predicted and such claims or actions could have a material adverse effect on our business, financial condition and results of operations.

We are subject to laws and regulations, as well as regulatory investigations. The insurance industry has been subject to a significant level of scrutiny by various regulatory bodies, including state Attorneys General offices and state departments of insurance, concerning certain practices within the insurance industry. These practices include, without limitation, the receipt of contingent commissions by insurance brokers and agents from insurance companies and the extent to which such compensation has been disclosed, the collection of agency fees, which we define as fees separate from commissions charged directly to clients for efforts performed in the issuance of new insurance policies, bid rigging and related matters. From time to time, our subsidiaries receive informational requests from governmental authorities.

There have been a number of revisions to existing, or proposals to modify or enact new, laws and regulations regarding insurance agents and brokers. These actions have imposed or could impose additional obligations on us with respect to our products sold. Some insurance companies have agreed with regulatory authorities to end the payment of contingent commissions on insurance products, which could impact our commissions that are based on the volume, consistency and profitability of business generated by us.

We cannot predict the impact that any new laws, rules or regulations may have on our business, financial condition and results of operations. Given the current regulatory environment and the number of our subsidiaries operating in local markets throughout the country, it is possible that we will become subject to further governmental inquiries and subpoenas and have lawsuits filed against us. Regulators may raise issues during investigations, examinations or audits that could, if determined adversely, have a material impact on us. The interpretations of regulations by regulators may change and statutes may be enacted with retroactive impact. We could also be materially adversely affected by any new industry-wide regulations or practices that may result from these proceedings.

Our involvement in any investigations and lawsuits would cause us to incur additional legal and other costs and, if we were found to have violated any laws, we could be required to pay fines, damages and other costs, perhaps in material amounts. Regardless of final costs, these matters could have a material adverse effect on us by exposing us to negative publicity, reputational damage, harm to client relationships or diversion of personnel and management resources.

Conditions impacting our Insurance Company Partners or other parties that we do business with may impact us.

We have a significant amount of accounts receivable from our Insurance Company Partners with which we place insurance. If those Insurance Company Partners were to experience liquidity problems or other financial difficulties, we could encounter delays or defaults in payments owed to us, which could have a significant adverse impact on our financial condition and results of operations. The potential for one of our Insurance Company Partners to cease writing insurance we offer our clients could negatively impact overall capacity in the industry, which in turn could have the effect of reduced placement of certain lines and types of insurance and reduced commissions and fees and profitability for us. Questions about one of our Insurance Company Partners’ perceived stability or financial strength may contribute to such Insurance Company Partners’ strategic decisions to focus on certain lines of insurance to the detriment of others. The failure of an Insurance Company Partner with which we place insurance could result in E&O claims against us by our clients, and the failure of our Insurance Company Partners could make the E&O insurance we rely upon cost prohibitive or unavailable, which could have a significant adverse impact on our financial condition and results of operations. In addition, if any of our Insurance Company Partners merge or if one of our large Insurance Company Partners fails or withdraws from offering certain lines of insurance, overall risk-taking capital capacity could be negatively affected, which could reduce our ability to place certain lines of insurance and, as a result, reduce our commissions and fees and profitability. Such failures or insurance withdrawals on the part of our Insurance Company Partners could occur for any number of reasons, including large unexpected payouts related to climate change or other emerging risk areas.

Regulations affecting Insurance Company Partners with which we place insurance affect how we conduct our operations.

Our Insurance Company Partners are also regulated by state departments of insurance for solvency issues and are subject to reserve requirements. We cannot guarantee that all Insurance Company Partners with which we do business comply with regulations instituted by state departments of insurance. We may need to expend resources to address questions or concerns regarding our relationships with these Insurance Company Partners, which diverts management resources away from business operations.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose clients and our business, financial condition and results of operations may be negatively affected.

The business of providing insurance products and services is highly competitive and we expect competition to intensify. We compete for clients on the basis of reputation, client service, program and product offerings and our ability to tailor products and services to meet the specific needs of a client.

We actively compete with numerous integrated financial services organizations as well as insurance companies and brokers, producer groups, individual insurance agents, investment management firms, independent financial planners and broker-dealers. Competition may reduce the fees that we can obtain for services provided, which would have an adverse effect on commissions and fees and margins. Many of our competitors have greater financial and marketing resources than we do and may be able to offer products and services that we do not currently offer and may not offer in the future. To the extent that banks, securities firms, insurance companies’ affiliates and the financial services industry may experience further consolidation, we may experience increased competition from insurance companies and the financial services industry, as a growing number of larger financial institutions increasingly, and aggressively, offer a wider variety of financial services, including insurance intermediary services. In addition, a number of insurance companies are engaged in the direct sale of insurance, primarily to individuals, and do not pay commissions to brokers.

In addition, new competitors, alliances among competitors or mergers of competitors could emerge and gain significant market share, and some of our competitors may have or may develop a lower cost structure, adopt more aggressive pricing policies or provide services that gain greater market acceptance than the services that we offer or develop. Competitors may be able to respond to the need for technological changes and innovate faster, or price their services more aggressively. They may also compete for skilled professionals, finance acquisitions, fund internal growth and compete for market share more effectively than we do. To respond to increased competition and pricing pressure, we may have to lower the cost of our services or decrease the level of services provided to clients, which could have an adverse effect on our business, financial condition and results of operations.

Some of our competitors may be able to sustain the costs of litigation more effectively than we can because they have substantially greater resources. In the event that any of such competitors initiates litigation against us, such litigation, even if without merit, could be time-consuming and costly to defend and may divert management’s attention and resources away from our business and adversely affect our business, financial condition and results of operations.

Similarly, any increase in competition due to new legislative or industry developments could adversely affect us. These developments include:

•	increased capital-raising by insurance companies, which could result in new capital in the industry, which in turn may lead to lower insurance premiums and commissions;

•	insurance companies selling insurance directly to the insured without the involvement of a broker or other intermediary;

•	changes in our business compensation model as a result of regulatory developments;

•

federal and state governments establishing programs to provide property insurance in catastrophe-prone areas or other alternative market types of coverage that compete with, or completely replace, insurance products offered by insurance companies; and

•

increased competition from new market participants such as banks, accounting firms, consulting firms and Internet or other technology firms offering risk management, insurance brokerage services or new distribution channels for insurance, such as payroll firms.

New competition as a result of these or other competitive or industry developments could cause the demand for our products and services to decrease, which could in turn adversely affect our business, financial condition and results of operations.

E&O claims may negatively affect our business, financial condition and results of operations.

We have significant insurance agency and brokerage operations, and are subject to claims and litigation in the ordinary course of business resulting from alleged and actual E&O in placing insurance and rendering coverage advice. These activities involve substantial amounts of money. Since E&O claims against us may allege our liability for all or part of the amounts in question, claimants may seek large damage awards. These claims can involve significant defense costs. E&O could include failure to, whether negligently or intentionally, place coverage on behalf of clients, provide our Insurance Company Partners with complete and accurate information relating to the risks being insured or appropriately apply funds that we hold on a fiduciary basis. It is not always possible to prevent or detect E&O, and the precautions we take may not be effective in all cases.

We have E&O insurance coverage to protect against the risk of liability resulting from our alleged and actual E&O. Prices for this insurance and the scope and limits of the coverage terms available depend on our claims history as well as market conditions that are outside of our control. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages or whether our E&O insurance will cover such claims.

In establishing liabilities for E&O claims, we utilize case level reviews by outside counsel and an internal analysis to estimate potential losses. The liability is reviewed annually and adjusted as developments warrant. Given the unpredictability of E&O claims and of litigation that could flow from them, it is possible that an adverse outcome in a particular matter could have a material adverse effect on our results of operations, financial condition or cash flow in a given quarterly or annual period.

Our business depends on information processing systems. Security or data breaches of our information processing systems may hurt our business, financial condition and results of operations.

Our ability to provide insurance services to clients and to create and maintain comprehensive tracking and reporting of client accounts depends on our capacity to store, retrieve and process data, manage significant databases and expand and periodically upgrade our information processing capabilities. As our operations evolve, we will need to continue to make investments in new and enhanced information systems. As our information system providers revise and upgrade their hardware, software and equipment technology, we may encounter difficulties integrating these new technologies into our business. Interruption or loss of our information processing capabilities or adverse consequences from implementing new or enhanced systems could have a material adverse effect on our business, financial condition and results of operations.

In the course of providing financial services, we may electronically store or transmit personally identifiable information, such as social security numbers or credit card or bank information, of clients or employees of clients. Breaches in data security or infiltration of our network security by unauthorized persons could cause interruptions in operations and damage to our reputation. While we maintain policies, procedures and technological safeguards designed to protect the security and privacy of this information, we cannot entirely eliminate the risk of improper access to or disclosure of personally identifiable information nor the related costs we incur to mitigate the consequences from such events. Privacy laws and regulations are matters of growing public concern and are continuously changing in the states in which we operate. The failure to adhere to or successfully implement procedures to respond to these regulations could result in legal liability or impairment to our reputation.

Further, despite security measures taken, our systems may be vulnerable to physical break-ins, unauthorized access, viruses or other disruptive problems. If our systems or facilities were infiltrated or damaged, our clients could experience data loss, financial loss and significant business interruption leading to a material adverse effect on our business, financial condition and results of operations. We may be required to expend significant additional resources to modify protective measures, to investigate and remediate vulnerabilities or other exposures or to make required notifications.

We rely on the availability and performance of information technology services provided by third parties.

While we maintain some of our critical information technology systems, we also depend on third-party service providers to provide important information technology services relating to, among other things, agency management services, sales and service support, electronic communications and certain finance functions. If the service providers to which we outsource these functions do not perform effectively, we may not be able to achieve the expected cost savings and may have to incur additional costs to correct errors made by such service providers. Depending on the function involved, such errors may also lead to business disruption, processing inefficiencies, the loss of or damage to intellectual property through a security breach, the loss of sensitive data through a security breach, or otherwise. While we or any third-party service provider has not experienced any significant disruption, failure or breach impacting our information technology systems, any such disruption, failure or breach could adversely affect our business, financial condition and results of operations.

Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Should we experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of personnel, office facilities, and the proper functioning of computer, telecommunication and other related systems and operations. We could potentially lose client data or experience material adverse interruptions to our operations or delivery of services to clients in a disaster recovery scenario.

If we are unable to apply technology effectively in driving value for our clients through technology-based solutions or gain internal efficiencies through the application of technology and related tools, our results of operations, client relationships, growth and compliance programs could be adversely affected.

Our future success depends, in part, on our ability to anticipate and respond effectively to the threat of digital disruption and other technology change. We must also develop and implement technology solutions and technical expertise among our employees that anticipate and keep pace with rapid and continuing changes in technology, industry standards, client preferences and control standards. We may not be successful in anticipating or responding to these developments on a timely and cost-effective basis, and our ideas may not be accepted in the marketplace. Additionally, the effort to gain technological expertise and develop new technologies in our business may require us to incur significant expenses. If we cannot develop or implement new technologies as quickly as our competitors, or if our competitors develop more cost-effective technologies or product offerings, we could experience a material adverse effect on our results of operations, client relationships, growth and compliance programs.

Damage to our reputation could have a material adverse effect on our business.

Our reputation is one of our key assets. We advise our clients on and provide services related to a wide range of subjects and our ability to attract and retain clients depends greatly on the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these or other matters, including our association with clients or business partners who themselves have a damaged reputation, or from actual or alleged conduct by us or our employees, could damage our reputation. Any resulting erosion of trust and confidence among existing and potential clients, regulators and other parties important to the success of our business could make it difficult for us to attract new clients and maintain existing ones, which could have a material adverse effect on our business, financial condition and results of operations.

Our inability to retain or hire qualified employees, as well as the loss of any of our executive officers, could negatively impact our ability to retain existing business and generate new business.

Our success depends on our ability to attract and retain skilled and experienced personnel. There is significant competition from within the insurance industry and from businesses outside the industry for exceptional employees, especially in key positions. If we are not able to successfully attract, retain and motivate our employees, our business, financial condition, results of operations and reputation could be materially and adversely affected.

If any of our key professionals were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. Certain of our key personnel are prohibited by contract from soliciting our employees and clients and from competing in our industry in any state in which we conduct or actively plan to conduct business at the time of the employee’s termination for a period of up to five years following termination of employment with us. However, there can be no assurance that we will be successful in enforcing these contracts.

In addition, we could be adversely affected if we fail to adequately plan for the succession of our senior leaders, including our founders and key executives. In particular, our future success depends substantially on the continued service of our co-founder and Chairman, Lowry Baldwin, and our Chief Executive Officer, Trevor Baldwin. Although we operate with a decentralized management system, the loss of our senior managers or other key personnel, including the legacy management of certain joint ventures or acquired subsidiaries, or our inability to continue to identify, recruit and retain such personnel, could materially and adversely affect our business, financial condition and results of operations.

The occurrence of natural or man-made disasters could result in declines in business and increases in claims that could adversely affect our financial condition, results of operations and cash flows.

We are exposed to various risks arising out of natural disasters, including earthquakes, hurricanes, fires, floods, landslides, tornadoes, typhoons, tsunamis, hailstorms, explosions, climate events or weather patterns and pandemic health events, as well as man-made disasters, including acts of terrorism, military actions, cyber-terrorism, explosions and biological, chemical or radiological events. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business and increased claims from those areas. They could also result in reduced underwriting capacity of our Insurance Company Partners, making it more difficult for our agents to place business. Disasters also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our ordinary business operations. Any increases in loss ratios due to natural or man-made disasters could impact our contingent commissions, which are primarily driven by both growth and profitability metrics.

A natural or man-made disaster also could disrupt the operations of our counterparties or result in increased prices for the products and services they provide to us. Finally, a natural or man-made disaster could increase the incidence or severity of E&O claims against us.

See “Risk factors—Because our business is highly concentrated in the Southeastern United States, adverse economic conditions, natural disasters or regulatory changes in this region could adversely affect our financial condition.”

Non-compliance with or changes in laws, regulations or licensing requirements applicable to us could restrict our ability to conduct our business.

The industry in which we operate is subject to extensive regulation. We are subject to regulation and supervision both federally and in each applicable local jurisdiction. In general, these regulations are designed to protect clients and the insured and to protect the integrity of the financial markets, rather than to protect stockholders or creditors. Our ability to conduct business in these jurisdictions depends on our compliance with the rules and regulations promulgated by federal, state and other regulatory and self-regulatory authorities. Failure to comply with regulatory requirements, or changes in regulatory requirements or interpretations, could result in actions by regulators, potentially leading to fines and penalties, adverse publicity and damage to our reputation in the marketplace. There can be no assurance that we will be able to adapt effectively to any changes in law. In extreme cases, revocation of a subsidiary’s authority to do business in one or more jurisdictions could result from failure to comply with regulatory requirements. In addition, we could face lawsuits by clients, the insured and other parties for alleged violations of certain of these laws and regulations. It is difficult to predict whether changes resulting from new laws and regulations will affect the industry or our business and, if so, to what degree.

Employees and principals who engage in the solicitation, negotiation or sale of insurance, or provide certain other insurance services, generally are required to be licensed individually. Insurance and laws and regulations govern whether licensees may share commissions with unlicensed entities and individuals. We believe that any payments we make to third parties are in compliance with applicable laws. However, should any regulatory agency take a contrary position and prevail, we will be required to change the manner in which we pay fees to such employees or principals or require entities receiving such payments to become registered or licensed.

State insurance laws grant supervisory agencies, including state departments of insurance, broad administrative authority. State insurance regulators and the National Association of Insurance Commissioners continually review existing laws and regulations, some of which affect our business. These supervisory agencies regulate many aspects of the insurance business, including, the licensing of insurance brokers and agents and other insurance intermediaries, the handling of third-party funds held in a fiduciary capacity and trade practices, such as marketing, advertising and compensation arrangements entered into by insurance brokers and agents.

Federal, state and other regulatory and self-regulatory authorities have focused on, and continue to devote substantial attention to, the insurance industry as well as to the sale of products or services to seniors. Regulatory review or the issuance of interpretations of existing laws and regulations may result in the enactment of new laws and regulations that could adversely affect our operations or our ability to conduct business profitably. We are unable to predict whether any such laws or regulations will be enacted and to what extent such laws and regulations would affect our business.

The marketing and sale of Medicare plans are subject to numerous, complex and frequently changing laws and regulations, and non-compliance or changes in laws and regulations could harm our business, results of operations and financial condition.

The marketing and sale of Medicare plans are subject to numerous laws, regulations and guidelines at the federal and state level. The marketing and sale of Medicare Advantage and Medicare Part D prescription drug plans are principally regulated by the Centers for Medicare and Medicaid Services, or CMS. The marketing and sale of Medicare Supplement plans are principally regulated on a state-by-state basis by state departments of insurance. The laws and regulations applicable to the marketing and sale of Medicare plans are numerous, ambiguous and complex, and, particularly with respect to regulations and guidance issued by CMS for Medicare Advantage and Medicare Part D prescription drug plans, change frequently. The telephone calls on which we enroll individuals into Medicare Advantage and Medicare Part D prescription drug plans are required to be recorded. Health insurance companies audit these recordings for compliance and listen to them in connection with their investigation of complaints. In addition, Medicare eligible individuals may receive a special election period and the ability to change Medicare Advantage and Medicare Part D prescription drug plans outside the Medicare annual enrollment period in the event that the sale of the plan was not in accordance with CMS rules and guidelines. Given CMS’s scrutiny of Medicare product health insurance companies and the responsibility of the health insurance companies for actions that we take, health insurance companies may terminate our relationship with them or take other corrective action if our Medicare product sales, marketing and operations are not in compliance or give rise to too many complaints. The termination of our relationship with health insurance companies for this reason would reduce the products we are able to offer, could result in the loss of commissions for past and future sales and would otherwise harm our business, results of operations and financial condition.

As a result of the laws, regulations and guidelines relating to the sale of Medicare plans, we have altered, and likely will have to continue to alter, our websites and sales process to comply with several requirements that are not applicable to our sale of non-Medicare-related health insurance plans. For instance, many aspects of our online platforms and our marketing material and processes, as well as changes to these platforms, materials and processes, including call center scripts, must be filed on a regular basis with CMS and reviewed and approved by health insurance companies in light of CMS requirements. In addition, certain aspects of our Medicare plan marketing partner relationships have been in the past, and will be in the future, subjected to CMS and health insurance company review. Changes to the laws, regulations and guidelines relating to Medicare plans, their interpretation or the manner in which they are enforced could be incompatible with these relationships, our platforms or our sale of Medicare plans, which could harm our business, results of operations and financial condition.

Due to changes in CMS guidance or enforcement or interpretation of existing guidance applicable to our marketing and sale of Medicare products, or as a result of new laws, regulations and guidelines, CMS, state departments of insurance or health insurance companies may determine to object to or not to approve aspects of our online platforms or marketing material and processes and may determine that certain existing aspects of our Medicare-related business are not in compliance. As a result, the progress of our Medicare operations could be slowed or we could be prevented from operating aspects of our Medicare commissions and fees generating activities altogether, which would harm our business, results of operations and financial condition, particularly if it occurred during the Medicare annual enrollment period.

If our ability to enroll individuals during enrollment periods is impeded, our business will be harmed.

It is difficult for the health insurance Risk Advisors we employ and our systems and processes to handle the increased volume of health insurance transactions that occur in a short period of time during the healthcare reform annual open enrollment period and the Medicare annual enrollment period. We hire additional employees on a temporary or seasonal basis in a limited period of time to address the expected increase in the volume of health insurance transactions during the Medicare annual enrollment period. We must ensure that our health insurance Risk Advisors and those of outsourced call centers are timely licensed, trained and certified and have the appropriate authority to sell health insurance in a number of states and for a number of different health insurance companies. We depend on our own employees, state departments of insurance, government exchanges and health insurance companies for licensing, certification and appointment. If our ability to market and sell Medicare-related health insurance and individual and family health insurance is constrained during an enrollment period for any reason, such as technology failures, reduced allocation of resources, any inability to timely employ, license, train, certify and retain our employees and our contractors and their health insurance Risk Advisors to sell health insurance, interruptions in the operation of our website or systems or issues with government-run health insurance exchanges, we could acquire fewer members, suffer a reduction in our membership and our business, results of operations and financial condition could be harmed.

We may not be able to successfully identify and acquire Partners or integrate Partners into our company, and we may become subject to certain liabilities assumed or incurred in connection with our Partnerships that could harm our business, results of operations and financial condition.

Strategic acquisitions to complement and expand our business, which we refer to as Partnerships, have been and will likely remain an important part of our competitive strategy. If we are unable to identify and complete acquisitions, or if we are inefficient or unsuccessful at integrating any Partner into our operations, we may not be able to achieve our planned rates of growth or improve our market share, profitability or competitive position in specific markets or services. The process of integrating a Partner has created, and will continue to create, operating difficulties. The risks we face include:

•	diversion of management time and focus from operating our core business to acquisition integration challenges;

•	excessive costs of deploying our business support and financial management tools in acquired companies;

•	failure to successfully integrate the Partner into our operations, including cultural challenges associated with integrating and retaining employees;

•	failure to achieve anticipated efficiencies and/or benefits, including through the loss of key clients or personnel of the Partner; and

•	failure to realize our strategic objectives for the Partner or further develop the Partner.

Although we conduct due diligence in connection with each of our Partnerships, there may be liabilities that we fail to discover, that we inadequately assess or that are not properly disclosed to us. In particular, to the extent that any Partner (i) failed to comply with or otherwise violated applicable laws or regulations, (ii) failed to fulfill contractual obligations to clients or (iii) incurred material liabilities or obligations to clients that are not identified during the diligence process, we, as the successor owner, may be financially responsible for these violations, failures and liabilities and may suffer financial and/or reputational harm or otherwise be adversely affected. In addition, as part of a Partnership, we may assume responsibilities and obligations of the Partner pursuant to the terms and conditions of agreements entered by the acquired entity that are not consistent with the terms and conditions that we typically accept and require. We also may be subject to litigation or other claims in connection with a Partner, including claims from employees, clients, stockholders or other third parties. Any material liabilities we incur that are associated with our Partnerships could harm our business, results of operations and financial condition.

We cannot predict or guarantee that we will successfully identify suitable acquisition candidates, consummate any Partnership or integrate any Partner. Any failure to do so could have an adverse impact on our business, results of operations and financial condition.

See “Management’s discussion and analysis of financial condition and results of operations—Acquisitions” for further discussion of our strategic acquisitions.

An impairment of goodwill could have a material adverse effect on our financial condition and results of operations.

When we acquire Partners we record goodwill and other intangible assets. As of December 31, 2018, goodwill represented approximately 47% of our total assets. Goodwill is not amortized and is subject to assessment for impairment at least annually. The identification and measurement of goodwill impairment involves the estimation of the fair value of our reporting units. We compare the fair value of each reporting unit with its carrying amount to determine if there is potential impairment of goodwill. Management reviews the carrying value attributed to each reporting unit at least annually to determine if the facts and circumstances suggest that there is impairment.

We may in the future be required to take additional goodwill or other asset impairment charges. Any such non-cash charges could have a material adverse effect on our financial condition and results of operations.

In connection with the implementation of our corporate strategies, we face risks associated with the entry into new lines of business and the growth and development of these businesses.

From time to time, either through acquisitions or internal development, we may enter new lines of business or offer new products and services within existing lines of business. These new lines of business or new products and services may present additional risks, particularly in instances where the markets are not fully developed. Such risks include the investment of significant time and resources; the possibility that these efforts will not be successful; the possibility that the marketplace does not accept our products or services, or that we are unable to retain clients that adopt our new products or services; and the risk of additional liabilities associated with these efforts. Other risks include developing knowledge of and experience in the new lines of business, integrating the Partner into our systems and culture, recruiting professionals and developing and capitalizing on new relationships with experienced market participants. External factors, such as compliance with new or revised regulations, competitive alternatives and shifting market preferences may also impact the successful implementation of a new line of business. Failure to manage these risks in the acquisition or development of new businesses could materially and adversely affect our business, financial condition and results of operations. In addition, if we dispose of or otherwise exit certain businesses, there can be no assurance that we will not incur certain disposition-related charges, or that we will be able to reduce overhead related to the divested assets.

We have debt outstanding that could adversely affect our financial flexibility and subjects us to restrictions and limitations that could significantly impact our ability to operate our business.

As of December 31, 2018, we had total consolidated debt outstanding of approximately $72.8 million, collateralized by substantially all the Company’s assets, including all equity securities of each of the Company’s subsidiaries. In the year ending December 31, 2017, we had debt servicing costs of $1.9 million, all of which was attributable to interest. In the year ending December 31, 2018, we had debt servicing costs of $6.6 million, all of which was attributable to interest. We intend to cause Baldwin Risk Partners, LLC to use a portion of the proceeds of the sale to us of LLC Units that we purchase with the proceeds of this offering to repay $77.5 million of our outstanding indebtedness, including all of our outstanding indebtedness under the Villages Credit Agreement.

The level of debt we have outstanding during any period could adversely affect our financial flexibility. We also bear risk at the time debt matures. Our ability to make interest and principal payments, to refinance our debt obligations and to fund our planned capital expenditures will depend on our ability to generate cash from operations. Our ability to generate cash from operations is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, such as an environment of rising interest rates. The need to service our indebtedness will also reduce our ability to use cash for other purposes, including working capital, dividends to stockholders, acquisitions, capital expenditures, share repurchases and general corporate purposes. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions and investments, any of which could impede the implementation of our business strategy or prevent us from entering into transactions that would otherwise benefit our business. Additionally, we may not be able to effect such actions, if necessary, on favorable terms, or at all. We may not be able to refinance any of our indebtedness on favorable terms, or at all.

The Cadence Credit Agreement, which will remain outstanding after this offering, contains covenants that, among other things, restrict our ability to make certain restricted payments, incur additional debt, engage in certain asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change our business or make investments and require us to comply with certain financial covenants. The restrictions in the Cadence Credit Agreement governing our debt may prevent us from taking actions that we believe would be in the best interest of our business and our stockholders and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional or more restrictive covenants that could affect our financial and operational flexibility, including our ability to pay dividends. We cannot make any assurances that we will be able to refinance our debt or obtain additional financing on terms acceptable to us, or at all. A failure to comply with the restrictions under the Cadence Credit Agreement could result in a default under the financing obligations or could require us to obtain waivers from our lenders for failure to comply with these restrictions. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could cause our obligations with respect to our debt to be accelerated and have a material adverse effect on our business, financial condition and results of operations. In 2017, the United Kingdom’s Financial Conduct Authority announced that it will stop requiring banks to report the interbank transactions that are used to calculate the London Interbank Offered Rate, or LIBOR. To address the transition away from LIBOR, the Cadence Credit Agreement provides for an agreed-upon methodology to amend such agreements to substitute LIBOR with a replacement rate upon notice by the agent if the agent determines that adequate and reasonable means do not exist for determining LIBOR, provided that if such event is greater than a period of 90 days or certain other circumstances within the Cadence Credit Agreement apply, then such alternate rate must either be generally recognized in the marketplace as the replacement for LIBOR or be reasonably selected by the agent and reasonably acceptable to Baldwin Risk Partners, LLC, provided further that the all-in interest rate for any replacement index is substantially equivalent to the all-in interest rate pursuant to any of Baldwin Risk Partners, LLC hedging agreements in effect at such time in respect of interest rates. However, there is no guarantee that any such replacement rate would be agreed upon by the applicable agents and lenders or that such consents would be obtained, and in such event we would be required to pay a rate of interest higher than expected on the amount owed under such agreements where the interest rate is subject to LIBOR.

Because our business is highly concentrated in the Southeastern United States, adverse economic conditions, natural disasters or regulatory changes in this region could adversely affect our financial condition.

A significant portion of our business is concentrated in the Southeastern U.S. The insurance business is primarily a state-regulated industry, and therefore state legislatures may enact laws that adversely affect the insurance industry. Because our business is concentrated in the Southeastern U.S., we face greater exposure to unfavorable changes in regulatory conditions in that region than insurance intermediaries whose operations are more diversified through a greater number of states. In addition, the occurrence of adverse economic conditions, natural or other disasters, or other circumstances specific to or otherwise significantly impacting these states could adversely affect our financial condition, results of operations and cash flows. We are susceptible to losses and interruptions caused by hurricanes (particularly in Florida, where our headquarters and several offices are located), earthquakes, power shortages, telecommunications failures, water shortages, floods, fire, extreme weather conditions, geopolitical events, such as terrorist acts, and other natural or man-made disasters. Hurricanes in particular may have an outsized impact on the insurance industry. Our insurance coverage with respect to natural disasters is limited and is subject to deductibles and coverage limits.

Such coverage may not be adequate, or may not continue to be available at commercially reasonable rates and terms. We expect to grow our footprint throughout the country.

The recently enacted tax reform bill could affect our business and financial condition.

On December 22, 2017, the Tax Cuts and Jobs Act, or the Tax Act, significantly revised U.S. federal corporate income tax law by, among other things, reducing the U.S. federal corporate income tax rate to 21%, limiting the tax deduction for interest expense to 30% of adjusted taxable income, allowing immediate expensing for certain new investments, and, effective for net operating losses arising in taxable years beginning after December 31, 2017, eliminating net operating loss carrybacks, permitting indefinite net operating loss carryforwards, and limiting the use of net operating loss carryforwards to 80% of current year taxable income.

There are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions in the Tax Act. In the absence of guidance on these issues, we will use what we believe are reasonable interpretations and assumptions in interpreting and applying the Tax Act for purposes of determining our cash tax liabilities and results of operations, which may change as we receive additional clarification and implementation guidance and as the interpretation of the Tax Act evolves over time. It is possible that the Internal Revenue Service, or IRS, could issue subsequent guidance or take positions on audit that differ from the interpretations and assumptions that we previously made, which could have a material adverse effect on our cash tax liabilities, results of operations and financial condition.

We derive a significant portion of our commissions and fees from a limited number of our Insurance Company Partners, the loss of which would result in additional expense and loss of market share.

For the year ended December 31, 2018, five Insurance Company Partners accounted for 25% of our total core commissions with no single Insurance Company Partner accounting for over 10% of our total core commissions. Should any of these Insurance Company Partners seek to terminate its arrangements with us, we could be forced to move our business to another Insurance Company Partner and some additional expense and loss of market share could possibly result.

Our business may be harmed if we lose our relationships with Insurance Company Partners, fail to maintain good relationships with Insurance Company Partners, become dependent upon a limited number of Insurance Company Partners or fail to develop new Insurance Company Partner relationships.

Our business typically enters into contractual agency relationships with Insurance Company Partners that are sometimes unique to Baldwin Risk Partners, but nonexclusive and terminable on short notice by either party for any reason. In many cases, Insurance Company Partners also have the ability to amend the terms of our agreements unilaterally on short notice. Our Insurance Company Partners may be unwilling to allow us to sell their existing or new insurance products or may amend our agreements with them, for a variety of reasons, including for competitive or regulatory reasons or because of a reluctance to distribute their products through our platform. Our Insurance Company Partners may decide to rely on their own internal distribution channels, choose to exclude us from their most profitable or popular products, or decide not to distribute insurance products in individual markets in certain geographies or altogether. The termination or amendment of our relationship with an Insurance Company Partner could reduce the variety of insurance products we offer. We also could lose a source of, or be paid reduced commissions for, future sales and could lose renewal commissions for past sales. Our business could also be harmed if we fail to develop new Insurance Company Partner relationships.

In the future, it may become necessary for us to offer insurance products from a reduced number of Insurance Company Partners or to derive a greater portion of our commissions and fees from a more concentrated number of Insurance Company Partners as our business and the insurance industry evolve. Should our dependence on a smaller number of Insurance Company Partners increase, whether as a result of the termination of Insurance Company Partner relationships, Insurance Company Partner consolidation or otherwise, we may become more vulnerable to adverse changes in our relationships with our Insurance Company Partners, particularly in states where we offer insurance products from a relatively small number of Insurance Company Partners or where a small number of insurance companies dominate the market. The termination, amendment or consolidation of our relationship with our Insurance Company Partners could harm our business, financial condition and results of operations.

We rely on third parties to perform key functions of our business operations, enabling our provision of services to our clients. These third parties may act in ways that could harm our business.

We rely on third parties, and in some cases subcontractors, to provide services, data, and information, such as technology, information security, funds transfers, data processing and administration and support functions, that are critical to our business operations. These third parties include correspondents, agents and other brokerage and intermediaries, insurance markets, data providers, plan trustees, payroll service providers, benefits administrators, software and system vendors, health plan providers, investment managers and providers of human resources, among others. As we do not fully control the actions of these third parties, we are subject to the risk that their decisions, actions or inactions may adversely impact us and replacing these service providers could create significant delays and expenses. A failure by third parties to comply with service level agreements or regulatory or legal requirements in a high-quality and timely manner, particularly during periods of our peak demand for their services, could result in economic and reputational harm to us. In addition, we face risks as we transition from in-house functions to third-party support functions and providers that there may be disruptions in service or other unintended results that may adversely affect our business operations. These third parties face their own technology, operating, business, and economic risks, and any significant failures by them, including the improper use or disclosure of our confidential client, employee, or company information, could cause harm to our reputation. An interruption in or the cessation of service by any service provider as a result of systems failures, cybersecurity incidents, capacity constraints, financial difficulties, or for any other reason could disrupt our operations, impact our ability to offer certain products and services, and result in contractual or regulatory penalties, liability claims from clients, or employees, damage to our reputation, and harm to our business.

If we fail to manage future growth effectively, our business could be materially adversely affected.

We have experienced rapid growth. This growth has placed significant demands on management and our operational infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, while maintaining the beneficial aspects of our company culture. If we do not manage the growth of our business and operations effectively, the quality of our services and efficiency of our operations could suffer and we may not be able to execute on our business plan, which could harm our brand, results of operations and overall business.

Our corporate culture has contributed to our success, and if we cannot maintain this culture, or if we experience a change in management, management philosophy or business strategy, our business may be harmed.

We believe that a significant contributor to our success has been our entrepreneurial and sales-oriented culture, as outlined in the Azimuth, our corporate constitution. As we grow, including from the integration of employees and businesses acquired in connection with previous or future acquisitions, we may find it difficult to maintain important aspects of our corporate culture, which could negatively affect our profitability and/or our ability to retain and recruit people of the highest integrity and quality who are essential to our future success. We may face pressure to change our culture as we grow, particularly if we experience difficulties in attracting competent personnel who are willing to embrace our culture. In addition, as our organization grows and we are required to implement more complex organizational structures, or if we experience a change in management, management philosophy or business strategy, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture, such as our Partnership operating model, which could negatively impact our future success.

Our results may be adversely affected by changes in the mode of compensation in the insurance industry.

In the past, state regulators have scrutinized the manner in which insurance brokers are compensated. For example, the Attorney General of the State of New York brought charges against members of the insurance brokerage community. These actions have created uncertainty concerning longstanding methods of compensating insurance brokers. Given that the insurance brokerage industry has faced scrutiny from regulators in the past over its compensation practices, and the transparency and discourse to clients regarding brokers’ compensation, it is possible that regulators may choose to revisit the same or other practices in the future. If they do so, compliance with new regulations along with any sanctions that might be imposed for past practices deemed improper could have an adverse impact on our future results of operations and inflict significant reputational harm on our business.

Efforts to reduce healthcare costs and alter healthcare financing practices could adversely affect our business.

The U.S. healthcare industry is subject to increased governmental regulation at both the federal and state levels. Certain proposals have been made at the federal and state government levels in an effort to control healthcare costs, including proposing to lower reimbursement under the Medicare program. These proposals include “single payor” government funded healthcare and price controls on prescription drugs. If these or similar efforts are successful, our business and operations could be materially adversely affected. In addition, changing political, economic and regulatory influences may affect healthcare financing and reimbursement practices. If the current healthcare financing and reimbursement system changes significantly, our business could be materially adversely affected. Congress periodically considers proposals to reform the U.S. healthcare system such as the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act in 2010. Our Insurance Company Partners may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of services that we provide. We cannot predict what effect, if any, these proposals may have on our business. Other legislative or market-driven changes in the healthcare system that we cannot anticipate could also materially adversely affect our consolidated results of operations, consolidated financial position and/or consolidated cash flow from operations.

Certain of our results of operations and financial metrics may be difficult to predict as a result of seasonality.

The insurance brokerage market is seasonal with transactional activity peaking around quarter end and year end where our clients are businesses and away from holidays where our clients are individuals, of each year. Our results of operations are somewhat affected by these seasonal trends. Our Adjusted EBITDA margins may be lower in the fourth quarter and higher in the first two quarters due primarily to the impact of contingent payments from Insurance Company Partners that we cannot readily estimate without the risk of significant reversal and a higher degree of renewals in Medicare and certain Middle Market lines of business such as employee benefits and commercial in the first quarter. To the extent we experience this seasonality, it may cause fluctuations in our results of operations and financial metrics and make forecasting our future results of operations and financial metrics more difficult.

Risks relating to intellectual property and cybersecurity

Our business depends on a strong brand, and any failure to maintain, protect and enhance our brand would hurt our ability to grow our business, particularly in new markets where we have limited brand recognition.

We have developed a strong brand that we believe has contributed significantly to the success of our business. Maintaining, protecting and enhancing the “Baldwin Risk Partners,” “Baldwin Krystyn Sherman Partners” and “Insight Beyond Insurance” brands is critical to growing our business, particularly in new markets where we have limited brand recognition. If we do not successfully build and maintain a strong brand, our business could be materially harmed. Maintaining and enhancing the quality of our brand may require us to make substantial investments in areas such as marketing, community relations, outreach and employee training. We actively engage in advertisements, targeted promotional mailings and email communications, and engage on a regular basis in public relations and sponsorship activities. These investments may be substantial and may fail to encompass the optimal range of traditional, online and social advertising media to achieve maximum exposure and benefit to our brand.

Infringement, misappropriation or dilution of our intellectual property could harm our business.

We believe that our “Baldwin Risk Partners,” “Baldwin Krystyn Sherman Partners” and “Insight Beyond Insurance” trademarks have significant value and that these and other intellectual property are valuable assets that are critical to our success. Unauthorized uses or other infringement of our trademarks or service marks could diminish the value of our brand and may adversely affect our business. Effective intellectual property protection may not be available in every market. Failure to adequately protect our intellectual property rights could damage our brand and impair our ability to compete effectively. Even where we have effectively secured statutory protection for our trademarks and other intellectual property, our competitors and other third parties may misappropriate our intellectual property, and in the course of litigation, such competitors and other third parties occasionally attempt to challenge the breadth of our ability to prevent others from using similar marks or designs. If such challenges were to be successful, less ability to prevent others from using similar marks or designs may ultimately result in a reduced distinctiveness of our brand in the minds of consumers. Defending or enforcing our trademark rights, branding practices and other intellectual property could result in the expenditure of significant resources and divert the attention of management, which in turn may materially and adversely affect our business and results of operations, even if such defense or enforcement is ultimately successful. Even though competitors occasionally may attempt to challenge our ability to prevent infringers from using our marks, we are not aware of any challenges to our right to use any of our brand names or trademarks.

Failure to protect or enforce our intellectual property rights, or allegations that we have infringed on the intellectual property rights of others, could harm our reputation, ability to compete effectively, business, financial condition and results of operations.

To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, Colleagues, clients, Partners and others. However, the protective steps that we take may be inadequate to deter misappropriation of our proprietary information or infringement of our intellectual property. In addition, we may be unable to detect the unauthorized use of our intellectual property rights. Failure to protect our intellectual property adequately could harm our reputation and affect our ability to compete effectively. In addition, even if we initiate litigation against third parties, such as infringement suits, we may not prevail.

Meanwhile, third parties may assert intellectual property rights claims against us, which may be costly to defend, could require the payment of damages and could limit our ability to use or offer certain technologies, products or other intellectual property. Any intellectual property claims, with or without merit, could be expensive, take significant time and divert management’s attention from other business concerns. Successful challenges against us could require us to modify or discontinue our use of technology or business processes where such use is found to infringe or violate the rights of others, or require us to purchase licenses from third parties, any of which could adversely affect our business, financial condition and results of operations.

Improper disclosure of confidential, personal or proprietary data, whether due to human error, misuse of information by employees or vendors, or as a result of cyberattacks, could result in regulatory scrutiny, legal liability or reputational harm, and could have an adverse effect on our business or operations.

We maintain confidential, personal and proprietary information relating to our company, our employees and our clients. This information includes personally identifiable information, protected health information, such as information regarding the medical history of clients, and financial information. We are subject to laws and regulations relating to the collection, use, retention, security and transfer of this information. These laws apply to transfers of information among our affiliates, as well as to transactions we enter into with third-party vendors.

Cybersecurity breaches, such as computer viruses, unauthorized parties gaining access to our information technology systems and similar incidents could disrupt the security of our internal systems and business applications, impair our ability to provide services to our clients and protect the privacy of their data, compromise confidential business information, result in intellectual property or other confidential or proprietary information being lost or stolen, including client, employee or company data, which could harm our competitive position or otherwise adversely affect our business. Cyber threats are constantly evolving, which makes it more difficult to detect cybersecurity incidents, assess their severity or impact in a timely manner, and successfully defend against them.

We maintain policies, procedures and technical safeguards designed to protect the security and privacy of confidential, personal and proprietary information. Nonetheless, we cannot eliminate the risk of human error or guarantee our safeguards against employee, vendor or third-party malfeasance. It is possible that the steps we follow, including our security controls over personal data and training of employees on data security, may not prevent improper access to, disclosure of or misuse of confidential, personal or proprietary information. This could cause harm to our reputation, create legal exposure or subject us to liability under laws that protect personal data, resulting in increased costs or loss of commissions and fees.

Data privacy is subject to frequently changing laws, rules and regulations in the various jurisdictions in which we operate. For example, legislators in the U.S. are proposing new and more robust cybersecurity legislation in light of the recent broad-based cyberattacks at a number of companies. These and similar initiatives around the country could increase the cost of developing, implementing or securing our servers and require us to allocate more resources to improved technologies, adding to our information technology and compliance costs. Our failure to adhere to, or successfully implement processes in response to, changing legal or regulatory requirements in this area could result in legal liability or damage to our reputation in the marketplace.

Risks relating to our organizational structure

We are a holding company and our principal asset after completion of this offering will be our 28% ownership interest in Baldwin Risk Partners, LLC, and we are accordingly dependent upon distributions from Baldwin Risk Partners, LLC to pay dividends, if any, and taxes, make payments under the Tax Receivable Agreement and pay other expenses.

We are a holding company and, upon completion of the Reorganization Transactions and this offering, our principal asset will be our direct or indirect ownership of 28% of the outstanding LLC Units. See “Organizational structure.” We have no independent means of generating commissions and fees. As the sole managing member of Baldwin Risk Partners, LLC, we intend to cause Baldwin Risk Partners, LLC to make distributions to the holders of LLC Units and us, in amounts sufficient to (i) cover all applicable taxes payable by us and the holders of LLC Units, (ii) allow us to make any payments required under the Tax Receivable Agreement we intend to enter into as part of the Reorganization Transactions and (iii) fund dividends to our stockholders in accordance with our dividend policy, to the extent that our board of directors declares such dividends.

Deterioration in the financial conditions, earnings or cash flow of Baldwin Risk Partners, LLC and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that we need funds and Baldwin Risk Partners, LLC is restricted from making such distributions to us under applicable law or regulation, as a result of covenants in its debt agreements or otherwise, we may not be able to obtain such funds on terms acceptable to us, or at all, and, as a result, could suffer a material adverse effect on our liquidity and financial condition.

In certain circumstances, Baldwin Risk Partners, LLC will be required to make distributions to us and the other holders of LLC Units, and the distributions that Baldwin Risk Partners, LLC will be required to make may be substantial.

Under the Amended LLC Agreement, Baldwin Risk Partners, LLC will generally be required from time to time to make pro rata distributions in cash to us and the other holders of LLC Units at certain assumed tax rates in amounts that are intended to be sufficient to cover the taxes on our and the other LLC Unit holders’ respective allocable shares of the taxable income of Baldwin Risk Partners, LLC. As a result of (i) potential differences in the amount of net taxable income allocable to us and the other LLC Unit holders, (ii) the lower tax rate applicable to corporations than individuals and (iii) the favorable tax benefits that we anticipate receiving from (a) acquisitions of interests in Baldwin Risk Partners, LLC in connection with acquisitions by BRP Group, Inc. of LLC Units from Lowry Baldwin, our Chairman, and Villages Invesco in connection with this offering and future taxable redemptions or exchanges of LLC Units for shares of our Class A common stock or cash and (b) payments under the Tax Receivable Agreement, we expect that these tax distributions will be in amounts that exceed our tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, dividends, repurchases of our Class A common stock, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. No adjustments to the redemption or exchange ratio of LLC Units for shares of Class A common stock will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent that we do not distribute such excess cash as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Baldwin Risk Partners, LLC, holders of LLC Units would benefit from any value attributable to such cash balances as a result of their ownership of Class A common stock following a redemption or exchange of their LLC Units. See “Certain relationships and related party transactions—Amended LLC Agreement.”

We are controlled by the Pre-IPO LLC Members whose interests in our business may be different than yours, and certain statutory provisions afforded to stockholders are not applicable to us.

The Pre-IPO LLC Members will control approximately 72% of the combined voting power of our common stock (or 70% if the underwriters exercise their option to purchase additional shares of Class A common stock in full) after the completion of this offering and the application of the net proceeds from this offering. Further, pursuant to the Stockholders Agreement we and the Pre-IPO LLC Members will enter into, the Pre-IPO LLC Members may approve or disapprove substantially all transactions and other matters requiring approval by our stockholders, such as a merger, consolidation or sale of all or substantially all of our assets, any dissolution, liquidation or reorganization of us or our subsidiaries or any acquisition or disposition of any asset in excess of 5% of total assets, the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets (or that would cause aggregate indebtedness or guarantees thereof to exceed 10% of total assets), the issuance or redemption of certain additional equity interests in an amount exceeding $10 million, the establishment or amendment of any equity, purchase or bonus plan for the benefit of employees, consultants, officers or directors, any capital or other expenditure in excess of 5% of total assets, the declaration or payment of dividends on capital stock or distributions by Baldwin Risk Partners, LLC on LLC Units other than tax distributions as defined in the Amended LLC Agreement. Other matters requiring approval by the Pre-IPO LLC Members pursuant to the Stockholders Agreement include changing the number of directors on our board of directors, changing the jurisdiction of incorporation, changing the location of Baldwin Risk Partners, LLC’s headquarters, changing the name of Baldwin Risk Partners, LLC, amendments to governing documents, adopting a shareholder rights plan and any changes to Baldwin Risk Partners, LLC’s fiscal year or public accountants. In addition, the Stockholders Agreement will provide that approval by the Pre-IPO LLC Members is required for any changes to the strategic direction or scope of BRP Group, Inc. and Baldwin Risk Partners, LLC’s business, any acquisition or disposition of any asset or business having consideration or fair value in excess of 5% of our total assets and the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors and that, so long as Villages Invesco beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to the Voting Agreement have agreed to vote for the election of the nominee designated by Villages Invesco.

This concentration of ownership and voting power may also delay, defer or even prevent an acquisition by a third party or other change of control of our company, which could deprive you of an opportunity to receive a premium for your shares of Class A common stock and may make some transactions more difficult or impossible without the support of the Pre-IPO LLC Members, even if such events are in the best interests of minority stockholders. Furthermore, this concentration of voting power with the Pre-IPO LLC Members may have a negative impact on the price of our Class A common stock. In addition, the Pre-IPO LLC Members will have the ability to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors until the Substantial Ownership Requirement is no longer met. As a result, the Pre-IPO LLC Members may not be inclined to permit us to issue additional shares of Class A common stock, including for the facilitation of acquisitions, if it would dilute their holdings below the 10% threshold. Furthermore, if there is a change of control of the Company, we may lose the right and license to use the “Villages” brand from Villages Invesco for our business.

We cannot predict whether our dual-class structure, combined with the concentrated control of the Pre-IPO LLC Members, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell announced that it plans to require new constituents of its indexes to have greater than 5% of the company’s voting rights in the hands of public stockholders, and S&P Dow Jones announced that it will no longer admit companies with multiple-class share structures to certain of its indexes. Because of our dual-class structure, we will likely be excluded from these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. As a result, the market price of our Class A common stock could be adversely affected.

The Pre-IPO LLC Members’ interests may not be fully aligned with yours, which could lead to actions that are not in your best interests. Because the Pre-IPO LLC Members hold a majority of their economic interests in our business through Baldwin Risk Partners, LLC rather than through BRP Group, Inc., they may have conflicting interests with holders of shares of our Class A common stock. For example, the Pre-IPO LLC Members may have a different tax position from us, which could influence their decisions regarding whether and when we should dispose of assets or incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement that we will enter into in connection with this offering, and whether and when we should undergo certain changes of control for purposes of the Tax Receivable Agreement or terminate the Tax Receivable Agreement. In addition, the structuring of future transactions may take into consideration these tax or other considerations even where no similar benefit would accrue to us. Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to Baldwin Risk Partners, LLC’s federal income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from Baldwin Risk Partners LLC. If, as a result of any such audit adjustment, Baldwin Risk Partners, LLC is required to make payments of taxes, penalties and interest, Baldwin Risk Partners LLC’s cash available for distributions to us may be substantially reduced. These rules are not applicable to Baldwin Risk Partners LLC for tax years beginning on or prior to December 31, 2017. See “Certain relationships and related party transactions—Tax Receivable Agreement.” In addition, the Pre-IPO LLC Members’ significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our Class A common stock might otherwise receive a premium for your shares over the then-current market price.

For so long as the Majority Ownership Requirement is met, we have opted out of Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder for a period of three years after the interested stockholder became such unless the transaction fits within an applicable exemption, such as board approval of the business combination or the transaction which resulted in such stockholder becoming an interested stockholder. Therefore, after the 180-day lock-up period expires, the Pre-IPO LLC Members will be able to transfer control of us to a third party by transferring their shares of our common stock (subject to certain restrictions and limitations), which would not require the approval of our board of directors or our other stockholders.

Our certificate of incorporation and Stockholders Agreement will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” under Delaware law will only apply against our directors and officers and their respective affiliates for competing activities related to insurance brokerage activities. This doctrine will not apply to any business activity other than insurance brokerage activities. See “Certain relationships and related party transactions—Amended LLC Agreement.” Furthermore, the Pre-IPO LLC Members have business relationships outside of our business.

We are a “controlled company” within the meaning of the Nasdaq rules and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements that provide protection to the stockholders of companies that are subject to such corporate governance requirements.

Upon completion of this offering, a group comprised of BIGH, Lowry Baldwin, our Chairman, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief

Accounting Officer, Chris Stephens, our General Counsel, James Roche, Millennial Specialty Holdco, LLC and certain trusts established by such individuals will continue to beneficially own more than 50% of the voting power for the election of members of our board of directors and will enter into the Voting Agreement. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the Nasdaq rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain Nasdaq corporate governance requirements.

As a controlled company, we will rely on certain exemptions from the Nasdaq standards that may enable us not to comply with certain Nasdaq corporate governance requirements. Accordingly, we have opted not to implement a stand-alone nominating and corporate governance committee and our compensation committee will not be fully independent. As a consequence of our reliance on certain exemptions from the Nasdaq standards provided to “controlled companies,” you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq. See “Management—Controlled company exception.”

We will be required to pay the Pre-IPO LLC Members and any other persons that become parties to the Tax Receivable Agreement for certain tax benefits we may receive, and the amounts we may pay could be significant.

As described under “Organizational structure,” acquisitions by BRP Group, Inc. of LLC Units from Lowry Baldwin, our Chairman, and Villages Invesco in connection with this offering and future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash, as well as other transactions described herein, are expected to result in tax basis adjustments to the assets of Baldwin Risk Partners, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into the Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in BRP Group, Inc.’s assets resulting from (a) acquisitions by BRP Group, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. The payment obligations under the Tax Receivable Agreement are our obligations and not obligations of Baldwin Risk Partners, LLC.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Baldwin Risk Partners, LLC attributable to the redeemed or exchanged LLC Units, the payments that we may make to the existing Pre-IPO LLC Members could be substantial. For example, if we acquired all of the LLC Units of the Pre-IPO LLC Members in taxable transactions as of this offering, based on an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and on certain assumptions, including that (i) there are no material changes in relevant tax law and (ii) we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Tax Receivable Agreement, we expect that the resulting reduction in tax payments for us, as determined for purposes of the Tax Receivable Agreement, would aggregate to approximately $223.7 million, substantially all of which would be realized over the next 15 years, and we would be required to pay the Pre-IPO LLC Members 85% of such amount, or $190.1 million, over the same period. The actual increases in tax basis with respect to future taxable redemptions, exchanges or purchases of LLC Units, as well as the amount and timing of any payments we are required to make under the Tax Receivable Agreement in respect of the acquisition of LLC Units from Pre-IPO LLC Members in connection with this offering or future taxable redemptions, exchanges or purchases of LLC Units, may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the Tax Receivable Agreement, and the payments we will be required to make under the Tax Receivable Agreement, will each depend on a number of factors, including the market value of our Class A common stock at the time of redemption or exchange, the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the assumed combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.

Payments under the Tax Receivable Agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by Baldwin Risk Partners, LLC are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances, we could make payments to the Pre-IPO LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and we may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales or other forms of business combination, or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon a change of control, we could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the Tax Receivable Agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement depends on the ability of Baldwin Risk Partners, LLC to make distributions to us. The Cadence Credit Agreement restricts the ability of Baldwin Risk Partners, LLC to make distributions to us, which could affect our ability to make payments under the Tax Receivable Agreement. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Risks relating to ownership of our Class A common stock

There is no existing market for our Class A common stock, and we do not know if one will develop, which may cause our Class A common stock to trade at a discount from its initial public offering price and make it difficult to sell the shares you purchase.

Prior to this offering, there has not been a public market for our Class A common stock, and we cannot predict the extent to which investor interest in us will lead to the development of an active trading market on the Nasdaq, or otherwise, or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling your shares of Class A common stock at an attractive price, or at all. The initial public offering price for our Class A common stock will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell shares of our Class A common stock at prices equal to or greater than the price you paid in this offering.

Some provisions of Delaware law and our certificate of incorporation and by-laws may deter third parties from acquiring us and diminish the value of our Class A common stock.

Our certificate of incorporation and by-laws provide for, among other things:

•	division of our board of directors into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms;

•

until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors;

•	at any time after the Majority Ownership Requirement is no longer met, there will be:

•	restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting or to act by written consent;

•	supermajority approval requirements for amending or repealing provisions in the certificate of incorporation and by-laws;

•	removal of directors only for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class; and

•	a prohibition on business combinations with interested shareholders under Section 203 of the DGCL;

•

our ability to issue additional shares of Class A common stock and to issue preferred stock with terms that our board of directors may determine, in each case without stockholder approval (other than as specified in our certificate of incorporation);

•	the absence of cumulative voting in the election of directors; and

•	advance notice requirements for stockholder proposals and nominations.

These provisions in our certificate of incorporation and by-laws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our board of directors and take other corporate actions.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A common stock could decline.

Upon the consummation of this offering, we will have 16,400,000 shares of Class A common stock outstanding (or 18,860,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full), excluding 43,188,235 shares of Class A common stock issuable upon potential redemptions or exchanges. These shares will be freely tradable without further restriction or registration under the Securities Act of 1933, or the Securities Act. Upon completion of this offering, the 43,188,235 shares of Class A common stock issuable upon potential redemption or exchange will be deemed “restricted securities” as that term is defined under Rule 144 of the Securities Act. Following the consummation of this offering, the holders of these remaining shares of our Class A common stock will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period (except for the 1,793,863 shares subject to additional contractual restrictions) pursuant to (i) the applicable holding period, volume and other restrictions of Rule 144 or (ii) another exemption from registration under the Securities Act. See “Shares eligible for future sale.” If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline substantially.

We may issue a substantial amount of our common stock in the future, which could cause dilution to investors and otherwise adversely affect our stock price

A key element of our growth strategy is to make acquisitions. As part of our acquisition strategy, we may issue shares of our common stock, as well as LLC Units of Baldwin Risk Partners, LLC, as consideration for such acquisitions. These issuances could be significant. To the extent that we make acquisitions and issue our shares of common stock as consideration, your equity interest in us will be diluted. Any such issuance will also increase the number of outstanding shares of common stock that will be eligible for sale in the future. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell off their common stock, which may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than might otherwise be obtained. We may issue common stock in the future for other purposes as well, including in connection with financings, for compensation purposes, in connection with strategic transactions or for other purposes.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of these material weaknesses is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with our audit of the fiscal year 2018 consolidated financial statements, we identified four material weaknesses in the design and operation of our internal control over financial reporting. The material weaknesses relate to: (i) a lack of sufficient number of personnel with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately; (ii) insufficient policies and procedures to achieve complete and accurate financial accounting, reporting and disclosures; (iii) insufficient policies and procedures to review, analyze, account for and disclose complex transactions and (iv) failure to design and maintain controls over the operating effectiveness of information technology, or IT, general controls.

We are currently evaluating a number of steps to enhance our internal control over financial reporting and address these material weaknesses, including: hiring of additional financial reporting personnel with technical accounting and financial reporting experience, enhancing our internal review procedures during the financial statement close process, and designing and implementing IT general computer controls.

We cannot assure you that the measures we have taken to date, and actions we may take in the future, will be sufficient to remediate the control deficiencies that led to our material weaknesses in our internal control over financial reporting or that they will prevent or avoid potential future material weaknesses. In addition, neither our management nor an independent registered public accounting firm has performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had we or our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. As a public company, we will be required in future years to document and assess the effectiveness of our system of internal control over financial reporting to satisfy the requirements of the Sarbanes-Oxley Act.

If we fail to effectively remediate these material weaknesses in our internal control over financial reporting, if we identify future material weaknesses in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments for so long as we remain an emerging growth company. We also intend to take advantage of an exemption that will permit us to comply with new or revised accounting standards within the same time periods as private companies. We cannot predict if investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We expect that our stock price will be volatile, which could cause the value of your investment to decline, and you may not be able to resell your shares at or above the initial public offering price.

Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our Class A common stock regardless of our results of operations. The trading price of our Class A common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

•	market conditions in the broader stock market in general, or in our industry in particular;

•	actual or anticipated fluctuations in our quarterly financial and results of operations;

•	introduction of new products and services by us or our competitors;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	investor perceptions of us and the industries in which we or our clients operate;

•	sales, or anticipated sales, of large blocks of our Class A common stock, including those by our existing investors;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	litigation and governmental investigations; and

•	changing economic and political conditions.

These and other factors may cause the market price and demand for shares of our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

Our ability to pay dividends to our stockholders may be limited by our holding company structure, contractual restrictions and regulatory requirements.

After this offering, we will be a holding company and will have no material assets other than our ownership of LLC Units in Baldwin Risk Partners, LLC and we will not have any independent means of generating commissions and fees. We intend to cause Baldwin Risk Partners, LLC to make pro rata distributions to the Pre-IPO LLC Members and us in an amount at least sufficient to allow us and the Pre-IPO LLC Members to pay all applicable taxes, to make payments under the Tax Receivable Agreement we will enter into with the Pre-IPO LLC Members and to pay our corporate and other overhead expenses. Baldwin Risk Partners, LLC is a distinct legal entity and may be subject to legal or contractual restrictions that, under certain circumstances, may limit our ability to obtain cash from them. If Baldwin Risk Partners, LLC is unable to make distributions, we may not receive adequate distributions, which could materially and adversely affect our dividends and financial position and our ability to fund any dividends.

Our board of directors will periodically review the cash generated from our business and the capital expenditures required to finance our global growth plans and determine whether to declare periodic dividends to our stockholders. Our board of directors will take into account general economic and business conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, including restrictions and covenants contained in the Cadence Credit Agreement, business prospects and other factors that our board of directors considers relevant. In addition, the Cadence Credit Agreement limits the amount of distributions that Baldwin Risk Partners, LLC can make to us and the purposes for which distributions could be made. Accordingly, we may not be able to pay dividends even if our board of directors would otherwise deem it appropriate. See “Dividend policy,” “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources” and “Description of capital stock.”

New investors in our Class A common stock will experience immediate and substantial book value dilution after this offering.

The initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding Class A common stock immediately after the offering. Based on our pro forma net tangible book value as of December 31, 2018, if you purchase our Class A common stock in this offering at the initial public offering price set forth on the cover page of this prospectus, you will suffer immediate dilution in net tangible book value per share of approximately $14.35 per share. See “Dilution.”

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our Class A common stock, the price of our Class A common stock could decline.

The trading market for our Class A common stock will rely in part on the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or securities analysts. If no or few analysts commence coverage of us, the trading price of our Class A common stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our Class A common stock, the price of our Class A common stock could decline. If one or more of these analysts cease to cover our Class A common stock, we could lose visibility in the trading market for our Class A common stock, which in turn could cause our Class A common stock price to decline.

Special note regarding forward-looking statements

We have made statements under the captions “Prospectus summary,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Supplemental management’s discussion and analysis of financial condition and results of operations,” “Business” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk factors.” You should specifically consider the numerous risks outlined under “Risk factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

Organizational structure

Structure prior to the Reorganization Transactions

We and our predecessors have been in the insurance brokerage business for approximately 13 years. We currently conduct our business through Baldwin Risk Partners, LLC.

BRP Group, Inc. was incorporated as a Delaware corporation on July 1, 2019 to serve as the issuer of the Class A common stock offered hereby.

After consummation of the Reorganization Transactions but prior to the consummation of this offering, all of Baldwin Risk Partners, LLC’s outstanding equity interests will be owned by the following persons, to whom we refer collectively as the “Pre-IPO LLC Members:”

•	Trevor Baldwin, our Chief Executive Officer;
•	BIGH, an entity controlled by Lowry Baldwin, our Chairman and Lowry Baldwin;
•	Elizabeth Krystyn, one of our founders;
•	Laura Sherman, one of our founders;
•	Kris Wiebeck, our Chief Financial Officer;
•	John Valentine, our Chief Partnership Officer;
•	Dan Galbraith, our Chief Operating Officer;
•	Brad Hale, our Chief Accounting Officer;
•	Chris Stephens, our General Counsel; and
•	Villages Invesco and certain other historical equity holders in Partners.

The Reorganization Transactions

In connection with this offering, we intend to enter into the following series of transactions to implement an internal reorganization, which we collectively refer to as the “Reorganization Transactions:”

•

the Amended LLC Agreement will be amended and restated prior to this offering to, among other things, appoint BRP Group, Inc. as the sole managing member of Baldwin Risk Partners, LLC and modify the Baldwin Risk Partners, LLC capital structure by reclassifying the interests currently held by the Pre-IPO LLC Members into a single new class of non-voting common interest units that we refer to as “LLC Units;”

•

As sole managing member of Baldwin Risk Partners, LLC BRP Group, Inc. will have sole authority to determine the amount and timing of distributions from Baldwin Risk Partners, LLC and offer LLC Units to future Partners, subject to any limitations set forth in the Cadence Credit Agreement. Because we will manage and operate the business and control the strategic decisions and day-to-day operations of Baldwin Risk Partners, LLC and will also have a substantial financial interest in Baldwin Risk Partners, LLC, we will consolidate the financial results of Baldwin Risk Partners, LLC, and a portion of our net income will be allocated to the noncontrolling interest to reflect the entitlement of the Pre-IPO LLC Members to a portion of Baldwin Risk Partners, LLC’s net income. In addition, because Baldwin Risk Partners, LLC will be under the common control of Mr. Baldwin before and after the Reorganization Transactions, we will account for the Reorganization Transactions as a reorganization of entities under common control and will initially measure the interests of the Pre-IPO LLC Members in the assets and liabilities of Baldwin Risk Partners, LLC at their carrying amounts as of the date of the completion of these Reorganization Transactions;

•

through a series of internal transactions, Baldwin Risk Partners, LLC will issue LLC Units to equity holders of its Partners (other than certain joint ventures) in exchange for all of the equity interests in such Partners not held by Baldwin Risk Partners, LLC prior to such exchange;

•

BRP Group, Inc.’s certificate of incorporation will authorize the issuance of two classes of common stock: Class A common stock and Class B common stock, which we refer to collectively as our “common stock.” Each share of Class A common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. See “Description of capital stock;”

•	each of the Pre-IPO LLC Members will be issued shares of our Class B common stock in an amount equal to the number of LLC Units held by each such Pre-IPO LLC Member;

•

under the Amended LLC Agreement, holders of LLC Units, such as the Pre-IPO LLC Members, will have the right, from and after the completion of this offering, to require Baldwin Risk Partners, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain relationships and related party transactions—Amended LLC Agreement.” Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock;

•

we and the Pre-IPO LLC Members will enter into the Stockholders Agreement, which will provide that, for so long as the Substantial Ownership Requirement is met, approval by the Pre-IPO LLC Members will be required for certain corporate actions. These actions include: (i) a change of control; (ii) acquisitions or dispositions of assets in an amount exceeding 5% of our total assets; (iii) the issuance of securities of BRP Group, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors) in an amount exceeding $10 million; (iv) amendments to our certificate of incorporation or bylaws or to the certificate of formation or operating agreement of Baldwin Risk Partners, LLC; (v) the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets; (vi) any capital or other expenditure in excess of 5% of total assets; and (vii) any change in the size of the board of directors. The Stockholders Agreement will also provide that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members will be required for the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or any other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate the majority of the nominees for election to our board of directors, including the nominee for election to serve as the Chairman of the board of directors and that so long as Villages Invesco beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to the Voting Agreement have agreed to vote for the election of the nominee designated by Villages Invesco;

•	we will issue 16,400,000 shares of Class A common stock to the public pursuant to this offering;

•

we will use all of the net proceeds to us from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock in full) to acquire 14,000,000 newly-issued LLC Units from Baldwin Risk Partners, LLC, 1,800,000 LLC Units from Lowry Baldwin, our Chairman, and 600,000 LLC Units from Villages Invesco, at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions;

•

we will enter into a Tax Receivable Agreement that will obligate us to make payments to the Pre-IPO LLC Members and any future party to the Tax Receivable Agreement generally equal to 85% of the applicable cash savings that we actually realize as a result of certain tax basis adjustments resulting from the purchase of LLC Units from Lowry Baldwin, our Chairman, and Villages Invesco in this offering, future taxable redemptions or exchanges of LLC Units by the holders of LLC Units and from payments made under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these tax savings; and

•

we will cause Baldwin Risk Partners, LLC to use the proceeds from the sale of LLC Units to BRP Group, Inc. as follows: (i) to pay fees and expenses of approximately $4.9 million in connection with this offering and the Reorganization Transactions; (ii) to repay $77.5 million of our outstanding borrowings under our Credit Agreements, including all of the outstanding borrowings under the Villages Credit Agreement and (iii) for general corporate purposes, such as for working capital and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies. Baldwin Risk Partners, LLC will not receive any proceeds from the purchase of LLC Units from Lowry Baldwin and Villages Invesco by us. See “Use of proceeds.”

Effect of the Reorganization Transactions and this offering

The Reorganization Transactions are intended to create a holding company that will facilitate public ownership of, and investment in, the Company and are structured in a tax-efficient manner for the Pre-IPO LLC Members. The Pre-IPO LLC Members desire that their investment in the Company maintain its existing tax treatment as a partnership for U.S. federal income tax purposes and, therefore, will continue to hold their ownership interests in Baldwin Risk Partners, LLC until such time in the future as they may elect to cause us to redeem or exchange their LLC Units for a corresponding number of shares of our Class A common stock.

We estimate that the offering expenses (other than the underwriting discounts and commissions) will be approximately $4.9 million. See “Use of proceeds.”

The diagrams below depict our organizational structure immediately following the Reorganization Transactions, this offering and the application of the net proceeds from this offering, assuming an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and no exercise of the underwriters’ option to purchase additional shares. These charts are provided for illustrative purposes only and do not purport to represent all legal entities within our organizational structure.

(1)	Each share of Class B common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders.

(2)

Upon completion of this offering, the Pre-IPO LLC Members will hold all outstanding shares of our Class B common stock, entitling them to 72% of the voting power in BRP Group, Inc. If the Pre-IPO LLC Members redeemed or exchanged all of their LLC Units for a corresponding number of shares of Class A common stock and their corresponding shares of Class B common stock were cancelled, they would hold 72% of the outstanding shares of Class A common stock, entitling them to an equivalent percentage of pecuniary interests and voting power in BRP Group, Inc. as of the completion of this offering. BRP Group, Inc. and its subsidiaries would then hold all of the outstanding LLC Units, representing 100% of the economic power and 100% of the voting power in Baldwin Risk Partners, LLC.

(3)

BKSG Marine Solutions, BKS MS LLC, BKS Smith LLC and Laureate Insurance Partners LLC are joint ventures in which we hold a 51%, 60%, 60% and 45% equity interest, respectively. These joint ventures are consolidated in our financial statements.

Upon completion of the transactions described above, this offering and the application of the net proceeds from this offering:

•

BRP Group, Inc. will be appointed as the sole managing member of Baldwin Risk Partners, LLC and will hold 16,400,000 LLC Units, constituting 28% of the outstanding economic interests in Baldwin Risk Partners, LLC (or 18,860,000 LLC Units, constituting 30% of the outstanding economic interests in Baldwin Risk Partners, LLC if the underwriters exercise their option to purchase additional shares of Class A common stock in full);

•

the Pre-IPO LLC Members will hold (i) 43,188,235 LLC Units, representing approximately 72% of the economic interest in Baldwin Risk Partners, LLC (or 70% if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and (ii) through their ownership of Class B common stock, approximately 72% of the combined voting power of our common stock (or 70% if the underwriters exercise their option to purchase additional shares of Class A common stock in full). There are no limitations in the Amended LLC Agreement on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units; and

•

Investors in this offering will collectively beneficially own (i) 16,400,000 shares of our Class A common stock, representing approximately 28% of the combined voting power in us (or 18,860,000 shares and 30%, respectively, if the underwriters exercise their option to purchase additional shares of Class A common stock in full) and (ii) through our ownership of LLC Units, indirectly will hold approximately 28% of the economic interest in Baldwin Risk Partners, LLC (or 30% if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Holding company structure and the Tax Receivable Agreement

We are a holding company, and immediately after the consummation of the Reorganization Transactions and this offering our principal asset will be our ownership interests in Baldwin Risk Partners, LLC. The number of LLC Units that we will own directly in the aggregate at any time will equal the aggregate number of outstanding shares of our Class A common stock. The economic interest represented by each LLC Unit that we own will correspond to one share of our Class A common stock, and the total number of LLC Units owned directly by us and the holders of our Class B common stock at any given time will equal the sum of the outstanding shares of all classes of our common stock.

We do not intend to list our Class B common stock on any stock exchange.

Acquisitions by BRP Group, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering and future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock are expected to produce tax basis adjustments to the assets of Baldwin Risk Partners, LLC that will be allocated to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions.

We intend to enter into the Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Baldwin Risk Partners, LLC’s assets resulting from (a) acquisitions by BRP Group, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the acquisition of LLC Units from the Pre-IPO LLC Members using the net proceeds from any future offering, (c) future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement. Although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such basis increases or other benefits are subsequently disallowed, except that excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make future payments to the Pre-IPO LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity. See “Risk factors—We will be required to pay the Pre-IPO LLC Members for certain tax benefits we may claim, and the amounts we may pay could be significant.”

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $228.8 million, after deducting underwriting discounts and commissions but before deducting estimated offering expenses, based on an assumed initial offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and assuming the underwriters’ option to purchase additional shares is not exercised. If the underwriters exercise their option to purchase additional shares in full, we expect to receive approximately $263.1 million of net proceeds based on an assumed initial offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus).

We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $4.9 million. See “Underwriting.”

We will use all of the net proceeds from this offering (including net proceeds received if the underwriters exercise their option to purchase additional shares of Class A common stock) to acquire 14,000,000 newly-issued LLC Units from Baldwin Risk Partners, LLC, 1,800,000 LLC Units from Lowry Baldwin, our Chairman, and 600,000 LLC Units from Villages Invesco at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock after underwriting discounts and commissions.

Baldwin Risk Partners, LLC will use the proceeds from the sale of LLC Units to BRP Group, Inc. as follows: (i) to pay fees and expenses of approximately $4.9 million in connection with this offering and the Reorganization Transactions; (ii) to repay $77.5 million of our outstanding borrowings under our Credit Agreements, including all of the outstanding borrowings under the Villages Credit Agreement and (iii) for general corporate purposes such as for working capital and for potential strategic acquisitions of, or investments in, other businesses or technologies that we believe will complement our current business and expansion strategies.

Baldwin Risk Partners, LLC will not receive any proceeds from the purchase of LLC Units from Lowry Baldwin, our Chairman, and Villages Invesco by us.

If the underwriters exercise their option to purchase additional shares of Class A common stock in full, we estimate that our additional net proceeds will be approximately $34.3 million. We will use the additional net proceeds we receive pursuant to any exercise of the underwriters’ option to purchase additional shares of Class A common stock to purchase additional LLC Units from Baldwin Risk Partners, LLC to maintain the one-to-one ratio between the number of shares of Class B common stock issued by us and the number of LLC Units owned by us. We intend to cause Baldwin Risk Partners, LLC to use such additional proceeds it receives for general corporate purposes.

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the amount of proceeds available to us from this offering by approximately $15.3 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

Dividend policy

Following this offering and subject to funds being legally available, we intend to cause Baldwin Risk Partners, LLC to make pro rata distributions to the holders of LLC Units and us in an amount at least sufficient to allow us and the holders of LLC Units to pay all applicable taxes, to make payments under the Tax Receivable Agreement we will enter into with the Pre-IPO LLC Members and to pay our corporate and other overhead expenses. The declaration and payment of any dividends by BRP Group, Inc. will be at the sole discretion of our board of directors, which may change our dividend policy at any time. Our board of directors will take into account:

•	general economic and business conditions;

•	our financial condition and operating results;

•	our available cash and current and anticipated cash needs;

•	our capital requirements;

•	contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Baldwin Risk Partners, LLC) to us; and

•	such other factors as our board of directors may deem relevant.

BRP Group, Inc. will be a holding company and will have no material assets other than its ownership of LLC Units in Baldwin Risk Partners, LLC, and as a consequence, our ability to declare and pay dividends to the holders of our Class A common stock will be subject to the ability of Baldwin Risk Partners, LLC to provide distributions to us. If Baldwin Risk Partners, LLC makes such distributions, the holders of LLC Units will be entitled to receive equivalent distributions from Baldwin Risk Partners, LLC. However, because we must pay taxes, make payments under the Tax Receivable Agreement and pay our expenses, amounts ultimately distributed as dividends to holders of our Class A common stock are expected to be less than the amounts distributed by Baldwin Risk Partners, LLC to the Pre-IPO LLC Members on a per share basis. See “Certain relationships and related party transactions—Tax Receivable Agreement.”

Assuming Baldwin Risk Partners, LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A common stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, Tax Receivable Agreement payments and expenses (any such portion, an “excess distribution”) will be made by our board of directors. Because our board of directors may determine to pay or not pay dividends to our Class A common stockholders, our Class A common stockholders may not necessarily receive dividend distributions relating to excess distributions, even if Baldwin Risk Partners, LLC makes such distributions to us.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2019:

•	on an actual basis for Baldwin Risk Partners, LLC;

•	on an as adjusted basis to reflect the Reorganization Transactions; and

•

on an as further adjusted basis to reflect the sale by us of 16,400,000 shares of Class A common stock in this offering and the application of the net proceeds from this offering as described in “Use of proceeds” and based on an assumed initial public offering price of $15.00 per share (the midpoint of the range set forth on the cover page of this prospectus).

This table should be read in conjunction with “Organizational structure,” “Use of proceeds,” “Selected historical financial data,” “Management’s discussion and analysis of financial condition and results of operations,” “Supplemental management’s discussion and analysis of financial condition and results of operations,” “Description of capital stock” and the financial statements and notes thereto appearing elsewhere in this prospectus.

	June 30, 2019
	Actual	As adjusted	As further adjusted
Cash and cash equivalents	$12,820,303	$12,820,303	$126,584,760
Restricted cash	3,008,605	3,008,605	3,008,605

Long-term debt	169,830,293	169,830,293	92,329,959
Mezzanine equity	176,239,042	—	—

Stockholders’ equity
Class A common stock, $0.01 par value per share, 300,000,000 shares authorized, 16,400,000 shares outstanding	—	—	164,000
Class B common stock, $0.0001 par value per share, 50,000,000 shares authorized, 43,188,235 shares outstanding	—	—	4,319
Additional paid-in capital	—	178,926,483	65,275,749
Member note receivable	(255,700)	(255,700)	(255,700)
Accumulated deficit	(128,869,332)	(128,869,332)	(1,839,961)
Noncontrolling interest	2,687,441	—	170,335,997

Total members’ equity (deficit) / stockholders’ equity (deficit)	$(126,437,591)	$49,801,451	$233,684,404

Total capitalization	$219,631,744	$219,631,744	$326,014,363

Unaudited pro forma financial information

The unaudited pro forma statement of comprehensive income for the year ended December 31, 2018 and unaudited pro forma statement of comprehensive income for the six months ended June 30, 2019 give effect to (i) the acquisition of the Significant Historical Businesses Acquired and (ii) the Offering Adjustments as if each had occurred on January 1, 2018.

The unaudited pro forma balance sheet as of June 30, 2019 gives effect to the Offering Adjustments as if this offering occurred on June 30, 2019. See “Capitalization.”

The unaudited pro forma financial information has been prepared by our management and is based on Baldwin Risk Partners, LLC’s historical financial statements and the assumptions and adjustments described in the notes to the unaudited pro forma financial information below. The presentation of the unaudited pro forma financial information is prepared in conformity with Article 11 of Regulation S-X.

Our historical financial information for the year ended December 31, 2018 and for the six months ended June 30, 2019 have been derived from Baldwin Risk Partners, LLC’s financial statements and accompanying notes included elsewhere in this prospectus.

We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances in order to reflect, on a pro forma basis, the impact of the relevant transactions on the historical financial information of Baldwin Risk Partners, LLC. See the notes to unaudited pro forma financial information below for a discussion of assumptions made. The pro forma adjustments that were made represent only those transactions which are directly attributable to this offering and the Significant Historical Businesses Acquired, factually supportable and expected to have a continuing impact on our results of operations. The unaudited pro forma financial information does not purport to be indicative of our results of operations or financial position had the relevant transactions occurred on the dates assumed and does not project our results of operations or financial position for any future period or date.

The unaudited pro forma financial information should be read together with “Capitalization,” “Selected historical financial data,” “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes thereto included elsewhere in this prospectus.

The pro forma adjustments for the acquisition of the Significant Historical Businesses Acquired are described in the notes to the unaudited pro forma consolidated financial information, and principally include adjustments to the consolidated pro forma statements of comprehensive income to give effect to such acquisitions as if they occurred on January 1, 2018 and reflect pro forma adjustments to transaction expenses for such acquisitions.

The pro forma adjustments related to this offering, which we refer to as the “Offering Adjustments,” are described in the notes to the unaudited pro forma consolidated financial information, and principally include the following:

•	adjustments for the Reorganization Transactions and the entry into the Tax Receivable Agreement.

•

the issuance of 16,400,000 shares of our Class A common stock to the purchasers in this offering in exchange for net proceeds of approximately $228.8 million, assuming that the shares are offered at $15.00 per share (the midpoint of the price range listed on the cover page of this prospectus), after deducting underwriting discounts and commissions but before deducting estimated offering expenses;

•

the application by BRP Group, Inc. of the net proceeds from this offering to acquire 14,000,000 newly-issued LLC Units from Baldwin Risk Partners, LLC, 1,800,000 LLC Units from Lowry Baldwin, our Chairman, and 600,000 LLC Units from Villages Invesco at a purchase price per LLC Unit equal to the initial public offering price of Class A common stock and the cancellation of the corresponding number of shares of Class B common stock after underwriting discounts and commissions;

•	the recognition of a noncontrolling interest in Baldwin Risk Partners, LLC held by the Pre-IPO LLC Members;

•

the application by Baldwin Risk Partners, LLC of a portion of the proceeds of the sale of LLC Units to BRP Group, Inc. to pay fees and expenses of approximately $4.9 million in connection with this offering;

•	the application by Baldwin Risk Partners, LLC of a portion of the proceeds of the sale of LLC Units to BRP Group, Inc. to repay in full $77.5 million of related party debt.

•	the grant of restricted shares of Class A common stock under our Incentive Plan (as defined below) in connection with this offering; and

•

provision for federal and state income taxes of BRP Group, Inc. as a taxable corporation at an effective rate of -3.9% for the year ended December 31, 2018 and 8.7% for the six months ended June 30, 2019 (the effective rate was calculated using the new U.S. federal income tax rate of 21%). The effective tax rate for the year ended December 31, 2018 is negative as a result of the fact that the loss before tax attributable to controlling interests is nominal, coupled with various unfavorable permanent differences, such as non-deductible expenses, resulting in a positive income tax provision for the year.

As a result of the foregoing, immediately following the completion of this offering, the ownership percentage represented by LLC Units held by noncontrolling interests will be 72%, and the net income attributable to LLC Units representing noncontrolling interests will accordingly be allocated 72% of Baldwin Risk Partners LLC’s net income upon completion of this offering. If the underwriters’ option to purchase additional shares is exercised in full, the ownership percentage represented by LLC Units held by noncontrolling interests will be 70%, and the net income attributable to LLC Units representing noncontrolling interests will accordingly be allocated 70% of Baldwin Risk Partners LLC’s net income upon completion of this offering.

As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. We have not included any pro forma adjustments relating to these expenses.

Unaudited pro forma condensed consolidated statement of comprehensive income

Year ended December 31, 2018

	Historical Baldwin Risk Partners, LLC(1)	Historical T&C Insurance Partnership (four months unowned)(9)	Historical Lykes Partnership(9)	Historical MSI Partnership(9)	T&C Insurance Partnership Transaction Adjustments(9)		Lykes Partnership Transaction Adjustments(9)		MSI Partnership Transaction Adjustments(9)		Pro forma Baldwin Risk Partners, LLC	Offering adjustments		Pro forma BRP Group, Inc.(a)
Commissions and fees	$79,879,733	$2,145,383	$11,590,456	$28,162,504	—		—		—		$121,778,076	—		$121,778,076
Operating costs and expenses
Commissions employee compensation and benefits	51,653,640	1,925,195	7,499,885	20,180,954	—		—		—		81,259,674	968,000	(2)	82,227,674
Operating expenses	14,379,270	437,220	2,660,262	2,127,155	(14,000	)(6)	—		—		19,589,907	—		19,589,907
Depreciation expense	508,109	23,951	87,535	34,361	—		—		—		653,956	—		653,956
Amortization expense	2,581,669	50,000	147,154	—	63,321	(7)	549,333	(7)	6,973,796	(7)	10,365,273	—		10,365,273
Change in fair value of contingent consideration	1,227,697	—	—	—	—		—		—		1,227,697	—		1,227,697

Total operating expenses	70,350,385	2,436,366	10,394,836	22,342,470	49,321		549,333		6,973,796		113,096,507	968,000		114,064,507

Operating income	9,529,348	(290,983)	1,195,620	5,820,034	(49,321)		(549,333)		(6,973,796)		8,681,569	(968,000)		7,713,569
Other income (expense)
Interest income (expense), net	(6,625,101)	8,343	(563)	1,020	(781,027	)(8)	(3,157,102	)(8)	(4,134,291	)(8)	(14,688,721)	6,550,829	(3)	(8,137,892)
Other income (expense), net	(215,067)	—	117,609	—	—		—		—		(97,458)	—		(97,458)

Total other income (expense), net	(6,840,168)	8,343	117,046	1,020	(781,027)		(3,157,102)		(4,134,291)		(14,786,179)	6,550,829		(8,235,350)

Income (loss) before income taxes	2,689,180	(282,640)	1,312,666	5,821,054	(830,348)		(3,706,435)		(11,108,087)		(6,104,610)	5,582,829		(521,781)
Income tax provision (benefit)	—	12,488	—	—	(12,488)		—		—		—	20,278	(4)	20,278

Net income (loss)	2,689,180	(295,128)	1,312,666	5,821,054	(817,860)		(3,706,435)		(11,108,087)		(6,104,610)	5,562,551		(542,059)
Net income (loss) attributable to noncontrolling interest	3,312,976	—	—	—	—		—		(2,092,139)		1,220,837	(1,599,012)		(378,175	)(5)

Net income (loss) attributable to controlling interests	$(623,796)	$(295,128)	$1,312,666	$5,821,054	$(817,860)		$(3,706,435)		$(9,015,948)		$(7,325,447)	$7,161,563		$(163,884)

	Historical Baldwin Risk Partners, LLC(1)	Historical T&C Insurance Partnership (four months unowned)(9)	Historical Lykes Partnership(9)	Historical MSI Partnership(9)	T&C Insurance Partnership Transaction Adjustments(9)	Lykes Partnership Transaction Adjustments(9)	MSI Partnership Transaction Adjustments(9)	Pro forma Baldwin Risk Partners, LLC	Offering adjustments	Pro forma BRP Group, Inc.(a)
Pro forma net loss per share data(10):
Pro forma weighted-average shares of Class A common stock outstanding
Basic										16,542,695
Diluted										16,542,695
Net loss available to Class A common stock per share
Basic										$(0.01)
Diluted										(0.01)

(a)

In accordance with Article 11 of Regulation S-X, these pro forma financial statements give effect to (i) the Significant Historical Businesses Acquired and (ii) the Offering Adjustments as if each had occurred on January 1, 2018.

Notes to unaudited pro forma condensed consolidated statement of comprehensive income

Year ended December 31, 2018

(1) BRP Group, Inc. was incorporated as a Delaware corporation on July 1, 2019 and will have no material assets or results of operations until the completion of this offering and therefore its historical financial position is not shown in a separate column in this unaudited pro forma consolidated statement of comprehensive income. This column represents the consolidated financial statements of Baldwin Risk Partners, LLC, the predecessor for accounting purposes.

(2) This adjustment represents the total increase in compensation expense we expect to incur in conjunction with the completion of this offering as a result of the grant of restricted stock units of Class A common stock that cliff-vest after four years under our Incentive Plan. This adjustment reflects compensation expense associated with this grant had it occurred on January 1, 2018.

(3) Reflects an adjustment to interest expense from repayment in full of $77.5 million of related party debt using a portion of the proceeds from this offering, which includes removing the pro forma interest related to related party debt as a result of the Significant Historical Businesses Acquired by Baldwin Risk Partners, LLC.

(4) Baldwin Risk Partners, LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by Baldwin Risk Partners, LLC will flow through to its partners, including us, and is generally not subject to tax at the Baldwin Risk Partners, LLC level. Following the Transactions, we will be subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income of Baldwin Risk Partners, LLC. As a result, the unaudited pro forma consolidated statements of comprehensive income reflects adjustments to our income tax expense to reflect an effective income tax rate of -3.9%, which was calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state and local jurisdiction. The effective tax rate is negative as a result of the fact that the loss before tax attributable to controlling interests is nominal, coupled with various unfavorable permanent differences, such as non-deductible expenses, resulting in a positive income tax provision for the year ended December 31, 2018.

(5) Upon completion of the Transactions, BRP Group, Inc. will become the sole managing member of Baldwin Risk Partners, LLC through the Amended LLC Agreement. The Baldwin Risk Partners, LLC capital structure will be modified by reclassifying the interests currently held by the Pre-IPO LLC Members into a single new class of non-voting common interest units. In addition, the Amended LLC Agreement will provide for BRP Group, Inc. to manage and operate the business and control the strategic decisions and day-to-day operations of Baldwin Risk Partners, LLC. Although we will have a minority economic interest in Baldwin Risk Partners, LLC we will have the sole voting interest in, and control the management of, Baldwin Risk Partners, LLC. As a result, we will consolidate the financial results of Baldwin Risk Partners, LLC in accordance with the variable interest model under ASC 810-10 and will report a noncontrolling interest related to the LLC Units held by the Pre-IPO LLC Members on our consolidated statements of comprehensive income. We believe the variable interest model is appropriate because: (a) the governing provisions of Baldwin Risk Partners, LLC are the functional equivalent of a limited partnership, which requires application of authoritative literature for limited partnerships; (b) BRP Group, Inc. has a variable interest in Baldwin Risk Partners, LLC via equity interest; and (c) Baldwin Risk Partners, LLC meets the definition of a variable interest entity as Pre-IPO LLC Members do not hold substantive kick-out or participation rights. In addition, BRP Group, Inc. will be the primary beneficiary of Baldwin Risk Partners, LLC because we hold a controlling financial interest in Baldwin Risk Partners, LLC via the power to direct the activities that most significantly impact Baldwin Risk Partners, LLC’s economic performance and the obligation to absorb losses and receive benefits from Baldwin Risk Partners, LLC that could potentially be significant to Baldwin Risk Partners, LLC. As a result, we will consolidate the financial results of Baldwin Risk Partners, LLC and will report a noncontrolling interest related to the LLC Units held by the Pre-IPO LLC Members on our consolidated statements of comprehensive income. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, BRP Group, Inc. will own 28% of the economic interest of Baldwin Risk Partners, LLC and the Pre-IPO LLC Members will own the remaining 72% of the economic interest of Baldwin Risk Partners, LLC. Net income attributable to noncontrolling interests will represent 72% of the income before income taxes of Baldwin Risk Partners, LLC upon completion of this offering. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, BRP Group, Inc. will own 30% of the economic interest of Baldwin Risk Partners, LLC and the Pre-IPO LLC Members will own the remaining 70% of the economic interest of Baldwin Risk Partners, LLC and net income attributable to noncontrolling interests would represent 70% of the income before income taxes of Baldwin Risk Partners, LLC upon completion of this offering.

The computation of the pro forma loss attributable to noncontrolling interest, following the consummation of this offering, is as follows:

Year ended December 31, 2018
Loss before provision (benefit) for income taxes	$(521,781)
Pre-IPO LLC Members economic interest in Baldwin Risk Partners, LLC	72.5%

Loss attributable to noncontrolling interest	$(378,175)

(6)  Reflects the pro forma adjustment to remove transaction expenses including due diligence and attorneys’ fees incurred in connection with the acquisition of T&C Insurance in May 2018.

(7) Reflects the pro forma adjustment to amortization expense related to purchased customer accounts recorded in connection with the acquisition of T&C Insurance in May 2018, purchased customer accounts recorded in connection with the acquisition of Lykes in March 2019 and software, purchased carrier relationships, purchased distributor relationships, trade name, and purchased customer accounts of MSI in April 2019.

The intangible assets acquired have the following useful lives:

Intangible assets	Useful life (in years)
Purchased customer accounts (T&C Insurance and Lykes)	15
Software	5
Purchased carrier relationships	20
Purchased distributor relationships	20
Trade name	5
Purchased customer accounts (MSI)	5

Amortization expense over the next five years for each of the acquisitions is as follows:

	Amortization expense over the next five years
	Year 1	Year 2	Year 3	Year 4	Year 5
T&C Insurance	$234,525	$214,686	$196,754	$181,030	$163,933
Lykes	468,984	399,738	340,063	288,634	244,313
MSI	6,973,396	6,670,818	6,946,806	7,270,491	7,363,957

(8) Reflects the pro forma adjustment to interest expense related to the incremental debt borrowed in connection with the acquisitions of T&C Insurance in May 2018, Lykes in March 2019 and MSI in April 2019.

Year ended December 31, 2018
Interest on revolving lines of credit	$2,923,305
Interest on related party debt	3,270,708

Pro forma cash interest expense	6,194,013
Amortization of capitalized debt issuance costs	1,878,407

Total pro forma interest expense	$8,072,420

(9)  During May 2018, we entered into an asset purchase agreement to purchase certain assets and intellectual and intangible rights and assume certain liabilities of T&C Insurance for cash of $14.4 million and fair value of contingent earnout consideration of $2.9 million. The Partnership was made to gain access to the Houston market and expand the Company’s presence in the private risk management, employee benefits, and commercial insurance distribution marketplace. We recognized total commissions and fees and net loss from the T&C Insurance Partnership of $4.1 million and $136 thousand, respectively, for the year ended December 31, 2018. As a result of the Partnership, the Company recognized goodwill in the amount of $13.8 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring T&C Insurance’s assembled workforce in addition to other synergies gained from integrating T&C Insurance’s operations into the Company’s consolidated structure.

During March 2019, we entered into an asset purchase agreement to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Lykes, a Middle Market Partner, for cash consideration of $36.0 million and fair value of noncontrolling interest of $1.0 million. The Partnership was made to expand the Company’s Middle Market business presence in Florida. As a result of the Lykes Partnership, the Company recognized goodwill in the amount of $28.7 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring Lykes’ assembled workforce in addition to other synergies gained from integrating the Lykes’ operations into the Company’s consolidated structure.

During April 2019, we entered into a securities purchase agreement with an unrelated third party to purchase certain assets and intellectual and intangible rights and assume certain liabilities of MSI, a Specialty Partner, for cash of $45.5 million, fair value of contingent earnout consideration of $25.6 million, fair value of noncontrolling interest of $31.0 million and a trust balance adjustment of $1.1 million. The Partnership was made to obtain access to certain technology and invest in executive talent for building and growing the MGA of the Future, and to apply its functionality to other insurance placement products, as well as to expand the Company’s market share in specialty renter’s insurance. MGA of the Future is a national renter’s insurance product distributed via sub-agent partners and property management software providers, which has expanded distribution capabilities for new products through the Company’s wholesale and retail networks. As a result of the MSI Partnership, the Company recognized goodwill in the amount of $53.8 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring MSI’s MGA of the Future platform. The maximum potential contingent earnout consideration available to be earned by MSI is $61.5 million.

(10) Pro forma basic net loss per share is computed by dividing the net loss available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net loss per share is computed by adjusting the net loss available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. The calculation of diluted net loss per share excludes 43,188,235 shares of Class B common stock that are convertible into Class A common stock under the “if-converted” method as the inclusion of such shares would be antidilutive to the periods presented. Shares of Class B common stock are not entitled to receive any distributions or dividends and are therefore not included in the computation of pro forma basic or diluted net loss per share. In addition, we expect to grant 258,133 restricted stock units of Class A common stock under our Incentive Plan with an aggregate value of $3,872,000 in connection with this offering, each at an exercise price equal to the initial public offering price. Under the treasury stock method, assuming the restricted stock units were granted at the beginning of the period at an exercise price equal to $15.00 per share (the midpoint of the price range listed on the cover page of this prospectus), the effect of these restricted stock units is anti-dilutive and has therefore been excluded from the computations of pro forma diluted net loss per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net loss per share.

Pro forma (unaudited) BRP Group, Inc. for the year ended December 31, 2018

Basic and diluted net loss per share:
Numerator
Net loss	$(542,059)
Less: net loss attributable to noncontrolling interests	(378,175)

Net loss attributable to Class A common stockholders - basic and diluted	$(163,884)

Denominator
Shares of Class A common stock held by Pre-IPO LLC Members	142,695
Shares of Class A common stock sold in this offering	16,400,000

Weighted-average shares of Class A common stock outstanding - basic and diluted	16,542,695

Basic and diluted net loss per share	$(0.01)

Unaudited pro forma condensed consolidated statement of comprehensive income

Six months ended June 30, 2019

	Historical Baldwin Risk Partners, LLC(1)	Historical Lykes Partnership (two months unowned)(9)	Historical MSI Partnership (three months unowned)(9)	Lykes Partnership Transaction adjustments(9)		MSI Partnership Transaction adjustments(9)		Pro forma Baldwin Risk Partners, LLC	Offering adjustments		Pro forma BRP Group, Inc.(a)
Commissions and fees	$62,897,206	$2,824,719	$7,828,065	—		—		$73,549,990	—		$73,549,990
Operating costs and expenses
Commissions employee compensation and benefits	40,279,574	1,053,982	5,206,578	—		—		46,540,134	484,000	(2)	47,024,134
Operating expenses	10,391,282	261,501	469,636	(83,543	)(6)	(239,581	)(6)	10,799,295	—		10,799,295
Depreciation expense	276,185	—	8,590	—		—		284,775	—		284,775
Amortization expense	3,711,201	—	—	183,111	(7)	1,743,449	(7)	5,637,761	—		5,637,761
Change in fair value of contingent consideration	(3,757,123)	—	—	—		—		(3,757,123)	—		(3,757,123)

Total operating expenses	50,901,119	1,315,483	5,684,804	99,568		1,503,868		59,504,842	484,000		59,988,842

Operating income	11,996,087	1,509,236	2,143,261	(99,568)		(1,503,868)		14,045,148	(484,000)		13,561,148
Other income (expense)
Interest income (expense), net	(5,213,442)	—	466	(557,621	)(8)	(1,009,622	)(8)	(6,780,219)	3,911,019	(3)	(2,869,200)
Other expense, net	—	—	—	—		—		—	—		—

Total other income (expense), net	(5,213,442)	—	466	(557,621)		(1,009,622)		(6,780,219)	3,911,019		(2,869,200)

Income (loss) before income taxes	6,782,645	1,509,236	2,143,727	(657,189)		(2,513,490)		7,264,929	3,427,019		10,691,948
Income tax provision	—	—	—	—		—		—	932,307	(4)	932,307

Net income (loss)	6,782,645	1,509,236	2,143,727	(657,189)		(2,513,490)		7,264,929	2,494,712		9,759,641
Net income (loss) attributable to noncontrolling interest	2,452,974	—	—	—		(523,035)		1,929,939	5,819,349		7,749,288 (5)

Net income (loss) attributable to controlling interests	$4,329,671	$1,509,236	$2,143,727	$(657,189)		$(1,990,455)		$5,334,990	$(3,324,637)		$2,010,353

Pro forma net income per share data(10):
Pro forma weighted-average shares of Class A common stock outstanding
Basic											16,542,695
Diluted											16,542,695
Net income available to Class A common stock per share
Basic											$0.12
Diluted											0.12

(a)

In accordance with Article 11 of Regulation S-X, these pro forma financial statements give effect to (i) the Significant Historical Businesses Acquired and (ii) the Offering Adjustments as if each had occurred on January 1, 2018.

Notes to unaudited pro forma condensed consolidated statement of comprehensive income

Six months ended June 30, 2019

(1) BRP Group, Inc. was incorporated as a Delaware corporation on July 1, 2019 and will have no material assets or results of operations until the completion of this offering and therefore its historical financial position is not shown in a separate column in this unaudited pro forma consolidated statement of comprehensive income. This column represents the consolidated financial statements of Baldwin Risk Partners, LLC, the predecessor for accounting purposes.

(2) This adjustment represents the total increase in compensation expense we expect to incur in conjunction with the completion of this offering as a result of the grant of restricted stock units of Class A common stock that cliff-vest after four years under our Incentive Plan. This adjustment reflects compensation expense associated with this grant had it occurred on January 1, 2018.

(3) Reflects an adjustment to interest expense from repayment in full of $77.5 million of related party debt using a portion of the proceeds from this offering, which includes removing the pro forma interest related to related party debt as a result of the Significant Historical Businesses Acquired by Baldwin Risk Partners, LLC.

(4) Baldwin Risk Partners, LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, income generated by Baldwin Risk Partners, LLC will flow through to its partners, including us, and is generally not subject to tax at the Baldwin Risk Partners, LLC level. Following the Transactions, we will be subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income of Baldwin Risk Partners, LLC. As a result, the unaudited pro forma consolidated statement of comprehensive income reflects adjustments to our income tax expense to reflect an effective income tax rate of 8.7%, which was calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state and local jurisdiction.

(5) Upon completion of the Transactions, BRP Group, Inc. will become the sole managing member of Baldwin Risk Partners, LLC through the Amended LLC Agreement. The Baldwin Risk Partners, LLC capital structure will be modified by reclassifying the interests currently held by the Pre-IPO LLC Members into a single new class of non-voting common interest units. In addition, the Amended LLC Agreement will provide for BRP Group, Inc. to manage and operate the business and control the strategic decisions and day-to-day operations of Baldwin Risk Partners, LLC. Although we will have a minority economic interest in Baldwin Risk Partners, LLC we will have the sole voting interest in, and control the management of, Baldwin Risk Partners, LLC. As a result, we will consolidate the financial results of Baldwin Risk Partners, LLC in accordance with the variable interest model under ASC 810-10 and will report a noncontrolling interest related to the LLC Units held by the Pre-IPO LLC Members on our consolidated statements of comprehensive income. We believe the variable interest model is appropriate because: (a) the governing provisions of Baldwin Risk Partners, LLC are the functional equivalent of a limited partnership, which requires application of authoritative literature for limited partnerships; (b) BRP Group, Inc. has a variable interest in Baldwin Risk Partners, LLC via equity interest; and (c) Baldwin Risk Partners, LLC meets the definition of a variable interest entity as Pre-IPO LLC Members do not hold substantive kick-out or participation rights. In addition, BRP Group, Inc. will be the primary beneficiary of Baldwin Risk Partners, LLC because we hold a controlling financial interest in Baldwin Risk Partners, LLC via the power to direct the activities that most significantly impact Baldwin Risk Partners, LLC’s economic performance and the obligation to absorb losses and receive benefits from Baldwin Risk Partners, LLC that could potentially be significant to Baldwin Risk Partners, LLC. As a result, we will consolidate the financial results of Baldwin Risk Partners, LLC and will report a noncontrolling interest related to the LLC Units held by the Pre-IPO LLC Members on our consolidated statements of comprehensive income. Following this offering, assuming the underwriters do not exercise their option to purchase additional shares of Class A common stock, BRP Group, Inc. will own 28% of the economic interest of Baldwin Risk Partners, LLC and the Pre-IPO LLC Members will own the remaining 72% of the economic interest of Baldwin Risk Partners, LLC. Net income attributable to noncontrolling interests will represent 72% of the income before income taxes of Baldwin Risk Partners, LLC upon completion of this offering. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, BRP Group, Inc. will own 30% of the economic interest of Baldwin Risk Partners, LLC and the Pre-IPO LLC Members will own the remaining 70% of the economic interest of Baldwin Risk Partners, LLC and net income attributable to noncontrolling interests would represent 70% of the income before income taxes of Baldwin Risk Partners, LLC upon completion of this offering.

The computation of the pro forma income attributable to noncontrolling interest, following the consummation of this offering, is as follows:

Six months ended June 30, 2019
Income before provision (benefit) for income taxes	$10,691,948
Pre-IPO LLC Members economic interest in Baldwin Risk Partners, LLC	72.5%

Income attributable to noncontrolling interest	$7,749,288

(6)  Reflects the pro forma adjustment to eliminate transaction expenses including due diligence and attorneys’ fees incurred in connection with the acquisitions of Lykes in March 2019 and MSI in April 2019.

(7) Reflects the pro forma adjustment to amortization expense related to the purchased customer accounts recorded in connection with the acquisitions of Lykes in March 2019 and software, purchased carrier relationships, purchased distributor relationships, trade name and purchased customer accounts of MSI in April 2019.

The intangible assets acquired have the following useful lives:

Intangible assets	Useful life (in years)
Purchased customer accounts (Lykes)	15
Software	5
Purchased carrier relationships	20
Purchased distributor relationships	20
Trade name	5
Purchased customer accounts (MSI)	5

Amortization expense over the next five years for each of the acquisitions is as follows:

	Amortization expense over the next five years
	Year 1	Year 2	Year 3	Year 4	Year 5
Lykes	$468,984	$399,738	$340,063	$288,634	$244,313
MSI	6,973,396	6,670,818	6,946,806	7,270,491	7,363,957

(8) Reflects the pro forma adjustment to interest expense related to the incremental debt borrowed in connection with the acquisitions of Lykes in March 2019 and MSI in April 2019.

Six months ended June 30, 2019
Interest on revolving lines of credit	$593,871
Interest on related party debt	635,625

Pro forma cash interest expense	1,229,496
Amortization of capitalized debt issuance costs	337,747

Total pro forma interest expense	$1,567,243

(9)  During March 2019, we entered into an asset purchase agreement to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Lykes, a Middle Market Partner, for cash consideration of $36.0 million and fair value of noncontrolling interest of $1.0 million. The Partnership was made to expand the Company’s Middle Market business presence in Florida. The Company recognized total revenues and net income from the Lykes Partnership of $3.5 million and $0.5 million, respectively, for the six months ended June 30, 2019. As a result of the Lykes Partnership, the Company recognized goodwill in the amount of $28.7 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring Lykes Insurance’s assembled workforce in addition to other synergies gained from integrating the Lykes Insurance’s operations into the Company’s consolidated structure.

During April 2019, we entered into a securities purchase agreement with an unrelated third party to purchase certain assets and intellectual and intangible rights and assume certain liabilities of MSI, a Specialty Partner, for cash of $45.5 million, fair value of contingent earnout consideration of $25.6 million, fair value of noncontrolling interest of $31.0 million and a trust balance adjustment of $1.1 million. The Partnership was made to obtain access to certain technology and invest in executive talent for building and growing the MGA of the Future, and to apply its functionality to other insurance placement products, as well as to expand the Company’s market share in specialty renter’s insurance. MGA of the Future is a national renter’s insurance product distributed via sub-agent partners and property management software providers, which has expanded distribution capabilities for new products through the Company’s wholesale and retail networks. The Company recognized total revenues and net loss from the MSI Partnership of $9.5 million and $1.3 million, respectively, for the six months ended June 30, 2019. As a result of the MSI Partnership, the Company recognized goodwill in the amount of $53.8 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring MSI’s MGA of the Future platform. The maximum potential contingent earnout consideration available to be earned by MSI is $61.5 million.

(10) Pro forma basic net income per share is computed by dividing the net income available to Class A common stockholders by the weighted-average shares of Class A common stock outstanding during the period. Pro forma diluted net income per share is computed by adjusting the net income available to Class A common stockholders and the weighted-average shares of Class A common stock outstanding to give effect to potentially dilutive securities. The calculation of diluted net income per share excludes 43,188,235 shares of Class B common stock that are convertible into Class A common stock under the “if-converted” method as the inclusion of such shares would be antidilutive to the periods presented. Shares of Class B common stock are not entitled to receive any distributions or dividends and are therefore not included in the computation of pro forma basic or diluted net income per share. In addition, we expect to grant 258,133 restricted stock units of Class A common stock under our Incentive Plan with an aggregate value of $3,872,000 in connection with this offering, each at an exercise price equal to the initial public offering price. Under the treasury stock method, assuming the restricted stock units were granted at the beginning of the period at an exercise price equal to $15.00 per share (the midpoint of the price range listed on the cover page of this prospectus), the effect of these restricted stock units is anti-dilutive and has therefore been excluded from the computations of pro forma diluted net income per share. The following table sets forth a reconciliation of the numerators and denominators used to compute pro forma basic and diluted net income per share.

Pro forma (unaudited) BRP Group, Inc. for the six months ended June 30, 2019
Basic and diluted net income per share:
Numerator
Net income	$9,759,641
Less: net income attributable to noncontrolling interests	7,749,288

Net income attributable to Class A common stockholders - basic and diluted	$2,010,353

Denominator
Shares of Class A common stock held by Pre-IPO LLC Members	142,695
Shares of Class A common stock sold in this offering	16,400,000

Weighted-average shares of Class A common stock outstanding - basic and diluted	16,542,695

Basic and diluted net income per share	$0.12

Unaudited pro forma condensed consolidated balance sheet As of June 30, 2019

	Historical Baldwin Risk Partners, LLC(1)	Offering adjustments		Pro forma BRP Group, Inc.(a)

ASSETS

Current Assets:
Cash and cash equivalents	$12,820,303	113,764,457	(3)	$126,584,760
Restricted cash	3,008,605	—		3,008,605
Premiums, commissions and fees receivable, net	53,597,456	—		53,597,456
Prepaid expenses and other current assets	2,201,266	(864,791	)(4)	1,336,475
Due from related parties	3,188	—		3,188

Total current assets	71,630,818	112,899,666		184,530,484

Property and equipment, net	2,459,444	—		2,459,444
Deposits and other non-current assets	603,145	—		603,145
Deferred financing costs, net	7,822,558	(6,685,366	)(10)	1,137,192
Deferred commission expense	3,093,617	—		3,093,617
Deferred tax assets	—	14,760,678	(9)	14,760,678
Intangible assets, net	84,429,370	—		84,429,370
Goodwill	148,220,941	—		148,220,941

Total assets	$318,259,893	$120,974,978		$439,234,871

LIABILITIES AND EQUITY

Current Liabilities:
Premiums payable to insurance	$48,093,838	—		$48,093,838
Producer commissions payable	6,219,546	—		6,219,546
Accrued expenses	5,107,100	—		5,107,100
Contract liabilities	4,791,536	—		4,791,536
Current portion of contingent earnout liabilities	1,585,370	—		1,585,370
Other current liabilities	207,378	280,631	(9)	488,009
Current portion of long-term debt	—	—		—

Total current liabilities	66,004,768	280,631		66,285,399

Advisor incentive liabilities	2,825,102	(1,228,999	)(2)	1,596,103
Tax Receivable Agreement liability	—	8,755,916	(9)	8,755,916
Revolving lines of credit	92,329,959	—		92,329,959
Related party debt	77,500,334	(77,500,334	)(10)	—
Contingent earnout liabilities, less current portion	29,525,159	—		29,525,159
Other long-term liabilities	273,120	(273,120	)(2)	—

Total liabilities	268,458,442	(69,965,906)		198,492,536

Commitments and contingencies	—	—		—

Mezzanine equity:
Redeemable noncontrolling interest	65,642,767	(65,642,767	)(2)	—
Redeemable members’ capital	110,596,275	(110,596,275	)(7)	—

Members’/stockholders’ equity (deficit):
Class A common stock	—	165,001	(6)	165,001
Class B common stock	—	4,319	(6)	4,319
Member note receivable	(255,700)	—		(255,700)
Additional paid-in capital	—	72,332,679	(11)	72,332,679	(11)
Accumulated deficit	(128,869,332)	127,029,371	(12)	(1,839,961	)(12)
Noncontrolling interest	2,687,441	167,648,556	(5)	170,335,997	(5)

Total members’/stockholders’ equity (deficit)	(126,437,591)	367,179,926		240,742,335

Total liabilities, redeemable noncontrolling interest, redeemable members’/stockholders’ capital and members’/stockholders’ equity (deficit)	$318,259,893	$120,974,978		$439,234,871

(a)

In accordance with Article 11 of Regulation S-X, this pro forma condensed consolidated balance sheet gives effect to the Offering Adjustments as if this Offering occurred on June 30, 2019. See “Capitalization.”

Notes to unaudited pro forma condensed consolidated balance sheet as of June 30, 2019

(1)     BRP Group, Inc. was incorporated as a Delaware corporation on July 1, 2019 and will have no material assets or results of operations until the completion of this offering and therefore its historical financial position is not shown in a separate column in this unaudited pro forma consolidated balance sheet. This column represents the consolidated historical financial statements of Baldwin Risk Partners, LLC, the predecessor for accounting purposes.

(2)     Prior to this offering Baldwin Risk Partners, LLC held an indirect controlling interest in a number of subsidiaries in which a noncontrolling interest was held by pre-acquisition owners or joint venture partners. Many of the noncontrolling interests represent redeemable equity and are classified in mezzanine equity in Baldwin Risk Partners, LLC’s historical financial statements. Baldwin Risk Partners, LLC will consummate the Reorganization Transactions described under “Organizational structure,” pursuant to which Baldwin Risk Partners, LLC will issue LLC Units to equity holders of its subsidiaries in exchange for all of the equity interests in its subsidiaries not held by Baldwin Risk Partners, LLC prior to such exchange. In addition, the Baldwin Risk Partners, LLC agreement will be amended and restated to, among other things, modify the Baldwin Risk Partners, LLC capital structure by reclassifying the interests currently held by the Pre-IPO LLC Members into LLC Units. The LLC Units will not meet the definition of redeemable equity and will be reclassified to permanent equity.

In addition, pursuant to the Reorganization Transactions, BRP Group, Inc. will issue Class A shares, subject to certain selling restrictions, to settle a portion of the obligation of Baldwin Risk Partners, LLC under the advisor incentive and participation unit ownership plans, which is included within advisor incentive liabilities and other long-term liabilities on this unaudited pro forma consolidated balance sheet.

Value of advisor incentive liability	1,228,999
Value of participation unit ownership plan	273,120

Value of obligations settled in Class A common stock	1,502,119
Price per share	$15.00

Number of shares of Class A common stock	100,141

(3)     For purposes of the unaudited pro forma financial information, we have assumed that 16,400,000 shares of Class A common stock will be issued by us at a price per share equal to the midpoint of the estimated offering price range set forth on the cover of this prospectus.

Assumed initial public offering price per share	$15.00
Shares of Class A common stock issued in this offering	16,400,000

Gross proceeds	246,000,000
Less: acquisition of LLC units from Lowry Baldwin and Villages Invesco	33,480,000
Less: underwriting discounts and commissions	17,220,000
Less: offering expenses (including amounts previously deferred)	4,900,000
Plus: offering expenses previously deferred (included above)	864,791

Net cash proceeds	191,264,791
Less: payment of related party debt	77,500,334

Cash proceeds after paydown of debt	$113,764,457

(4)     We are deferring certain costs associated with this offering, including certain legal, accounting and other related expenses, which have been recorded in prepaid expenses and other current assets on this unaudited pro forma consolidated balance sheet. Upon completion of this offering, these deferred costs will be charged against the proceeds from this offering with a corresponding reduction to additional paid-in capital.

(5)     Upon completion of the Transactions, we will become the sole managing member of Baldwin Risk Partners, LLC. Although we will have a minority economic interest in Baldwin Risk Partners, LLC, we will have the sole voting interest in, and control the management of, Baldwin Risk Partners, LLC. As a result, we will consolidate the financial results of Baldwin Risk Partners, LLC and will report a noncontrolling interest related to the LLC Units held by the Pre-IPO LLC Members on our consolidated balance sheet. The computation of the noncontrolling interest following the consummation of this offering, based on the assumed initial public offering price, is as follows:

	Units	Percentage
Interest in Baldwin Risk Partners, LLC held by BRP Group, Inc.	16,400,000	27.5%
Noncontrolling interest in Baldwin Risk Partners, LLC held by Pre-IPO LLC Members	43,188,235	72.5%

Total	59,588,235	100%

The computation of the pro forma noncontrolling interest is below:
Beginning members’ deficit	$(128,869,332)
Member note receivable	(255,700)
Noncontrolling interest previously in subsidiaries of Baldwin Risk Partners, LLC	2,687,441
Proceeds from offering net of underwriting discounts	228,780,000
Purchase of units in Baldwin Risk Partners, LLC from Lowry Baldwin and Villages Invesco	(33,480,000)
Offering expenses	(4,900,000)
Conversion of certain incentive plans to Class A common shares	1,502,119
Reclassification of mezzanine equity	176,239,042

Total members’ equity	241,703,570
Continuing members’ economic interest in Baldwin Risk Partners, LLC	72.5%

Noncontrolling interest upon completion of this offering	175,181,402
Write-off of deferred financing fees relating to noncontrolling interest post-offering(10)	(4,845,405)

Noncontrolling interest	$170,335,997

If the underwriters were to exercise their option to purchase additional shares of our Class A common stock, in full BRP Group, Inc. would own 30% of the economic interest of Baldwin Risk Partners, LLC and the Pre-IPO LLC Members would own the remaining 70% of the economic interest of Baldwin Risk Partners, LLC.

Following the consummation of this offering, the LLC Units held by the Pre-IPO LLC Members, representing the noncontrolling interest, will be redeemable at the election of the members, for shares of Class A common stock on a one-for-one basis.

(6)     In connection with this offering, we will issue 43,188,235 shares of Class B common stock with a par value of $0.0001 to the Pre-IPO LLC Members, on a one-to-one basis with the number of LLC Units they own, for nominal consideration. In addition, we will issue 16,400,000 shares of Class A common stock with a par value of $.01 in connection with this offering and 100,141 of Class A common shares to settle a portion of the obligation of Baldwin Risk Partners, LLC under the advisor incentive and participation unit ownership plans, all of which will be outstanding immediately following this offering.

(7)    Prior to this offering two minority founders of Baldwin Risk Partners, LLC held voting common units that required redemption upon death; however, the controlling founder had the unilateral right to effect a change in control with drag-along rights that terminate the redemption provision. We concluded that the controlling founder’s rights represent a conditional future event that scopes the two minority founders’ voting common units out of the guidance pertaining to mandatorily redeemable instruments. The voting common units of two minority holders also contained certain put and call rights in conjunction with termination at the greater of fair value or a floor; thus, the voting common units were presented in redeemable members’ capital in the consolidated balance sheet of Baldwin Risk Partners, LLC. We will consummate the Reorganization Transactions described under “Organizational structure,” pursuant to which Baldwin Risk Partners, LLC will issue LLC Units to the two minority founding members to replace the previous voting common units. The LLC Units will not meet the definition of redeemable equity and will be reclassified to permanent equity.

(8)    As part of the Reorganization Transactions, BRP Group, Inc. will enter into the Tax Receivable Agreement, pursuant to which BRP Group, Inc. will pay to the Pre-IPO LLC Members 85% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that it actually realizes (or is deemed to realize in certain circumstances) in periods after this offering as (i) any increase in tax basis in Baldwin Risk Partners, LLC’s assets resulting from (a) acquisitions by BRP Group, Inc. of LLC Units from Lowry Baldwin, our Chairman, and Villages Invesco in connection with this offering, (b) the acquisition of LLC Units using the net proceeds from any future offering, (c) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.

(9)     BRP Group, Inc. is subject to U.S. federal income taxes, in addition to state, local and foreign taxes. The deferred tax asset of $14.8 million and the $9.0 million due to affiliates for the tax receivable agreement assume: (A) only exchanges associated with this offering, (B) a share price equal to $15.00 per share less any underwriting discount, (C) a constant income tax rate of 25.7%, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations and (G) future tax receivable agreement payments. The difference between the deferred tax asset recognized and the tax receivable agreement liability is recorded as an increase to additional paid-in-capital. In addition, BRP Group, Inc. recorded a deferred tax asset of $4.1 million for the temporary difference in basis as a result of our investment in Baldwin Risk Partners, LLC, with an offset to additional paid-in-capital.

(10)     Reflects adjustments to related party debt and deferred financing costs from repayment in full of $77.5 million of related party debt and the write-off of $6.7 million of deferred financing costs relating to this debt, 72% of which, or $4.8 million, relates to noncontrolling interests and the remaining $1.8 million relates to controlling interest.

(11)     The computation of pro forma additional paid-in-capital is below:

Proceeds from offering net of underwriting discounts(3)	$228,780,000
Purchase of units in Baldwin Risk Partners, LLC from Lowry Baldwin and Villages Invesco(3)	(33,480,000)
Offering expenses(3)	(4,900,000)
Deferred income tax asset(9)	14,760,678
Due to affiliates for tax receivable agreement(9)	(9,036,547)
Reclassification of members’ deficit(5)	(128,869,332)
Conversion of certain incentive plans to Class A common shares(2)	1,502,119
Reclassification of mezzanine equity to Class B common shares(2)(7)	176,239,042
Reclassification of noncontrolling interest of Baldwin Risk Partners, LLC to Class B common shares(2)(7)	2,687,441
Par value of Class A common stock(6)	(165,001)
Par value of Class B common stock(6)	(4,319)
Noncontrolling interest upon completion of this offering(5)	(175,181,402)

Additional paid-in-capital	$72,332,679

(12)      The computation for pro forma accumulated deficit takes into account the portion related to the controlling interest of the write-off of deferred financing fees associated with the paydown of the related party debt, which will occur post-offering. The rollforward of the pro forma accumulated deficit is below:

Beginning members’ deficit	$(128,869,332)
Reclassification of members’ deficit to additional paid-in capital in connection with this offering(5)	128,869,332
Write-off of deferred financing fees relating to controlling interest post-offering(10)	(1,839,961)

Accumulated deficit	$(1,839,961)

Dilution

If you invest in our Class A common stock, you will experience dilution to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma net tangible book value per share of our Class A common stock. Dilution results from the fact that the per share offering price of the Class A common stock is substantially in excess of the pro forma net tangible book value per share attributable to the Pre-IPO LLC Members.

We have presented dilution in pro forma net tangible book value per share of Class A common stock to investors in this offering assuming that all of the holders of LLC Units redeemed or exchanged their LLC Units for a corresponding number of newly-issued shares of Class A common stock, or the Assumed Redemption, in order to more meaningfully present the dilutive impact on the investors in this offering.

Our pro forma net tangible book value as of June 30, 2019 would have been approximately -$182.8 million, or -$4.01 per share of our Class A common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, and pro forma net tangible book value per share represents pro forma net tangible book value divided by the number of shares of common stock outstanding, in each case after giving effect to the Reorganization Transactions, assuming that the Pre-IPO LLC Members redeem or exchange all of their LLC Units and shares of Class B common stock for newly-issued shares of our Class A common stock on a one-for-one basis.

After giving effect to the Reorganization Transactions, assuming that the Pre-IPO LLC Members redeem or exchange all of their LLC Units for newly-issued shares of our Class A common stock on a one-for-one basis, and after giving further effect to the sale of 16,400,000 shares of Class A common stock in this offering at the assumed initial public offering price of $15.00 per share (the midpoint of the estimated initial price range on the cover page of this prospectus) and the use of the net proceeds from this offering, our pro forma as adjusted net tangible book value would have been approximately $40.0 million, or $0.65 per share, representing an immediate increase in net tangible book value of $4.66 per share to existing equity holders and an immediate dilution in net tangible book value of $14.35 per share to new investors.

The following table illustrates the per share dilution:

Assumed initial public offering price per share	$15.00
Pro forma net tangible book value per share as of June 30, 2019	(4.01)
Increase in pro forma net tangible book value per share attributable to new investors	4.66
Pro forma adjusted net tangible book value per share after this offering	0.65
Dilution in pro forma net tangible book value per share to new investors	$14.35

Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the initial public offering price per share of Class A common stock.

A $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share would increase (decrease) the dilution per share to new investors by $0.21, in each case assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same.

To the extent the underwriters’ option to purchase additional shares of Class A common stock is exercised, there will be further dilution to new investors.

The following table illustrates, as of June 30, 2019, after giving effect to the Assumed Redemption and the sale by us of shares of our Class A common stock in this offering at the initial public offering price of $ 15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), the difference between the existing Pre-IPO LLC Members, and the investors purchasing shares of our Class A common stock in this offering with respect to the number of shares of our common stock purchased from us, the total consideration paid or to be paid to us, and the average price per share paid or to be paid to us, before deducting underwriting discounts and commissions and the estimated offering expenses payable by us:

	Shares purchased		Total consideration		Average price
	Number	Percent	Amount	Percent	Per share
Pre-IPO LLC Members	43,188,235	72%	$5,160,864	2%	$0.12
Investors purchasing shares of our Class A common stock in this offering	16,400,000	28	246,000,000	98	15.00

Total	59,588,235	100%	$251,160,864	100%	$4.21

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to holders of our Class A common stock.

Selected historical financial data

The following tables set forth selected historical financial and other data of Baldwin Risk Partners, LLC for the periods presented. BRP Group, Inc. was formed as a Delaware corporation on July 1, 2019 and has not, to date, conducted any activities other than those incident to its formation, the Reorganization Transactions and the preparation of this prospectus and the registration statement of which this prospectus forms a part.

The statements of comprehensive income data for the years ended December 31, 2018 and 2017 and balance sheet data as of December 31, 2018 and 2017 have been derived from Baldwin Risk Partners, LLC’s audited financial statements included elsewhere in this prospectus. The statements of comprehensive income data for the six months ended June 30, 2019 and 2018 and balance sheet data as of June 30, 2019 have been derived from Baldwin Risk Partners, LLC’s unaudited financial statements included elsewhere in this prospectus.

The selected historical financial and other data presented below do not purport to be indicative of the results that can be expected for any future period and should be read together with “Capitalization,” “Selected historical financial data,” “Summary historical and pro forma financial and other data,” “Management’s discussion and analysis of financial condition and results of operations” and our financial statements and related notes thereto included elsewhere in this prospectus.

	Baldwin Risk Partners, LLC
	Year ended December 31,		Six months ended June 30, (unaudited)
	2018	2017	2019	2018

Revenues:
Commissions and fees(1)	$79,879,733	$48,014,994	$62,897,206	$40,485,287

Total revenues	79,879,733	48,014,994	62,897,206	40,485,287

Operating expenses:
Commissions, employee compensation and benefits	51,653,640	30,805,563	40,279,574	25,479,299
Operating expenses	14,379,270	9,558,978	10,391,282	5,717,983
Depreciation expense	508,109	500,786	276,185	240,046
Amortization expense	2,581,669	936,116	3,711,201	1,089,571
Change in fair value of contingent consideration	1,227,697	399,298	(3,757,123)	526,773

Total operating expenses	70,350,385	42,200,741	50,901,119	33,053,672

Operating income	9,529,348	5,814,253	11,996,087	7,431,615

Other expense:
Interest expense, net	(6,625,101)	(1,906,421)	(5,213,442)	(3,720,158)
Other expense, net	(215,067)	(57,451)	—	(211,912)

Total other expense	(6,840,168)	(1,963,872)	(5,213,442)	(3,932,070)

Net income	2,689,180	3,850,381	6,782,645	3,499,545
Less net income attributable to noncontrolling interests	3,312,976	2,147,088	2,452,974	1,846,365

Net income (loss) attributable to Baldwin Risk Partners, LLC and Subsidiaries	$(623,796)	$1,703,293	$4,329,671	$1,653,180

(1)	We did not have a Specialty Operating Group in 2017 and a portion of the increase to commissions and fees for 2018 from 2017 includes commissions and fees derived from this business unit.

	Baldwin Risk Partners, LLC
	December 31,		June 30, (unaudited)
	2018	2017	2019

Balance Sheet Data:
Total assets	$139,824,614	$44,980,568	$318,259,893
Total debt	72,765,805	24,370,634	169,830,293
Total liabilities	$117,021,373	$38,921,221	$268,458,442

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected historical financial data” section of this prospectus and our financial statements and the related notes and other financial information included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk factors” and elsewhere in this prospectus.

The following discussion contains references to calendar year 2018, calendar year 2017, the six month period ended June 30, 2019 and the six month period ended June 30, 2018, which represents the consolidated and combined financial results of our predecessor Baldwin Risk Partners, LLC and its consolidated subsidiaries for the fiscal years ended December 31, 2018 and December 31, 2017 and the six month period ended June 30, 2019 and June 30, 2018 respectively.

Overview

We are a rapidly growing independent insurance distribution firm delivering solutions that give our clients the peace of mind to pursue their purpose, passion and dreams. We support our clients, Colleagues, Insurance Company Partners and communities through the deployment of vanguard resources and capital to drive organic and inorganic growth. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits. Our growth plan includes increased geographic representation across the U.S., expanded client value propositions and new lines of insurance to meet the needs of evolving lifestyles, business risks and healthcare funding. We are a destination employer supported by an award-winning culture, powered by exceptional people and fueled by industry-leading growth and innovation. We believe we are the second fastest growing insurance broker based on our fiscal year 2018 results.

We represent over 400,000 clients across the United States and internationally. Our more than 500 Colleagues include over 160 Risk Advisors, who are fiercely independent, relentlessly competitive and “insurance geeks.” We have 40 offices (in four states), all of which are equipped to provide diversified products and services to empower our clients at every stage through our four Operating Groups.

•

Middle Market provides expertly-designed private risk management, commercial risk management and employee benefits solutions for mid-to-large-size businesses and high net worth individuals, as well as their families.

•	MainStreet offers personal insurance, commercial insurance and life and health solutions to individuals and businesses in their communities.

•	Medicare offers consultation for government assistance programs and solutions to seniors and Medicare-eligible individuals through a network of agents.

•

Specialty delivers specialty insurers, professionals, individuals and niche industry businesses expanded access to exclusive specialty markets, capabilities and programs requiring complex underwriting and placement.

Factors affecting our results of operations

We believe that the most significant factors affecting our results of operations include:

•

Investment in growth.    We continue to invest in expanding our national footprint. We plan to increase the number of our commissions and fees producing Risk Advisors, increase the Colleagues who serve our clients and increase the level of support provided to our Colleagues and Risk Advisors through our support teams. Our ability to attract and retain the best people, grow and steward Insurance Company Partner relationships, partner with and integrate fast growing Partners, ramp up new Risk Advisor and Partner productivity, and retain existing and future clients are key to continued profitable growth.

•

Continued curation of business portfolio and entry into high-growth areas.    We have historically used our ability to evolve our business through new hires and Partnerships to add capabilities that both solve our clients’ needs and to enter new markets quickly. We believe our continued curation of our business portfolio optimally poises us for outsized long-term growth.

•

Investment in technology.    We continue to develop and invest in our technology platform to drive scalability, adaptability and efficiency. As a “forever investor,” we act in the long-term best interests of our stakeholders. We have and will continue to make the investments required to both better serve our clients and establish a durable competitive advantage. We believe our significant proprietary investment in our technology is a key competitive advantage that supports our growth rate and operating margins.

•

Strength of the insurance market or particular lines of business.    We generate commissions and fees, which are calculated as a percentage of the total insurance policy premium. A softening of the insurance market or the particular lines of business that are our focus, characterized by a period of declining premium rates, could negatively impact our profitability.

•

Effect of natural or man-made disasters.    Any increases in loss ratios due to natural or man-made disasters could positively or negatively impact our commissions and contingent commissions from Insurance Company Partners, which are primarily driven by both growth and profitability metrics.

•

Cost of being a public company.    To operate as a public company, we will be required to continue to implement changes in certain aspects of our business and develop, manage and train management level and other employees to comply with ongoing public company requirements. We will also incur new expenses as a public company, including public reporting obligations, increased professional fees for accounting, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and Financial Industry Regulatory Authority, Inc., or FINRA, filing fees, legal fees and offering expenses.

Effects of the reorganization on our corporate structure

BRP Group, Inc. was formed for the purpose of this offering and has engaged to date only in activities in contemplation of this offering. BRP Group, Inc. will be a holding company and its sole material asset will be a controlling ownership interest in Baldwin Risk Partners, LLC. For more information regarding our reorganization and holding company structure, see “Organizational structure—The Reorganization Transactions.” Upon completion of this offering, all of our business will be conducted through Baldwin Risk Partners, LLC and its consolidated subsidiaries and affiliates, and the financial results of Baldwin Risk Partners, LLC and its consolidated subsidiaries will be included in the consolidated financial statements of BRP Group, Inc.

Baldwin Risk Partners, LLC is currently taxed as a partnership for federal income tax purposes and, as a result, its members, including BRP Group, Inc., pay taxes with respect to their allocable shares of its net taxable income.

We expect that redemptions and exchanges of LLC Units will result in increases in the tax basis in our share of the tangible and intangible assets of Baldwin Risk Partners, LLC that otherwise would not have been available. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. The Tax Receivable Agreement will require BRP Group, Inc. to pay 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize to the Pre-IPO LLC Members. Furthermore, payments under the Tax Receivable Agreement will give rise to additional tax benefits and therefore additional payments under the Tax Receivable Agreement itself. See “Certain relationships and related party transactions—Tax Receivable Agreement.”

Assuming an initial public offering price of $15.00 per share (the midpoint of the estimated public offering price range set forth on the cover page of this prospectus), we expect to incur a charge of $1.2 million related to compensation expense to be recognized in connection with the accelerated vesting of the outstanding management incentive units in connection with this offering.

Acquisitions (“Partnerships”)

Strategic acquisitions, which we refer to as Partnerships, to complement and expand our business have been and will likely remain an important part of our competitive strategy. The financial impact of Partnerships may affect the comparability of our results from period to period. Our acquisition strategy also entails certain risks, including the risks that we may not be able to successfully, source, close, integrate and effectively manage businesses that we acquire. To mitigate that risk, we have a professional team focused on finding new Partners and integrating new Partnerships. We plan to execute on numerous Partnerships annually as it is a key pillar in our long-term growth strategy over the next ten years.

We completed twelve Partnerships for an aggregate purchase price of $64.4 million in 2018 and five Partnerships for an aggregate purchase price of $18.9 million in 2017. We also completed three Partnerships for an aggregate purchase price of $140.6 million for the six months ended June 30, 2019. The three significant Partnerships we have completed since January 1, 2018 are discussed in greater detail below. For additional information on the Partnerships that we have completed since January 1, 2018, see Note 16 to our audited consolidated financial statements for the year ended December 31, 2018 and Note 3 to our consolidated financial statements for the six months ended June 30, 2019 included elsewhere in this prospectus.

During May 2018, we indirectly acquired certain assets and liabilities of T&C Insurance, a Middle Market Partnership, for cash of $14.4 million and fair value of contingent earnout consideration of $2.9 million. The Partnership was made to gain access to the Houston market and expand the Company’s presence in the private risk management, employee benefits and commercial insurance distribution marketplace. We recognized total commissions and fees and net loss from the T&C Insurance Partnership of $4.1 million and $136.1 thousand, respectively, for the year ended December 31, 2018. As a result of the business Partnership, the Company recognized goodwill in the amount of $13.8 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring T&C Insurance’s assembled workforce in addition to other synergies gained from integrating T&C Insurance’s operations into the Company’s consolidated structure.

During March 2019, we entered into an asset purchase agreement to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Lykes, a Middle Market Partnership, for cash consideration of $36.0 million and fair value of noncontrolling interest of $1.0 million. The acquisition was made to expand the Company’s Middle Market business presence in Florida. The Company recognized total revenues and net income from the Lykes Partnership of $3.5 million and $0.5 million, respectively, for the six months ended June 30, 2019. As a result of the Lykes Partnership, the Company recognized goodwill in the amount of $28.7 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring Lykes’ assembled workforce in addition to other synergies gained from integrating the Lykes’ operations into the Company’s consolidated structure.

During April 2019, we entered into a securities purchase agreement to purchase certain assets and intellectual and intangible rights and assume certain liabilities of MSI, a Specialty Partnership, for cash consideration of $45.5 million, fair value of contingent earnout consideration of $25.6 million, fair value of noncontrolling interest of $31.0 million and a trust balance adjustment of $1.1 million. The Partnership was made to obtain access to certain technology and invest in executive talent for building and growing MGA of the Future and to apply its functionality to other insurance placement products, as well as to expand the Company’s market share in specialty renter’s insurance. MGA of the Future is a national renter’s insurance product distributed via sub-agent partners and property management software providers, which has expanded distribution capabilities for new products through the Company’s wholesale and retail networks. The Company recognized total revenues and net loss from the MSI Partnership of $9.5 million and $1.3 million, respectively, for the six months ended June 30, 2019. As a result of the MSI Partnership, the Company recognized goodwill in the amount of $53.8 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring MSI’s MGA of the Future platform. The maximum potential contingent earnout consideration available to be earned by MSI is $61.5 million.

Certain income statement line items

Commissions and fees

Commissions and fees are derived primarily from commissions in our four Operating Groups. We earn commissions and fees by facilitating the arrangement between Insurance Company Partners and individuals/businesses for the carrier to provide insurance to the insured party. Our commissions and fees are usually a percentage of the premium paid by the insured and generally depends on the type of insurance, the particular Insurance Company Partner and the nature of the services provided. Under certain arrangements with clients, we earn pre-negotiated service fees in lieu of commissions. Additionally, we may also receive from Insurance Company Partners a profit-sharing commission, or straight override, which represent forms of variable consideration associated with the placement of coverage and are based primarily on underwriting results, but may also contain considerations for volume, growth and/or retention. In 2018, commissions and fees increased by 66% to $79.9 million from $48.0 million in 2017.

We discuss below the breakdown of our commissions and fees by major source and Operating Group.

Major sources of commissions and fees

The following table sets forth our commissions and fees by major source by amount and as a percentage of our commissions and fees for the periods indicated:

	Years ended December 31,				Six months ended June 30, (unaudited)
	2018		2017		2019		2018

By major source
Commissions	$70,176,481	88%	$40,580,559	85%	$52,425,529	83%	$34,808,286	86%
Consulting and service fees	2,660,386	3%	2,230,777	5%	1,225,565	2%	1,216,681	3%
Profit-sharing	6,006,981	8%	4,527,649	9%	6,290,201	10%	4,173,995	10%
Policy fee and installment fee revenue	—		—		2,392,962	4%	—
Other income	1,035,885	1%	676,009	1%	562,949	1%	286,325	1%

Commissions and fees	$79,879,733	100%	$48,014,994	100%	$62,897,206	100%	$40,485,287	100%

Operating Group commissions and fees

The following table sets forth our commissions and fees by Operating Group type by amount and as a percentage of our commissions and fees for the periods indicated:

	Years ended December 31,				Six months ended June 30, (unaudited)
	2018		2017		2019		2018

By Operating Group
Middle Market Operating Group	$36,629,030	46%	$24,492,457	51%	$28,645,195	45%	$18,342,172	45%
MainStreet Operating Group	20,940,130	26%	16,593,414	35%	12,299,698	20%	10,689,938	26%
Medicare Operating Group	9,581,396	12%	6,929,123	14%	6,187,071	10%	5,175,345	13%
Specialty Operating Group	12,729,177	16%	—	—	15,765,242	25%	6,277,832	16%

Commissions and fees	$79,879,733	100%	$48,014,994	100%	$62,897,206	100%	$40,485,287	100%

In the Middle Market, MainStreet, and Specialty Operating Groups, we generate commissions and fees from insurance placement under both agency bill and direct bill arrangements. In addition, we generate profit-sharing income in each of those segments based on either the underlying Book of Business or performance, such as loss ratios. In the Middle Market Operating Group only, we generate fees from service fee and consulting arrangements. Service fee arrangements are in place with certain clients in lieu of commission arrangements. In the Specialty Operating Group only, we generate policy fee and installment fee revenue for providing certain services on behalf of Insurance Company Partners.

In the Medicare Operating Group, we generate commissions and fees in the form of direct bill insurance placement and marketing income. Marketing income is earned through co-branded marketing campaigns with our Insurance Company Partners.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits is our largest expense. It consists of (a) base compensation comprising salary, bonuses and benefits paid and payable to Colleagues, commissions paid to Colleagues and outside commissions paid to others; and (b) equity-based compensation associated with the grants of restricted interest awards to senior management, Risk Advisors and executives. We expect to continue to experience a general rise in commissions, employee compensation and benefits expense commensurate with expected growth in our sales and headcount. We operate in competitive markets for human capital and need to maintain competitive compensation levels as we expand geographically and create new products and services.

Our compensation arrangements with our employees contain significant bonus and/or commission components driven by the results of our operations. Therefore, as we grow commissions and fees, we expect compensation costs to rise.

Operating expenses

Operating expenses include travel, accounting, legal and other professional fees, placement fees, office expenses, depreciation and other costs associated with our operations. Our occupancy-related costs and professional services expenses, in particular, generally increase or decrease in relative proportion to the number of our employees and the overall size and scale of our business operations. Expenses are allocated to the Operating Groups.

Non-GAAP financial measures

Adjusted EBITDA, Adjusted EBITDA Margin, Organic Revenue and Organic Revenue Growth are not measures of financial performance under GAAP and should not be considered substitutes for GAAP measures, including commissions and fees (for Organic Revenue and Organic Revenue Growth) or net income (for Adjusted EBITDA and Adjusted EBITDA Margin), which we consider to be the most directly comparable GAAP measures. All of these non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for commissions and fees, net income or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures. For more information on the use of non-GAAP financial information, including other non-GAAP financial measures presented in this prospectus and a reconciliation of the non-GAAP financial measures to commissions and fees and net income, as applicable, see “Prospectus summary—Summary historical and pro forma financial and other data” and “Prospectus summary—Supplemental pro forma financial information.”

Key performance indicators

Our key operating metrics are discussed below:

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation, amortization and certain items of income and expense, including transaction-related expenses and non-recurring items. We believe that

Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance, and that the presentation of this measure enhances an investor’s understanding of our financial performance.

Adjusted EBITDA increased by $6.9 million, or 84%, to $15.1 million for 2018 from $8.2 million for 2017.

Adjusted EBITDA increased by $3.2 million, or 33%, to $12.9 million for the six months ended June 30, 2019 from $9.7 million for the six months ended June 30, 2018.

Adjusted EBITDA Margin

Adjusted EBITDA Margin is Adjusted EBITDA divided by commissions and fees. We believe that Adjusted EBITDA Margin is helpful in measuring profitability of operations on a consolidated level.

For the fiscal year ended December 31, 2018, Adjusted EBITDA Margin increased by 2% to 19% for 2018 compared to 17% for 2017.

Adjusted EBITDA Margin decreased by 3%, to 21% for the six months ended June 30, 2019 from 24% for the six months ended June 30, 2018.

Organic Revenue and Organic Revenue Growth

We calculate Organic Revenue based on commissions and fees for the period excluding (i) the first twelve months of commissions and fees generated from Partnerships and (ii) the impact of the change in our method of accounting for commissions and fees from contracts with customers as a result of the adoption of ASC Topic 606, Revenue from Contracts with Customers, effective January 1, 2018, under the New Revenue Standard on our 2018 commissions and fees when the impact is measured across periods that are not comparable. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted for Organic Revenues that were excluded in the prior period because the Partnership had not yet reached the twelve-month owned mark, but which have reached the twelve-month owned mark in the current period. For example, revenues from a Partnership consummated June 1, 2017 are excluded from Organic Revenue for 2017. However, after June 1, 2018, results from June 1, 2017 to December 31, 2017 for such Partnership are compared to results from June 1, 2018 to December 31, 2018 for purposes of calculating Organic Revenue Growth in 2018. We believe that Organic Revenue and Organic Revenue Growth are appropriate measures of operating performance as they allow investors to measure, analyze and compare growth in a meaningful and consistent manner.

Organic Revenue Growth was 18% in 2018 and 17% in 2017.

Consolidated results of operations

The following is a discussion of our consolidated results of operations for each of the years ended December 31, 2018 and December 31, 2017 and the six months ended June 30, 2019 and June 30, 2018. This information is derived from our accompanying consolidated financial statements prepared in accordance with GAAP.

	For the years ended December 31,
	2018		2017

Revenues:
Commissions and fees(1)	$79,879,733		$48,014,994

Total revenues	79,879,733		48,014,994

Operating expenses:
Commissions, employee compensation and benefits	51,653,640	73%	30,805,563	73%
Operating expenses	14,379,270	20%	9,558,978	23%
Depreciation expense	508,109	1%	500,786	1%
Amortization expense	2,581,669	4%	936,116	2%
Change in fair value of contingent consideration	1,227,697	2%	399,298	1%

Total operating expenses	70,350,385	100%	42,200,741	100%

Operating income	9,529,348		5,814,253

Other expense:
Interest expense, net	(6,625,101)	97%	(1,906,421)	97%
Other expense, net	(215,067)	3%	(57,451)	3%

Total other expense	(6,840,168)	100%	(1,963,872)	100%

Net income	2,689,180		3,850,381
Less net income attributable to noncontrolling interests	3,312,976		2,147,088

Net income (loss) attributable to Baldwin Risk Partners, LLC and Subsidiaries	$(623,796)		$1,703,293

(1)	We did not have a Specialty Operating Group in 2017 and a portion of the increase to commissions and fees for 2018 from 2017 includes commissions and fees derived from this business unit.

	For the six months ended June 30, (unaudited)
	2019		2018
Revenues:
Commissions and fees	$62,897,206		$40,485,287

Total revenues	62,897,206		40,485,287

Operating expenses:
Commissions, employee compensation and benefits	40,279,574	79%	25,479,299	77%
Operating expenses	10,391,282	20%	5,717,983	17%
Depreciation expense	276,185	1%	240,046	1%
Amortization expense	3,711,201	7%	1,089,571	3%
Change in fair value of contingent consideration	(3,757,123)	(7)%	526,773	2%

Total operating expenses	50,901,119	100%	33,053,672	100%

Operating income	11,996,087		7,431,615

Other expense:
Interest expense, net	(5,213,442)	100%	(3,720,158)	95%
Other expense, net	—	—	(211,912)	5%

Total other expense	(5,213,442)	100%	(3,932,070)	100%

Net income	6,782,645		3,499,545
Less net income attributable to noncontrolling interests	2,452,974		1,846,365

Net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$4,329,671		$1,653,180

Revenues

Commissions and fees

Commissions and fees increased by $31.9 million, or 66%, to $79.9 million for 2018 from $48.0 million for 2017. This increase was attributable to new Partners in 2018, which comprised $21.8 million in commissions and fees and $0.2 million in contingent commissions and fees, in addition to significantly increased new organic business sales and full-year contribution from new Partners in 2017.

Commissions and fees increased by $22.4 million, or 55%, to $62.9 million for the six months ended June 30, 2019 from $40.5 million for the six months ended June 30, 2018. This increase was partially attributable to new Partnerships in 2019, which comprised $12.3 million in commissions and fees, in addition to increased new organic business sales and a full six months of contribution from Partners in 2018.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $20.8 million, or 68%, to $51.7 million for 2018 from $30.8 million for 2017. This increase was primarily attributable to Partnerships formed in 2018, which accounted for $15.2 million of this increase. The remaining increase is aligned with organic sales growth.

Commissions, employee compensation and benefits expenses increased by $14.8 million, or 58%, to $40.3 million for the six months ended June 30, 2019 from $25.5 million for the six months ended June 30,

2018. This increase was driven by Partnerships, which accounted for $10.9 million of this increase. The remaining increase is aligned with organic sales growth.

Operating expenses

Operating expenses increased by $4.8 million, or 50%, to $14.4 million for 2018 from $9.6 million for 2017. This increase was primarily attributable to additional recurring operating expenses resulting from new Partnerships such as additional rent or increased software costs, as well as increased professional fees, travel, and acquisition related expenses related to those new Partnerships.

Operating expenses increased by $4.7 million, or 82%, to $10.4 million for the six months ended June 30, 2019 from $5.7 million for the six months ended June 30, 2018, driven by additional recurring operating expenses related to Partnerships and increased costs related to acquiring Partners.

Amortization expense

Amortization expense increased by $1.6 million to $2.6 million for 2018 from $0.9 million for 2017. This increase was driven by the intangible assets capitalized in connection with our Partnerships.

Amortization expense increased by $2.6 million to $3.7 million for the six months ended June 30, 2019 from $1.1 million for the six months ended June 30, 2018, driven by intangible assets capitalized in connection with our Partnerships.

Change in fair value of contingent consideration

Change in fair value of contingent consideration increased by $0.8 million to $1.2 million for 2018 from $0.4 million for 2017. This increase was attributable to increased projections for Partners in relation to earnout metrics.

Change in fair value of contingent consideration decreased by $4.3 million to ($3.8 million) for the six months ended June 30, 2019 from $0.5 million for the six months ended June 30, 2018. This change was attributable to a change in projections for our Partners during the current period in relation to earnout metrics.

Interest expense, net

Interest expense, net increased by $4.7 million to $6.6 million for 2018 from $1.9 million for 2017. This increase was primarily attributable to higher total debt balances which resulted directly from new Partnerships in 2018.

Interest expense, net increased by $1.5 million, or 40%, to $5.2 million for the six months ended June 30, 2019 from $3.7 million for the six months ended June 30, 2018. This increase was primarily attributable to higher total debt balances which resulted directly from new Partnerships in 2019.

Middle Market Operating Group

The following table summarizes our results of operations for the Middle Market Operating Group for the years ended December 31, 2018 and 2017:

	For the years ended December 31,
	2018		2017
Revenues:
Commissions and fees	$36,629,030		$24,492,457

Total revenues	36,629,030		24,492,457

Operating expenses:
Commissions, employee compensation and benefits	25,904,617	78%	17,232,304	80%
Operating expenses	6,082,935	18%	3,804,658	18%
Depreciation expense	251,185	1%	185,811	1%
Amortization expense	588,103	2%	199,942	1%
Change in fair value of contingent consideration	325,552	1%	—	—

Total operating expenses	33,152,392	100%	21,422,715	100%

Operating income	3,476,638		3,069,742

Other income (expense):
Interest income, net	2,847	(2)%	1,842	10%
Other income (expense), net	(141,877)	102%	17,009	90%

Total other income (expense)	(139,030)	100%	18,851	100%

Net income	3,337,608		3,088,593
Less net income attributable to noncontrolling interests	267,491		134,937

Net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$3,070,117		$2,953,656

The following table summarizes our results of operations for the Middle Market Operating Group for the six months ended June 30, 2019 and 2018:

	For the six months ended June 30, (unaudited)
	2019		2018
Revenues:
Commissions and fees	$28,645,195		$18,342,172

Total revenues	28,645,195		18,342,172

Operating expenses:
Commissions, employee compensation and benefits	17,753,103	96%	11,978,904	83%
Operating expenses	3,996,726	22%	2,147,152	15%
Depreciation expense	163,484	1%	109,026	1%
Amortization expense	797,007	4%	162,467	1%
Change in fair value of contingent consideration	(4,234,466)	(23)%	80,935	—

Total operating expenses	18,475,854	100%	14,478,484	100%

Operating income	10,169,341		3,863,688

Other income (expense)
Interest income, net	10,489	100%	734	(1)%
Other expense, net	—	—	(138,722)	101%

Total other income (expense)	10,489	100%	(137,988)	100%

Net income	10,179,830		3,725,700
Less net income attributable to noncontrolling interests	393,080		168,220

Net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$9,786,750		$3,557,480

Revenues

Commissions and fees

Commissions and fees increased by $12.1 million, or 50%, to $36.6 million for 2018 from $24.5 million for 2017. This increase was attributable to new Partnerships in 2018, which comprised $6.4 million in commissions and fees and $0.1 million in contingent commissions and fees, in addition to significantly increased new organic business sales and full-year contribution from new Partners in 2017.

Commissions and fees increased by $10.3 million, or 56%, to $28.6 million for the six months ended June 30, 2019 from $18.3 million for the six months ended June 30, 2018. The increase was attributable to increases in organic growth across employee benefits, private risk, and commercial. In addition, Partnerships formed during 2019 accounted for $3.5 million in commissions and fees and $0.2 million in contingent commissions and fees.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $8.7 million, or 50%, to $25.9 million for 2018 from $17.2 million for 2017. This increase was primarily attributable to compensation for sales and support related to our growth as well as continued investments in shared services.

Commissions, employee compensation and benefits expenses increased by $5.8 million, or 48%, to $17.8 million for the six months ended June 30, 2019 from $12.0 million for the six months ended June 30, 2018. This increase was driven by compensation for sales and support related to our growth as well as continued investments in shared services.

Operating expenses

Operating expenses increased by $2.3 million, or 60%, to $6.1 million for 2018 from $3.8 million for 2017. This increase was primarily attributable to increased rent and other software costs as a result of our growth as well as professional fees, travel, and other acquisition related expenses resulting from a robust year for new Partnerships led primarily by the T&C Insurance and Montoya Partnerships.

Operating expenses increased by $1.8 million, or 86%, to $4.0 million for the six months ended June 30, 2019 from $2.1 million for the six months ended June 30, 2018. This increase was driven by increased expenses related to our growth and acquisition related expenses related to our Lykes Partnership.

Depreciation expense

Depreciation expense increased by $65 thousand, or 35%, to $251 thousand for 2018 from $186 thousand for 2017. This increase was driven by capital investment.

Depreciation expense increased by $54 thousand, or 50%, to $163 thousand for the six months ended June 30, 2019 from $109 thousand for the six months ended June 30, 2018. This increase was driven by capital investment.

Amortization expense

Amortization expense increased by $388 thousand to $588 thousand for 2018 from $200 thousand for 2017. This increase was driven by the intangible assets capitalized in connection with new Partnerships in 2018.

Amortization expense increased by $635 thousand to $797 thousand for the six months ended June 30, 2019 from $162 thousand for the six months ended June 30, 2018. This increase is driven by the intangible assets capitalized in connection with our Lykes, Montoya and T&C Insurance Partnerships.

Change in fair value of contingent consideration

Change in fair value of contingent consideration was $0.3 million for 2018. This expense was attributable to increased projections for Partners in relation to earnout interests.

Change in fair value of contingent consideration decreased by $4.3 million to ($4.2 million) for the six months ended June 30, 2019 from $0.1 million for the six months ended June 30, 2018. This change was attributable to a change in projections for our Partnerships during the current period in relation to earnout interests.

MainStreet Operating Group

The following table summarizes our results of operations for the MainStreet Operating Group for the years ended December 31, 2018 and 2017:

	For the years ended December 31,
	2018		2017
Revenues:
Commissions and fees	$20,940,130		$16,593,414

Total revenues	20,940,130		16,593,414

Operating expenses:
Commissions, employee compensation and benefits	11,236,692	69%	8,657,984	67%
Operating expenses	3,562,483	22%	2,971,302	23%
Depreciation expense	216,442	1%	253,906	2%
Amortization expense	756,365	5%	657,636	5%
Change in fair value of contingent consideration	519,458	3%	399,298	3%

Total operating expenses	16,291,440	100%	12,940,126	100%

Operating income	4,648,690		3,653,288

Other expense:
Interest expense, net	(3,755)	100%	(2,250)	3%
Other expense, net	—	—	(75,210)	97%

Total other expense	(3,755)	100%	(77,460)	100%

Net income	4,644,935		3,575,828
Less net income attributable to noncontrolling interests	2,717,176		2,012,151

Net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$1,927,759		$1,563,677

The following table summarizes our results of operations for the MainStreet Operating Group for the six months ended June 30, 2019 and 2018:

	For the six months ended June 30, (unaudited)
	2019		2018
Revenues:
Commissions and fees	$12,299,698		$10,689,938

Total revenues	12,299,698		10,689,938

Operating expenses:
Commissions, employee compensation and benefits	6,368,794	73%	5,496,765	71%
Operating expenses	1,850,793	21%	1,579,536	20%
Depreciation expense	78,008	1%	107,451	1%
Amortization expense	385,237	5%	361,435	5%
Change in fair value of contingent consideration	30,726	—	254,494	3%

Total operating expenses	8,713,558	100%	7,799,681	100%

Operating income	3,586,140		2,890,257

Other income (expense):
Interest income (expense), net	(6,125)	100%	9	100%
Other income (expense), net	—	—	—	—

Total other income (expense)	(6,125)	100%	9	100%

Net income	3,580,015		2,890,266
Less net income attributable to noncontrolling interests	1,990,566		1,630,879

Net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$1,589,449		$1,259,387

Revenues

Commissions and fees

Commissions and fees increased by $4.3 million, or 26%, to $20.9 million for 2018 from $16.6 million for 2017. This increase was attributable to new Partners in 2018, which comprised $1.5 million in commissions and fees and $0.1 million in contingent commissions and fees, in addition to significantly increased new business sales from existing Risk Advisors and new Partners in 2017.

Commissions and fees increased by $1.6 million, or 15%, to $12.3 million for the six months ended June 30, 2019 from $10.7 million for the six months ended June 30, 2018. This increase was driven by an increase in contingent revenue and new client growth.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $2.6 million, or 30%, to $11.2 million for 2018 from $8.7 million for 2017. This increase was primarily attributable to compensation for sales and support related to our growth as well as continued investments in shared services.

Commissions, employee compensation and benefits expenses increased by $0.9 million, or 16%, to $6.4 million for the six months ended June 30, 2019 from $5.5 million for the six months ended June 30, 2018. This increase was primarily attributable to compensation for sales and support related to our growth as well as continued investments in shared services.

Operating expenses

Operating expenses increased by $0.6 million, or 20%, to $3.6 million for 2018 from $3.0 million for 2017. This increase was primarily attributable to additional rent and software costs as well as increased professional fees, travel, and acquisition related expenses led primarily by the BRP Black Partnership.

Operating expenses increased by $0.3 million, or 17%, to $1.9 million for the six months ended June 30, 2019 from $1.6 million for the six months ended June 30, 2018. This increase was related to our organic growth.

Amortization expense

Amortization expense increased by $99 thousand, or 15%, to $756 thousand for 2018 from $658 thousand for 2017. This increase was driven by the intangible assets capitalized in connection with new Partnerships.

Change in fair value of contingent consideration

Change in fair value of contingent consideration increased by $120 thousand, or 30%, to $519 thousand for 2018 from $399 thousand for 2017. This increase was attributable to increased projections for Partners in relation to earnout metrics.

Change in fair value of contingent consideration decreased by $224 thousand, or 88%, to $31 thousand for the six months ended June 30, 2019 from $254 thousand for the six months ended June 30, 2018. This change is related to a change in projections for Partners in relation to earnout metrics during the current period.

Medicare Operating Group

The following table summarizes our results of operations for the Medicare Operating Group for the years ended December 31, 2018 and 2017:

	For the years ended December 31,
	2018		2017
Revenues:
Commissions and fees	$9,581,396		$6,929,123

Total revenues	9,581,396		6,929,123

Operating expenses:
Commissions, employee compensation and benefits	4,502,710	69%	3,612,372	76%
Operating expenses	1,778,706	27%	1,105,882	24%
Depreciation expense	16,998	—	21,341	—
Amortization expense	258,975	4%	5,813	—

Total operating expenses	6,557,389	100%	4,745,408	100%

Operating income	3,024,007		2,183,715

Other income:
Other income, net	—	—	750	100%

Total other income	—	—	750	100%

Net income	3,024,007		2,184,465
Less net income attributable to noncontrolling interests	—		—

Net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$3,024,007		$2,184,465

The following table summarizes our results of operations for the Medicare Operating Group for the six months ended June 30, 2019 and 2018:

	For the six months ended June 30, (unaudited)
	2019		2018
Revenues:
Commissions and fees	$6,187,071		$5,175,345

Total revenues	6,187,071		5,175,345

Operating expenses:
Commissions, employee compensation and benefits	2,990,241	80%	2,444,503	74%
Operating expenses	884,227	24%	778,182	23%
Depreciation expense	8,033	—	8,418	—
Amortization expense	190,398	5%	89,953	3%
Change in fair value of contingent consideration	(330,862)	(9)%	—	—

Total operating expenses	3,742,037	100%	3,321,056	100%

Operating income	2,445,034		1,854,289
Other expense:
Interest expense, net	—	—	—	—
Other expense, net	—	—	—	—

Total other expense	—	—	—	—

Net income	$2,445,034		$1,854,289
Less net income attributable to noncontrolling interests	—		—

Net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$2,445,034		$1,854,289

Revenues

Commissions and fees

Commissions and fees increased by $2.7 million, or 38%, to $9.6 million for 2018 from $6.9 million for 2017. This increase was attributable to new Partners in 2018, which comprised $1.1 million in commissions and fees, in addition to increased new business sales from existing Risk Advisors.

Commissions and fees increased by $1.0 million, or 20%, to $6.2 million for the six months ended June 30, 2019 from $5.2 million for the six months ended June 30, 2018. This increase was driven by organic growth.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $0.9 million, or 25%, to $4.5 million for 2018 from $3.6 million for 2017. This increase was primarily attributable to compensation for sales and support related to our growth as well as continued investments in shared services. Commissions, employee compensation and benefits expense related to new Partnerships in 2018 was $0.5 million.

Commissions, employee compensation and benefits expenses increased by $0.5 million, or 22%, to $3.0 million for the six months ended June 30, 2019 from $2.4 million for the six months ended June 30, 2018. This increase was primarily attributable to compensation for sales and support related to our growth as well as continued investments in shared services.

Operating expenses

Operating expenses increased by $0.7 million, or 61%, to $1.8 million for 2018 from $1.1 million for 2017. This increase was primarily attributable to increased professional fees, travel and acquisition related expenses as a result of three new Partnerships in 2018.

Operating expenses increased by $106 thousand, or 14%, to $884 thousand for the six months ended June 30, 2019 from $778 thousand for the six months ended June 30, 2018. This increase is related to organic revenue growth during the current period.

Amortization expense

Amortization expense increased by $253 thousand to $259 thousand for 2018 from $6 thousand for 2017. This increase was driven by the intangible assets capitalized in connection with new Partnerships.

Amortization expense increased by $100 thousand to $190 thousand for the six months ended June 30, 2019 from $90 thousand for the six months ended June 30, 2018. This increase was driven by intangible assets capitalized in connection with Partnerships in prior periods.

Specialty Operating Group

The following table summarizes our results of operations for the Specialty Operating Group for the year ended December 31, 2018:

	For the years ended December 31,
	2018		2017
Revenues:
Commissions and fees	$12,729,177		$—

Total revenues	12,729,177		—

Operating expenses:
Commissions, employee compensation and benefits	9,437,345	78%	—	—
Operating expenses	1,285,239	11%	—	—
Depreciation expense	5,576	—	—	—
Amortization expense	908,790	8%	—	—
Change in fair value of contingent consideration	382,687	3%	—	—

Total operating expenses	12,019,637	100%	—	—

Operating income	709,540		—

Other expense:
Interest expense, net	(15,443)	17%	—	—
Other expense, net	(73,190)	83%	—	—

Total other expense	(88,633)	100%	—	—

Net income	620,907		—
Less net income attributable to noncontrolling interests	328,309		—

Net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$292,598		$—

The following table summarizes our results of operations for the Specialty Operating Group for the six months ended June 30, 2019 and 2018:

	For the six months ended June 30, (unaudited)
	2019		2018
Revenues:
Commissions and fees	$15,765,242		$6,277,832

Total revenues	15,765,242		6,277,832

Operating expenses:
Commissions, employee compensation and benefits	11,857,470	72%	5,050,761	83%
Operating expenses	1,408,909	9%	379,721	7%
Depreciation expense	5,053	—	11,018	—
Amortization expense	2,302,897	14%	440,998	7%
Change in fair value of contingent consideration	777,479	5%	191,344	3%

Total operating expenses	16,351,808	100%	6,073,842	100%

Operating income (loss)	(586,566)		203,990

Other expense:
Interest expense, net	(13,806)	100%	—	—
Other expense, net	—	—	(73,190)	100%

Total other expense	(13,806)	100%	(73,190)	100%

Net income (loss)	(600,372)		130,800
Less net income (loss) attributable to noncontrolling interests	69,328		47,266

Net income (loss) attributable to Baldwin Risk Partners, LLC and Subsidiaries	$(669,700)		$83,534

The Specialty Operating Group formed two Partnerships during 2018 both effective January 1, 2018, which resulted in the results of operations for the year ended December 31, 2018. Commissions comprised the majority of total commissions and fees for the year and commissions expense comprised $5.8 million of commissions, employee compensation and benefits expense for the year.

Commissions and fees

Commissions and fees increased by $9.5 million to $15.8 million for the six months ended June 30, 2019 from $6.3 million for the six months ended June 30, 2018. This increase was attributable to the MSI Partnership formed in 2019.

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $6.8 million to $11.9 million for the six months ended June 30, 2019 from $5.1 million for the six months ended June 30, 2018. This increase was attributable to the MSI Partnership formed in 2019.

Operating expenses

Operating expenses increased by $1.0 million to $1.4 million for the six months ended June 30, 2019 from $0.4 million for the six months ended June 30, 2018. This increase was related to the MSI Partnership and organic growth.

Amortization expense

Amortization expense increased by $1.9 million to $2.3 million for the six months ended June 30, 2019 from $0.4 million for the six months ended June 30, 2018. This increase was driven by intangible assets capitalized in connection with the MSI Partnerships in 2019.

Change in fair value of contingent consideration

Change in fair value of contingent consideration increased by $586 thousand to $777 thousand for the six months ended June 30, 2019 from $191 thousand for the six months ended June 30, 2018. This expense was attributable to increased projections for the MSI Partnership.

Liquidity and capital resources

Historical liquidity and capital resources

We have managed our historical liquidity and capital requirements primarily through the receipt of commissions and fees from our Operating Groups. Our primary cash flow activities involve: (1) generating cash flow from our operations, which largely include consulting and service fees and profit-sharing commissions and fees; (2) making distributions to the Pre IPO LLC Members; and (3) borrowings, interest payments and repayments under the Cadence Credit Agreement and the Villages Credit Agreement. As of December 31, 2018, our cash and cash equivalents were $8.0 million. We have used cash flow from operations primarily to pay compensation and related expenses, operating expenses, debt service and distributions to our owners.

Credit agreements

On October 9, 2015, Baldwin Risk Partners, LLC, as borrower, entered into a credit agreement (as subsequently amended and restated, the “Cadence Credit Agreement”) with Cadence Bank, N.A., as the lending party thereto, in the original principal amount of $10,000,000. On April 18, 2016, Baldwin Risk Partners, LLC amended and restated the Cadence Credit Agreement to borrow an additional $15,000,000. On May 31, 2018, Baldwin Risk Partners, LLC executed the second amended and restated Cadence Credit Agreement to borrow an additional $29,152,968. On March 13, 2019, Baldwin Risk Partners, LLC executed the third amended and restated Cadence Credit Agreement to borrow an additional $50,847,032, resulting in total borrowing capacity of a $2,000,000 working capital revolving credit facility and a $103,000,000 revolving credit facility to be used for acquisition purposes. On September 21, 2019, Baldwin Risk Partners, LLC executed the first amendment to the third amended and restated Cadence credit agreement, or First Amendment to Cadence Credit Agreement, resulting in total borrowing capacity of a $10,000,000 working capital revolving credit facility and a $115,000,000 revolving credit facility to be used for acquisition purposes, or the Revolving Credit Facilities.

The Revolving Credit Facilities are collateralized by substantially all of the assets of Baldwin Risk Partners, LLC and its subsidiaries, including a pledge of equity securities of each of its subsidiaries. As of the date of this prospectus, Baldwin Risk Partners, LLC had a letter of credit of $0 applied against the maximum borrowing availability under the Revolving Credit Facilities, at an interest rate of LIBOR+350bps, thus amounts available to draw totaled $0. The interest rate of the Revolving Credit Facilities is based on the senior leverage based pricing grid below, provided that under no circumstances will LIBOR be less than 1.00% or the Base Rate (as defined in the Cadence Credit Agreement) be less than 2.00%:

Senior leverage ratio	Applicable margin for LIBOR loans	Applicable margin for Base Rate loans

≤ 3.50x	350 bps	250 bps

> 3.50x	425 bps	325 bps

On March 13, 2019, Baldwin Risk Partners, LLC, as borrower, entered into an amended and restated credit agreement with Holding Company of the Villages, Inc., or Villages, an affiliate of Villages Invesco, consisting of a non-revolving line of credit up to $125,000,000. The interest rate on this line of credit is a fixed rate of 8.75% per annum. The maturity date for this line of credit is September 13, 2024, or such later date as the parties may agree.

The Cadence Credit Agreement contains covenants that, among other things, restrict our ability to make certain restricted payments, incur additional debt, engage in certain asset sales, mergers, acquisitions or similar transactions, create liens on assets, engage in certain transactions with affiliates, change our business or make investments. Following our initial public offering, the Cadence Credit Agreement will continue to contain these covenants, including a covenant that restricts Baldwin Risk Partners, LLC’s ability to make dividends or other distributions to BRP Group, Inc.

In addition, the Cadence Credit Agreement contains financial covenants requiring us to maintain our Total Leverage Ratio (as defined in the Cadence Credit Agreement) at or below 5.00 to 1.00 through September 21, 2022 (with scheduled annual step downs to 4.75 to 1.00 and 4.50 to 1.00 beginning in 2022), Debt Service Coverage Ratio (as defined in the Cadence Credit Agreement) at or above 2.00 to 1.00 (with scheduled annual step ups to 2.25 to 1.00 and 2.50 to 1.00 beginning in 2022) and Senior Leverage Ratio (as defined in the Credit Agreement) at or below 4.50 to 1.00 (with scheduled annual step downs to 4.25 to 1.00 and 4.00 to 1.00 beginning in 2022).

We intend to cause Baldwin Risk Partners, LLC to use a portion of the proceeds of the sale to us of LLC Units that we purchase with the proceeds of this offering to repay $77.5 million of our outstanding indebtedness, including all of our outstanding indebtedness under the Villages Credit Agreement.

Comparative cash flows

The following table summarizes our cash flows from operating, investing and financing activities for the periods indicated:

	For the years ended December 31,
	2018	2017
Net cash provided by operating activities	$11,793,179	$8,015,437
Net cash used for investing activities	(42,525,980)	(13,628,418)
Net cash provided by financing activities	35,604,506	4,084,836

Net increase (decrease) in cash and cash equivalents	4,871,705	(1,528,145)
Cash, beginning of period	3,123,413	4,651,558

Cash, end of period	$7,995,118	$3,123,413
Cash paid during the year for interest	$3,365,547	$1,304,360

	For the six months ended June 30, (unaudited)
	2019	2018
Net cash provided by operating activities	$8,787,632	$7,856,804
Net cash used in investing activities	(77,541,142)	(30,659,301)
Net cash provided by financing activities	76,587,300	29,147,678

Net increase in cash, cash equivalents and restricted cash	7,833,790	6,345,181
Cash, cash equivalents and restricted cash, beginning of period	7,995,118	3,123,413

Cash, cash equivalents and restricted cash, end of period	$15,828,908	$9,468,594
Cash paid during the year for interest	$4,102,311	$1,208,434

Operating activities

Net cash provided by operating activities increased by $3.8 million to $11.8 million for 2018 as compared to $8.0 million for 2017. This increase in net cash provided by operating activities was primarily attributable to new business results and increased margin in 2018.

Net cash provided by operating activities increased by $0.9 million, or 12%, to $8.8 million for the six months ended June 30, 2019 from $7.9 million for the six months ended June 30, 2018, driven by new business results offset by one time professional fees related to new Partnerships and this offering, as well as increased interest expense.

Investing activities

Net cash used in investing activities increased by $28.9 million to $42.5 million for 2018 as compared to $13.6 million for 2017. This increase in net cash used in investing activities was primarily attributable to new Partnerships during 2018.

Net cash used in investing activities increased by $46.9 million to $77.5 million for the six months ended June 30, 2019 from $30.7 million for the six months ended June 30, 2018, driven by new Partnerships during 2019.

Financing activities

Net cash provided by financing activities increased by $31.5 million to $35.6 million for 2018 as compared to $4.1 million for 2017. This increase in net cash provided by financing activities was primarily attributable to borrowings to fund new Partnerships.

Net cash provided by financing activities increased by $47.4 million to $76.6 million for the six months ended June 30, 2019 from $29.1 million for the six months ended June 30, 2018, driven by new Partnerships during 2019.

Future sources and uses of liquidity

Our initial sources of liquidity will be (1) cash on hand, (2) net working capital, (3) cash flows from operations and (4) the Cadence Credit Agreement. Based on our current expectations, we believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments into the foreseeable future.

We expect that our primary liquidity needs will be comprised of cash to (1) provide capital to facilitate the organic growth of our business and to fund Partnership growth, (2) pay operating expenses, including cash compensation to our employees, (3) make payments under the Tax Receivable Agreement, (4) pay interest and principal due on borrowings under the Cadence Credit Agreement and (5) pay income taxes.

Dividend policy

Assuming Baldwin Risk Partners, LLC makes distributions to its members in any given year, the determination to pay dividends, if any, to our Class A common stockholders out of the portion, if any, of such distributions remaining after our payment of taxes, Tax Receivable Agreement payments and expenses (any such portion, an “excess distribution”) will be made at the sole discretion of our board of directors. Our board of directors may change our dividend policy at any time. See “Dividend policy.”

Tax Receivable Agreement

We intend to enter into a Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in BRP Group, Inc. assets and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the Tax Receivable Agreement. Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement. See “Certain relationships and related party transactions—Tax Receivable Agreement.”

Holders of Baldwin Risk Partners, LLC Units (other than BRP Group, Inc.) may, subject to certain conditions and transfer restrictions described above, redeem or exchange their LLC Units for shares of Class A common stock of BRP Group, Inc. on a one-for-one basis. Baldwin Risk Partners, LLC intends to make an election under Section 754 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, or the Code, effective for each taxable year in which a redemption or exchange of LLC Units for shares of Class A common stock occurs, which is expected to result in increases to the tax basis of the assets of Baldwin Risk Partners, LLC at the time of a redemption or exchange of LLC Units.

The redemptions or exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of Baldwin Risk Partners, LLC. These increases in tax basis may reduce the amount of tax that BRP Group, Inc. would otherwise be required to pay in the future. Prior to the completion of this offering, we intend to enter into a Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in BRP Group, Inc. assets resulting from (a) the purchase of LLC Units from any of the Pre-IPO LLC Members using the net proceeds from this offering or any future offering, (b) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units for shares of our Class A common stock or cash or (c) payments under the Tax Receivable Agreement and (ii) tax benefits related to imputed interest deemed arising as a result of payments made under the Tax Receivable Agreement. See “Certain relationships and related party transactions—Tax Receivable Agreement.” This payment obligation is an obligation of BRP Group, Inc. and not of Baldwin Risk Partners, LLC. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of BRP Group, Inc. (calculated with certain assumptions) to the amount of such taxes that BRP Group, Inc. would have been required to pay had there been no increase to the tax basis of the assets of Baldwin Risk Partners, LLC as a result of the redemptions or exchanges and had BRP Group, Inc. not entered into the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. While the actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges, the price of shares of our Class A common stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable and the amount and timing of our income. See “Certain relationships and related party transactions—Tax Receivable Agreement.” We anticipate that we will account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreement arising from future redemptions or exchanges as follows:

•

we will record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates at the date of the redemption or exchange;

•

to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, we will reduce the deferred tax asset with a valuation allowance; and

•

we will record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

All of the effects of changes in any of our estimates after the date of the redemption or exchange will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.

Quantitative and qualitative disclosure of market risks

Market risk is the potential loss arising from adverse changes in market rates and prices, such as premium amounts, interest rates and equity prices. We are exposed to market risk through our investments and borrowings under the Cadence Credit Agreement.

Our invested assets are held primarily as cash and cash equivalents and restricted cash. These investments are subject to interest rate risk. The fair values of our invested assets at June 30, 2019 and December 31, 2018 approximated their respective carrying values due to their short-term duration and therefore, such market risk is not considered to be material.

Insurance premium pricing has historically been cyclical, based on the underwriting capacity of the insurance industry and economic conditions. External events, such as terrorist attacks, man-made and natural disasters, can also have significant impacts on the insurance market. We use the terms ‘‘soft market’’ and ‘‘hard market’’ to describe the business cycles experienced by the industry. A soft market is an insurance market characterized by a period of declining premium rates, which can negatively affect commissions earned by insurance agents. A hard market is an insurance market characterized by a period of rising premium rates, which, absent other changes, can positively affect commissions earned by insurance agents.

We do not actively invest or trade in equity securities. In addition, we generally dispose of any significant equity securities received in conjunction with an acquisition shortly after the acquisition date.

As of June 30, 2019, we had $169.8 million of borrowings outstanding under the Credit Agreements, of which $92.3 million bears interest on a floating basis tied to the LIBOR and therefore is subject to changes in the associated interest expense. The effect of an immediate hypothetical 10% change in interest rates would not have a material effect on our consolidated financial statements.

Contractual obligations, commitments and contingencies

The following table represents our contractual obligations as of December 31, 2018, aggregated by type:

	Contractual obligations, commitments and contingencies
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Operating leases(1)	$35,611	$2,484	$7,132	$6,896	$19,099
Debt obligations payable(2)	94,797	5,063	9,853	42,202	37,679
Advisor incentive liabilities	2,347	—	2,347	—	—
Participation unit ownership plan	873	—	275	598	—
Maximum future acquisition contingency payments(3)	19,013	4,969	13,062	982	—

Total	$152,641	$12,516	$32,669	$50,678	$56,778

(1)

The Company leases its facility and leases equipment under non-cancelable operating leases. Rent expense was $3.0 million for the year ended December 31, 2018 and $2.2 million for the year ended December 31, 2017.

(2)	Represents scheduled debt obligation and interest payments.

(3)	Includes $9.2 million of current and noncurrent estimated contingent earnout liabilities at December 31, 2018.

Off-balance sheet arrangements

We do not invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any activities that expose us to any liability that is not reflected in our consolidated financial statements except for those described under “—Contractual obligations, commitments and contingencies” above.

Critical accounting policies

Critical accounting estimates

Our consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of commissions and fees and expenses during the reporting period. Our estimates, judgments and assumptions are continually evaluated based on historical experience and factors we believe to be reasonable under the circumstances. The results involve judgments about the carrying value of assets and liabilities not readily apparent from other sources and actual results could differ from those estimates. The areas that we believe are critical accounting estimates, as discussed below, affect the more significant estimates, judgments and assumptions used to prepare our consolidated financial statements. Different assumptions in the application of these policies could result in material changes in our consolidated financial position or consolidated results of operations.

Commissions and fees recognition

We earn commissions and fees by providing insurance placement services to BRP clients with Insurance Company Partners. Commissions and fees are usually a percentage of the premium paid by BRP clients and generally depend upon the type of insurance, the particular insurance company and the nature of the services provided. Commissions are earned at a point in time upon the effective date of bound insurance coverage, as no performance obligation exists after coverage is bound. Commissions and fees are recorded net of allowances for estimated policy cancellations, which are determined based on an evaluation of historical and current cancellation data.

We earn service fees in our Middle Market Operating Group by receiving negotiated fees in lieu of a commission and consulting commissions and fees from services other than securing insurance coverage. Service fee and consulting commissions and fees from certain agreements are recognized over time depending on when the services within the contract are satisfied and when the Company has transferred control of the related services to the customer.

Profit-sharing commissions represent a form of variable consideration, which includes additional commissions over base commissions received from Insurance Company Partners. Profit-sharing commissions associated with relatively predictable measures are estimated with a constraint applied and recognized at a point in time. The profit-sharing commissions are recorded as the underlying policies that contribute to the achievement of the metric are placed with any adjustments recognized when payments are received or as additional information that affects the estimate becomes available. A constraint of variable consideration is necessary when commissions and fees are subject to significant reversal. Profit-sharing commissions associated with loss performance are uncertain and, therefore, are subject to significant reversal through catastrophic loss season and as loss data remains subject to material change. The constraint is relieved when management estimates commissions and fees that are not subject to significant reversal, which often coincides with the earlier of written notification from the Insurance Company Partner that the target has been achieved or cash collection. Year-end amounts incorporate estimates based on confirmation from Insurance Company Partners after calculation of potential loss ratios that are impacted by catastrophic losses. The consolidated financial statements include estimates that are not subject to significant reversal and incorporates information received from Insurance Company Partners, and where still subject to significant changes in estimates due to loss ratios and external factors that are outside of the Company’s control, a full constraint is applied.

We earn policy fee revenue for acting in the capacity of a managing general agent on behalf of the Insurance Company Partner and fulfilling certain services including delivery of policy documents, processing payments and other administrative functions during the term of the insurance policy. Policy fee revenue is deferred and recognized over the life of the policy. These deferred amounts are recognized as deferred policy fee revenue on the balance sheets. We earn installment fee revenue related to policy premiums paid on an installment basis for payment processing services performed on behalf of the Insurance Company Partner. The Company recognizes installment fee revenue in the period the services are performed.

Contracts in the Medicare Operating Group are multi-year arrangements in which BRP is entitled to new commissions; however, we have applied a constraint to renewal commission that limits commissions and fees recognized to the policy year in effect based on (1) insufficient history; and (2) the influence of external factors outside of our control including policyholder discretion over plans and Insurance Company Partner relationships, political influence, and a contractual provision, which limits our right to receive renewal commissions to ongoing compliance and regulatory approval of the relevant Insurance Company Partner.

Business combinations and purchase price allocation

We continue to acquire significant intangible assets through multiple business combinations. The determination of estimated useful lives of intangible assets, the allocation of purchase price to intangible assets and the determination of the fair value of contingent earnout liabilities require significant judgment and affects the amount of future amortization, potential impairment charges and net fair value gain or loss.

Business combination purchase prices are typically based upon a multiple of average adjusted EBITDA and/or commission and fees earned over a one to three-year period within a minimum and maximum price range. We perform a purchase price allocation in connection with our business combinations, in connection with which we record the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed, including contingent consideration relating to potential earnout provisions. The excess of the purchase price of the business combination over the fair value of the net assets acquired is recorded as goodwill.

Intangible assets generally consist of purchased customer accounts and trade names. Purchased customer accounts include the records and files obtained from acquired businesses that contain information about insurance policies and the related insured parties that are essential to policy renewals. We assess the fair value of purchased customer accounts by comparison of a reasonable multiple applied to either the corresponding commissions and fees or EBITDA in addition to considering the estimated future cash flows expected to be received over the estimated future renewal periods of the insurance policies comprising those purchased customer accounts. The valuation of purchased customer accounts involves significant estimates and assumptions concerning matters such as cancellation frequency, expenses and discount rates. Any change in these assumptions could affect the carrying value of purchased customer accounts. Trade names consist of acquired business names with potential customer base recognition. Purchased customer accounts and trade names are amortized on a basis consistent with the underlying cash flows over the related estimated lives of between five and fifteen years.

The fair value of contingent earnout liabilities is based upon estimated payments expected to be made to the sellers of the acquired businesses as measured by expected future cash flow projections under various scenarios. We use a probability weighted value analysis as a valuation technique to convert future estimated cash flows under various scenarios to a single present value amount. We assess the fair value of these liabilities at each balance sheet date based on the expected performance of the associated business and any changes in fair value are recorded through net fair value gain or loss in the consolidated statements of comprehensive income.

Allowance for doubtful accounts receivable

We maintain allowances for doubtful accounts to reflect estimated losses resulting from a client’s failure to pay for the services after the services have been rendered. These losses are recorded as a component of operating expenses in the consolidated statements of comprehensive income. We estimate our allowance based on an evaluation of our receivables aging, which includes consideration of our loss history, the length of time the receivables have been past due, specific information regarding our customer’s ability to pay, current economic trends and market conditions.

Impairment of long-lived assets including goodwill

In applying the acquisition method of accounting for business combinations, the excess of the purchase price of an acquisition over the fair value of the identifiable tangible and amortizable intangible assets and liabilities acquired is assigned to goodwill. Intangible assets are initially valued at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Definite-lived intangible assets are amortized over their estimated useful lives and evaluated for impairment whenever an event occurs that indicates the asset may be impaired.

Goodwill is not amortized but rather is evaluated for impairment at least annually or more frequently if an event occurs that indicates goodwill may be impaired. We test for goodwill impairment at the reporting unit level, which is an operating segment or one level below an operating segment. We have four reporting units, which are also operating segments. We have the option of performing a qualitative assessment to determine whether a quantitative impairment test is necessary. If, after assessing qualitative factors, we determine it is more likely than not that the fair value of a reporting unit is less than the carrying amount, then we proceed to the quantitative assessment.

The quantitative goodwill impairment test is based on a two-step analysis. Step 1 requires the fair value of each reporting unit to be compared to its book value. If the carrying value of a reporting unit is determined to be less than the fair value of the reporting unit, goodwill is deemed not to be impaired. If the carrying value of a reporting unit is greater than the fair value, Step 2 must be performed. Step 2 uses the calculated fair value of the reporting unit to perform a hypothetical purchase price allocation to the fair value of the assets and liabilities of the reporting unit. The difference between the fair value of the reporting unit calculated in Step 1 and the fair value of the underlying assets and liabilities of the reporting unit is the implied fair value of the reporting unit’s goodwill. An impairment charge is recorded if the carrying value of the reporting unit’s goodwill is greater than its implied fair value.

During 2018, we performed an impairment evaluation for each of our reporting units beginning with a qualitative assessment. The qualitative factors we considered included general economic conditions, limitations on accessing capital, industry and market considerations, cost factors such as commissions expense that could have a negative effect on future cash flows, overall financial performance including declining cash flows and a decline in actual or anticipated commissions and fees, earnings or key statistics, and other entity-specific events such as changes in management and loss of key personnel or customers. We determined that based on the overall results and outlook of our reporting units, company and industry, including consideration of the effect of our new Partnerships, there was no indication of goodwill impairment at December 31, 2018. As such, no further testing was required.

We review amortizable intangible assets and other long-lived assets for impairment whenever an event occurs that indicates the carrying amount of an asset may not be recoverable. There were no indications that the carrying values of amortizable intangible assets or other long-lived assets were impaired as of December 31, 2018. Any impairment charges that we may record in the future could materially impact our results of operations.

Advisor incentive liabilities

The Company has entered into advisor incentive agreements with several employees over the last several years with the intent to retain high-performing sales people by incentivizing them to stay with the Company, grow their Book of Business, and earn the role of partner as a member of the Company. After achievement of certain milestones, as defined in the individual agreements, the employee is eligible to convert their advisor incentive right to shares of the Company or one of the Company’s subsidiaries. The shares will be converted for a proportionate share of the fair value of the Company or associated subsidiary of the Company. The redemption price is not affected by changes in the shares’ fair value. An increase in the fair value of shares would reduce the number of shares issued to satisfy the obligation. The agreement does not limit the amount the Company could be required to pay or the number of shares required to be issued. Approval of conversion is at the discretion of Company management.

The Company accounts for the advisor incentive awards as liability-classified share-based payment awards under ASC Topic 718, Compensation – Stock Compensation, or Topic 718. The fair value of the award is recorded as compensation expense when the milestone is deemed probable of occurrence and is updated each reporting period. Significant increases or decreases in the fair value of the award would result in a significantly higher or lower liability. Ultimately, the liability will be equivalent to the amount settled, and the difference between the fair value estimate and the amount settled will be recorded in earnings.

Fair value of incentive units

The fair value of each time-based and performance-based Incentive Unit is estimated on the grant date using a Black Scholes model that uses the assumptions including expected volatility, expected dividend yield, expected life in years and the risk-free interest rate. Expected volatility is based on the historical volatility of industry peers. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant.

Recent accounting pronouncements

In February 2016, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2016-02, Leases (Topic 842), or ASU 2016-02. The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. In March 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which improves upon the guidance issued in ASU 2016-02. This guidance is effective for the fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the full effect that the adoption of this standard will have on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements, or ASU 2016-13, which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost. ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which improves upon the guidance issued in ASU 2016-13. This guidance is effective for fiscal years, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. We are currently evaluating the full effect that the adoption of this standard will have on our consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, or ASU 2016-15. ASU 2016-15 provides guidance on the classification of contingent consideration payments made after a business combination and other cash receipts and payments. This guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted. The adoption of this guidance will impact the presentation of the cash flows, but will not otherwise have a significant impact on the Company’s results of operations of financial condition.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, or ASU 2016-18, which requires that the statement of cash flows explain the changes during the period of cash and cash equivalents inclusive of amounts categorized as restricted cash. The Company adopted ASU 2016-18 in connection with the acquisition of MSI in April 2019. With the adoption of ASU 2016-18, the statements of cash flows detail the change in the balance of cash and cash equivalents and restricted cash. The adoption of this guidance did not have any effect on cash flows for the six months ended June 30, 2018.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805), or Topic 805,—Clarifying the Definition of a Business, or ASU 2017-01. ASU 2017-01 changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. Under the new guidance, an entity first determines whether substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set is not a business. If it is not met, the entity then evaluates whether the set meets the requirements that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. ASU 2017-01 defines an output as “the result of inputs and processes applied to those inputs that provide goods or services to customers, investment income (such as dividends or interest), or other commissions and fees.” Effective January 1, 2018, we early adopted ASU 2017-01 and applied it prospectively to transactions during 2018. The adoption of ASU 2017-01 resulted in seven transactions being accounted for as asset acquisitions rather than business combinations during the year ended December 31, 2018.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, or ASU 2017-04, which amends the guidance on goodwill. Under ASU 2017-04, goodwill impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, while not exceeding the carrying value of goodwill. ASU 2017-04 eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all its assets and liabilities as if that reporting unit had been acquired in a business combination. We early adopted this guidance for impairment tests effective January 1, 2019.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, or ASU 2018-13, which modifies the disclosure requirements related to fair value measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in ASU 2018-13 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The adoption of this standard is not expected to have a significant impact on our consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), or Topic 606. Topic 606 affects any entity that either enters into contracts with customers to transfer goods or services. It supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition and most industry-specific guidance. The standard’s core principle is that a company should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services. Effective as of January 1, 2018, we adopted this guidance and all related amendments, which established Topic 606. We adopted these standards by recognizing the cumulative effect as an adjustment to opening retained earnings at January 1, 2018, under the modified retrospective method for contracts not completed as of the day of adoption. We elected the practical expedient to evaluate only contracts not completed at the date of initial application. The cumulative impact of adopting Topic 606 on January 1, 2018 was an increase in retained earnings and noncontrolling interest within members’ equity (deficit) totaling $6.8 million. Under the modified retrospective method, we were not required to restate comparative financial information prior to the adoption of these standards and, therefore, such information presented prior to January 1, 2018 continues to be reported under our previous accounting policies.

Emerging growth company

Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information you receive from other public companies.

We also intend take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Supplemental management’s discussion and analysis of financial condition and results of operations

We believe this section provides additional information to investors about our financial performance in a manner consistent with how management views our performance. The presentation of supplemental pro forma results is for informational purposes only and is prepared based on Article 11 of Regulation S-X; however, it does not constitute Article 11 pro forma financial information because it reflects the Significant Historical Businesses Acquired and the unaudited Partnerships for two annual periods.

The unaudited supplemental pro forma six months ended June 30, 2019 and supplemental pro forma year ended December 31, 2018 presented herein reflect the Partnerships that were completed since January 1, 2017 as if each had occurred on January 1, 2017 to the extent they have not been fully reflected in our consolidated financial statements included elsewhere in this prospectus. These unaudited supplemental pro forma results of operations disclosures are not impacted by, nor adjusted for, the impact from the completion of this offering, the issuance of common stock, and the use of the proceeds from this offering as described in the section entitled “Use of proceeds.”

We have presented below the financial information and operating results for the following:

•	six months ended June 30, 2019 compared to the six months ended June 30, 2018, in each case on a supplemental pro forma basis; and

•	year ended December 31, 2018 compared to the year ended December 31, 2017, in each case on a supplemental pro forma basis.

Additionally, we have presented notes to our unaudited supplemental pro forma financial information which describe all supplemental pro forma adjustments and their underlying assumptions.

The unaudited supplemental pro forma financial information set forth below is based upon available information and assumptions that we believe are reasonable. The historical financial information has been adjusted to give effect to supplemental pro forma events that are: (1) directly attributable to the transactions described therein; (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited supplemental pro forma information does not reflect the realization of any expected cost savings or synergies related to Partnerships as a result of restructuring activities and other cost savings initiatives. The unaudited supplemental pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of our financial condition or results of operations had the above transactions occurred on the date indicated. The unaudited supplemental pro forma financial information also should not be considered representative of our future financial condition or results of operations. The available pre-acquisition historical financial information with respect to all Partners that were acquired since January 1, 2017, other than the Significant Historical Businesses Acquired, is limited and has not been reviewed or audited by our or any independent registered public accounting firm for any period, which means that the supplemental pro forma information included herein may be less reliable than our consolidated financial statements included herein.

Unaudited supplemental pro forma condensed consolidated statement of comprehensive income

Unaudited supplemental pro forma year ended December 31, 2018 compared with unaudited supplemental pro forma year ended December 31, 2017

	Supplemental pro forma for the years ended December 31,
		2018(1)		2017(2)
Revenues:
Commissions and fees	$133,327,410		$112,393,826

Total revenues	133,327,410		112,393,826

Operating expenses:
Commissions, employee compensation and benefits	87,500,705	72%	71,315,767	69%
Operating expenses	21,164,847	17%	19,478,742	19%
Depreciation expense	668,632	1%	767,028	1%
Amortization expense	10,830,825	9%	11,353,898	11%
Change in fair value of contingent consideration	1,227,697	1%	399,298	—

Total operating expenses	121,392,706	100%	103,314,733	100%

Operating income	11,934,704		9,079,093
Other income (expense):
Interest expense, net	(18,456,083)	101%	(18,461,664)	99%
Other income (expense), net	186,382	(1)%	(254,745)	1%

Total other expense	(18,269,701)	100%	(18,716,409)	100%

Loss before income taxes	(6,334,997)		(9,637,316)
Income tax provision (benefit)	—		—

Net loss	(6,334,997)		(9,637,316)
Net income attributable to noncontrolling interests	3,206,634		2,310,637

Net loss attributable to controlling interests	$(9,541,631)		$(11,947,953)

Earnings per share

(1)	Refer to Note 1 to Notes to unaudited supplemental pro forma financial information presented in the supplemental management’s discussion and analysis of financial condition and results of operations.

(2)	Refer to Note 2 to Notes to unaudited supplemental pro forma financial information presented in the supplemental management’s discussion and analysis of financial condition and results of operations.

Unaudited supplemental pro forma condensed consolidated statement of comprehensive income

Unaudited supplemental pro forma six months ended June 30, 2019 compared with unaudited supplemental pro forma six months ended June 30, 2018

	Supplemental pro forma for the six months ended June 30,
		2019(1)		2018(2)
Revenues:
Commissions and fees	$77,236,820		$69,280,408

Total revenues	77,236,820		69,280,408

Operating expenses:
Commissions, employee compensation and benefits	48,597,115	79%	44,227,955	72%
Operating expenses	11,131,533	18%	10,403,056	17%
Depreciation expense	293,366	—	368,791	1%
Amortization expense	5,571,187	9%	5,596,132	9%
Change in fair value of contingent consideration	(3,757,123)	(6)%	526,773	1%

Total operating expenses	61,836,078	100%	61,122,707	100%

Operating income	15,400,742		8,157,701
Other income (expense):
Interest expense, net	(9,225,528)	100%	(9,233,997)	102%
Other income, net	—	—	181,413	(2)%

Total other expense	(9,225,528)	100%	(9,052,584)	100%

Income (loss) before income taxes	6,175,214		(894,883)
Income tax provision (benefit)	—		—

Net income (loss)	6,175,214		(894,883)
Net income attributable to noncontrolling interests	2,831,480		1,560,403

Net income (loss) attributable to controlling interests	$3,343,734		$(2,455,286)

Earnings per share

(1)	Refer to Note 3 to Notes to unaudited supplemental pro forma financial information presented in the supplemental management’s discussion and analysis of financial condition and results of operations.

(2)	Refer to Note 4 to Notes to unaudited supplemental pro forma financial information presented in the supplemental management’s discussion and analysis of financial condition and results of operations.

Revenues

Commissions and fees

Commissions and fees increased by $20.9 million, or 19%, to $133.3 million for supplemental pro forma 2018 from $112.4 million for supplemental pro forma 2017. This increase was attributable to organic growth in each of our Operating Groups.

Commissions and fees increased by $7.9 million, or 11%, to $77.2 million for the supplemental pro forma six months ended June 30, 2019 from $69.3 million for the supplemental pro forma six months ended June 30, 2018, driven by organic growth in each of our Operating Groups.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $16.2 million, or 23%, to $87.5 million for supplemental pro forma 2018 from $71.3 million for supplemental pro forma 2017. This increase was primarily attributable to organic growth, which drove an increase in both Colleague headcount and commission expense.

Commissions, employee compensation and benefits expenses increased by $4.4 million, or 10%, to $48.6 million for the supplemental pro forma six months ended June 30, 2019 from $44.2 million for the supplemental pro forma six months ended June 30, 2018, driven by increases in Colleague headcount and commission expense due to organic growth.

Operating expenses

Operating expenses increased by $1.7 million, or 9%, to $21.2 million for supplemental pro forma 2018 from $19.5 million for supplemental pro forma 2017. This increase was primarily attributable to support organic growth, specifically real estate and software expenses.

Operating expenses increased by $0.7 million, or 7%, to $11.1 million for the supplemental pro forma six months ended June 30, 2019 from $10.4 million for the six months ended June 30, 2018, to support organic growth, specifically real estate and software expenses.

Amortization expense

Amortization expense decreased by $0.6 million, or 5%, to $10.8 million for supplemental pro forma 2018 from $11.4 million for supplemental pro forma 2017. This decrease was driven by accelerated amortization in earlier periods related to purchased customer accounts, purchased carrier relationships, purchased distributor relationships and trade names.

Change in fair value of contingent consideration

Change in fair value of contingent consideration increased by $0.8 million to $1.2 million for supplemental pro forma 2018 from $0.4 million for supplemental pro forma 2017. This increase was attributable to remeasurement of the fair value of contingent earnout liabilities based on future cash flow projections.

Change in fair value of contingent consideration decreased by $4.3 million to $3.8 million of gain for the supplemental pro forma six months ended June 30, 2019 from $0.5 million of expense for the supplemental pro forma six months ended June 30, 2018, driven by remeasurement of the fair value of contingent earnout liabilities based on future cash flow projections for several Partnerships that have underperformed in the first half of 2019 in relation to earnout metrics.

Middle Market Operating Group

The following table summarizes our results of operations for the Middle Market Operating Group for the supplemental pro forma years ended December 31, 2018 and 2017:

	For the supplemental pro forma years ended December 31, (unaudited)
		2018		2017
Revenues:
Commissions and fees	$55,725,973		$49,342,886

Total revenues	55,725,973		49,342,886

Operating expenses:
Commissions, employee compensation and benefits	37,725,132	74%	30,892,323	70%
Operating expenses	10,837,126	22%	10,844,261	25%
Depreciation expense	359,982	—	353,580	—
Amortization expense	1,865,738	4%	2,239,747	5%
Change in fair value of contingent consideration	325,552	—	—	—

Total operating expenses	51,113,530	100%	44,329,911	100%

Operating income	4,612,443		5,012,975
Other income (expense):
Interest income (expense), net	6,448	2%	(980)	1%
Other income (expense), net	259,572	98%	(180,286)	99%

Total other income (expense)	266,020	100%	(181,266)	100%

Income before income taxes	4,878,463		4,831,709
Income tax provision (benefit)	—		—

Net income	4,878,463		4,831,709
Net income attributable to noncontrolling interests	292,678		270,891

Net income attributable to controlling interests	$4,585,785		$4,560,818

The following table summarizes our results of operations for the Middle Market Operating Group for the supplemental pro forma six months ended June 30, 2019 and 2018:

	For the supplemental pro forma six months ended June 30, (unaudited)
		2019		2018
Revenues:
Commissions and fees	$32,394,883		$30,724,109

Total revenues	32,394,883		30,724,109

Operating expenses:
Commissions, employee compensation and benefits	19,258,634	94%	19,911,002	74%
Operating expenses	4,503,634	22%	5,779,228	21%
Depreciation expense	163,484	1%	220,512	1%
Amortization expense	905,243	4%	1,089,679	4%
Change in fair value of contingent consideration	(4,234,466)	(21)%	80,935	—

Total operating expenses	20,596,529	100%	27,081,356	100%

Operating income	11,798,354		3,642,753
Other income (expense):
Interest income (expense), net	10,918	100%	(9,211)	(4)%
Other income, net	—	—	254,603	104%

Total other income	10,918	100%	245,392	100%

Income before income taxes	11,809,272		3,888,145
Income tax provision (benefit)	—		—

Net income	11,809,272		3,888,145
Net income attributable to noncontrolling interests	456,026		(124,600)

Net income attributable to controlling interests	11,353,246		4,012,745

Revenues

Commissions and fees

Commissions and fees increased by $6.4 million, or 13%, to $55.7 million for supplemental pro forma 2018 from $49.3 million for supplemental pro forma 2017. This increase was attributable to organic growth.

Commissions and fees increased by $1.7 million, or 5%, to $32.4 million for the supplemental pro forma six months ended June 30, 2019 from $30.7 million for the supplemental pro forma six months ended June 30, 2018, driven by organic growth.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $6.8 million, or 22%, to $37.7 million for supplemental pro forma 2018 from $30.9 million for supplemental pro forma 2017. This increase was primarily attributable to organic growth, which drove an increase in both Colleague headcount and commission expense.

Commissions, employee compensation and benefits expenses decreased by $0.6 million, or 3%, to $19.3 million for the supplemental pro forma six months ended June 30, 2019 from $19.9 million for the supplemental pro forma six months ended June 30, 2018, as a result of achieving synergies from previously acquired Partners.

Operating expenses

Operating expenses decreased by $1.3 million, or 22%, to $4.5 million for the supplemental pro forma six months ended June 30, 2019 from $5.8 million for the supplemental pro forma six months ended June 30, 2018, as a result of achieving synergies such as reduction of administrative costs through the use of shared services from previously acquired Partners.

Amortization expense

Amortization expense decreased by $0.3 million, or 17%, to $1.9 million for supplemental pro forma 2018 from $2.2 million for supplemental pro forma 2017. This was driven by accelerated amortization in earlier periods related to purchased customer accounts.

Amortization expense decreased by $0.2 million, or 17%, to $0.9 million for the supplemental pro forma six months ended June 30, 2019 from $1.1 million for the supplemental pro forma six months ended June 30, 2018, driven by a decrease in amortization related to purchased customer accounts and trade names as these assets are amortized based on a pattern of economic benefit that accelerated amortization in earlier periods.

Change in fair value of contingent consideration

Change in fair value of contingent consideration was $326 thousand for supplemental pro forma 2018. This expense was attributable to an increase in the fair value of contingent earnout liabilities associated with previously acquired Partners.

Change in fair value of contingent consideration was a gain of $4.2 million for supplemental pro forma six months ended June 30, 2019. This gain was attributable to a decrease in the fair value of contingent earnout liabilities associated with previously acquired Partners that have underperformed in the first half of 2019 in relation to earnout metrics.

MainStreet Operating Group

The following table summarizes our results of operations for the MainStreet Operating Group for the supplemental pro forma years ended December 31, 2018 and 2017:

	For the supplemental pro forma years ended December 31, (unaudited)
		2018		2017
Revenues:
Commissions and fees	$26,511,404		$23,206,609

Total revenues	26,511,404		23,206,609

Operating expenses:
Commissions, employee compensation and benefits	14,886,253	72%	12,775,570	70%
Operating expenses	4,158,985	20%	3,921,618	21%
Depreciation expense	233,069	1%	318,018	2%
Amortization expense	851,083	4%	991,247	5%
Change in fair value of contingent consideration	519,456	3%	399,298	2%

Total operating expenses	20,648,846	100%	18,405,751	100%

Operating income	5,862,558		4,800,858
Other expense:
Interest expense, net	(13,040)	100%	(26,787)	26%
Other expense, net	—	—	(75,209)	74%

Total other expense	(13,040)	100%	(101,996)	100%

Income before income taxes	5,849,518		4,698,862
Income tax provision (benefit)	—		—

Net income	5,849,518		4,698,862
Net income attributable to noncontrolling interests	2,861,953		2,415,633

Net income attributable to controlling interests	$2,987,565		$2,283,229

The following table summarizes our results of operations for the MainStreet Operating Group for the supplemental pro forma six months ended June 30, 2019 and 2018:

	For the supplemental pro forma six months ended June 30, (unaudited)
		2019		2018
Revenues:
Commissions and fees	$15,041,315		$13,881,761

Total revenues	15,041,315		13,881,761

Operating expenses:
Commissions, employee compensation and benefits	7,954,910	75%	7,343,759	73%
Operating expenses	2,128,831	20%	1,926,938	19%
Depreciation expense	78,008	1%	107,529	1%
Amortization expense	385,451	4%	472,688	5%
Change in fair value of contingent consideration	30,726	—	254,494	2%

Total operating expenses	10,577,926	100%	10,105,408	100%

Operating income	4,463,389		3,776,353
Other expense:
Interest expense, net	(6,126)	100%	(7,798)	100%
Other expense, net	—	—	—	—

Total other expense	(6,126)	100%	(7,798)	100%

Income before income taxes	4,457,263		3,768,555
Income tax provision (benefit)	—		—

Net income	4,457,263		3,768,555
Net income attributable to noncontrolling interests	2,179,448		1,789,080

Net income attributable to controlling interests	$2,277,815		$1,979,475

Revenues

Commissions and fees

Commissions and fees increased by $3.3 million, or 14%, to $26.5 million for supplemental pro forma 2018 from $23.2 million for supplemental pro forma 2017. This increase was attributable to organic growth.

Commissions and fees increased by $1.1 million, or 8%, to $15.0 million for the supplemental pro forma six months ended June 30, 2019 from $13.9 million for the supplemental pro forma six months ended June 30, 2018, driven by organic growth.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $2.1 million, or 17%, to $14.9 million for supplemental pro forma 2018 from $12.8 million for supplemental pro forma 2017. This increase was primarily attributable to organic growth, which drove an increase in Colleague headcount and commission expense.

Commissions, employee compensation and benefits expenses increased by $0.7 million, or 8%, to $8.0 million for the supplemental pro forma six months ended June 30, 2019 from $7.3 million for the supplemental pro forma six months ended June 30, 2018, driven by increases in Colleague headcount and commission expense due to organic growth.

Operating expenses

Operating expenses increased by $0.3 million, or 6%, to $4.2 million for supplemental pro forma 2018 from $3.9 million for supplemental pro forma 2017. This increase was primarily attributable to advertising costs incurred in December 2018 associated with a recently formed joint venture, coupled with an increase in dues and subscriptions expense due to an increase in colleague headcount.

Operating expenses increased by $0.2 million, or 10%, to $2.1 million for the supplemental pro forma six months ended June 30, 2019 from $1.9 million for the supplemental pro forma six months ended June 30, 2018, driven to support organic growth, specifically real estate and software expenses.

Change in fair value of contingent consideration

Change in fair value of contingent consideration increased by $120 thousand, or 30%, to $519 thousand for supplemental pro forma 2018 from $399 thousand for supplemental pro forma 2017. This increase is primarily due to an increase in the fair value of contingent earnout liabilities associated with previously acquired Partnerships in relation to earnout metrics.

Change in fair value of contingent consideration decreased by $224 thousand from $31 thousand for supplemental pro forma six months ended June 30, 2019 to $254 thousand for supplemental pro forma six months ended June 30, 2018. This expense was attributable to an increase in the fair value of contingent earnout liabilities associated with previously acquired Partner in relation to earnout metrics.

Medicare Operating Group

The following table summarizes our results of operations for the Medicare Operating Group for the supplemental pro forma years ended December 31, 2018 and 2017:

	For the supplemental pro forma years ended December 31, (unaudited)
		2018		2017
Revenues:
Commissions and fees	$10,262,207		$8,976,218

Total revenues	10,262,207		8,976,218

Operating expenses:
Commissions, employee compensation and benefits	4,788,756	68%	4,468,416	73%
Operating expenses	1,828,895	26%	1,270,685	21%
Depreciation expense	17,736	—	21,341	—
Amortization expense	379,364	6%	392,231	6%
Change in fair value of contingent consideration	—	—	—	—

Total operating expenses	7,014,751	100%	6,152,673	100%

Operating income	3,247,456		2,823,545
Other income (expense):
Interest expense, net	—	—	(486)	(184)%
Other income, net	—	—	750	284%

Total other income (expense)	—	—	264	100%

Income before income taxes	3,247,456		2,823,809
Income tax provision (benefit)	—		—

Net income (loss)	3,247,456		2,823,809
Net income attributable to noncontrolling interests	—		—

Net income attributable to controlling interests	$3,247,456		$2,823,809

The following table summarizes our results of operations for the Medicare Operating Group for the supplemental pro forma six months ended June 30, 2019 and 2018:

	For the supplemental pro forma six months ended June 30, (unaudited)
		2019		2018
Revenues:
Commissions and fees	$6,187,071		$5,856,153

Total revenues	6,187,071		5,856,153

Operating expenses:
Commissions, employee compensation and benefits	2,990,241	80%	2,729,813	73%
Operating expenses	884,227	24%	828,845	22%
Depreciation expense	8,033	—	8,418	—
Amortization expense	181,795	5%	179,841	5%
Change in fair value of contingent consideration	(330,862)	(9)%	—	—

Total operating expenses	3,733,434	100%	3,746,917	100%

Operating income	2,453,637		2,109,236
Other income (expense):
Interest expense, net	—	—	—	—
Other expense, net	—	—	—	—

Total other income (expense)	—	—	—	—

Income before income taxes	2,453,637		2,109,236
Income tax provision (benefit)	—		—

Net income	2,453,637		2,109,236
Net income attributable to noncontrolling interests	—		—

Net income attributable to controlling interests	$2,453,637		$2,109,236

Revenues

Commissions and fees

Commissions and fees increased by $1.3 million, or 14%, to $10.3 million for supplemental pro forma 2018 from $9.0 million for supplemental pro forma 2017. This increase was attributable to organic growth.

Commissions and fees increased by $0.3 million, or 6%, to $6.2 million for the supplemental pro forma six months ended June 30, 2019 from $5.9 million for the supplemental pro forma six months ended June 30, 2018, driven by organic growth.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $0.3 million, or 7%, to $4.8 million for supplemental pro forma 2018 from $4.5 million for supplemental pro forma 2017. This increase was primarily attributable to organic growth, which drove an increase in both Colleague headcount and commission expense.

Commissions, employee compensation and benefits expenses increased by $0.3 million, or 10%, to $3.0 million for the supplemental pro forma six months ended June 30, 2019 from $2.7 million for the supplemental pro forma six months ended June 30, 2018, driven by increases in Colleague headcount and commission expense due to organic growth.

Operating expenses

Operating expenses increased by $0.5 million, or 44%, to $1.8 million for supplemental pro forma 2018 from $1.3 million for supplemental pro forma 2017. This increase was primarily attributable to an increase in rent and software expenses to support organic growth.

Change in fair value of contingent consideration

Change in fair value of contingent consideration was a gain of $331 thousand for supplemental pro forma six months ended June 30, 2019. This gain was attributable to a decrease in the fair value of contingent earnout liabilities associated with previously acquired Partners.

Specialty Operating Group

The following table summarizes our results of operations for the Specialty Operating Group for the supplemental pro forma years ended December 31, 2018 and 2017:

	For the supplemental pro forma years ended December 31, (unaudited)
		2018		2017
Revenues:
Commissions and fees	$40,827,825		$30,868,114

Total revenues	40,827,825		30,868,114

Operating expenses:
Commissions, employee compensation and benefits	29,528,288	72%	21,876,554	68%
Operating expenses	3,421,142	8%	2,386,052	8%
Depreciation expense	39,937	—	34,361	—
Amortization expense	7,665,204	19%	7,657,949	24%
Change in fair value of contingent consideration	382,688	1%	—	—

Total operating expenses	41,037,259	100%	31,954,916	100%

Operating loss	(209,434)		(1,086,802)
Other income (expense):
Interest expense, net	(16,462)	18%	(382)	100%
Other expense, net	(73,190)	82%	—	—

Total other expense	(89,652)	100%	(382)	100%

Loss before income taxes	(299,086)		(1,087,184)
Income tax provision (benefit)	—		—

Net loss	(299,086)		(1,087,184)
Net income attributable to noncontrolling interests	52,004		(375,886)

Net income attributable to controlling interests	$(351,090)		$(711,298)

The following table summarizes our results of operations for the Specialty Operating Group for the supplemental pro forma six months ended June 30, 2019 and 2018:

	For the supplemental pro forma six months ended June 30, (unaudited)
		2019		2018
Revenues:
Commissions and fees	$23,613,551		$18,818,384

Total revenues	23,613,551		18,818,384

Operating expenses:
Commissions, employee compensation and benefits	17,083,365	72%	13,735,014	72%
Operating expenses	1,831,836	8%	1,340,545	7%
Depreciation expense	22,234	—	28,199	—
Amortization expense	4,063,035	17%	3,819,206	20%
Change in fair value of contingent consideration	777,479	3%	191,344	1%

Total operating expenses	23,777,949	100%	19,114,308	100%

Operating loss	(164,398)		(295,924)
Other income (expense):
Interest expense, net	(13,806)	100%	(473)	1%
Other expense, net	—	—	(73,190)	99%

Total other expense	(13,806)	100%	(73,663)	100%

Loss before income taxes	(178,204)		(369,587)
Income tax provision (benefit)	—		—

Net loss	(178,204)		(369,587)
Net income (loss) attributable to noncontrolling interests	196,006		(104,081)

Net loss attributable to controlling interests	(374,210)		(265,506)

The Specialty Operating Group formed two Partnerships during 2018 both effective January 1, 2018, which resulted in the results of operations for the supplemental pro forma year ended December 31, 2018. Commissions comprised the majority of total commissions and fees for the year and commissions expense comprised $7.9 million of commissions, employee compensation and benefits expense for the year.

Revenues

Commissions and fees

Commissions and fees increased by $9.9 million, or 32%, to $40.8 million for supplemental pro forma 2018 from $30.9 million for supplemental pro forma 2017. This increase was attributable to organic growth.

Commissions and fees increased by $4.8 million, or 25%, to $23.6 million for the supplemental pro forma six months ended June 30, 2019 from $18.8 million for the supplemental pro forma six months ended June 30, 2018, driven by organic growth.

Expenses

Commissions, employee compensation and benefits

Commissions, employee compensation and benefits expenses increased by $7.6 million, or 35%, to $29.5 million for supplemental pro forma 2018 from $21.9 million for supplemental pro forma 2017. This increase was primarily attributable to organic growth, which drove an increase in both Colleague headcount and commission expense.

Commissions, employee compensation and benefits expenses increased by $3.4 million, or 24%, to $17.1 million for the supplemental pro forma six months ended June 30, 2019 from $13.7 million for the supplemental pro forma six months ended June 30, 2018, driven by increases in Colleague headcount and commission expense due to organic growth.

Operating expenses

Operating expenses increased by $1.0 million, or 43%, to $3.4 million for supplemental pro forma 2018 from $2.4 million for supplemental pro forma 2017. This increase was primarily attributable to additional rent expense and software expense due to an increase in headcount to support organic growth.

Operating expenses increased by $0.5 million, or 37%, to $1.8 million for the supplemental pro forma six months ended June 30, 2019 from $1.3 million for the supplemental pro forma six months ended June 30, 2018, to support organic growth, specifically real estate and software expenses.

Amortization expense

Amortization expense increased by $0.3 million, or 6%, to $4.1 million for the supplemental pro forma six months ended June 30, 2019 from $3.8 million for the supplemental pro forma six months ended June 30, 2018, driven by an increase in amortization related to purchased customer accounts, purchased carrier relationships, purchased distribution relationships and trade names as these assets are amortized based on a pattern of economic benefit, which was deemed higher in a cash flow model in 2019 compared to 2018.

Change in fair value of contingent consideration

Change in fair value of contingent consideration was $383 thousand for supplemental pro forma 2018. This expense was attributable to an increase in the fair value of contingent earnout liabilities associated with previously acquired Partners.

Change in fair value of contingent consideration increased by $586 thousand to $777 thousand for supplemental pro forma six months ended June 30, 2019 from $191 thousand for supplemental pro forma six months ended June 30, 2018. This increase is primarily due to an increase in the fair value of contingent earnout liabilities associated with previously acquired Partners.

Notes to unaudited supplemental pro forma financial information presented in the supplemental management’s discussion and analysis of financial condition and results of operation

1. Unaudited supplemental pro forma condensed consolidated statement of comprehensive income for the supplemental pro forma year ended December 31, 2018

	Historical Baldwin Risk Partners, LLC(1)	Partnerships(2)	Transaction Adjustments(3)	Supplemental pro forma year ended December 31, 2018

Revenues:
Commissions and fees	$79,879,733	$53,507,677	$(60,000)	$133,327,410

Total revenues	79,879,733	53,507,677	(60,000)	133,327,410
Operating expenses:
Commissions, employee compensation and benefits	51,653,640	35,877,065	(30,000)	87,500,705
Operating expenses	14,379,270	7,536,784	(751,207)	21,164,847
Depreciation expense	508,109	160,523	—	668,632
Amortization expense	2,581,669	111,475	8,137,681	10,830,825
Change in fair value of contingent consideration	1,227,697	—	—	1,227,697

Total operating expenses	70,350,385	43,685,847	7,356,474	121,392,706

Operating income	9,529,348	9,821,830	(7,416,474)	11,934,704
Other income (expense):
Interest expense, net	(6,625,101)	(6,703)	(11,824,279)	(18,456,083)
Other expense, net	(215,067)	401,449	—	186,382

Total other income (expense)	(6,840,168)	394,746	(11,824,279)	(18,269,701)

Income (loss) before income taxes	2,689,180	10,216,576	(19,240,753)	(6,334,997)
Income tax provision (benefit)	—	—	—	—

Net income (loss)	2,689,180	10,216,576	(19,240,753)	(6,334,997)
Net income (loss) attributable to noncontrolling interests	3,312,976	1,974,821	(2,081,163)	3,206,634

Net income (loss) attributable to controlling interests	$(623,796)	$8,241,755	$(17,159,590)	$(9,541,631)

Earnings per share

(1)

Refer to the unaudited consolidated financial statements for the year ended December 31, 2018 included elsewhere in this prospectus for a discussion of Baldwin Risk Partners, LLC, the predecessor for accounting purposes.

(2)

Reflects the impact of all Partnerships closed as of the date of this prospectus since January 1, 2017, a total of 22, as if each had occurred on January 1, 2017. See discussion of Partnerships included elsewhere in this prospectus, including those closed subsequent to December 31, 2018.

(3)	Reflects the pro forma impact of the following:

(a) Reduction of transaction costs including professional fees for legal services and due diligence, travel, and meals and entertainment related to Partnerships;

(b) Incremental amortization expense related to purchased customer accounts, software, purchased carrier relationships, purchased distributor relationships, trade name and purchased customer accounts, other than for those acquired after June 30, 2019 for which estimated valuations of intangible assets under ASC 805 and the associated amortization expense have not yet been calculated. Future amortization is as follows:

Year 1: 10,818,746

Year 2: 10,520,781

Year 3: 10,799,549

Year 4: 11,087,707

Year 5: 10,941,396;

(c) Incremental interest expense related to the borrowing of $100 million and $122.7 million to fully finance Partnerships as if they all occurred on January 1, 2017 under lines of credit at 5.7% and 8.8% respectively in accordance with the terms of Baldwin Risk Partners, LLC’s debt as of the date of this prospectus and the amortization of the associated deferred financing fees; and

(d) Disposition of Book of Business as if it occurred January 1, 2017.

2. Unaudited supplemental pro forma condensed consolidated statement of comprehensive income for the supplemental pro forma year ended December 31, 2017

	Historical Baldwin Risk Partners, LLC(1)	Partnerships(2)	Transaction Adjustments(3)	Supplemental pro forma year ended December 31, 2017

Revenues:
Commissions and fees	$48,014,994	$64,458,832	$(80,000)	$112,393,826

Total revenues	48,014,994	64,458,832	(80,000)	112,393,826
Operating expenses:
Commissions, employee compensation and benefits	30,805,563	40,550,204	(40,000)	71,315,767
Operating expenses	9,558,978	10,540,773	(621,009)	19,478,742
Depreciation expense	500,786	266,242	—	767,028
Amortization expense	936,116	508,099	9,909,683	11,353,898
Change in fair value of contingent consideration	399,298	—	—	399,298

Total operating expenses	42,200,741	51,865,318	9,248,674	103,314,733

Operating income	5,814,253	12,593,514	(9,328,674)	9,079,093
Other expense:
Interest expense, net	(1,906,421)	(28,227)	(16,527,016)	(18,461,664)
Other expense, net	(57,451)	(197,294)	—	(254,745)

Total other expense	(1,963,872)	(225,521)	(16,527,016)	(18,716,409)

Income (loss) before income taxes	3,850,381	12,367,993	(25,855,690)	(9,637,316)
Income tax provision (benefit)	—	—	—	—

Net income (loss)	3,850,381	12,367,993	(25,855,690)	(9,637,316)
Net income (loss) attributable to noncontrolling interests	2,147,088	3,015,784	(2,852,235)	2,310,637

Net income (loss) attributable to controlling interests	$1,703,293	$9,352,209	$(23,003,455)	$(11,947,953)

Earnings per share

(1)

Refer to the audited consolidated financial statements for the year ended December 31, 2017 included elsewhere in this prospectus for a discussion of Baldwin Risk Partners, LLC, the predecessor for accounting purposes.

(2)

Reflects the impact of all Partnerships closed as of the date of this prospectus since January 1, 2017, a total of 22, as if each had occurred on January 1, 2017. See discussion of Partnerships included elsewhere in this prospectus, including those closed subsequent to December 31, 2017.

(3)	Reflects the pro forma impact of the following:

(a) Reduction of transaction costs including professional fees for legal services and due diligence, travel, and meals and entertainment related to Partnerships;

(b) Incremental amortization expense related to purchased customer accounts, software, purchased carrier relationships, purchased distributor relationships, trade name and purchased customer accounts, other than for those acquired after June 30, 2019 for which estimated valuations of intangible assets under ASC 805 and the associated amortization expense have not yet been calculated. Future amortization is as follows:

Year 1: 10,818,746

Year 2: 10,520,781

Year 3: 10,799,549

Year 4: 11,087,707

Year 5: 10,941,396;

(c) Incremental interest expense related to the borrowing of $100 million and $122.7 million to fully finance Partnerships as if they all occurred on January 1, 2017 under lines of credit at 5.7% and 8.8% respectively in accordance with the terms of Baldwin Risk Partners, LLC’s debt as of the date of this prospectus and the amortization of the associated deferred financing fees;

(d) Disposition of Book of Business as if it occurred January 1, 2017.

3. Unaudited supplemental pro forma condensed consolidated statement of comprehensive income for the supplemental pro forma six months ended June 30, 2019

	Historical Baldwin Risk Partners, LLC(1)	Partnerships(2)	Transaction Adjustments(3)	Supplemental pro forma six months ended June 30, 2019
Revenues:
Commissions and fees	$62,897,206	$14,339,614	—	$77,236,820

Total revenues	62,897,206	14,339,614	—	77,236,820
Operating expenses:
Commissions, employee compensation and benefits	40,279,574	8,317,541	—	48,597,115
Operating expenses	10,391,282	1,207,873	(467,622)	11,131,533
Depreciation expense	276,185	17,181	—	293,366
Amortization expense	3,711,201	—	1,859,986	5,571,187
Change in fair value of contingent consideration	(3,757,123)	—	—	(3,757,123)

Total operating expenses	50,901,119	9,542,595	1,392,364	61,836,078

Operating income	11,996,087	4,797,019	(1,392,364)	15,400,742
Other income (expense):
Interest income (expense), net	(5,213,442)	429	(4,012,515)	(9,225,528)
Other expense, net	—	—	—	—

Total other income (expense)	(5,213,442)	429	(4,012,515)	(9,225,528)

Income (loss) before income taxes	6,782,645	4,797,448	(5,404,879)	6,175,214
Income tax provision (benefit)	—	—	—	—

Net income	6,782,645	4,797,448	(5,424,879)	6,175,214
Net income attributable to noncontrolling interests	2,452,974	910,888	(532,382)	2,831,480

Net income attributable to controlling interests	$4,329,671	$3,886,560	$(4,872,497)	$3,343,734

Earnings per share

(1)

Refer to the unaudited consolidated financial statements for the period ended June 30, 2019 included elsewhere in this prospectus for a discussion of Baldwin Risk Partners, LLC, the predecessor for accounting purposes.

(2)

Reflects the impact of all Partnerships closed as of the date of this prospectus since January 1, 2017, a total of 22 as if each had occurred on January 1, 2017. See discussion of Partnerships included elsewhere in this prospectus, including those closed subsequent to June 30, 2019.

(3)	Reflects the pro forma impact of the following:

(a) Reduction of transaction costs including professional fees for legal services and due diligence, travel, and meals and entertainment related to Partnerships;

(b) Incremental amortization expense related to purchased customer accounts, software, purchased carrier relationships, purchased distributor relationships, trade name and purchased customer accounts, other than for those acquired after June 30, 2019 for which estimated valuations of intangible assets under ASC 805 and the associated amortization expense have not yet been calculated; Future amortization is as follows:

Year 1: 10,818,746

Year 2: 10,520,781

Year 3: 10,799,549

Year 4: 11,087,707

Year 5: 10,941,396;

(c) Incremental interest expense related to the borrowing of $100 million and $122.7 million to fully finance Partnerships as if they all occurred on January 1, 2017 under lines of credit at 5.7% and 8.8% respectively in accordance with the terms of BRP’s debt as of the date of this prospectus and the amortization of the associated deferred financing fees; and

(d) Disposition of Book of Business as if it occurred January 1, 2017.

4. Unaudited supplemental pro forma condensed consolidated statement of comprehensive income for the supplemental pro forma six months ended June 30, 2018

	Historical Baldwin Risk Partners, LLC(1)	Partnerships(2)	Transaction Adjustments(3)	Supplemental pro forma six months ended June 30, 2018

Revenues:
Commissions and fees	$40,485,287	$28,835,121	$(40,000)	$69,280,408

Total revenues	40,485,287	28,835,121	(40,000)	69,280,408

Operating expenses:
Commissions, employee compensation and benefits	25,479,299	18,768,656	(20,000)	44,227,955
Operating expenses	5,717,983	4,990,965	(305,892)	10,403,056
Depreciation expense	240,046	128,745	—	368,791
Amortization expense	1,089,571	209,291	4,297,270	5,596,132
Change in fair value of contingent consideration	526,773	—	—	526,773

Total operating expenses	33,053,672	24,097,657	3,971,378	61,122,707

Operating income	7,431,615	4,737,464	(4,011,378)	8,157,701

Other income (expense):
Interest expense, net	(3,720,158)	(18,225)	(5,495,614)	(9,233,997)
Other expense, net	(211,912)	393,325	—	181,413

Total other income (expense)	(3,932,070)	375,100	(5,495,614)	(9,052,584)

Income (loss) before income taxes	3,499,545	5,112,564	(9,506,992)	(894,883)
Income tax provision (benefit)	—	—	—	—

Net income (loss)	3,499,545	5,112,564	(9,506,992)	(894,883)
Net income attributable to noncontrolling interests	1,846,365	1,117,077	(1,403,039)	1,560,403

Net income (loss) attributable to controlling interests	$1,653,180	$3,995,487	$(8,103,953)	$(2,455,286)

Earnings per share

(1)

Refer to the unaudited consolidated financial statements for the period ended June 30, 2018 included elsewhere in this prospectus for a discussion of Baldwin Risk Partners, LLC, the predecessor for accounting purposes.

(2)

Reflects the impact of all Partnerships closed as of the date of this prospectus since January 1, 2017, a total of 22, as if each had occurred on January 1, 2017. See discussion of Partnerships included elsewhere in this prospectus, including those closed subsequent to June 30, 2018.

(3)	Reflects the pro forma impact of the following:

(a) Reduction of transaction costs including professional fees for legal services and due diligence, travel, and meals and entertainment related to Partnerships;

(b) Incremental amortization expense related to purchased customer accounts, software, purchased carrier relationships, purchased distributor relationships, trade name and purchased customer accounts, other than for those acquired after June 30, 2019 for which estimated valuations of intangible assets under ASC 805 and the associated amortization expense have not yet been calculated; Future amortization is as follows:

Year 1: 10,818,746

Year 2: 10,520,781

Year 3: 10,799,549

Year 4: 11,087,707

Year 5: 10,941,396;

(c) Incremental interest expense related to the borrowing of $100 million and $122.7 million to fully finance Partnerships as if they all occurred on January 1, 2017 under lines of credit at 5.7% and 8.8% respectively in accordance with the terms of BRP’s debt as of the date of this prospectus and the amortization of the associated deferred financing fees; and

(d) Disposition of Book of Business as if it occurred January 1, 2017.

Business

Company overview

We are a rapidly growing independent insurance distribution firm delivering solutions that give our clients the peace of mind to pursue their purpose, passion and dreams. We support our clients, Colleagues, Insurance Company Partners and communities through the deployment of vanguard resources and capital to drive organic and inorganic growth. We are innovating the industry by taking a holistic and tailored approach to risk management, insurance and employee benefits. Our growth plan includes increased geographic representation across the U.S., expanded client value propositions and new lines of insurance to meet the needs of evolving lifestyles, business risks and healthcare funding. We are a destination employer supported by an award-winning culture, powered by exceptional people and fueled by industry-leading growth and innovation. We believe we are the second fastest growing insurance broker based on our fiscal year 2018 results.

We represent over 400,000 clients across the United State and internationally. Our more than 500 Colleagues include over 160 Risk Advisors, who are fiercely independent, relentlessly competitive and “insurance geeks.” We have 40 offices (in four states), all of which are equipped to provide diversified products and services to empower our clients at every stage through our four Operating Groups.

•

Middle Market provides expertly-designed private risk management, commercial risk management and employee benefits solutions for mid-to-large-size businesses and high net worth individuals, as well as their families.

•	MainStreet offers personal insurance, commercial insurance and life and health solutions to individuals and businesses in their communities.

•	Medicare offers consultation for government assistance programs and solutions to seniors and Medicare-eligible individuals through a network of agents.

•

Specialty delivers specialty insurers, professionals, individuals and niche industry businesses expanded access to exclusive specialty markets, capabilities and programs requiring complex underwriting and placement.

In 2011, we adopted the “Azimuth” as our corporate constitution. Named after a historical navigation tool used to find “true north,” the Azimuth asserts our core values, business basics and stakeholder promises. The ideals encompassed by the Azimuth support our mission to deliver indispensable, tailored insurance and risk management insights and solutions to our clients. We strive to be regarded as the preeminent insurance advisory firm fueled by relationships, powered by people and exemplified by client adoption and loyalty. This type of environment is upheld by the distinct vernacular we use to describe our services and culture. We are a firm, instead of an agency; we have Colleagues, instead of employees and we have Risk Advisors, instead of producers/agents. We serve clients instead of customers and we refer to our acquisitions as Partnerships. We believe that our highly differentiated culture, guided by the Azimuth, contributes greatly to our success and the scalability of our business model. As a result, we have earned accolades such as being ranked as one of the fastest-growing privately held companies in America for seven consecutive years and named in lists of best companies for which to work.

We have developed a “Tailored Client Engagement Model” in each of our Operating Groups, which provides a disciplined sales process around our unique go-to-market strategies. In our Middle Market Operating Group, through our exclusive Risk MappingTM process and Holistic Risk Protection Model, we examine our client’s personal, professional and business ventures to create a 360-degree view of each client’s unique risk profile. These tools have helped us to achieve, based on our data, a 90% Win Rate (which refers to prospective clients that have participated in our diagnostic process and have been converted to sales) when pitching new business and 91% Retention Rate on existing business during 2018. In our MainStreet Operating Group, we have created a proprietary “Sheltered Distribution Network,” which includes mortgage originators, home builders, realtors, developers, community bankers, local certified public accounting firms and law firms to distribute insurance directly at the point of sale. In our Medicare Operating Group, we meet clients in close proximity to where they may feel more comfortable: community centers, neighborhood grocery stores and medical providers. In our Specialty Operating Group, we offer innovative solutions for niche industries and products delivered through our wholesale/MGA of the Future platform, which allows our clients to access insurance markets and Insurance Company Partners to transact insurance and related services in pioneering ways. Our tailored models have generated strong new business flow, resulting in strong organic growth in each of our Operating Groups. The performance of our Operating Groups drove an increase in commissions and fees from $48.0 million in 2017 to $79.9 million in 2018 and consolidated Organic Revenue Growth of 18% in 2018, which was 4.1x greater than the large-peer average according to public filings. We achieved similar results in 2017, reaching 17% Organic Revenue Growth.

[1]	Organic/underlying revenue growth as defined by respective peers; Industry average includes AON, AJG, BRO, MMC and WTW.

[2]	Specialty includes 2017 period unowned.

[3]

MGA of the Future reflects both 2017 and 2018 periods unowned. In our Specialty Operating Group, we offer innovative solutions for niche industries and products delivered through MGA of the Future, which allows our clients to access insurance markets and Insurance Company Partners to transact insurance and related services in pioneering ways. MGA of the Future was acquired by us through our April 2019 Partnership with MSI and is a national renter’s insurance product distributed via sub-agent partners and property management software providers.

Our thoughtfully designed client experience is tailored to further build on our mission of delivering peace of mind to our clients, yielding increased new business opportunities and client retention. On the new business side, we have delivered industry-leading Sales Velocity. In 2018, both our Middle Market and MainStreet Operating Groups generated Sales Velocity greater than 1.5x the industry average reported by Reagan Consulting. We are not aware of any comparable statistics for the Medicare or Specialty Operating Groups. On the retention side, we focus on building client relationships through our innovative client value propositions, niche industry expertise, differentiated shared services and excellence in client execution. Our institutionalized client loyalty and established status as a valued business partner has resulted in client retention which we believe to be 91% during 2018 in our Middle Market Operating Group. Taken together, our four Operating Groups are capable of serving clients throughout their lifecycle. We believe that the nature of our product suite offers us compelling cross-sell opportunities as clients remain in our ecosystem over time and the diversification of our client base better positions us to produce attractive financial results across economic cycles.

Our attractive operational profile is further enhanced by strategically targeted regions and specialized industries. A significant portion of our business is concentrated in the Southeastern U.S. Our clients live and work in many of the fastest growing states in the country, including Florida and Texas. We have also developed core subject matter expertise in rapidly growing industries such as healthcare, technology, construction, hospitality, transportation, finance and real estate. As we continue to expand our existing market presence, we will continue to prioritize geographies and industries that we believe will enable us to maintain outsized growth.

Our fun and entrepreneurial mindset has earned us recognition as a “destination employer,” which creates an enduring ability to grow through Colleague hiring while also driving Colleague retention. We onboarded 58 Risk Advisors in 2018 (excluding the Medicare Operating Group), an increase from 26 Risk Advisors onboarded in 2017. Our 2016–2018 average Risk Advisor Retention Rate was 88% (92% in 2018). Our differentiated Risk Advisor recruiting strategy is focused on sourcing ambitious candidates, ensuring cultural fit and providing a layer of support to help Risk Advisors succeed in delivering excellence to our clients. Our recruiting efforts have resulted in an average Risk Advisor age of 47 years, as of June 30, 2019, meaningfully below the industry average of 54 years according to the 2018 Future One Agency Universe Study. We are specifically focused on continuous talent development driven by frequent and transparent communication, defined sales approaches, clear compensation goals and consistent reviews with leadership to cultivate a vibrant culture. We believe that our continued ability to recruit, train and retain Risk Advisors will give us a substantial competitive advantage in the years to come as the brokerage industry faces an impending wave of retirements.

Our business has grown substantially since our founding in 2011 and we believe that our proven Partnership model provides continued opportunity for strong growth. In the United States, there are approximately 37,000 insurance brokers and over 600 were sold in both 2017 and 2018. We carefully seek companies that have cultural congruency, distinguishing products or expertise and unique growth attributes and have consummated Partnerships with 25 firms since 2016. We believe there is an expansive universe of firms that could fit our target partner characteristics. Our differentiated value proposition as a “forever investor” offers new Partners the ability to continue to grow their business, benefit from the upside of their growth and partner with like-minded entrepreneurs who provide a long-term home for them. We also have a highly systematic and regimented integration process, supported by our integration team, The PartnerSHIP, which balances both efficiency and respect for our new Colleagues.

Our new Partners have generated significant growth since joining our network due to our effective integration process. New Partners who joined us prior to January 1, 2018 produced $27 million of commissions and fees in the twelve months preceding the closing of such new Partnerships (excludes new Partners with less than $1 million of commissions and fees). In their first full year with BRP, these same Partners generated $30 million of commissions and fees, representing an 11% increase in commissions and fees during what can be a disruptive integration process.

In addition to our integration framework that provides resources for growth, in the past we have typically issued membership interests on a tax deferred basis in our Partnerships, allowing new Partners to participate in the value they create. Given that we will be implementing an “Up-C” structure in connection with this offering, we believe that we will be one of the few insurance brokers that can offer new Partners interests in a Partnership that can be exchanged for stock of a public company (of cash equivalent value) and offer a tax deferral mechanism, increasing the financial attractiveness of our platform to potential Partners. Additionally, we will enter into the Tax Receivable Agreement which will give our Partners the right to receive certain additional cash payments from us after such exchange in respect of certain tax benefits we may realize in connection with such exchange. Ownership interest has typically comprised 10–20% of the total consideration of Partnerships and is an indication of the sellers’ interest in being invested for the long term. Our Partnership approach has greatly distinguished BRP in the marketplace and we have become a recognized partner of choice for business owners seeking to benefit from the resources of a larger organization without sacrificing their entrepreneurial spirit and desire to grow. We believe this gives us a unique edge when desirable partners are choosing between buyers.

We source Partnerships through both proprietary deal flow, competitive auctions and cultivated industry relationships. In the past year, we either met or spoke with over 300 potential partners. At present, we are in active dialogue with over 22 potential partners and continually add potential partners to our official pipeline. All of our Operating Groups are represented in our pipeline, with the approximate split of number of opportunities by commissions and fees being: ~50% Middle Market Operating Group, ~20% Specialty Operating Group, ~25% MainStreet Operating Group and ~5% Medicare Operating Group. We have proven execution capabilities as demonstrated by our increasing pace of Partnerships. In 2017, we added five new Partners, the largest of which had $4 million in commissions and fees for the prior annual period. In 2018, we added twelve new Partners, the largest of which had $11 million in commissions and fees for the prior annual period. In 2019, we added six new Partners and completed our two largest Partnerships to date including a firm with $28 million in commissions and fees and another with $12 million in commissions and fees for the prior annual periods.

Within our differentiated operating model we utilize shared services, which are separated from our sales efforts, to create efficiency across our Operating Groups and deliver the firm to clients. We provide comprehensive back-office support to our Risk Advisors that allows them to focus on selling new business and client engagement. Our shared service functions include the Thrive Hive (human resources), the Quad Squad (marketing and branding), the Nerd Herd (information technology) and the Profiteers (accounting and finance). We believe this shared services infrastructure allows us to deliver consistent service and meet the changing needs of our growing clients. Through our efficient integration process, starting right after the closing, our new Partners have access to our shared services, designed to help them to expand their capabilities and enhance their productivity without materially impacting cost.

We have developed a thoughtful and deliberate architecture for our business, which has resulted in strong growth and financial performance. We take no underwriting risk on our balance sheet. Our commissions and fees increased 66% from $48.0 million in 2017 to $79.9 million in 2018. Our Organic Revenue Growth was 17% in 2017 and 18% in 2018. Our net income margins for the years ended December 31, 2017 and December 31, 2018 and the twelve months ended June 30, 2019 were 8% and 3% and 6%, respectively. Our Adjusted EBITDA margins for the years ended December 31, 2017 and December 31, 2018 were 17% and 19%, respectively.

Historical Financial Summary ($ millions, except percentages)

	Year ended December 31,
	2018	2017
Commissions and fees(1)	$79.9	$48.0
Supplemental pro forma commissions and fees	133.3	112.4
Net income	2.7	3.9
Supplemental Pro Forma Adjusted EBITDA	31.9	27.9
Supplemental Pro Forma Adjusted EBITDA Margin	24%	25%
Organic Revenue Growth	18%	17%

(1)	We did not have a Specialty Operating Group in 2017 and a portion of the increase to commissions and fees for 2018 includes commissions and fees derived from this business unit.

Industry overview

The demand for our products is significant and expanding. Our core products include commercial P&C insurance (5.0% industry premium growth in 2018), employee benefits insurance and personal lines insurance (5.9% industry premium growth in 2018). As a distributor of these products, we compete on the basis of reputation, client service, industry insights and know-how, product offerings, ability to tailor our services to the specific needs of a client and, to a lesser extent, price of our services. In the United States, our industry is comprised of large, global participants, such as Aon plc, Marsh & McLennan Companies, Inc. and Willis Towers Watson plc and mid-sized participants, such as Acrisure, LLC, Arthur J. Gallagher & Co., AssuredPartners, Inc., Brown & Brown Inc., Hub International Limited, USI, Inc. and ourselves. The remainder of our industry is highly fragmented and comprised of approximately 37,000 regional participants that vary significantly in size and scope.

In recent years, there has been notable merger and acquisition activity in the insurance brokerage space. According to Optis Partners, there were 611 and 626 insurance brokerage acquisitions in 2017 and 2018, respectively. Despite the recent consolidation in the insurance brokerage industry, the industry remains highly fragmented and the number of independent agencies has remained roughly constant since 2006. The fragmented industry landscape presents us with the opportunity to continue acquiring high-quality Partners.

Commercial property and casualty industry:    Commercial property and casualty brokers provide businesses with access to property, professional liability, workers’ compensation, management liability, commercial auto insurance products as well as risk-management services. In addition to negotiating competitive policy terms on behalf of clients, insurance brokers also serve as a distribution channel for insurers and often perform much of the administrative functions. Insurance brokers generate revenues through commissions, calculated as percentage of total insurance premium, and through fees for management and consulting services. Commercial insurance premiums have grown steadily at a 3.6% annual rate since 2009, in-line with the broader economy and underlying insured values. The underwriting landscape is fragmented, as the top 10 underwriters accounted for only 37% of 2018 total commercial lines direct premiums written ($314 billion). Top writers of 2018 included Chubb, Travelers, Liberty Mutual, AIG and Zurich. We have relationships with leading commercial writers, as well as regional insurers who have a presence in our target markets. We conduct commercial property and casualty business within our Middle Market, MainStreet and Specialty Operating Groups.

Employee benefits industry:    Employee benefit advisors provide businesses and their employees with access to individual and group medical, dental, life and disability coverage. In addition to functioning as distributors, employee benefits brokers also provide assistance with benefit plan design. Employee benefits brokers’ capabilities often enable middle-market businesses to fully outsource their employee benefits program design, management and administration without committing internal resources or investing substantial capital in systems. Employee benefit advisors generate revenues through commissions and fees for management and consulting services. In recent years, as a result of the ACA, healthcare has become increasingly more complex and the demand has grown for sophisticated employee benefits consultants. We expect this trend to continue and we remain well positioned as a result of our consistent investment in our employee benefits capabilities. We conduct employee benefits business within our Middle Market and MainStreet Operating Groups.

Personal lines industry:    Personal lines brokers provide individual consumers with access to home, auto, umbrella and recreational insurance products. Similar to commercial lines agents, personal lines insurance agents generate revenues through commissions and fees for management and consulting services. Personal insurance premiums have grown at a 4.6% annual rate since 2009. Within personal lines, automobile premiums accounted for 71% of 2018 premiums and homeowners premiums accounted for 27% of 2018 premiums. Personal lines direct written premiums in 2018 were $362 billion. Top writers of 2018 included State Farm, Berkshire Hathaway (through GEICO), Allstate, Progressive and USAA. Personal lines premiums are traditionally sold through independent agents (35%), captive agents (47%) or direct distribution (18%, concentrated between top direct distributors such as GEICO and Progressive) based on 2017 data. We conduct this personal lines business within our Middle Market (high net worth), MainStreet and Specialty Operating Groups.

Medicare industry:    The Medicare industry is an approximately $700 billion market representing 20% of total healthcare spending in 2016 with approximately 60 million people enrolled through the employer subsidized and unsubsidized retail market according to the U.S. Congressional Budget Office and the Henry J. Kaiser Family Foundation. Market participants in the U.S. mainly qualify by virtue of being age 65 or older (~84% of Medicare population in 2016). This population is rapidly expanding as more baby boomers approach retirement; there are 10,000 U.S. senior citizens expected to reach retirement age every day for the next 10 years. The Medicare market is split between Original Medicare Plan, a fee-for-service plan managed by the federal government which represents approximately two-thirds of the market and Medicare Advantage, a rapidly growing private Medicare option representing approximately one-third of the market. Medicare advisors assist in determining optimal coverage based on an individual’s healthcare needs and spending limitations.

How we win

Tailored client engagement model:    The biggest challenge in insurance distribution is creating new relationships. To address this challenge, we have created a Tailored Client Engagement Model for each Operating Group. As a result of our Tailored Client Engagement Model, we have generated industry-leading Sales Velocity. In 2018, our Middle Market Operating Group generated Sales Velocity of 26%, which is 1.6x greater than the industry average according to Reagan Consulting. Our MainStreet Operating Group generated 25% Sales Velocity, or 1.5x greater than the industry average according to Reagan Consulting. We are not aware of any comparable statistics for the Medicare or Specialty Operating Groups. We believe our Sales Velocity results indicate that our organic growth advantage is sustainable. Our tailored client engagement model also generates strong new business flow, resulting in strong organic growth in each of our Operating Groups. For our most recent Partnership that hit the twelve-month owned mark in August 2019 for our Middle Market Operating Group (Montoya & Associates), the three risk advisors who previously owned the business experienced growth in new business written of 2,638%, 254%, and 87%, compared to their respective new commission revenue for the twelve months prior to their partnership with BRP.

Exceptional shared services:    We have created a vast and scalable shared services infrastructure that supports our Colleagues, new Partners and their organic growth aspirations. We provide comprehensive back-office support to our Risk Advisors to allow complete focus on selling new business and client engagement. Each of our shared services is tracked by a unique set of key performance indicators, specific to their function. For example, the Thrive Hive is evaluated based on the number of Colleagues onboarded and the number of training sessions hosted; the Quad Squad is evaluated based on completed rebranding projects and website traffic. The Nerd Herd has historically been evaluated based on systems integrations, but is increasingly taking on “front-office” responsibilities. The Nerd Herd has been instrumental in aggregating data to inform operational decision-making and introducing workflow refinement and automation. By refining and automating processes, the Nerd Herd ensures our Colleagues are able to spend more of their time focused on building and crafting world-class relationships with our clients. The combination of the Thrive Hive, Quad Squad, Nerd Herd and Profiteers allows us to expand the capabilities and enhance efficiency of new Partners which creates meaningful value.

A winning culture centered on sales and service:    We are in the business of building and maintaining relationships and our clients expect excellent service. It is our job to make sure that our Colleagues can consistently reach and exceed our clients’ expectations. Through the creation and embodiment of the Azimuth, our Colleagues strive to offer a level of predictable and exceptional service. To make sure we never stray from the Azimuth’s values, we actively reengage with them through the “Azies,” our annual Colleague awards. Azies are awarded annually to Colleagues in each of our divisions for demonstrating key attributes of the Azimuth, which include: (1) growing commissions and fees; (2) delivering exceptional client experiences; (3) driving operational execution and efficiency and (4) fostering a culture where Colleagues can learn, grow and thrive. In addition to the Azies, we also recognize Colleagues through reward points for “Bragging on a Buddy” (peer-to-peer recognition of performing above and beyond while demonstrating an Azimuth attribute) or being a “Smarty Pants” (praise for a Colleague from a client or external partner). Reward points are redeemable for token prizes, team gifts, donations to charity or additional vacation time. Our consistent reinforcement of leading the way by living the Azimuth has allowed us to continue offering the highest levels of service, even as we have scaled.

Ongoing commitment to talent development:    We have a longstanding commitment to talent development which stems from the respect we have for our Colleagues and an appreciation for the skills required to sell insurance properly. We develop talent though BRP University, which offers over 100 in-person and webinar classes per year. BRP University also includes online learning and development resources, such as Knowledge Centers with defined practices and webinars. We feel that our efforts to develop talent have been successful to date. The four Middle Market Risk Advisors hired in 2015 that remain with the Company generated over $142 thousand in New Business Commissions, during 2018, which is 3.5x greater than the industry average for Senior Producers according to Marsh, Berry & Co. and 1.3x greater than the industry average for Million Dollar Producers according to Marsh, Berry & Co. metrics as of March 2019. Senior Producers are producers with more than three years in the industry and a Book of Business greater than $500,000; Million Dollar Producers are producers with more than three years in the industry and a Book of Business greater than $1,000,000. In 2018, our average Middle Market Risk Advisor generated approximately $185 thousand in New Business Commissions or 1.7x greater than the industry average for “Million Dollar Producers.”

[1]	Excludes Risk Advisors who departed after January 1, 2017.

[2]	Excludes 3 Risk Advisors who departed with an average book of business in their last full year before departure of $43,000.

Dynamic and aligned leadership team:    Our management team is led by Trevor Baldwin, our Chief Executive Officer and a fourth generation Risk Advisor. He joined our Middle Market Operating Group in 2009, co-founded BRP in 2011 and has subsequently led the firm’s expansion beyond the Middle Market Operating Group, including the inception and development of the MainStreet, Medicare and Specialty Operating Groups. Before

joining the Company, he was with HealthEdge Investment Partners, LLC, or HealthEdge, a private equity firm. Our management team also includes Lowry Baldwin, our Chairman and a founding partner. A serial entrepreneur and self-described “insurance geek,” he first entered the insurance business in 1981. In 2000, he sold his firm, DavisBaldwin, which was then one of the 40 largest privately held brokerage firms in the country, to Wachovia Bank. He subsequently co-founded BKS, BRP’s predecessor, along with Elizabeth Krystyn and Laura Sherman, both of whom remain actively engaged in the Middle Market Operating Group. Trevor Baldwin and Lowry Baldwin are joined by an experienced and talented group of leaders, including Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer and Chris Stephens, our General Counsel. Mr. Wiebeck, Mr. Valentine, Mr. Galbraith, Mr. Hale and Mr. Stephens have significant experience outside of insurance distribution, bringing a diverse group of skill sets and meaningful expertise to our organization. Our management team is closely aligned with shareholder interests as a result of significant equity holdings. We are also supported by professional business and senior leadership across the firm, which provides a diversity and strength of experience.

Our growth strategy

Leverage the diverse, full-service platform we have created:    We believe we have all the core elements in place to achieve our goal of becoming one of the ten largest insurance brokers in the country within the next ten years. We play in the right niches, each with favorable growth trajectories and defensible market positions. We have a proven ability to hire and develop sales talent. Our Partnership model is seen as highly attractive to entrepreneurs and we believe it provides us access to an enormous market opportunity. Our shared services infrastructure fully supports our newly hired Colleagues and new Partners with back-office support, while simultaneously making them more efficient. Most importantly, we have fostered a highly differentiated culture guided by the Azimuth, which enhances our ability to develop new Risk Advisors, to complete new Partnerships with fast growing firms and to accelerate the growth of new Partners once onboarded on our platform.

Recruit and retain top-tier talent:    We have a proven ability to develop new Risk Advisors; the average age of a Risk Advisor in our firm was 47 years old, as of June 2019, compared to the industry average of 54 years old according to the 2018 Future One Agency Universe Study. In 2018, we onboarded 58 Risk Advisors and 151 Colleagues (excluding Medicare), increasing our total Colleagues to over 400. Of the 58 Risk Advisors we onboarded, 20 were organic new hires and 38 joined via Partnerships. Many of our organic new hires were new to the brokerage industry. Our ability to successfully hire from outside of the industry is a direct result of our screening process which relies heavily on cognitive and behavioral testing, as well as an internship program. Our selective approach to hiring has resulted in differentiated levels of Risk Advisor and Colleague retention despite our focus on managing out underperformers. Over the past three years, we have averaged 88% Risk Advisor retention, a figure that increases to 92% when excluding Risk Advisors with less than one year of tenure and 85% Colleague retention. Results for 2018 were in-line with three-year averages (92% Risk Advisor retention, 96% Risk Advisor retention when excluding Risk Advisors with less than one year of tenure and 84% Colleague retention).

Leverage our history and culture to be a partner of choice for insurance brokerage entrepreneurs:     Entrepreneurship runs in our DNA. We have long prided ourselves as a firm of, by and for entrepreneurs. Our first Tailored Client Engagement Model, RiskMappingTM, was designed specifically to help entrepreneurs manage the unique risks that come with their lifestyle. Not only do we have a clear understanding of entrepreneurs as clients, but we have a clear understanding of entrepreneurs as candidates for Partnership. We have established ourselves as a partner of choice by providing differentiated value propositions. Our status as a partner of choice is evident in our proprietary deal flow. Since 2012, 74% of our new Partners have joined us outside of an auction process.

Focus consistently on technology enablement:    We have and will continue to make the investments required to both better service our clients and establish a competitive advantage. Investments to date include the acquisition and buildout of MGA of the Future, the aggregation of Florida homeowners’ data to facilitate an A.M. Best-rated product and numerous applications related to compliance, risk control and client enrollment. Looking ahead, we are excited to be launching Guided Solutions, or Guided, our new MainStreet technology platform in 2020. Guided will leverage innovative cloud-based technology to provide MainStreet clients with routine and predictable service, combined with the differentiated and holistic advice that clients expect us to deliver. Guided is expected to initiate seven distinct touch points with our clients throughout the year. Some touch points will be as simple as an electronic newsletter; other touch points will include personalized content such as a pre-renewal self-audit. We have recently begun beta testing. We believe our technology investments will further broaden our clients’ access to the insurance market while increasing our efficiency and enhancing our growth profile.

Nurture the optimal business portfolio:    We have the ability to continually evolve our business through new hires and Partnerships. Historically, we have used this ability to add capabilities which address our clients’ problems, enter emerging insurance markets quickly and capture the secular tailwinds of improving demographics and growth industries. Looking forward, we will continue to have the ability to curate our portfolio so that we are optimally poised for growth. We now have the added benefit of having an established presence in each of our target market segments, so future additions to the business have the potential to be even more accretive than they were in the past. We also have the ability to develop de-novo products through MGA of the Future and distribute these products through the Middle Market and MainStreet Operating Groups, differentiating ourselves from the competition and providing ourselves favorable economic arrangements. Given the sheer size of the insurance industry, we believe that we have the opportunity to target high-growth areas in the decades to come.

Our History and Operating Groups

Middle Market Operating Group:    The Middle Market Operating Group was founded to serve successful entrepreneurs, mid-size to large businesses and high net worth individuals and families. These client segments exhibit fundamentally different risk topography than typical insureds; their passions, lifestyle, profession and wealth are typically bundled together in an inseparable “knot.” We set out to re-engineer the protection of the knot. In the past, insurance brokers would have disaggregated the knot by slicing it into statutory lines of business like “workers’ compensation,” “homeowners multiple peril,” “group accident and health” and “product liability.” We do not believe that statutory lines of business (or “risk silos” in our vernacular) are the right way to sell insurance, especially to this segment of our clients. As a response to the traditional insurance industry’s templated solution, we created the Holistic Risk Protection solution, born out of our proprietary “RiskMapTM” process. We use the RiskMapTM to expertly craft the optimal insurance architecture of protection that minimizes our clients’ exposure to loss. Our model resonates with entrepreneurs, business leaders and high net wealth individuals. In 2018, we believe that we won business in 90% of the RiskMapsTM that we performed and our client Retention Rate within our Middle Market segment was 91% in 2018. The Middle Market Operating Group represents $36.7 million in commissions and fees in 2018, of which 40% is commercial P&C, 38% is employee benefits and 22% is private risk management.

[1]	Organic new hires.

[2]	Onboarded via Partnerships.

MainStreet Operating Group:    Recognizing the success that the Middle Market Operating Group achieved by breaking free of the traditional insurance industry “group think” around risk placement, we sought to expand our client network beyond the traditional Middle Market client base. Our first expansion outside of the Middle Market Operating Group was the creation of the MainStreet Operating Group, which manages the insurance and risk management lifecycle for mass affluent clients and small businessmen and women. Similar to entrepreneurs in our Middle Market Operating Group, we believe the traditional insurance industry has not served these constituents well, compensating for low customer satisfaction with billion dollar advertising budgets. As we sought to build the MainStreet model, we made a commitment to investing in the wellbeing of our clients and not Super Bowl ads. To attain clients in the absence of significant advertising spend, we created a proprietary Sheltered Distribution Network which includes mortgage originators, home builders, realtors, developers, community bankers, local certified public accounting firms and law firms. Using technology as an enabler, we deliver a tailored client journey that is characterized by speed, efficiency and cost effectiveness. Our Risk Advisors take an uncompromising approach to pairing clients with optimal coverage in a time efficient and hassle free manner. The MainStreet Operating Group represents $20.9 million in commissions and fees for 2018, of which 51% is homeowners, 23% is personal auto, 7% is other personal insurance, 15% is commercial P&C and 4% is employee benefits.

[1]	Organic new hires.

[2]	Onboarded via Partnerships.

Medicare Operating Group:    In the years following the establishment of the MainStreet Operating Group, we have moved carefully, methodically and deliberately into new lines of business where we develop new Tailored Client Engagement Models. Our study of the Medicare distribution industry identified vulnerable populations that we believe were being underserved due to language barriers, cultural barriers and not getting the person-to-person experience a client would desire when making his or her healthcare decision. As a response, we entered the Medicare distribution channel by reaching clients via agreements with venues where clients may feel more comfortable: community centers, neighborhood grocery stores and medical providers.

We have 1,000+ 1099 Medicare agents who rely on us for technical training, HIPAA compliant email and technology, sales and marketing support and other services and are contracted through us to sell Medicare products. Our support enables Medicare agents to provide individual clients with comprehensive information and access to over 13 leading plan providers (including Freedom/Optimum (Anthem), WellCare, Cigna, Humana, Aetna and United Healthcare among others). We are one of the top distributors in Florida for Freedom/Optimum (Anthem), and believe that we hold leadership positions with many other plan providers. The Medicare Operating Group has the benefit of favorable tailwinds, particularly in the Medicare Advantage product set, including: 1) an aging population and 2) an improving value proposition relative to traditional Medicare given Medicare Advantage’s fixed monthly costs and limited deductibles. 97% of our Medicare commissions and fees comes from Medicare Advantage. The Medicare Operating Group represents $10 million in commissions and fees in 2018.

Specialty Operating Group:    Our most recent addition, the Specialty Operating Group, serves as our innovation lab, providing our clients with access to pioneering insurance markets. The Specialty Operating Group is comprised of two business units: Wholesale Distribution and MGA of the Future.

Wholesale Distribution (29% of Specialty Operating Group commissions and fees):    Wholesale distribution of insurance products is an integral part of the insurance industry. As a wholesale distributor, we are a critical intermediary between Partners and retail insurance brokers. Many specialty Partners distribute products primarily through wholesale insurance brokers to avoid the cost and complexity of dealing directly with a large number of retail insurance brokers.

As opposed to most wholesale distributors who primarily provide retail agents market access, our Wholesale Distribution unit provides insurance services to complex and risky industries, such as healthcare that require specific technical expertise and complex risk financing products. Within these industries we focus on professional and management liability lines, a notoriously challenging market for both insureds and insurers. Risk Advisors in our Wholesale Distribution unit are able to adapt to these challenges through a combination of operational support and proprietary/semi-exclusive programs for property, stop-loss, social services and professional liability

MGA of the Future (71% of Specialty Operating Group commissions and fees):    In 2019, we acquired MGA of the Future, a leading MGA platform which has leveraged its technology stack to build a proprietary renters’ insurance product. Unlike many of the renters’ products on the market, our renters’ product is distributed directly through property management software providers, specialty insurance retailers and insurance companies offering adjacent lines of coverage (such as auto). This is a similar concept to the Sheltered Distribution Network model we use in MainStreet. By working with third parties who have institutionalized new business flow, we can lower our customer acquisition. Not only is MGA of the Future already profitable, but it is rapidly expanding. Policies in force grew by 35% in 2018 to 271,908 and were at 352,054 as of September 22, 2019.

We believe the renters’ product is just the beginning for MGA of the Future. The technology underlying the renters’ product can be redeployed across a variety of insurance niches which are known for massive transaction volume and homogeneous risk profiles. We already have several MGA of the Future initiatives in process, including the creation of a new A.M. Best-rated homeowners product in Florida. MGA of the Future is led by a team of young, but seasoned veterans whose relevant technology and insurance backgrounds we believe will enable MGA of the Future to reach its full potential.

[1]	Includes new business, endorsement, cancel, renewal, and reinstatement.

Intellectual property

We protect the “Baldwin Risk Partners” brand through a combination of trademarks and copyrights. We have registered “Insight Beyond Insurance,” “Florida Medicare Options,” “Affordable Home Insurance Inc.,” “Affordable Home Insurance” and “Guided Insurance Solutions” as trademarks in the U.S. We also have filed other trademark applications in the U.S., and will pursue additional trademark registrations and other intellectual property protection to the extent we believe it would be beneficial and cost effective. We also are the registered holder of a variety of domain names that include “Baldwin Risk Partners” and similar variations.

Employees

As of June 30, 2019, we had approximately 480 full-time employees, 65 part-time employees and 1,000+ independent contracted agents. None of our employees are represented by a union. We have a good relationship with our employees.

Seasonality

The insurance brokerage market is seasonal with transactional activity peaking around quarter end and year end where our clients are businesses and away from holidays where our clients are individuals, of each year. Our results of operations are somewhat affected by these seasonal trends. Our Adjusted EBITDA margins may be lower in the fourth quarter and higher in the first two quarters due primarily to the impact of contingent payments from Insurance Company Partners that we cannot readily estimate without the risk of significant reversal and a higher degree of renewals in Medicare and certain Middle Market lines of business such as employee benefits and commercial in the first quarter.

Properties

Our corporate headquarters is located in leased offices in Tampa, Florida. The lease consists of approximately 61,500 square feet and expires in May, 2030. As of December 31, 2018, our Company-owned insurance brokerage business leases consist of approximately 155,000 square feet of office space in the United States under approximately 42 leases. These offices are generally located in shopping centers and small office parks, generally with lease terms of 2 to 5 years. We believe that all of our properties and facilities are well maintained.

Regulatory matters

Licensing.    We and/or our designated employees must be licensed to act as agents, brokers, intermediaries or third-party administrators by state regulatory authorities in the locations in which we conduct business. Regulations and licensing laws vary by individual state and are often complex.

The applicable licensing laws and regulations in all states are subject to amendment or reinterpretation by regulatory authorities, and such authorities are vested in most cases with relatively broad discretion as to the granting, revocation, suspension and renewal of licenses. It is our belief that we are in compliance with the applicable licensing laws and regulations of all states in which we currently operate. However, the possibility still exists that we and/or our employees could be excluded or temporarily suspended from carrying on some or all of our activities in, or could otherwise be subjected to penalties by, a particular jurisdiction.

Agent and broker compensation.    Some states permit insurance agents to charge policy fees and commissions, while other states prohibit this practice. In recent years, several states considered new legislation or regulations regarding the compensation of brokers by insurance companies. The proposals ranged in nature from new disclosure requirements to new duties on insurance agents and brokers in dealing with customers.

Rate regulation.    Nearly all states have insurance laws requiring personal property and casualty insurers to file rating plans, policy or coverage forms, and other information with the state’s regulatory authority. In many cases, such rating plans, policy or coverage forms, or both must be approved prior to use.

The speed with which an insurer can change rates in response to competition or in response to increasing costs depends, in part, on whether the rating laws are (i) prior approval, (ii) file-and-use or (iii) use-and-file laws. In states having prior approval laws, the regulator must approve a rate before the insurer may use it. In states having file-and-use laws, the insurer does not have to wait for the regulator’s approval to use a rate, but the rate must be filed with the regulatory authority prior to being used. A use-and-file law requires an insurer to file rates within a certain period of time after the insurer begins using them. Eighteen states, including California and New York, have prior approval laws. Under all three types of rating laws, the regulator has the authority to disapprove a rate filing.

While we are not an insurer, and thus not required to comply with state laws and regulations regarding insurance rates, our commissions are derived from a percentage of the premium rates set by insurers in conjunction with state law.

Health insurance.    The health insurance industry is heavily regulated. In addition to the ACA, each of these jurisdictions has its own rules and regulations relating to the offer and sale of health insurance plans, typically administered by a department of insurance. State insurance departments have administrative powers relating to, among other things: regulating premium prices; granting and revoking licenses to transact insurance business; approving individuals and entities to which, and circumstances under which, commissions can be paid; regulating advertising, marketing and trade practices; monitoring broker and agent conduct; and imposing continuing education requirements. We are required to maintain valid life and/or health agency and/or agent licenses in each jurisdiction in which we transact health insurance business.

In addition to state regulations, we also are subject to regulations and guidelines issued by CMS that place a number of requirements on health insurance carriers and agents and brokers in connection with the marketing and sale of Medicare Advantage and Medicare Part D prescription drug plans. We are subject to similar requirements of state insurance departments with respect to our marketing and sale of Medicare Supplement plans. CMS and state insurance department regulations and guidelines include a number of prohibitions regarding the ability to contact Medicare-eligible individuals and place many restrictions on the marketing of Medicare-related plans. For example, our health Insurance Company Partners are required to file with CMS and state departments of insurance certain of our platforms, our call center scripts and other marketing materials we use to market Medicare-related plans. In some instances, CMS or state departments of insurance must approve the material before we use it. In addition, the laws and regulations applicable to the marketing and sale of Medicare-related plans are ambiguous, complex and, particularly with respect to regulations and guidance issued by CMS for Medicare Advantage and Medicare Part D prescription drug plans, change frequently.

Privacy regulation.    Federal law and the laws of many states require financial institutions to protect the security and confidentiality of customer information and to notify customers about their policies and practices relating to collection and disclosure of customer information and their policies relating to protecting the security and confidentiality of that information. Federal law and the laws of many states also regulate disclosures and disposal of customer information. For example, we are subject to the Health Insurance

Portability and Accountability Act, or HIPAA. HIPAA and regulations adopted pursuant to HIPAA require us to maintain the privacy of individually-identifiable health information that we collect on behalf of health insurance carriers, implement measures to safeguard such information and provide notification in the event of a breach in the privacy or confidentiality of such information. The use and disclosure of certain data that we collect from consumers is also regulated in some instances by other federal laws, including the Gramm-Leach-Bliley Act, or GLBA, and state statutes implementing GLBA, which generally require brokers to provide customers with notice regarding how their non-public personal health and financial information is used and the opportunity to “opt out” of certain disclosures before sharing such information with a third party, and which generally require safeguards for the protection of personal information. Congress, state legislatures and regulatory authorities are expected to consider additional regulation relating to privacy and other aspects of customer information.

Legal proceedings

From time to time, we may be involved in various legal proceedings, lawsuits and claims incidental to the conduct of our business. Our businesses are also subject to extensive regulation, which may result in regulatory proceedings against us. We are not currently party to any material legal proceedings.

Management

Executive officers and directors

Set forth below is certain biographical and other information regarding our directors, after giving effect to the Reorganization Transactions, and the executive officers and key employees. We intend to appoint additional directors prior to the consummation of this offering.

Name	Age	Position

Lowry Baldwin	60	Chairman

Trevor Baldwin	33	Chief Executive Officer and Director

Kris Wiebeck	36	Chief Financial Officer

John Valentine	39	Chief Partnership Officer

Dan Galbraith	38	Chief Operations Officer

Brad Hale	39	Chief Accounting Officer

Chris Stephens	41	General Counsel

Phillip Casey	77	Director

Chris Sullivan	71	Director

Robert Eddy	50	Director

Lowry Baldwin has served as Chairman since co-founding the Company in 2011. Mr. Baldwin’s insurance career began in 1981 at Aetna Property & Casualty. Two years later, he joined Baldwin & Sons. In 1991, Mr. Baldwin and Chuck Davis merged their firms to found Davis Baldwin Insurance and Risk Management. In 2006, Mr. Baldwin and his partners, Elizabeth Krystyn and Laura Sherman, formed what is today the Middle Market Operating Group. In 2012, Mr. Baldwin and his partners formed Baldwin Risk Partners to serve as a holding company for further investment into the insurance brokerage space. In 1997, Mr. Baldwin co-founded Advantec Solutions, Inc., a national Professional Employer Organization serving small and mid-size businesses by providing outsourced payroll, human resources, employee benefits and benefits administration and workers compensation. Mr. Baldwin earned a Bachelor of Science in Psychology from Wake Forest University.

Trevor Baldwin has served as Chief Executive Officer of the Company since May 2019 and has served as Director since September 2019. Mr. Baldwin joined what is today the Middle Market Operating Group in 2009 as a Commercial Risk Advisor working primarily with healthcare and private equity clients, over time he led the firm’s Commercial Risk Management Group as Managing Director, followed by being Baldwin Risk Partners’ President & Chief Operating Officer. Before joining Baldwin Risk Partners, Mr. Baldwin worked at the private equity firm HealthEdge Investment Partners, LLC. Mr. Baldwin graduated from Florida State University with a Bachelor of Arts in Risk Management & Insurance.

Kris Wiebeck has served as Chief Financial Officer of the Company since May 2015. Mr. Wiebeck began his career in the Advisory Services practice of PricewaterhouseCoopers. From October 2007 to March 2015, Mr. Wiebeck worked at MMA Capital Management holding various roles, the most recent of which was Senior Vice President responsible for United States Investments. Mr. Wiebeck has a Bachelor’s and Master’s degree in Accounting from the University of Florida.

John Valentine has served as Chief Partnership Officer of the Company since 2018. As Chief Partnership Officer, Mr. Valentine is responsible for Partnership execution and due diligence activities in collaboration with our respective Division and Business Function leadership teams. In addition, Mr. Valentine will collaborate with our leadership team to drive successful integration of new Partners. Mr. Valentine was at Wells Fargo Securities from November 2010 to August 2018 where he most recently was a Director and led the Investment Banking practice in the Mid-Atlantic region at Wells Fargo Securities. Prior to joining Wells Fargo Securities, Mr. Valentine was a vice president at Hyde Park Capital Partners, LLC and Athena Capital Partners. Mr. Valentine earned his Bachelor of Science in Business Administration, with special attainments in commerce, from Washington and Lee University.

Dan Galbraith has served as Chief Operating Officer of the Company since March 2019. As Chief Operating Officer, Mr. Galbraith is focused on operational execution of the firm’s strategic priorities, organizational development and business development. He is also responsible for sales strategy and execution throughout all Operating Groups. Mr. Galbraith began his career at Cintas Corporation and, after 11 years in operations and sales leadership roles, achieved the position of Head of Sales in the Document Management division. In May 2014, Mr. Galbraith was appointed as Executive Vice President of Sales at Shred-It and in October 2015 was the Senior Vice President of sales for Stericycle. Mr. Galbraith graduated with a Bachelor of Arts from Cornell University, where he majored in Government with a minor in Economics.

Brad Hale has served as Chief Accounting Officer of the Company since May 2019. From September 2014 to May 2019, Mr. Hale served as Managing Director and shareholder at CBIZ MHM, LLC, where he led the Accounting Advisory Practice through projects focused on complex accounting and SEC matters. From June 2010 to September 2014, he was the Director of Accounting and Risk Management for Bloomin Brands, Inc, after starting his career at Deloitte where he focused on serving insurance clients. Mr. Hale has a Bachelor’s and Master’s degree in Accountancy from Wake Forest University.

Chris Stephens has served as General Counsel of the Company since September 2019. As General Counsel, Mr. Stephens is responsible for BRP’s legal matters. Prior to joining the Company, Mr. Stephens served as Senior Vice President and General Counsel for Savills Inc. from January 2019 to September 2019, Senior Vice President and Associate General Counsel from July 2016 to January 2019 and Vice President and Associate General Counsel from September 2015 to July 2016. Prior to joining Savills, Mr. Stephens was a shareholder with Hill Ward Henderson until August 2015 where he focused on mergers and acquisitions, joint ventures, securities offerings and compliance, venture capital transactions and corporate governance matters after joining as an associate in September 2004. Mr. Stephens began his legal career with Sullivan & Cromwell LLP. Mr. Stephens received a BS in finance from the University of Florida in 2000 and a JD from Georgetown University Law Center in 2003.

Phillip Casey has served as a Director of the Company since September 2019. From 1971 to 1985, Mr. Casey served in financial management assignments with domestic and international affiliates of Exxon Corporation. From 1985 to 1994, Mr. Casey served in executive leadership positions as Vice Chairman of the Board, Director, Chief Financial Officer and Executive Vice President of Birmingham Steel, a national steel manufacturer with headquarters in Birmingham, Alabama. Mr. Casey retired in September 2010 after serving sixteen years as President, CEO, Director and Chairman of Gerdau Ameristeel, the second largest mini-mill steel manufacturer in North America. Mr. Casey has been a trustee for the University of Tampa since May 1996 and has been on the board of trustees since May 2017. Mr. Casey completed the Advanced Management Program of the Harvard Business School in 1992, was awarded an MBA from Thunderbird School of Global Management in 1971 and received a BBA in Finance from the University of Georgia in 1966.

Chris Sullivan has served as a Director of the Company since September 2019. Mr. Sullivan is a founder of Outback Steakhouse, and former Chairman & CEO of Outback Steakhouse. From February 1991 to March 2005,

Mr. Sullivan was CEO of OSI Restaurant Partners, Inc. (now OSI Restaurant Partners, LLC). Since 2012, Mr. Sullivan continues to serve as Chairman of MenuPad Inc. and since 2013, Mr. Sullivan continues to serve as Chairman of Omnivore Technologies, Inc. Since 2014, Mr. Sullivan continues to serve as Co-Chair of Consul Partners LLC. Currently, Mr. Sullivan serves as the Co-Chairman and Board of Directors for The First Tee of Tampa Bay, and Board of Directors for Copperhead Charities and Horatio Alger Association of Distinguished Americans. Mr. Sullivan is active in numerous charitable organizations focusing on education, catastrophic diseases, and is Chairman of ART International, a PTSD focused nonprofit group. Mr. Sullivan received a BS in business and economics in 1972 from the University of Kentucky.

Robert Eddy has served as a Director of the Company since September 2019. From 1997 to 2014, Mr. Eddy was with PricewaterhouseCoopers LLP where he was a partner in the Assurance practice specializing in financial services and private equity. Beginning in April 2015, Mr. Eddy continues to serve as Chief Financial Officer for The Holding Company of the Villages, Inc. and affiliated entities. Mr. Eddy serves as the audit committee chair of Citizens First Bancorp, Inc., serves as the president of the Buffalo Scholarship Foundation and is on the board of directors for the Cornerstone Hospice Foundation. Mr. Eddy received a BS in accounting with highest honors and a Master of accounting from the University of Florida in 1997.

Family relationships

Lowry Baldwin, our Chairman and co-founder, is the father of Trevor Baldwin, our Chief Executive Officer.

Board structure

Composition

Upon the consummation of the offering, our board of directors will consist of five directors. Phillip Casey, Chris Sullivan and Robert Eddy qualify as independent directors under the applicable corporate governance standards of the Nasdaq.

In accordance with our certificate of incorporation and by-laws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than 13 persons. Our board of directors will consist of a majority of independent directors within the meaning of the applicable rules of the SEC and Nasdaq.

Our independent directors will appoint a “lead director,” whose responsibilities will include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by stockholders, ensuring that he or she is available, when appropriate, for consultation and direct communication.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by the remaining directors.

Our board of directors will be divided into three classes with staggered three-year terms. At each annual stockholders’ meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

•	the Class I directors will be Lowry Baldwin and Phillip Casey, whose terms will expire at the annual stockholders’ meeting to be held in 2021;

•	the Class II directors will be Trevor Baldwin and Robert Eddy, whose terms will expire at the annual stockholders’ meeting to be held in 2022; and

•	the Class III director will be Chris Sullivan, whose term will expire at the annual stockholders’ meeting to be held in 2023.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock.

Controlled company exception

After the consummation of this offering, BIGH, Lowry Baldwin, our Chairman, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Chris Stephens, our General Counsel, James Roche, Millennial Specialty Holdco, LLC and certain trusts established by such individuals will, in the aggregate, have more than 50% of the combined voting power for the election of directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We intend to rely on certain of the foregoing exemptions provided to controlled companies under the Nasdaq rules. Therefore, immediately following the consummation of this offering, we do not intend to have a nominating and corporate governance committee or an entirely independent compensation committee. We do not intend to rely on the exemption to the requirement that a majority of our directors be “independent” as defined in the Nasdaq rules. Accordingly, to the extent and for so long as we rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Class A common stock continues to be listed on the Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Committees of the board

Upon the consummation of this offering, our board of directors will have three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee. The following is a brief description of our committees.

Audit committee

Upon the completion of this offering, Phillip Casey and Chris Sullivan are expected to be the members of our Audit Committee. Phillip Casey is the chairman of our Audit Committee. The board of directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002 and is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of the Nasdaq. Under Nasdaq listing rule 5615(b)(1), a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements. With respect to the Audit Committee, we intend to rely on the phase-in schedules set forth in Nasdaq listing rule 5615(b)(1). We believe that our Audit Committee complies with the applicable requirements of the Nasdaq. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation committee

Upon the completion of this offering, Trevor Baldwin, Robert Eddy and Chris Sullivan are expected to be the members of our Compensation Committee. Trevor Baldwin is the chairman of our Compensation Committee. A majority of the members of this committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and outside directors, as defined pursuant to Section 162(m) of the Code, and meet the requirements for independence under the current Nasdaq listing standards. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of the executive officers employed by us;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Trevor L. Baldwin may not be present during voting or deliberating related to, and will recuse himself from voting on, his own compensation.

Executive committee

Upon the completion of this offering, Lowry Baldwin, Trevor Baldwin, Chris Sullivan and Robert Eddy are expected to be the members of our Executive Committee. Our Executive Committee is responsible for, among other things, assisting our board of directors in handling matters that need to be addressed before the next scheduled meeting of the board of directors.

Compensation committee interlocks and insider participation

None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Code of business conduct and ethics policy

We have adopted a code of business conduct and ethics policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The full texts of our code of business conduct and ethics policy will be available on our website at www.baldwinriskpartners.com. Any waiver of the code for directors or executive officers may be made only by our board of directors or a board committee to which the board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq. Amendments to the code must be approved by our board of directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Indemnification of officers and directors

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Executive compensation

Summary compensation table

The following table sets forth information concerning the compensation paid to our principal executive officer and our two other most highly compensated executive officers (our “named executive officers,” or “NEOs”) during our fiscal year ended December 31, 2018. All numbers are rounded to the nearest dollar.

Name and principal position	Year	Salary($)	Stock awards($)		Non-equity incentive plan compensation($)(1)	All other compensation($)		Total($)
Trevor Baldwin, Chief Executive Officer(2)	2018	125,006	—		28,947	224,025	(3)	377,978

Kris Wiebeck, Chief Financial Officer	2018	248,762	—		100,000	—		348,762

John Valentine, Chief Partnership Officer(4)	2018	121,745	127,322	(5)	50,000	—		299,067

(1)	The amounts shown represent cash bonuses paid in respect of 2018 performance.

(2)	Mr. Baldwin was appointed as our Chief Executive Officer on May 21, 2019. Prior to this, he served as our President.

(3)	The amount shown represents (i) $218,374 in commissions paid to Mr. Baldwin and (ii) $5,651 for a country club membership for Mr. Baldwin.

(4)	Mr. Valentine was appointed as our Chief Partnership Officer on August 6, 2018.

(5)

The amount shown represents the grant date fair value of Management Incentive Units in Baldwin Risk Partners, LLC, or Incentive Units, granted to Mr. Valentine in 2018, as computed in accordance with ASC Topic 718. For a discussion of valuation assumptions used to determine the grant date fair value of these Incentive Units, see Note 10 to our audited consolidated financial statements for the year ended December 31, 2018 included elsewhere in this prospectus.

Outstanding equity awards at fiscal year end

The following table sets forth information regarding the outstanding unvested equity held by our named executive officers as of December 31, 2018.

Name	Type of equity		Number of units acquired that have not vested(#)
Kris Wiebeck	Baldwin Risk Partners, LLC Management Incentive Units	(1)	72,340.56	(2)
John Valentine	Baldwin Risk Partners, LLC Management Incentive Units	(1)	343,659.14	(3)

(1)	All Incentive Units will be restructured in the manner described under “Organizational structure—The Reorganization Transactions.”

(2)

36,170.28 of these Incentive Units vested on June 15, 2019, based on Mr. Wiebeck’s continued employment through such date. The remaining 36,170.28 of these Incentive Units will vest on June 15, 2020, subject to Mr. Wiebeck’s continued employment through such date; provided, that if Mr. Wiebeck’s employment terminates due to death or disability, these Incentive Units, to the extent not otherwise vested, will fully vest.

(3)

224,125.53 of these Incentive Units vest in equal annual installments over five years, subject to Mr. Valentine’s continued employment, with 20% having vested on August 6, 2019 and the remaining installments vesting on each anniversary thereafter. 119,533.61 of these Incentive Units will vest effective as of the last day of Baldwin Risk Partners, LLC’s first fiscal year in which the aggregate fair market value of Baldwin Risk Partners, LLC’s equity equals or exceeds $267,366,677, subject to Mr. Valentine’s continued employment through such date. Notwithstanding the foregoing, if Mr. Valentine’s employment terminates due to death or disability, all of these Incentive Units, to the extent not otherwise vested, will fully vest.

Change in control benefits

Upon a “change in control,” (i) all Incentive Units held by Messrs. Wiebeck and Valentine that vest solely based on continued employment will become fully vested and (ii) all Incentive Units held by Messrs. Wiebeck and

Valentine that do not vest solely based on continued employment will become fully vested if the aggregate fair market value of Baldwin Risk Partners, LLC’s equity equals or exceeds $267,366,677, in each case, subject to continued employment through the occurrence of such change in control. The fair market value of Baldwin Risk Partners, LLC equity in 2019 is expected to exceed $267,366,677, and as a result, we anticipate that all Incentive Units will vest by the end of 2019. For such purpose, “change in control” generally means (i) any person or entity (with limited exceptions) is (or becomes, during any 12-month period) the beneficial owner of 50% or more of the total voting power of the stock of the Company; (ii) the replacement of more than 50% of the members of our board of directors during any 12-month period; (iii) the consummation of a merger or consolidation of the Company with another entity, or the issuance of voting securities in connection with the merger or consolidation of the Company with any other entity (unless (x) the Company’s voting securities outstanding immediately prior to such transaction continue to represent at least 50% of the total voting power of the stock of the successor or surviving corporation (or its parent) or (y) the merger or consolidation is effected to implement a recapitalization (or similar transaction) and no person or entity is or becomes the beneficial owner of 50% or more of either the Company’s then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities); or (iv) the sale or disposition of all or substantially all of the Company’s assets in which any person or entity acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or entity) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the Company’s assets immediately prior to such acquisition(s).

Employment agreements

We entered into employment agreements with each of our named executive officers, which will become effective upon the closing of this offering. Mr. Baldwin’s agreement provides for an annual base salary of $400,000, and Messrs. Wiebeck’s and Valentine’s agreements each provide for an annual base salary of $300,000. Mr. Baldwin’s agreement also provides for a $100,000 cash bonus, payable within 30 days following the closing of this offering. Each agreement provides for an annual incentive opportunity of up to 250% of base salary, which may be settled in a combination of cash and equity awards at our discretion. Each agreement also provides that we cannot terminate the executive prior to January 15, 2020 other than for “cause” (as defined in the agreement). In addition, Mr. Valentine’s agreement provides that if we terminate his employment without “cause” (as defined in his agreement) prior to the full vesting of his Incentive Units that vest solely based on continued employment, he will be entitled to cash severance equal to $1,500,000, payable in equal installments over the one-year period following such termination, subject to his execution and non-revocation of a general release of claims.

Restrictive covenants

Each of our named executive officers is subject to non-competition, customer and employee non-solicitation and confidentiality restrictions.

Pension benefits

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2018. We maintain a qualified defined contribution plan sponsored by BRP Colleague, Inc., or the 401(k) plan. None of our named executive officers participated in the 401(k) plan in 2018.

Equity compensation plans

BRP Group, Inc. omnibus incentive plan

We intend to adopt, subject to the approval of our shareholders, the BRP Group, Inc. Omnibus Incentive Plan, or the Incentive Plan. The purpose of the Incentive Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our shareholders.

Our board of directors has approved grants under the Incentive Plan, based upon the pricing of this offering, of an aggregate of 406,666 shares of Class A common stock to Risk Advisors and each BRP Colleague assuming an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), subject to various vesting terms (collectively, the “IPO Grants”). No IPO Grants will be made to officers or directors. These IPO Grants are one time grants solely related to this offering.

Shares available.     Subject to adjustment, the Incentive Plan permits us to make awards of 696,000 shares of our Class A common stock. Additionally, the number of shares of our Class A common stock reserved for issuance under the Incentive Plan will increase automatically on the first day of each fiscal year following the effective date of the Incentive Plan, by the lesser of (i) 2% of outstanding shares of our Class A common stock and Class B common stock on the last day of the immediately preceding fiscal year and (ii) such number of shares as determined by our board of directors. If any award issued under the Incentive Plan is cancelled, forfeited, or terminates or expires unexercised or is withheld in respect of taxes or tendered or withheld to pay an exercise price, the shares in respect of such award, may again be issued under the Incentive Plan. In the event of a dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of common stock or other securities, issuance of warrants or other rights to purchase common stock or other securities, issuance of common stock pursuant to the anti-dilution provisions of any securities, or other similar event, the Plan Administrator (as defined below) shall adjust equitably any or all of (i) the number and type of shares which thereafter may be made the subject of awards, (ii) the number and type of shares subject to outstanding awards and (iii) the grant, purchase, exercise or hurdle price of awards or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

Administration.    Our board of directors or, to the extent authority is delegated by our board of directors, its compensation committee or other committee (in either event, the “Plan Administrator”) will administer the Incentive Plan and determine the following items:

•	select the participants to whom awards may be granted;

•	determine the type or types of awards to be granted under the Incentive Plan;

•	determine the number of shares to be covered by awards;

•	determine the terms and conditions of any award;

•

determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended;

•	approve the form of award agreements, amend or modify outstanding awards or award agreements;

•

correct any defect, supply any omission and reconcile any inconsistency in the Incentive Plan or any award, in the manner and to the extent it will deem desirable to carry the Incentive Plan into effect;

•	construe and interpret the terms of the Incentive Plan, any award agreement and any agreement related to any award; and

•	make any other determination and take any other action that it deems necessary or desirable to administer the Incentive Plan.

To the extent not inconsistent with applicable law, the Plan Administrator may delegate to one or more of our officers some or all of the authority under the Incentive Plan, including the authority to grant all types of awards authorized under the Incentive Plan.

Eligibility.    Generally, all of our employees and all employees of our subsidiaries, our board of directors and certain other individuals who perform services for us or any of our subsidiaries will be eligible to receive awards. Our current intent, other than with respect to the IPO Grants, is to limit the granting of awards under the Incentive Plan to key sales advisors, senior employees and directors.

Forms of awards.    Awards under the Incentive Plan may include one or more of the following types: (i) stock options (both nonqualified and incentive stock options), (ii) stock appreciation rights, or SARs, (iii) restricted stock awards, (iv) restricted stock unit awards, or RSUs, (v) performance awards, (vi) other cash-based awards and (vii) other stock-based awards. Such awards may be for partial-year, annual or multi-year periods.

•

Stock options.    Options are rights to purchase a specified number of shares of our Class A common stock at a price fixed by our Plan Administrator, but not less than fair market value on the date of grant. Options generally expire no later than ten years after the date of grant. Options will become exercisable at such time and in such installments as our Plan Administrator will determine. Options intended to be incentive stock options under Section 422 of the Code may not be granted to any person who is not an employee of us or any parent or subsidiary, as defined in Section 424 of the Code. All incentive stock options must be granted within ten years of the date the Incentive Plan is approved by our Plan Administrator.

•

SARs.    A SAR entitles the holder to receive, upon exercise, an amount equal to any positive difference between the fair market value of one share of our Class A common stock on the date the SAR is exercised and the exercise price, multiplied by the number of shares of Class A common stock with respect to which the SAR is exercised. Our Plan Administrator will have the authority to determine whether the amount to be paid upon exercise of a SAR will be paid in cash, common stock or a combination of cash and common stock.

•

Restricted stock.    Restricted stock awards provide for a specified number of shares of our Class A common stock subject to a restriction against transfer during a period of time or until performance measures are satisfied, as established by our Plan Administrator. Unless otherwise set forth in the agreement relating to a restricted stock award, the holder has all rights as a shareholder, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock; provided, however, that our Plan Administrator may determine that distributions with respect to shares of Class A common stock will be deposited with us and will be subject to the same restrictions as the shares of Class A common stock with respect to which such distribution was made.

•

RSUs.    An RSU is a right to receive a specified number of shares of our Class A common stock (or the fair market value thereof in cash, or any combination of our Class A common stock and cash, as determined by our Plan Administrator), subject to the expiration of a specified restriction period and/or the achievement of any performance measures selected by the Plan Administrator, consistent with the terms of the Incentive Plan. The RSU agreement will specify whether the award recipient is entitled to receive dividend equivalents with respect to the number of shares of our Class A common stock subject to the award. Prior to the settlement of a RSU in our common stock, the award recipient will have no rights as a shareholder of our company with respect to our common stock subject to the award.

•

Performance awards.    Performance awards are awards whose final value or amount, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by our Plan Administrator. Performance periods can be partial-year, annual or multi-year periods, as determined by our Plan Administrator. Performance measures that may be used include one or more of the following: the attainment by a share of Class A common stock of a specified value within or for a specified period of time, earnings per share, earnings before interest expense and taxes, return to shareholders (including dividends), return on equity, earnings, commissions and fees, cash flow or cost reduction goals, operating profit, pretax return on total capital, economic value added or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, us or a subsidiary, or any business unit or division thereof, or may relate to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, common stock, restricted stock, RSUs, other awards, or a combination thereof, as specified by our Plan Administrator.

•

Other cash-based awards.    Annual incentive awards are generally cash awards based on the degree to which certain of any or all of a combination of individual, team, department, division, subsidiary, group or corporate performance objectives are met or not met. Our Plan Administrator may establish the terms and provisions, including performance objectives, for any annual incentive award. The Plan Administrator may also grant any shorter- or longer-term cash-based award.

•

Other stock-based awards.    Our Plan Administrator has the discretion to grant other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares or factors that may influence the value of shares.

An award agreement may contain additional terms and restrictions, including vesting conditions, not inconsistent with the terms of the Incentive Plan, as the Plan Administrator may determine.

No repricing.    Except as provided in the adjustment provision of the Incentive Plan, no action will directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant thereof without approval of our shareholders.

Director pay cap.    Subject to the adjustment provision of the Incentive Plan, an individual who is a non-employee director may not receive under the Incentive Plan in any calendar year cash or awards which relate to more than $250,000.

Termination of service and change of control.    The Plan Administrator will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle, be paid or be forfeited. In the event of a change in control, except as otherwise provided in the applicable award agreement, the Plan Administrator may provide for:

•	continuation or assumption of outstanding awards under the Incentive Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent;

•

substitution or replacement of outstanding awards by the surviving corporation or its parent with cash, securities, rights or other property with substantially the same terms and value as such outstanding awards;

•

acceleration of the vesting (including the lapse of any restriction) and exercisability of outstanding awards upon (i) the individual’s involuntary termination of service (including termination by us without cause or by the individual for good reason) within a specified period following such change in control or (ii) the failure of the surviving corporation or its parent to continue or assume such outstanding awards;

•	determination of the level of attainment of the applicable performance condition or conditions in the case of a performance award; and

•	cancellation of outstanding awards under the Incentive Plan in exchange for a payment of cash, securities, rights and/or other property equal to the value of such outstanding award.

Amendment and termination.    Our board of directors may amend, alter, suspend, discontinue or terminate the Incentive Plan. The Plan Administrator may also amend the Incentive Plan or create sub-plans. However, subject to the adjustment and change of control provisions of the Incentive Plan, any such action that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except to the extent that such action is taken to cause the Incentive Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or to impose any “clawback” or recoupment provisions on any outstanding awards in accordance with the Incentive Plan.

Director compensation

None of our directors earned compensation in connection with their board service during the year ended December 31, 2018.

Certain relationships and related party transactions

We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were or will be a participant, in which:

•	the amounts involved exceeded or will exceed the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year end for the last two completed fiscal years; and

•

any of our directors or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive compensation.”

Reorganization agreement

In connection with the Reorganization Transactions, we will enter into a reorganization agreement and related agreements with Baldwin Risk Partners, LLC and each of the Pre-IPO LLC Members, which will effect the Reorganization Transactions.

The table below sets forth the consideration in LLC Units and Class B common stock to be received by our directors, officers and 5% equity holders in the Reorganization Transactions. Although the number of shares of Class A common stock being offered hereby to the public and the total number of shares of common stock outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, the shares of Class B common stock (and corresponding LLC Units) to be received by the persons set forth in the table below after the consummation of the Reorganization Transactions will vary, depending on the initial public offering price in this offering. The table below assumes the shares of Class A common stock are offered at $15.00 per share (the midpoint of the price range listed on the cover page of this prospectus). See “Prospectus summary—The offering.”:

Name	Class B common stock and LLC Units to be issued in the Reorganization Transactions
Lowry Baldwin(1)	20,935,475
Trevor Baldwin(2)	122,278
Kris Wiebeck	1,737,939
John Valentine	1,502,225
Dan Galbraith	1,425,153
Brad Hale	124,410
Chris Stephens	14,048
Phillip Casey	—
Chris Sullivan	—
Robert Eddy	—
Elizabeth Krystyn	3,122,840
Laura Sherman	3,122,840
Villages Invesco	6,899,557

(1)

Consists of 19,135,475 shares of Class B common stock and LLC Units issued to Baldwin Insurance Group Holdings, LLC, an entity controlled by Lowry Baldwin, and 1,800,000 shares of Class B common stock and LLC Units issued directly to Lowry Baldwin, including the 1,800,000 LLC Units to be sold to BRP Group, Inc. in connection with this offering.

(2)

Excludes the shares of Class B common stock and LLC Units indirectly held by Mr. Trevor Baldwin through his 17.0% ownership interest (directly and through a trust) in Baldwin Insurance Group Holdings, LLC, an entity controlled by Lowry Baldwin. Lowry Baldwin is Mr. Trevor Baldwin’s father.

The consideration set forth above and otherwise to be received in the Reorganization Transactions is subject to adjustment based on the initial public offering price of our Class A common stock in this offering.

Amended LLC agreement

In connection with the Reorganization Transactions, BRP Group, Inc., Baldwin Risk Partners, LLC and each of the Pre-IPO LLC Members will enter into the Amended LLC Agreement. Following the Reorganization Transactions, and in accordance with the terms of the Amended LLC Agreement, we will operate our business through Baldwin Risk Partners, LLC. Pursuant to the terms of the Amended LLC Agreement, so long as the Pre-IPO LLC Members continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of Baldwin Risk Partners, LLC or own any assets other than securities of Baldwin Risk Partners, LLC and/or any cash or other property or assets distributed by or otherwise received from Baldwin Risk Partners, LLC, unless we determine in good faith that such actions or ownership are in the best interest of Baldwin Risk Partners, LLC.

As the sole managing member of Baldwin Risk Partners, LLC, we will have control over all of the affairs and decision making of Baldwin Risk Partners, LLC. As such, through our officers and directors, we will be responsible for all operational and administrative decisions of Baldwin Risk Partners, LLC and the day-to-day management of Baldwin Risk Partners, LLC’s business. We will fund any dividends to our stockholders by causing Baldwin Risk Partners, LLC to make distributions to the Pre-IPO LLC Members and us, subject to the limitations imposed by our debt agreements. See “Dividend policy.”

The holders of LLC Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Baldwin Risk Partners, LLC. Net profits and net losses of Baldwin Risk Partners, LLC will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The Amended LLC Agreement will provide for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of Baldwin Risk Partners, LLC that is allocated to them. Generally, these tax distributions will be computed based on Baldwin Risk Partners, LLC’s estimate of the net taxable income of Baldwin Risk Partners, LLC allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Florida (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in Baldwin Risk Partners, LLC and Baldwin Risk Partners, LLC shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and Baldwin Risk Partners, LLC will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) Baldwin Risk Partners, LLC will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should Baldwin Risk Partners, LLC issue any additional LLC Units to the Pre-IPO LLC Members or any other person, we will issue an equal number of shares of our Class B common stock to such Pre-IPO LLC Members or any other person. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, Baldwin Risk Partners, LLC will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, Baldwin Risk Partners, LLC will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the Amended LLC Agreement, the holders of LLC Units (other than us) will have the right, from and after the completion of this offering (subject to the terms of the Amended LLC Agreement), to require Baldwin Risk Partners, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to Baldwin Risk Partners, LLC for cancellation. The Amended LLC Agreement requires that we contribute cash or shares of our Class A common stock to Baldwin Risk Partners, LLC in exchange for an amount of newly-issued LLC Units in Baldwin Risk Partners, LLC that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. Baldwin Risk Partners, LLC will then distribute the cash or shares of our Class A common stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.

Subject to certain exceptions, Baldwin Risk Partners, LLC will indemnify all of its members and their officers and other related parties, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with Baldwin Risk Partners, LLC’s business or affairs or the Amended LLC Agreement or any related document.

Baldwin Risk Partners, LLC may be dissolved upon (i) the determination by us to dissolve Baldwin Risk Partners, LLC or (ii) any other event which would cause the dissolution of Baldwin Risk Partners, LLC under the Delaware Limited Liability Company Act, unless Baldwin Risk Partners, LLC is continued in accordance with the Delaware

Limited Liability Company Act. Upon dissolution, Baldwin Risk Partners, LLC will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of Baldwin Risk Partners, LLC’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax receivable agreement

As described under “Organizational structure,” acquisitions by BRP Group, Inc. of LLC Units from Lowry Baldwin, our Chairman, and Villages Invesco in connection with this offering and future taxable redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and corresponding number of shares of Class B common stock for shares of our Class A common stock or cash, as well as other transactions described herein, are expected to result in tax basis adjustments to the assets of Baldwin Risk Partners, LLC to us and thus produce favorable tax attributes. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

We intend to enter into the Tax Receivable Agreement with the Pre-IPO LLC Members that will provide for the payment by us to the Pre-IPO LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in Baldwin Risk Partners, LLC’s assets resulting from (a) acquisitions by BRP Group, Inc. of LLC Units from the Pre-IPO LLC Members in connection with this offering, (b) the acquisition of LLC Units from the Pre-IPO LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by the Pre-IPO LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.

We expect that, as a result of the increases in the tax basis of the tangible and intangible assets of Baldwin Risk Partners, LLC attributable to the redeemed or exchanged LLC Units, the payments that we may make to the existing Pre-IPO LLC Members could be substantial. For example, if we acquired all of the LLC Units of the Pre-IPO LLC Members in taxable transactions as of this offering, based on an initial public offering price of $15.00 per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and on certain assumptions, including that (i) there are no material changes in relevant tax law and (ii) we earn sufficient taxable income in each year to realize on a current basis all tax benefits that are subject to the Tax Receivable Agreement, we expect that the resulting reduction in tax payments for us, as determined for purposes of the Tax Receivable Agreement, would aggregate to approximately $223.7 million, substantially all of which would be realized over the next 15 years, and we would be required to pay the Pre-IPO LLC Members 85% of such amount, or $190.1 million, over the same period. The actual increases in tax basis with respect to future taxable redemptions, exchanges or purchases of LLC Units, as well as the amount and timing of any payments we are required to make under the Tax Receivable Agreement in respect of the acquisition of LLC Units from Pre-IPO LLC Members in connection with this offering or future taxable redemptions, exchanges or purchases of LLC Units, may differ materially from the amounts set forth above because the potential future reductions in our tax payments, as determined for purposes of the Tax Receivable Agreement, and the payments we will be required to make under the Tax Receivable Agreement, will each depend on a number of factors, including the market value of our Class A common stock at the time of redemption or exchange, the prevailing federal tax rates applicable to us over the life of the Tax Receivable Agreement (as well as the assumed combined state and local tax rate), the amount and timing of the taxable income that we generate in the future and the extent to which future redemptions, exchanges or purchases of LLC Units are taxable transactions.

Payments under the Tax Receivable Agreement are not conditioned on the Pre-IPO LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by Baldwin Risk Partners, LLC are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, the Pre-IPO LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to the Pre-IPO LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to the Pre-IPO LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon a change of control, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the Tax Receivable Agreement may result in situations where the Pre-IPO LLC Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of Baldwin Risk Partners, LLC to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Registration rights agreement

Prior to the consummation of this offering, we will enter into a Registration Rights Agreement, or the Registration Rights Agreement, with the Pre-IPO LLC Members.

At any time beginning 180 days following the closing of this offering, subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, the Pre-IPO LLC Members may require that we register for public resale under the Securities Act all shares of common stock constituting registrable securities that they request be registered at any time following this offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $25 million. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least twelve months after the date of this prospectus, the Pre-IPO LLC

Members have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

We will undertake in the Registration Rights Agreement to use our reasonable best efforts to file a shelf registration statement on Form S-3 to permit the resale of the shares of Class A common stock held by Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders agreement

At the closing of this offering, we will enter into the Stockholders Agreement with each of the Pre-IPO LLC Members, which will provide that, until the Substantial Ownership Requirement is no longer met, approval by the Pre-IPO LLC Members will be required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets in an amount exceeding 5% of our total assets; (3) the issuance of securities of BRP Group, Inc. or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors) in an amount exceeding $10 million; (4) amendments to our certificate of incorporation or bylaws or to the certificate of formation or operating agreement of Baldwin Risk Partners, LLC; (5) the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 5% of total assets; (6) any capital or other expenditure in excess of 10% of total assets; and (7) any change in the size of the board of directors. The Stockholders Agreement will also provide that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members will be required for the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or any other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate the majority of the nominees for election to our board of directors, including the nominee for election to serve as the Chairman of the board of directors and that, so long as Villages Invesco beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to the Voting Agreement have agreed to vote for the election of the nominee designated by Villages Invesco.

Due from related parties

Due from related parties totaling $116,776 at December 31, 2018 consists of amounts due from related party entities in connection with newly formed Partnerships.

D&M Insurance Solutions, LLC acquisition

To facilitate the acquisition of substantially all the assets of D&M Insurance Solutions, LLC, or D&M, in 2017 by Baldwin Risk Partners, LLC, D&M Holdings, LLC was formed by BKS and KMW Consulting, LLC, or KMW, an entity wholly owned by Kris Wiebeck, our Chief Financial Officer, and Melissa Wiebeck, his wife. KMW contributed approximately 9% of the capital for the D&M acquisition, the value of which was approximately $1.189 million. See Note 11, to our audited consolidated financial statements for the year ended December 31, 2018 included elsewhere in this prospectus for further discussion regarding this transaction.

Villages transactions

Related party debt

In April 2016, we entered into a $100 million non-revolving loan with Villages, an affiliate of Villages Invesco, a principal shareholder holding approximately 10% of the equity of Baldwin Risk Partners, LLC, and in March 2019, we entered into the amended and restated credit agreement between Baldwin Risk Partners, LLC as borrower and Villages as lender, or the Villages Credit Agreement, to increase the principal borrowing amount of the non-revolving loan with Villages to $125 million. The Villages Credit Agreement requires monthly interest payments on the first day of each calendar quarter until the maturity date on September 13, 2024, or such later date as the parties may agree to, at which time all remaining unpaid amounts are due. The Villages Credit Agreement bears interest at a fixed rate of 8.75% per annum. The balance of the Villages Credit Agreement was $36.9 million as of December 31, 2018 and $77.5 million as of June 30, 2019. Advances on the Villages Credit Agreement shall be made solely to finance permitted acquisitions or for general working capital purposes.

The Company issued 293,660 common units with a unit price of $18.76 per unit, based on the most recent Baldwin Risk Partners, LLC valuations, to Villages on the closing date of the Villages Credit Agreement as consideration for the additional borrowing capacity. The Company recorded $5.5 million of deferred financing costs related to the issuance of these common units, in addition to $1.7 million of other financing costs recorded in connection with the Villages Credit Agreement, during the six months ended June 30, 2019.

The Villages Credit Agreement previously required that the Company issue common units of Baldwin Risk Partners, LLC to Villages upon closing. Baldwin Risk Partners, LLC issued 261,604 units at a unit price of $11.50 per unit and 54,523 units at a unit price of $9.35 per unit during the years ended December 31, 2018 and 2017, respectively, based on the most recent Baldwin Risk Partners, LLC valuations. The issuance of these units is reflected in redeemable members’ capital in the consolidated statements of members’ equity (deficit) and mezzanine equity. Total expense incurred for the years ended December 31, 2018 and 2017 was approximately $3.0 million and $0.5 million, respectively. This expense is included in interest expense in the accompanying consolidated statements of comprehensive income, as this most closely represents fees paid to Villages as a replacement for a debt discount.

Mandatory prepayments of the balances due under the loan are required upon the occurrence of certain events, as defined in the Villages Credit Agreement. The loan is subordinated and there are no personal guarantees.

The Villages Credit Agreement requires the Company to meet certain financial covenants and comply with customary affirmative and negative covenants as listed in the underlying agreement. The Company was in compliance with these covenants at December 31, 2018. We intend to cause Baldwin Risk Partners, LLC to use a portion of the proceeds of the sale to us of LLC Units that we purchase with the proceeds of this offering to repay $77.5 million of our outstanding indebtedness, including all of our outstanding indebtedness under the Villages Credit Agreement.

Commission revenue

The Company serves as a broker for Villages. Commissions and fees recorded for the years ended December 31, 2018 and 2017 as a result of these transactions was approximately $1,406,000 and $1,100,000, respectively.

Rent expense

The Company has various agreements to lease office space from wholly-owned subsidiaries of Villages. Rent expense ranges from approximately $2,000 to $14,000 per month, per lease. Lease agreements expire on various dates through 2022. Total rent expense paid to Villages and its wholly-owned subsidiaries was approximately $493,000 and $469,000 for the years ended December 31, 2018 and 2017, respectively.

The Company has various agreements to lease office space from other related parties. Rent expense ranges from approximately $700 to $21,000 per month, per lease. Lease agreements expire on various dates through 2025. Total rent expense paid to related parties other than Villages was approximately $422,000 and $195,000 for the years ended December 31, 2018 and 2017, respectively.

Advisor incentive agreements

The Company has entered into advisor incentive agreements with several Risk Advisors over the last several years with the intent to retain high-performing Risk Advisors by incentivizing them to stay with the Company, grow their Book of Business, and earn the role of partner as a member of the Company. After achievement of certain milestones, as defined in the individual agreements, the Risk Advisor is eligible to convert their advisor incentive right to units of the Company or one of the Company’s subsidiaries. The units will be converted for a proportionate share of the fair value of the Company or associated subsidiary of the Company. The redemption price is not affected by changes in the units’ fair value. An increase in fair value of units would reduce the number of units issued to satisfy the obligation. The agreement does not limit the amount the Company could be required to pay or the number of units required to be issued. Approval of conversion is at the discretion of Company management.

During 2018, two Risk Advisors achieved the final milestone and were deemed probable of meeting the performance condition. The Company recorded approximately $373,000 to compensation expense for the year ended December 31, 2018, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive income.

During 2017, one Risk Advisor achieved the final milestone and became eligible for conversion. The Risk Advisor notified the Company of his intent to increase his advisor incentive and convert his Book of Business to equity in BKS. Upon conversion, the Risk Advisor paid approximately $205,000 to increase his advisor incentive right from 25% to 40% and was issued 12,874 non-voting common units. The previously recorded advisor incentive liability of approximately $432,000 was relieved. The change in value of the related advisor incentive liability resulted in income of approximately $90,000 for the year ended December 31, 2017, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive income.

During 2016, one Risk Advisor achieved the final milestone and became eligible for conversion. During 2018, this Risk Advisor’s advisor incentive agreements were amended and restated to remove the option to convert his advisor incentive right to units of BKS. The amended and restated agreement provides that the Company is obligated to purchase the Risk Advisor’s Book of Business upon certain termination events. In accordance with Topic 718, the Company has recorded a liability for the expected buyout amount, which is approximately $1,596,000 as of December 31, 2018. The Company does not believe that it is probable that a termination event will occur in 2019. Therefore, this amount is reflected in the long-term portion of advisor incentive liabilities on the accompanying consolidated balance sheets. The change in value of the related advisor incentive liability resulted in expense of approximately $821,000 for the year ended December 31, 2018, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive income.

Approximately $378,000 and $157,000 of the long-term portion of advisor incentive liabilities relates to the value of deposit buy-in amounts for Risk Advisors that have not yet reached their respective milestones as of December 31, 2018 and 2017, respectively.

Ownership interest redemption

Elizabeth Krystyn and Laura Sherman, our co-founders, each redeemed 297,890 units in Baldwin Risk Partners, LLC for approximately $6.25 million on March 15, 2019.

Indemnification agreements

We expect to enter into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf. See “Management—Indemnification of officers and directors.”

Related party transactions policies and procedures

Upon the consummation of this offering, we will adopt a written related person transaction policy, or the policy, which will set forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee will have overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors.

The policy will require that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy will also provide that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Principal stockholders

The following tables set forth information regarding the beneficial ownership of our common stock as of October 4, 2019 (i) as adjusted to give effect to the Reorganization Transactions, but prior to this offering, and (ii) as adjusted to give effect to the Reorganization Transactions, this offering and the purchase of LLC Units from our Chairman, Lowry Baldwin, and Villages Invesco as described in “Use of proceeds” by:

•	each person or group whom we know to own beneficially more than 5% of our common stock;
•	each of the directors and named executive officers individually; and
•	all directors and executive officers as a group.

The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power before this offering that are set forth below are based on the number of shares of Class A common stock and Class B common stock to be issued and outstanding prior to this offering after giving effect to the Reorganization Transactions. See “Organizational structure.” The numbers of shares of common stock beneficially owned, percentages of beneficial ownership and percentages of combined voting power after this offering that are set forth below are based on the number of shares of Class A common stock and Class B common stock to be issued and outstanding immediately after this offering.

In connection with this offering, we will issue to each Pre-IPO LLC Member one share of Class B common stock for each LLC Unit such Pre-IPO LLC Member beneficially owns immediately prior to the consummation of this offering. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the Amended LLC Agreement. See “Certain relationships and related party transactions—Amended LLC Agreement.” As a result, the number of shares of Class B common stock listed in the tables below correlates to the number of LLC Units each Pre-IPO LLC Member will beneficially own immediately after this offering. The number of shares of Class A common stock listed in the tables below represents the Class A common stock that will be issued in connection with this offering. Although the number of shares of Class A common stock being offered hereby to the public and the total number of shares of common stock outstanding after the offering will remain fixed regardless of the initial public offering price in this offering, the shares of Class B common stock (and corresponding LLC Units) held by the beneficial owners set forth in the tables below after the consummation of the Reorganization Transactions will vary, depending on the initial public offering price in this offering. The table below assumes the shares of Class A common stock are offered at $15.00 per share (the midpoint of the price range listed on the cover page of this prospectus). See “Prospectus summary—The offering.”

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of October 4, 2019. The number of shares of Class A common stock outstanding after this offering includes 16,400,000 shares of common stock being offered for sale by us in this offering. Unless otherwise indicated, the address for each listed stockholder is: c/o 4010 W. Boy Scout Blvd. Suite 200 Tampa, Florida 33607. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is not exercised.

The table below does not reflect any shares of our common stock that our directors and executive officers may purchase through the directed share program, described under “Underwriting.”

	Class A common stock owned(1)				Class B common stock owned(2)				Combined voting power(3)
	Before this offering		After this offering		Before this offering		After this offering		Before this offering	After this offering
Name of beneficial owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Percentage	Percentage

Directors and executive officers
Lowry Baldwin(4)(12)	—	—	—	—	20,935,475	46%	19,135,475	44%	46%	32%
Trevor Baldwin(5)	—	—	—	—	122,278	*	122,278	*	*	*
Kris Wiebeck(8)	—	—	—	—	1,737,939	4%	1,737,939	4%	4%	3%
John Valentine(9)	—	—	—	—	1,502,225	3%	1,502,225	3%	3%	3%
Dan Galbraith	—	—	—	—	1,425,153	3%	1,425,153	3%	3%	2%
Brad Hale	—	—	—	—	124,410	*	124,410	*	*	*
Chris Stephens	—	—	—	—	14,048	*	14,048	*	*	*
Phillip Casey	—	—	—	—	—	—	—	—	—	—
Robert Eddy(6)	—	—	—	—	6,899,557	15%	6,299,557	15%	15%	11%
Chris Sullivan	—	—	—	—	—	—	—	—	—	—

Other 5% beneficial owners
Elizabeth Krystyn(10)	—	—	—	—	3,122,840	7%	3,122,840	7%	7%	5%
Laura Sherman(11)	—	—	—	—	3,122,840	7%	3,122,840	7%	7%	5%
Villages Invesco(7)	—	—	—	—	6,899,557	15%	6,299,557	15%	15%	11%
All directors and executive officers as a group (10 persons)	—	—	—	—	32,761,085	72%	30,361,085	70%	72%	51%

*	Less than 1%

The following table assumes the underwriters’ option to purchase additional shares of Class A common stock is exercised in full.

	Class A common stock owned(1)				Class B common stock owned(2)				Combined voting power(3)
	Before this offering		After this offering		Before this offering		After this offering		Before this offering	After this offering
Name of beneficial owner	Number	Percentage	Number	Percentage	Number	Percentage	Number	Percentage	Percentage	Percentage

Directors and executive officers
Lowry Baldwin(4)(12)	—	—	—	—	20,935,475	46%	19,135,475	44%	46%	31%
Trevor Baldwin(5)	—	—	—	—	122,278	*	122,278	*	*	*
Kris Wiebeck(8)	—	—	—	—	1,737,939	4%	1,737,939	4%	4%	3%
John Valentine(9)	—	—	—	—	1,502,225	3%	1,502,225	3%	3%	2%
Dan Galbraith	—	—	—	—	1,425,153	3%	1,425,153	3%	3%	2%
Brad Hale	—	—	—	—	124,410	*	124,410	*	*	*
Chris Stephens	—	—	—	—	14,048	*	14,048	*	*	*
Phillip Casey	—	—	—	—	—	—	—	—	—	—
Robert Eddy(6)	—	—	—	—	6,899,557	15%	6,299,557	15%	15%	10%
Chris Sullivan	—	—	—	—	—	—	—	—	—	—

Other 5% beneficial owners
Elizabeth Krystyn(10)	—	—	—	—	3,122,840	7%	3,122,840	7%	7%	5%
Laura Sherman(11)	—	—	—	—	3,122,840	7%	3,122,840	7%	7%	5%
Villages Invesco(7)	—	—	—	—	6,899,557	15%	6,299,557	15%	15%	10%
All directors and executive officers as a group (10 persons)	—	—	—	—	32,761,085	72%	30,361,085	70%	72%	49%

*	Less than 1%

(1)

On a fully exchanged and converted basis. Subject to the terms of the Amended LLC Agreement, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Shares of Class B common stock will be cancelled on a one-for-one basis if we redeem or exchange LLC Units pursuant to the terms of the Amended LLC Agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.

(2)	On a fully exchanged and converted basis. The Pre-IPO LLC Members hold all of the issued and outstanding shares of our Class B common stock.

(3)

Represents percentage of voting power of the Class A common stock and Class B common stock held by such person voting together as a single class. Each holder of Class A common stock and Class B common stock is entitled to one vote per share on all matters submitted to our stockholders for a vote. See “Description of capital stock—Common stock.”

(4)

Consists of 19,135,475 shares beneficially owned by Baldwin Insurance Group Holdings, LLC, an entity controlled by Lowry Baldwin, and 1,800,000 shares beneficially owned directly by Lowry Baldwin before this offering. The number of Class B common stock owned after this offering reflects the sale of 1,800,000 LLC Units to BRP Group, Inc. in connection with this offering.

(5)

Excludes the shares indirectly held by Mr. Trevor Baldwin through his 17.0% ownership interest (directly and through a trust) in Baldwin Insurance Group Holdings, LLC, an entity controlled by Lowry Baldwin. Lowry Baldwin is Mr. Trevor Baldwin’s father.

(6)

Includes 6,899,557 shares held before this offering and 6,299,557 shares held after this offering by The Villages Invesco, LLC for which Mr. Eddy serves as the Chief Financial Officer and, as a result of his position he may be deemed to be the beneficial owner of those shares. Mr. Eddy serves on the board of directors of the Company as a designee of The Villages Invesco, LLC. Mr. Eddy disclaims beneficial ownership of any shares of Class A common stock held by The Villages Invesco, LLC. The address for Mr. Eddy is c/o The Villages Invesco, LLC, 3619 Kiessel Road, The Villages, Florida 32163. The number of Class B common stock owned after this offering reflects the sale of 600,000 LLC Units to BRP Group, Inc. in connection with this offering.

(7)

Includes 6,899,557 shares held before this offering and 6,299,557 shares held after this offering by The Villages Invesco, LLC. The Villages expressly disclaims beneficial ownership with respect to any other shares of common stock. The Villages Invesco, LLC is 100% owned in equal amounts and jointly controlled by the family trusts of Mark G. Morse, Tracy L. Dadeo, and Jennifer L. Parr. The managers of The Villages Invesco, LLC consist of five individuals, including Mark G. Morse. The business address for The Villages Invesco, LLC is 3619 Kiessel Road, The Villages, Florida 32163. The number of Class B common stock owned after this offering reflects the sale of 600,000 LLC Units to BRP Group, Inc. in connection with this offering.

(8)	Consists of 1,234,472 shares beneficially owned directly by Mr. Wiebeck and 503,467 shares beneficially owned by the Kristopher A. Wiebeck 2019 Grantor Retained Annuity Trust dated September 30, 2019.

(9)	Consists of 1,306,283 shares beneficially owned directly by Mr. Valentine and 195,942 shares beneficially owned by the John A. Valentine 2019 Grantor Retained Annuity Trust dated September 30, 2019.

(10)	Consists of 2,508,043 shares beneficially owned directly by Mrs. Krystyn, 307,398 shares beneficially owned by the Elizabeth Krystyn 2019 Grantor Retained Annuity Trust I dated September 30, 2019 and 307,398 shares beneficially owned by the Elizabeth Krystyn 2019 Grantor Retained Annuity Trust II dated September 30, 2019.

(11)	Consists of 2,892,287 shares beneficially owned directly by Mrs. Sherman, 153,700 shares beneficially owned by the Laura R. Sherman GRAT 2019-1 dated September 30, 2019 and 76,853 shares beneficially owned by the Laura R. Sherman GRAT 2019-2 dated September 30, 2019.

(12)	At the closing of this offering, a group comprised of BIGH, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Chris Stephens, our General Counsel, James Roche, Millennial Specialty Holdco and certain trusts established by such individuals will enter into the Voting Agreement with Lowry Baldwin, our Chairman, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each of the parties to the Voting Agreement will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As a result, Lowry Baldwin may be deemed to beneficially own an additional 12,512,733 shares.

Description of capital stock

In connection with this offering, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our certificate of incorporation and bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Under “Description of capital stock,” “we,” “us,” “our” and “our company” refer to BRP Group, Inc.

Upon the consummation of this offering, our authorized capital stock will consist of 300,000,000 shares of Class A common stock, par value $0.01 per share, 50,000,000 shares of Class B common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common stock

Class A common stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our Class A common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our Class A common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The Class A common stock will not be subject to further calls or assessments by us. The rights powers and privileges of our Class A common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Class B common stock

Each share of Class B common stock will entitle its holder to one vote per share on all matters submitted to a vote of our stockholders. For purposes of calculating the Substantial Ownership Requirement and the Majority Ownership Requirement, shares of Class A common stock and Class B common stock held by any estate, trust, partnership or limited liability company or other similar entity of which any holder of LLC Units is a trustee, partner, member or similar party will be considered held by such holder of LLC Units. If at any time the ratio at which LLC Units are redeemable or exchangeable for shares of our Class A common stock changes from one-for-one as described under “Certain relationships and related party transactions—Amended LLC Agreement,” the number of votes to which Class B common stockholders are entitled will be adjusted accordingly. The holders of our Class B common stock do not have cumulative voting rights in the election of directors.

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock. Holders of shares of our Class B common stock will vote together with holders of our

Class A common stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law.

Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of BRP Group, Inc. Pursuant to the Stockholders Agreement, the approval of the Pre-IPO LLC Members, is required for substantially all transactions and other matters requiring approval by our stockholders, such as a merger, consolidation, or sale of all or substantially all of our assets, any dissolution, liquidation or reorganization of us or our subsidiaries or any acquisition or disposition of any asset in excess of 5% of total assets, the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 10% of total assets (or that would cause aggregate indebtedness or guarantees thereof to exceed 10% of total assets), the issuance or redemption of certain additional equity interests in an amount exceeding $10 million, the establishment or amendment of any equity, purchase or bonus plan for the benefit of employees, consultants, officers or directors, any capital or other expenditure in excess of 5% of total assets, the declaration or payment of dividends on capital stock or distributions by Baldwin Risk Partners, LLC on LLC Units other than tax distributions as defined in the Amended LLC Agreement. Other matters requiring approval by the Pre-IPO LLC Members pursuant to the Stockholders Agreement include changing the number of directors on the board, changing the jurisdiction of incorporation, changing the location of the Company’s headquarters, changing the name of the Company, amendments to governing documents, adopting a shareholder rights plan and any changes to the Company’s fiscal year or public accountants. In addition, the Stockholders Agreement will provide that approval by the Pre-IPO LLC Members is required for any changes to the strategic direction or scope of BRP Group, Inc. and Baldwin Risk Partners, LLC’s business, any acquisition or disposition of any asset or business having consideration or fair value in excess of 5% of our total assets and the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors.

Preferred stock

No shares of preferred stock will be issued or outstanding immediately after the offering contemplated by this prospectus. Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by holders of our common stock. Our board of directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•

the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized share of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•

whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Authorized but unissued capital stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which would apply so long as the shares of Class A common stock remains listed on the Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of Class A common stock (we believe the position of the Nasdaq is that the calculation in this latter case treats as outstanding shares of Class A common stock issuable upon redemption or exchange of outstanding LLC Units not held by BRP Group, Inc.). These additional shares of Class A common stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Declaration and payment of any dividend will be subject to the discretion of our board of directors.

Stockholder meetings

Our certificate of incorporation and our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Transferability, redemption and exchange

Upon the completion of this offering, there will be 59,588,235 LLC Units outstanding. There are no limitations in the Amended LLC Agreement on the number of LLC Units issuable in the future and we are not required to own a majority of LLC Units. Under the Amended LLC Agreement, the holders of LLC Units will have the right, from and after the completion of this offering (subject to the terms of the Amended LLC Agreement), to require Baldwin Risk Partners, LLC to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) in accordance with the terms of the Amended LLC Agreement. Additionally, in the event of a redemption request by a holder of LLC Units, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of LLC Units, redeem or exchange LLC Units of such holder of LLC Units pursuant to the terms of the Amended LLC Agreement. See “Certain relationships and related party transactions—Amended LLC Agreement.”

Except for transfers to us pursuant to the Amended LLC Agreement or to certain permitted transferees, the holders of LLC Units are not permitted to sell, transfer or otherwise dispose of any LLC Units or shares of Class B common stock.

Other provisions

Neither the Class A common stock nor the Class B common stock has any preemptive or other subscription rights.

There will be no redemption or sinking fund provisions applicable to the Class A common stock or Class B common stock. Further, our Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, any redemption, repurchase or other acquisition of ownership interests (other than in connection with terms of equity compensation plans, subject to certain specified exceptions) must be approved by the Pre-IPO LLC Members.

At such time when no LLC Units remain redeemable or exchangeable for shares of our Class A common stock, our Class B common stock will be cancelled.

Corporate opportunity

Our certificate of incorporation will provide that, to the fullest extent permitted by law, the doctrine of “corporate opportunity” will only apply against our directors and officers and their respective affiliates for competing activities related to insurance brokerage activities.

Certain certificate of incorporation, by-laws and statutory provisions

The provisions of our certificate of incorporation and by-laws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Class A common stock.

Anti-takeover effects of our certificate of incorporation, stockholders agreement and by-laws

Our certificate of incorporation and by-laws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors. These provisions include:

No cumulative voting.    Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our common stock entitled to vote generally in the election of directors will be able to elect all our directors.

Election and removal of directors.    Our certificate of incorporation will provide that our board shall consist of not less than three nor more than 13 directors. Our certificate of incorporation will also provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. The Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members may designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman to our board of directors and that, so long as Villages Invesco beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to the Voting Agreement have agreed to vote for the election of the nominee designated by Villages Invesco. Our Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, any action to change the number of directors requires approval of the Pre-IPO LLC Members.

In addition, our certificate of incorporation will provide that our board of directors will be divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal. Prior to such time, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the total voting power of our outstanding shares of common stock.

Action by written consent; special meetings of stockholders.    Our certificate of incorporation will provide that, following the time that the Majority Ownership Requirement is no longer met, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation, Stockholders Agreement and by-laws will also provide that, subject to any special rights of the holders as required by law, special meetings of the stockholders can only be called by the chairman or vice chairman of the board of directors or, until the time that the Majority Ownership Requirement is no longer met, at the request of holders of a majority of the total voting power of our outstanding shares of common stock, voting together as a single class. Except as described above, stockholders are not permitted to call a special meeting or to require the board of directors to call a special meeting.

Advance notice procedures.    Our by-laws will establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the by-laws will not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the by-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Super-majority approval requirements.    The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless either a corporation’s certificate of incorporation or by-laws require a greater percentage. Our Stockholders Agreement will provide that, until the Substantial Ownership Requirement is no longer met, any amendment to our certificate of incorporation or by-laws must be approved by the Pre-IPO LLC Members. Our certificate of incorporation and by-laws will provide that, following the time that the Majority Ownership Requirement is no longer met, the affirmative vote of holders of 75% of the total voting power of our outstanding common stock eligible to vote in the election of directors, voting together as a single class, will be required to amend, alter, change or repeal specified provisions, including those relating to actions by written consent of stockholders, calling of special meetings of stockholders, election and removal of directors, business combinations and amendment of our certificate of incorporation and by-laws. This requirement of a super-majority vote to approve amendments to our certificate of incorporation and by-laws could enable a minority of our stockholders to exercise veto power over any such amendments.

Authorized but unissued shares.    The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the Nasdaq. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “—Preferred stock” and “—Authorized but unissued capital stock” above.

Business combinations with interested stockholders.    In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We have expressly elected not to be governed by the “business combination” provisions of Section 203 of the DGCL, until after the Majority Ownership Requirement is no longer met. At that time, such election shall be automatically withdrawn and we will thereafter be governed by the “business combination” provisions of Section 203 of the DGCL. Further, our Stockholders Agreement will provide that, until the Majority Ownership Requirement is no longer met, any business combination resulting in a merger, consolidation or sale of all, or substantially all, of our assets, and any acquisition or disposition of any asset or business having consideration in excess of 5% of our total assets, must be approved by the Pre-IPO LLC Members.

Exclusive forum provision.

Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, and (iv) any action asserting a claim against us governed by the internal affairs doctrine.

This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Exchange Act or the Securities Act. Accordingly, our exclusive forum provision will not apply to claims arising under the Exchange Act or the Securities Act and will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Voting agreement

At the closing of this offering, a group comprised of BIGH, Lowry Baldwin, our Chairman, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Dan Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Chris Stephens, our General Counsel, James Roche, Millennial Specialty Holdco, LLC and certain trusts established by such individuals will enter into the Voting Agreement, with Lowry Baldwin, our Chairman, pursuant to which, in connection with any meeting of our shareholders or any written consent of our shareholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. Upon the closing of this offering, the parties to the Voting Agreement will beneficially own more than 50% of the voting power of our common stock. The parties to the Voting Agreement have agreed to vote for the election of the nominee to our board of directors designated by Villages Invesco for so long as Villages Invesco is able to designate a nominee pursuant to the terms of the Stockholders Agreement.

Directors’ liability; indemnification of directors and officers

Our certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DCGL and provides that we will provide them with customary indemnification. We expect to enter into customary indemnification agreements with each of our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Transfer agent and registrar

The transfer agent and registrar for our Class A common stock will be American Stock Transfer & Trust Company, LLC.

Securities exchange

We have applied to have our Class A common stock approved for listing on the Nasdaq under the symbol “BRP.”

U.S. federal income and estate tax considerations to non-U.S. holders

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock by a “non-U.S. holder.” A “non-U.S. holder” is a beneficial owner of a share of our Class A common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate,

•	a foreign corporation, or

•	a foreign estate or trust.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Class A common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the partner or beneficial owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Class A common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any U.S. federal gift, alternative minimum tax or Medicare contribution tax considerations or any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

Dividends

To the extent that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our Class A common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital that reduces the adjusted tax basis of a non-U.S. holder’s Class A common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our Class A common stock, the excess will be treated as gain from the disposition of our Class A common stock (the tax treatment of which is discussed below under “—Gain on disposition of Class A common stock”).

Dividends paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or a reduced rate specified by an applicable income tax treaty, subject to the discussion of FATCA (as defined below) withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying its entitlement to benefits under the treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income will generally be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. person as defined under the Code. A non-U.S. holder that is a treated as a corporation for U.S. federal income tax purposes receiving effectively connected dividend income may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate) on its effectively connected earnings and profits (subject to certain adjustments).

A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on disposition of Class A common stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A common stock unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

•

the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or a lower treaty rate); or

•

we are or have been a “United States real property holding corporation” (as described below) at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and either (i) our Class A common stock is not regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, more than 5% of our Class A common stock.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information reporting and backup withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholdings will apply to the proceeds of a sale or other disposition of our Class A common stock made within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person in order to avoid additional information reporting and backup withholding. The certification procedures required to claim a reduced rate of withholding under a treaty will generally satisfy the certification requirements necessary to avoid backup withholding as well.

Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA withholding taxes

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), payments of dividends on and the gross proceeds of dispositions of Class A common stock of a U.S. issuer paid to (i) a “foreign financial institution” (as specifically defined in the Code) or (ii) a “non-financial foreign entity” (as specifically defined in the Code) will be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption from these rules applies. Under proposed U.S. Treasury regulations promulgated by the Treasury Department on December 13, 2018, which state that taxpayers may rely on the proposed Treasury regulations until final Treasury regulations are issued, this withholding tax will not apply to the gross proceeds from the sale or disposition of Class A common stock. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Non-U.S. holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Class A common stock.

Federal estate tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that the Class A common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Shares eligible for future sale

Prior to this offering, there has been no public market for our Class A common stock. We cannot make any prediction as to the effect, if any, that sales of Class A common stock or the availability of Class A common stock for future sales will have on the market price of our Class A common stock. The market price of our Class A common stock could decline because of the sale of a large number of shares of our Class A common stock or the perception that such sales could occur in the future. These factors could also make it more difficult to raise funds through future offerings of Class A common stock. See “Risk factors—Risks relating to ownership of our Class A common stock—If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our Class A common stock could decline.”

Sale of restricted shares

Upon the consummation of this offering, we will have 16,400,000 shares of Class A common stock outstanding (or 18,860,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Of these shares, 16,400,000 shares sold in this offering (or 18,860,000 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full) will be freely tradable, without further restriction or registration under the Securities Act, except any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. In the absence of registration under the Securities Act, shares held by affiliates may only be sold in compliance with the limitations of Rule 144 described below or another exemption from the registration requirements of the Securities Act. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer.

In addition, upon the consummation of the offering, the Pre-IPO LLC Members will own an aggregate of 43,188,235 LLC Units and all of the 43,188,235 shares of our Class B common stock. The Pre-IPO LLC Members, from time to time following the offering may require Baldwin Risk Partners, LLC to redeem or exchange all or a portion of their LLC Units for newly-issued shares of Class A common stock on a one-for-one basis. Shares of our Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a Pre-IPO LLC Member, redeem or exchange LLC Units of such Pre-IPO LLC Member pursuant to the terms of the Amended LLC Agreement. Shares of our Class A common stock issuable to the Pre-IPO LLC Members upon a redemption or exchange of LLC Units would be considered “restricted securities,” as that term is defined under Rule 144 and would also be subject to the “lock-up” period noted below.

Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act. Immediately following the consummation of this offering, the holders of approximately 41,394,372 shares of our Class B common stock (on an assumed as-exchanged basis) will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period subject to the volume and other restrictions of Rule 144. The remaining 1,793,863 shares of Class B common stock (on an as assumed as-exchanged basis) are subject to additional contractual restrictions on disposition and could be disposed of, subject to the volume and other restrictions of Rule 144 following the expiration of such additional contractual restrictions. J.P. Morgan and BofA Securities, Inc., as representatives of the underwriters, are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale and (ii) we are subject to the

Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

•

1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 164,000 shares immediately after this offering (or approximately 188,600 shares if the underwriters exercise their purchase option in full); or

•	the average weekly trading volume of our common stock on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale and notice provisions of Rule 144 to the extent applicable.

Lock-up agreements

Our executive officers, directors, significant stockholders and each participant in our directed share program who purchases more than $100,000 of shares have agreed that, for a period of 180 days from the date of this prospectus, they will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock (including LLC Units) subject to certain exceptions (including dispositions in connection with the Reorganization Transactions).

Immediately following the consummation of this offering, stockholders subject to lock-up agreements will hold 43,188,235 shares of our Class A common stock (assuming the Pre-IPO LLC Members redeem or exchange all their Class B common stock and LLC Units for shares of our Class A common stock), representing approximately 72% of our then-outstanding shares of Class A common stock (or 43,188,235 shares of Class A common stock, representing approximately 70% of our then-outstanding shares of Class A common stock if the underwriters exercise their option to purchase additional shares of Class A common stock in full and giving effect to the use of the net proceeds therefrom).

We have agreed, subject to certain exceptions, not to issue, sell or otherwise dispose of any shares of our Class A common stock or any securities convertible into or exchangeable for our Class A common stock (including LLC Units) during the 180-day period following the date of this prospectus.

Registration rights

Our Registration Rights Agreement grants registration rights to the Pre-IPO LLC Members. See “Certain relationships and related party transactions—Registration rights agreement.”

Underwriting

We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and BofA Securities, Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC
BofA Securities, Inc.
Jefferies LLC
Wells Fargo Securities, LLC
Raymond James & Associates, Inc.
Keefe, Bruyette & Woods, Inc.

Total

The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                 per share. After the initial offering of the shares to the public, if all of the common shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 2,460,000 additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the initial public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $                 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by us	Without exercise of option to purchase additional shares	With full exercise of option to purchase additional shares
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $4.9 million. We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with FINRA in an amount not to exceed $30,000. The underwriters have agreed to reimburse us for certain out-of-pocket expenses incurred in connection with this offering.

At our request, the underwriters have reserved up to 10% of the shares of Class A common stock offered by this prospectus for sale at the initial public offering price to our directors, officers, certain employees and certain other persons associated with us. The sales will be made by J.P. Morgan Securities LLC, an underwriter of this offering, through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares of Class A common stock available for sale to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

For a period of 180 days after the date of this prospectus, we have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Class A common stock or Class B common stock, or any options, rights or warrants to purchase any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Class A common stock or Class B common stock, including limited liability company interests in Baldwin Risk Partners, LLC convertible or exercisable or exchangeable for or that represent the right to receive shares of Class A common stock or Class B common stock, or publicly disclose the intention to undertake any of the foregoing (other than filings on Form S-8 relating to the stock options granted pursuant to our stock-based compensation plans or the stock-based compensation plans of Baldwin Risk Partners, LLC or its subsidiaries), or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or Class B common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of Class A common stock or Class B common stock or any such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., other than (1) the shares of our Class A common stock to be sold hereunder or any additional shares of Class A common stock to be issued at the option of the underwriters, (2) any shares of Class A common stock or Class B common stock, options or other awards granted under our or Baldwin Risk Partners, LLC’s existing equity incentive plans and (3) any shares of Class A common stock or Class B common stock otherwise issued in connection with the Reorganization Transactions.

Our directors, executive officers, certain of our significant stockholders and each participant in our directed share program who purchases more than $100,000 of shares have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with certain exceptions including transfers of Class A common stock or Class B common stock as grants of a bona fide security interest in, or a bona fide pledge of, shares of Class A common stock or Class B common stock or limited partnership interests in Baldwin Risk Partners, LLC (collectively, the “Pledged Securities”) to the private banking affiliate of J.P. Morgan Securities LLC (the “Lender”) as collateral to secure indebtedness, whether made before or after the date of the underwriting agreement, and transfers of such Pledged Securities to the Lender upon enforcement of such collateral in accordance with the terms of the instrument governing such indebtedness, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and BofA Securities, Inc., (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or Class B common stock or any options, rights or warrants to purchase any shares of Class A common stock or Class B common stock or any securities convertible into or exercisable or exchangeable for, or that represent the right to receive, shares of Class A common stock or Class B common stock (including, without limitation, shares of Class A common stock or Class B common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to undertake any of the foregoing, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of Class A common stock or Class B common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of Class A common stock or Class B common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our Class A common stock or Class B common stock or any security convertible into or exercisable or exchangeable for our shares of Class A common stock or Class B common stock.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied to have our Class A common stock approved for listing on the Nasdaq under the symbol “BRP.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares of Class A common stock referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares of Class A common stock, in whole or in part, or by purchasing shares of Class A common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of Class A common stock through the option to purchase additional shares of Class A common stock. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of Class A common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of Class A common stock as part of this offering to repay the underwriting discounts and commissions received by them.

These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Selling restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer to the public may be made in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive. Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purpose of the above provisions, an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to prospective investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to prospective investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario) and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to prospective investors in Australia

This document:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to prospective investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) or, Securities and Futures

Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Other relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. J.P. Morgan Chase Bank, N.A., an affiliate of one of our underwriters, is serving as the co-bookrunner, joint lead arranger and syndication agent under the Cadence Credit Agreement. Wells Fargo Bank, N.A., an affiliate of one of our underwriters, is serving as a lender under the Cadence Credit Agreement. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for BRP Group, Inc. by Davis Polk & Wardwell LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, is representing the underwriters in this offering.

Experts

The Balance Sheet of BRP Group, Inc. as of July 1, 2019 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Baldwin Risk Partners, LLC as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Town & Country Insurance Agency, Inc. as of April 30, 2018 and for the four months ended April 30, 2018 included in this prospectus have been so included in reliance on the report of Mayer Hoffman McCann P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Millennial Specialty Insurance LLC as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Lykes Insurance, Inc. as of December 31, 2018 and for the year ended December 31, 2018 included in this prospectus have been so included in reliance on the report of RSM US LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

Change in auditor

On May 17, 2019, we appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the years ended December 31, 2018 and December 31, 2017. As a result of the engagement of PwC, we dismissed Mayer Hoffman McCann P.C., or MHM, as our independent auditor. Subsequent to PwC’s appointment, we engaged PwC to audit our consolidated financial statements as of and for the years ended December 31, 2018 and December 31, 2017, both of which had previously been audited by MHM.

During the audits of the two years ended December 31, 2018, there were no disagreements with MHM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to MHM’s satisfaction, would have caused MHM to make reference to the subject matter of the disagreement in connection with its report. The reports of MHM on the financial statements of the Company as of and for the years ended December 31, 2018 and 2017 did not contain any adverse opinions or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2018 and 2017, and the subsequent interim period through June 30, 2019, neither the Company, nor any person on its behalf, consulted PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by PwC that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is described in Item 304(a)(1)(v) of Regulation S-K.

We requested MHM to provide us with a letter addressed to the SEC stating whether or not MHM agrees with the above disclosure. A copy of MHM’s letter, dated September 23, 2019 is attached as Exhibit 16.1 to the registration statement of which this prospectus is a part.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and our Class A common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

As a result of the offering, we will be required to file periodic reports and other information with the SEC. We also maintain a website at www.baldwinriskpartners.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Management of BRP Group, Inc.

Opinion on the Financial Statement – Balance Sheet

We have audited the accompanying balance sheet of BRP Group, Inc. (the “Company”) as of July 1, 2019, including the related notes (collectively referred to as the “financial statement”). In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of July 1, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of this financial statement in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

September 23, 2019

We have served as the Company’s auditor since 2019.

BRP GROUP, INC.

Balance Sheet

July 1, 2019
Assets

Current assets:
Cash	$—

Total assets	$—

Commitments and contingencies (Note 3)
Stockholders’ Equity

Stockholders’ Equity:
Common stock, par value $0.01 per share, 1,000 shares authorized, no shares issued or outstanding	$—

Total stockholders’ equity	$—

See accompanying Notes to Balance Sheet.

BRP GROUP, INC.

Notes to Balance Sheet

1. Business and Basis of Presentation

BRP Group, Inc. (the “Company”) was incorporated in the state of Delaware on July 1, 2019. The Company was formed for the purpose of completing an initial public offering of its common stock and related transactions in order to carry on the business of Baldwin Risk Partners, LLC as a publicly-traded entity.

The accompanying balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Statements of income, stockholders’ equity and cash flows have not been presented because the Company has not engaged in any business or other activities except in connection with its formation.

2. Stockholders’ Equity

The Company is authorized to issue 1,000 shares of stock with the par value of $0.01 per share.

3. Commitments and Contingencies

The Company may be subject to legal proceedings that arise in the ordinary course of business. There are currently no proceedings to which the Company is a party, nor does the Company have knowledge of any proceedings that are threatened against the Company.

4. Subsequent Events

We have evaluated subsequent events through September 23, 2019, the date on which our audited balance sheet was available to be issued.

Baldwin Risk Partners, LLC and subsidiaries

Consolidated balance sheets

(Unaudited)

	June 30, 2019	December 31, 2018
Assets

Current assets:
Cash and cash equivalents	$12,820,303	$7,995,118
Restricted cash	3,008,605	—
Premiums, commissions and fees receivable, net	53,597,456	29,385,275
Prepaid expenses and other current assets	2,201,266	1,096,430
Due from related parties	3,188	116,776

Total current assets	71,630,818	38,593,599
Property and equipment, net	2,459,444	2,148,264
Deposits and other non-current assets	603,145	102,698
Deferred financing costs, net	7,822,558	590,249
Deferred commission expense	3,093,617	2,881,721
Intangible assets, net	84,429,370	29,743,832
Goodwill	148,220,941	65,764,251

Total assets	$318,259,893	$139,824,614

Liabilities, Mezzanine Equity and Members’ Equity (Deficit)

Current liabilities:
Premiums payable to insurance companies	$48,093,838	$23,195,610
Producer commissions payable	6,219,546	3,955,373
Accrued expenses	5,107,100	2,764,870
Contract liabilities	4,791,536	1,449,848
Other current liabilities	207,378	1,032,405
Current portion of long-term debt	—	527,005
Current portion of contingent earnout liabilities	1,585,370	301,905

Total current liabilities	66,004,768	33,227,016
Advisor incentive liabilities	2,825,102	2,346,868
Revolving lines of credit	92,329,959	33,860,994
Long-term debt, less current portion	—	1,497,472
Related party debt	77,500,334	36,880,334
Contingent earnout liabilities, less current portion	29,525,159	8,947,005
Other long-term liabilities	273,120	261,684

Total liabilities	268,458,442	117,021,373

Commitments and contingencies (Note 14)

Mezzanine equity:
Redeemable noncontrolling interest	65,642,767	46,207,466
Redeemable members’ capital	110,596,275	39,353,918

Members’ equity (deficit):
Members’ capital (7,001,813 and 6,796,052 units authorized, issued and outstanding, of which 1,754,405 and 2,056,525 are included in redeemable members’ capital, at June 30, 2019 and December 31, 2018, respectively)	—	—
Member note receivable	(255,700)	(89,896)
Accumulated deficit	(128,869,332)	(63,605,576)
Noncontrolling interest	2,687,441	937,329

Total members’ equity (deficit)	(126,437,591)	(62,758,143)

Total liabilities, mezzanine equity and members’ equity (deficit)	$318,259,893	$139,824,614

Baldwin Risk Partners, LLC and subsidiaries

Consolidated balance sheets (continued)

(Unaudited)

The following table presents the assets and liabilities of the Company’s consolidated variable interest entities, which are included on the consolidated balance sheets above. The assets in the table below include those assets that can only be used to settle obligations of the consolidated variable interest entities.

	June 30, 2019	December 31, 2018

Assets of Consolidated Variable Interest Entities That Can Only be Used to Settle the Obligations of Consolidated Variable Interest Entities:
Cash and cash equivalents	$1,300,641	$796,076
Premiums, commissions and fees receivable, net	3,701,286	3,902,397
Prepaid expenses and other current assets	60,562	69,163
Due from related parties	—	12,500

Total current assets	5,062,489	4,780,136
Property and equipment, net	74,554	114,768
Deposits	—	2,163
Goodwill	4,034,761	4,034,761

Total assets	$9,171,804	$8,931,828

Liabilities of Consolidated Variable Interest Entities for Which Creditors Do Not Have Recourse to the Company:
Premiums payable to insurance companies	$1,577,914	$2,077,504
Producer commissions payable	680,224	514,345
Accrued expenses	317,704	320,536
Contract liabilities	13,301	—

Total liabilities	$2,589,143	$2,912,385

See accompanying Notes to Consolidated Financial Statements.

Baldwin Risk Partners, LLC and subsidiaries

Consolidated statements of comprehensive income

(Unaudited)

	For the six months ended June 30,
	2019	2018
Commissions and fees	$62,897,206	$40,485,287

Operating expenses:
Commissions, employee compensation and benefits	40,279,574	25,479,299
Operating expenses	10,391,282	5,717,983
Depreciation expense	276,185	240,046
Amortization expense	3,711,201	1,089,571
Change in fair value of contingent consideration	(3,757,123)	526,773

Total operating expenses	50,901,119	33,053,672
Operating income	11,996,087	7,431,615

Other expense:
Interest expense, net	(5,213,442)	(3,720,158)
Other expense, net	—	(211,912)

Total other expense	(5,213,442)	(3,932,070)

Net income and comprehensive income	6,782,645	3,499,545
Less: net income and comprehensive income attributable to noncontrolling interests	2,452,974	1,846,365

Net income and comprehensive income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$4,329,671	$1,653,180

Pro forma information (unaudited—see note 17):
Income before income taxes	$6,782,645
Pro forma income tax expense	376,681

Pro forma net income	6,405,964
Less: pro forma net income attributable to noncontrolling interests	2,452,974

Pro forma net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$3,952,990

Pro forma net income available to common stock per share—basic	$0.15
Pro forma weighted average common shares outstanding—basic	42,106,740
Pro forma net income available to common stock per share—diluted	$0.13
Pro forma weighted average common shares outstanding—diluted	47,097,141

See accompanying Notes to Consolidated Financial Statements.

Baldwin Risk Partners, LLC and subsidiaries

Consolidated statements of members’ equity (deficit) and mezzanine equity

For the six months ended June 30, 2019

(Unaudited)

		Members’ equity (deficit)					Mezzanine equity
	Units	Members’ capital	Member note receivable	Accumulated deficit	Noncontrolling interest	Total	Redeemable noncontrolling interest	Redeemable members’ capital
Balance at December 31, 2018	6,796,052	$—	$(89,896)	$(63,605,576)	$937,329	$(62,758,143)	$46,207,466	$39,353,918
Net income	—	—	—	2,696,734	131,506	2,828,240	2,321,468	1,632,937
Contributions	—	—	—	—	—	—	33,527	—
Contributions through issuance of Member note receivable	—	—	(310,136)	—	310,136	—	—	—
Repayment of Member note receivable	—	—	144,332	—	—	144,332	—	—
Issuance and vesting of Management Incentive Units to Members	445,899	360,175	—	—	—	360,175	—	—
Issuance of Voting Common Units to redeemable common equity holder	293,660	—	—	—	—	—	—	5,509,355
Issuance of Non-Voting Common Units to Members	61,982	611,954	—	—	385,710	997,664	—	—
Repurchase of Voting Common Units from Members	(595,780)	—	—	—	—	—	—	(11,177,429)
Repurchase redemption value adjustments	—	—	—	—	—	—	—	(1,322,571)
Noncontrolling interest issued in business combinations and asset acquisitions	—	—	—	—	1,000,000	1,000,000	30,962,536	—
Change in the redemption value of redeemable interests	—	—	—	(66,542,513)	—	(66,542,513)	(10,957,234)	77,499,747
Distributions	—	(972,129)	—	(1,417,977)	(77,240)	(2,467,346)	(2,924,996)	(899,682)

Balance at June 30, 2019	7,001,813	$—	$(255,700)	$(128,869,332)	$2,687,441	$(126,437,591)	$65,642,767	$110,596,275

Baldwin Risk Partners, LLC and subsidiaries

Consolidated statements of members’ equity (deficit) and mezzanine equity (continued)

For the six months ended June 30, 2018

(Unaudited)

		Members’ equity (deficit)					Mezzanine equity
	Units	Members’ capital	Member note receivable	Accumulated deficit	Noncontrolling interest	Total	Redeemable noncontrolling interest	Redeemable members’ capital
Balance at December 31, 2017	6,190,789	$—	$—	$(40,465,787)	$547,053	$(39,918,734)	$23,474,348	$22,503,733
Adjustment to opening retained earnings due to adoption of ASC Topic 606	—	—	—	6,607,552	184,520	6,792,072	—	—

Adjusted beginning balance after adoption of ASC Topic 606	6,190,789	—	—	(33,858,235)	731,573	(33,126,662)	23,474,348	22,503,733
Net income (loss)	—	—	—	1,112,393	(39,964)	1,072,429	1,886,329	540,787
Contributions	—	—	—	—	—	—	30,768	—
Contributions through issuance of Member note receivable	—	—	(179,792)	—	—	(179,792)	—	—
Issuance and vesting of Management Incentive Unit to Members	—	92,748	—	—	—	92,748	—	—
Issuance of Voting Common Units to redeemable common equity holder	196,122	—	—	—	—	—	—	2,255,799
Issuance of Non-Voting Common Units to Members	—	—	—	—	179,792	179,792	—	—
Noncontrolling interest issued in business combinations and asset acquisitions	—	—	—	—	—	—	10,753,221	—
Change in the redemption value of redeemable interests	—	—	—	(7,973,950)	—	(7,973,950)	2,625,982	5,347,968
Distributions	—	(92,748)	—	(1,718,291)	(25,634)	(1,836,673)	(1,855,426)	(688,961)

Balance at June 30, 2018	6,386,911	$—	$(179,792)	$(42,438,083)	$845,767	$(41,772,108)	$36,915,222	$29,959,326

See accompanying Notes to Consolidated Financial Statements.

Baldwin Risk Partners, LLC and subsidiaries

Consolidated statements of cash flows

(Unaudited)

	For the six months ended June 30,
	2019	2018

Cash flows from operating activities:
Net income	$6,782,645	$3,499,545
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,987,386	1,329,617
Amortization of deferred financing costs	657,406	65,429
Loss on extinguishment of debt	114,839	—
Issuance of Voting Common Units to redeemable common equity holder	—	2,255,799
Issuance and vesting of Management Incentive Units to Members	360,175	92,748
Participation unit compensation	61,436	62,502
Stock-based compensation expense	31,221	620,103
Change in fair value of contingent earnout liabilities	(3,757,123)	526,773

Changes in operating assets and liabilities, net of effect of acquisitions:
Premiums, commissions and fees receivable, net	8,308,536	711,051
Prepaid expenses and other assets	(226,979)	(21,639)
Due to/from related parties	113,588	(97,905)
Deferred commission expense	(211,896)	(426,975)
Accounts payable, accrued expenses and other current liabilities	(7,981,306)	424,791
Contract liabilities	547,704	(632,502)
Other long-term liabilities	—	(552,533)

Net cash provided by operating activities	8,787,632	7,856,804

Cash flows from investing activities:
Capital expenditures	(779,752)	(139,486)
Investment in business venture	(200,000)	—
Cash consideration paid for asset acquisitions, net of cash received	(375,375)	—
Cash consideration paid for business combinations, net of cash received	(76,186,015)	(30,519,815)

Net cash used in investing activities	(77,541,142)	(30,659,301)

Cash flows from financing activities:
Payment of contingent earnout consideration	—	(2,892,000)
Payment of guaranteed earnout consideration	(812,500)	(62,500)
Net borrowings on revolving line of credit	58,468,965	18,703,188
Proceeds from related party debt	40,620,000	18,345,000
Payments on long-term debt	(2,024,477)	(313,226)
Payments of deferred financing costs	(2,495,199)	(355,660)
Proceeds from advisor incentive buy-ins	447,012	73,168
Proceeds from issuance of Non-Voting Common Units to Members	1,141,996	—
Repurchase of Voting Common Units from Members	(12,500,000)	—
Contributions	33,527	30,768
Distributions	(6,292,024)	(4,381,060)

Net cash provided by financing activities	76,587,300	29,147,678

Net increase in cash and cash equivalents and restricted cash	7,833,790	6,345,181
Cash and cash equivalents and restricted cash at beginning of period	7,995,118	3,123,413

Cash and cash equivalents and restricted cash at end of period	$15,828,908	$9,468,594

Baldwin Risk Partners, LLC and subsidiaries

Consolidated statements of cash flows (continued)

(Unaudited)

	For the six months ended June 30,
	2019	2018

Supplemental schedule of cash flow information:
Cash paid during the year for interest	$4,102,311	$1,208,434

Disclosure of non-cash investing and financing activities:
Contingent earnout consideration for business combinations	25,603,000	4,247,966
Contingent earnout consideration for asset acquisitions	15,742	740,618
Noncontrolling interest issued in business combinations	31,962,536	10,753,221
Capitalization of issuance to redeemable common member	5,509,355	—
Change in the redemption value of redeemable interests	66,542,513	7,973,950

See accompanying Notes to Consolidated Financial Statements.

Baldwin Risk Partners, LLC and subsidiaries

Notes to consolidated financial statements

(Unaudited)

1. Business and basis of presentation

The accompanying consolidated financial statements have been prepared in connection with the proposed initial public offering (the “Offering”) of Class A common stock of BRP Group, Inc., which will become the sole managing member of Baldwin Risk Partners, LLC (“BRP”). The operations of BRP represent the predecessor to BRP Group, Inc. prior to the Offering, and the consolidated entities of BRP are described in more detail under Principles of Consolidation below.

BRP, a Delaware limited liability company, is a diversified insurance agency and services organization that markets and sells insurance products and services to its customers throughout the U.S. BRP and its subsidiaries operate through four reportable segments, including Middle Market, Specialty, MainStreet, and Medicare, which are discussed in more detail in Note 15.

BRP was formed during 2012 when the members of Baldwin Krystyn Sherman Partners, LLC (“BKS”) contributed their units of ownership for an equal number of units in BRP, at which time BKS became a wholly-owned subsidiary of BRP.

Principles of consolidation

The consolidated financial statements include the accounts of BRP and its wholly-owned subsidiaries, BRP Main Street Holdings, LLC (“Main Street”), BRP Medicare Insurance Holdings, LLC (“MIH”), BRP Insurance Intermediary Holdings, LLC (“BIH”) and BRP Colleague Inc. (“BRP Colleague”), and a 96.94% interest in BKS (collectively, the “Company”).

Main Street includes a 45% interest in Laureate Insurance Partners, LLC (“Laureate”), a 75% interest in BRP Ryan Insurance, LLC (“Ryan”), a 90% interest in BRP Bradenton Insurance, LLC (“Bradenton”), a 60% interest in BRP Affordable Home Insurance, LLC (“AHI”), a 60% interest in BRP Black Insurance, LLC (“Black”), and a 50% interest in The Villages Insurance Partners, LLC (“TVIP”).

MIH includes its wholly-owned subsidiaries, BRP Medicare Insurance I, LLC, BRP Medicare Insurance II, LLC and BRP Medicare Insurance III, LLC.

BIH includes a 70% interest in Millennial Specialty Insurance LLC (“MSH”) and a 60% interest in AB Risk Specialist, LLC (“ABRS”), which holds a 66.7% interest in KB Risk Solutions, LLC (“KBRS”).

BKS includes the accounts of its wholly-owned subsidiary BKS Private Risk Group, LLC, a 50% interest in BKS-IPEO JV Partners, LLC (“iPEO”), a 60% interest in BKS Smith, LLC (“Smith”), a 60% interest in BKS MS, LLC (“Saunders”), a 51% interest in BKS Partners Galati Marine Solutions, LLC (“Galati”) and an 89% interest in BKS D&M Holdings, LLC (“D&M Holdings”), which holds an 80% interest in BRP D&M Insurance, LLC (“D&M”).

All intercompany transactions and balances have been eliminated in consolidation.

The Company has prepared these consolidated financial statements in accordance with Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“Topic 810”). Topic 810 requires that if an enterprise is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity should be included in the consolidated financial statements of the enterprise. The Company has recognized TVIP and the Company’s joint ventures, which include iPEO, Laureate, Smith, Saunders and Galati, as variable interest entities of which the Company is the primary beneficiary. Accordingly, the accounts of these entities are included in the consolidated financial statements of the Company. Refer to Note 4 for additional information regarding the Company’s variable interest entities.

Topic 810 also requires that the equity of a noncontrolling interest shall be reported in the consolidated balance sheets within total equity of the Company. Certain redeemable noncontrolling interests are reported in the consolidated balance sheets as mezzanine equity. Topic 810 also requires revenues, expenses, gains, losses, net income or loss, and other comprehensive income or loss to be reported in the consolidated financial statements at consolidated amounts, which include amounts attributable to the owners of the parent and the noncontrolling interests. Refer to the Redeemable Noncontrolling Interest and Noncontrolling Interest sections of Note 2 for additional information.

Unaudited interim financial reporting

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form S-1 and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and related notes required by GAAP for complete consolidated financial statements. In the opinion of management, all adjustments, consisting of recurring accruals, considered necessary for fair statement have been included. The accompanying balance sheet for the year ended December 31, 2018 was derived from audited financial statements, but does not include all disclosures required by GAAP. Accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2018.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates underlying the accompanying consolidated financial statements include the application of guidance for revenue recognition, business combinations and purchase price allocation, allowances for estimated policy cancellations and doubtful accounts, impairment of long-lived assets including goodwill, redemption value of mezzanine equity, and the value of incentive units.

Recent accounting pronouncements

As an emerging growth company, the Jumpstart Our Business Startups (JOBS) Act permits the Company an extended transition period for complying with new or revised accounting standards affecting public companies. The Company has elected to use this extended transition period and adopt certain new accounting standards on the private company timeline, which means that the Company’s financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis. The Company has elected the extended transition period for the adoption of the Accounting Standards Updates (“ASU”) below, except those where early adoption was both permitted and elected.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. In March 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which improves upon the guidance issued in ASU 2016-02. This guidance is effective for the fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (“ASU 2016-13”), which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost. ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The FASB has subsequently issued several additional ASUs related to credit losses, which improved upon, and provided transition relief for, the guidance issued in ASU 2016-13 and extended the adoption date for nonpublic business entities. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 provides guidance on the classification of contingent consideration payments made after a business combination and other cash receipts and payments. This guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted. The adoption of this guidance will impact the presentation of the cash flows, but will not otherwise have a significant impact on the Company’s results of operations or financial condition.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires that the statement of cash flows explain the changes during the period of cash and cash equivalents inclusive of amounts categorized as restricted cash. The Company adopted ASU 2016-18 in connection with the acquisition of Millennial Specialty Insurance LLC in April 2019. With the adoption of ASU 2016-18, the statements of cash flows detail the change in the balance of cash and cash equivalents and restricted cash. The adoption of this guidance did not have any effect on cash flows for the six months ended June 30, 2018.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which amends the guidance on goodwill. Under ASU 2017-04, goodwill impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, while not exceeding the carrying value of goodwill. ASU 2017-04 eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all its assets and liabilities as if that reporting unit had been acquired in a business combination. The Company early adopted this guidance for impairment tests effective January 1, 2019 and it did not have any impact on the Company’s financial statements for the current period.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) (“Topic 820”): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the disclosure requirements related to fair value measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in ASU 2018-13 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The adoption of this standard is not expected to have a significant impact on the Company’s consolidated financial statements.

2. Significant accounting policies

Revenue recognition

In connection with the Company’s business acquisition of Millennial Specialty Insurance LLC in April 2019, the Company has a new revenue stream for policy fee and installment fee revenue. The Company earns policy fee revenue for acting in its capacity as a managing general agent (“MGA”) on behalf of the insurance carriers and fulfilling certain services including delivery of policy documents, processing payments and other administrative functions during the term of the insurance policy. Policy fee revenue is deferred and recognized over the life of the policy. These deferred amounts are recognized as deferred policy fee revenue on the balance sheets. The Company earns installment fee revenue related to policy premiums paid on an installment basis for payment processing services performed on behalf of the insurance carriers. The Company recognizes installment fee revenue in the period the services are performed.

Restricted cash

Restricted cash includes amounts that are legally restricted as to use or withdrawal. Restricted cash represents cash collected from customers that is payable to insurance companies and for which segregation of this cash is either (i) required by the state of domicile for the office conducting the transaction, or (ii) required by contract with the relevant insurance company providing coverage.

Redeemable noncontrolling interest

ASC Topic 480, Distinguishing Liabilities from Equity (“Topic 480”), requires noncontrolling interests that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. The equity securities of certain of the Company’s noncontrolling interests contain an embedded put feature that is redeemable at the election of the interest holder. The Company has no control over whether the put option is exercised and, therefore, redemption is outside the Company’s control. As such, these equity securities are recorded as redeemable noncontrolling interests, which are classified in mezzanine equity on the Company’s consolidated balance sheets.

Redeemable noncontrolling interests are reported at estimated redemption value measured as the greater of estimated fair value at the end of each reporting period or the historical cost basis of the redeemable noncontrolling interest adjusted for cumulative earnings or loss allocations. The resulting increases or decreases to redemption value, if applicable, are recognized as adjustments to retained earnings.

The accounts of the following joint ventures have been consolidated into the Company’s consolidated financial statements since their respective inceptions. The noncontrolling ownership interests in the Company’s subsidiaries described below are presented as redeemable noncontrolling interest in the consolidated financial statements.

•	In 2012, the Company formalized a purchase agreement with Insurance Agencies of the Villages, Inc. (“IAV”) in order to acquire a 50% equity stake in TVIP by purchasing units of membership interest.

•	In 2014, iPEO was formed to join with iPEO Solutions, LLC (“Solutions”) in order to share commissions for services related to Solutions customers. Solutions has a 50% ownership interest in iPEO.

•

In 2017, Ryan was formed in order to acquire substantially all the assets and liabilities of Ryan Insurance & Financial Services, Inc. from Sean D. Ryan. Sean D. Ryan has a 25% ownership interest in Ryan.

•

In 2017, AHI was formed in order to acquire substantially all the assets and liabilities of Affordable Home Insurance, Inc. from Dennis P. Gagnon, Jr. (“Gagnon”). Gagnon has since transferred some of his original 40% interest to other employees of AHI (“AHI Members”). Gagnon and AHI Members have a combined 40% ownership interest in AHI.

•

In 2017, D&M was formed in order to acquire substantially all the assets and liabilities of D&M Insurance Solutions, LLC from W. David Cox and Michael P. Ryan. Additionally, D&M Holdings was formed by BKS and KMW Consulting, LLC (“KMW”) to hold D&M. W. David Cox and Michael P. Ryan have a 15% ownership interest in D&M and KMW has a 10% ownership interest in D&M Holdings.

•

In 2017, Bradenton was formed in order to acquire substantially all the assets and liabilities of Bradenton Insurance, Inc. from Robert J. Wentzell and Robert J. Wentzell Family Partnership (collectively, “Wentzell”). Wentzell’s has a 10% ownership interest in Bradenton.

•

In 2017, Smith was formed to join with Smith & Associates Real Estate, Inc. (“Smith & Associates”) in order to share commissions for services related to Smith & Associates customers. Smith & Associates has a 40% ownership interest in Smith.

•

In 2017, Saunders was formed to join with Michael Saunders & Company (“Saunders & Company”) in order to share commissions for services related to Saunders & Company customers. Saunders & Company has a 40% ownership interest in Saunders.

•

In 2018, Black was formed in order to acquire substantially all the assets and liabilities of Black Insurance and Financial Services, LLC from Christopher R. Black (“Chris Black”). Chris Black has a 40% ownership interest in Black.

•

In 2018, BIH was formed in order to acquire 60% of the membership interests of ABRS, which owned a 100% membership interest in KBRS, from AB Risk Holdco, Inc. (“AB Holdco”). Additionally, immediately following BIH’s acquisition of the membership interests of ABRS, Emanuel Lauria (“Lauria”) was issued a 33.3% membership interest in KBRS. AB Holdco has a 40% ownership interest in ABRS and Lauria has a 33.3% ownership interest in KBRS.

•

In 2018, BKS acquired substantially all the assets and liabilities of Montoya Property & Casualty Insurance from Montoya and Associates, LLC (“Montoya & Associates”). Montoya & Associates has an ownership interest in BKS.

•	In 2019, the Company acquired substantially all the assets and liabilities of Millennial Specialty Insurance LLC from MSH. MSH has a 30% ownership interest in Millennial Specialty Insurance LLC.

Redeemable Members’ Capital

Topic 480 requires common units that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. The Voting Common Units of two minority holders contain certain put and call rights in conjunction with termination at the greater of fair value or a floor, as defined in the Company’s amended and restated limited liability operating agreement (“Operating Agreement”). The Company has no control over whether the put option is exercised and, therefore, redemption is outside the Company’s control. As such, these equity securities are recorded as redeemable members’ capital, which are classified in mezzanine equity on the Company’s consolidated balance sheets.

The Voting Common Units of the two minority holders are measured as the greater of estimated redemption value at the end of each reporting period or the historical cost basis of the redeemable common units adjusted for cumulative earnings or loss allocations. During March 2019, the Company repurchased 595,780 Voting Common Units of the two minority founders for $12.5 million.

Noncontrolling interest

Noncontrolling interests are reported at historical cost basis adjusted for cumulative earnings or loss allocations and classified in members’ equity (deficit) on the consolidated balance sheets.

The accounts of the following entities have been consolidated into the Company’s consolidated financial statements since their respective inceptions. The noncontrolling ownership interests in the Company’s subsidiaries described below are presented as noncontrolling interest in the consolidated financial statements.

•	In 2007, Galati was formed to join with GMI Holdings (“GMI”) in order to share commissions from policies related to GMI customers. GMI has a 49% ownership interest in Galati.

•

In 2017, Laureate was formed to join with Tavistock Insurance Partners, LLC (“Tavistock”) and Matthew Hammer (“Hammer”) in order to share commissions for services related to Tavistock customers. Tavistock has a 50% ownership interest in Laureate and Hammer has a 5% ownership interest in Laureate.

•	In 2019, BKS acquired substantially all the assets and liabilities of Lykes Insurance, Inc. from Lykes Bros. Inc. Certain former employees of Lykes Insurance, Inc. have an ownership interest in BKS.

•	One of the Company’s sales professionals (“Risk Advisors”) holds 19,639 Non-Voting Common Units in BKS.

3. Business combinations

The Company completed two business combinations for an aggregate purchase price of $140.3 million during the six months ended June 30, 2019. In accordance with ASC Topic 805, Business Combinations (“Topic 805”), total consideration was first allocated to the fair value of assets acquired, including liabilities assumed, with the excess being recorded as goodwill. For financial statement purposes, goodwill is not amortized but rather is evaluated for impairment at least annually or more frequently if an event occurs that indicates goodwill may be impaired. Goodwill is deductible for tax purposes and will be amortized over a period of fifteen years. The acquired intangible assets have an estimated weighted-average life as follows:

Weighted- average life
Purchased customer accounts	18 years
Software	5 years
Carrier relationships	20 years
Trade names	5 years

The recorded purchase price for certain business combinations includes an estimation of the fair value of continent consideration obligations associated with potential earnout provisions, which are generally based on earnings before income taxes, depreciation and amortization (“EBITDA”). The contingent earnout consideration identified in the tables below are measured at fair value within Level 3 of the fair value hierarchy as discussed further in Note 13. Any subsequent changes in the fair value of contingent earnout liabilities will be recorded in the consolidated statements of comprehensive income when incurred.

The recorded purchase price for certain business combinations also includes an estimation of the fair value of noncontrolling interests, which are calculated based on a valuation of the entity with the relevant percentage applied.

The following are individual summaries of our business combinations and the related purchase price allocations made as of the date of each acquisition for the six months ended June 30, 2019. The operating results of these business combinations have been included in the consolidated statements of comprehensive income since their respective acquisition dates. Acquisition related costs incurred in connection with these business combinations are recorded in operating expenses in the consolidated statements of comprehensive income.

Business Combinations Closed During the Six Months Ended June 30, 2019

During March 2019, the Company entered into an asset purchase agreement to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Lykes Insurance, Inc. (“Lykes Insurance”), a Middle Market partnership. The acquisition was made to expand the Company’s Middle Market business presence in Florida. The Company recognized total revenues and net income from the Lykes Insurance partnership of $3.5 million and $547,000, respectively, for the six months ended June 30, 2019. As a result of the Lykes Insurance partnership, the Company recognized goodwill in the amount of $28.7 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring Lykes Insurance’s assembled workforce in addition to other synergies gained from integrating the Lykes Insurance’s operations into the Company’s consolidated structure. The Company incurred approximately $149,000 in acquisition related costs for Lykes Insurance for the six months ended June 30, 2019.

Concurrently with the Lykes Insurance partnership, certain former employees of Lykes Insurance purchased 4,658 Non-Voting Common Units of BKS for approximately $433,000, which resulted in a noncontrolling interest in BKS.

The Company has not yet completed its evaluation and determination of certain assets acquired and liabilities assumed for Lykes Insurance at the acquisition date nor has the Company concluded on the valuation of contingent consideration. The Company expects the final valuations and assessments may result in adjustments to the preliminary values included in the following table:

Cash consideration paid	$36,044,000
Fair value of noncontrolling interest	1,000,000

Total consideration	37,044,000
Cash	471,635
Premiums, commissions and fees receivable	951,246
Other assets	17,778
Purchased customer accounts	8,742,000
Premiums and producer commissions payable	(1,831,184)

Net assets acquired	8,351,475

Goodwill recorded	$28,692,525

During April 2019, the Company entered into a securities purchase agreement to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Millennial Specialty Insurance LLC

(“Millennial”), a Specialty partnership. The acquisition was made to obtain access to certain technology and invest in executive talent for building and growing the MGA of the Future and to apply its functionality to other insurance placement products, as well as to expand the Company’s market share in specialty renter’s insurance. MGA of the Future is a national renter’s insurance product distributed via sub-agent partners and property management software providers, which has expanded distribution capabilities for new products through the Company’s wholesale and retail networks. The Company recognized total revenues and net loss from the Millennial partnership of $9.5 million and $1.3 million, respectively, for the six months ended June 30, 2019. As a result of the Millennial partnership, the Company recognized goodwill in the amount of $53.8 million. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring Millennial’s MGA platform. The Company incurred approximately $215,000 in acquisition related costs for Millennial for the six months ended June 30, 2019. The maximum potential contingent earnout consideration available to be earned by Millennial is $61.5 million.

The Company has not yet completed its evaluation and determination of certain assets acquired and liabilities assumed for Millennial at the acquisition date nor has the Company concluded on the valuation of contingent consideration. The Company expects the final valuations and assessments may result in adjustments to the preliminary values included in the following table:

Cash consideration paid	$45,505,000
Trust balance adjustment	1,137,918
Fair value of contingent earnout consideration	25,603,000
Fair value of noncontrolling interest	30,962,536

Total consideration	103,208,454
Cash	6,029,268
Premiums, commissions and fees receivable	14,436,999
Other assets	306,970
Software	30,000,000
Purchased customer accounts	11,240,000
Carrier relationships	6,000,000
Trade names	1,820,000
Premiums and producer commissions payable	(17,447,050)
Deferred revenue	(2,793,984)
Other current liabilities	(147,914)

Net assets acquired	49,444,289

Goodwill recorded	$53,764,165

Pro forma condensed consolidated results of operations

The following unaudited pro forma condensed consolidated results of operations are provided for illustrative purposes only and have been presented as if the acquisitions of Lykes Insurance and Millennial occurred on January 1, 2018. This unaudited pro forma information should not be relied upon as being indicative of the historical results that would have been obtained if the acquisitions had occurred on that date, nor of the results that may be obtained in the future.

	For the six months ended June 30,
	2019	2018
Total revenues	$73,549,990	$59,748,106
Net income	7,264,929	8,826,630

4. Variable interest entities

Topic 810 requires a reporting entity to consolidate a variable interest entity (“VIE”) when the reporting entity has a variable interest or combination of variable interests that provide the entity with a controlling financial interest in the VIE. The Company continually assesses whether it has a controlling financial interest in each of its VIEs to determine if it is the primary beneficiary of the VIE and should, therefore, consolidate each of the VIEs. A reporting entity is considered to have a controlling financial interest in a VIE if it has (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (ii) the obligation to absorb the losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.

The Company has determined that it is the primary beneficiary of its VIEs, which include TVIP and the Company’s joint ventures, iPEO, Laureate, Smith, Saunders and Galati, and has consolidated these entities into the consolidated financial statements. The assets of the consolidated VIEs can only be used to settle the obligations of the consolidated VIEs and the creditors of the liabilities of the consolidated VIEs do not have recourse to the Company.

Total revenues and expenses of the Company’s consolidated VIEs included in the consolidated statements of comprehensive income were approximately $7.8 million and $4.7 million, respectively, for the six months ended June 30, 2019 and approximately $7.2 million and $4.5 million, respectively, for the six months ended June 30, 2018.

Included in the tables below are summaries of the carrying amounts of the assets and liabilities of the Company’s consolidated VIEs:

	At June 30, 2019
	TVIP	iPEO	Laureate	Smith	Saunders	Total

Assets
Cash and cash equivalents	$1,106,941	$110,306	$45,819	$37,475	$100	$1,300,641
Premiums, commissions and fees receivable, net	1,166,963	2,472,991	5,862	42,412	13,058	3,701,286
Prepaid expenses and other current assets	44,340	9,548	6,674	—	—	60,562

Total current assets	2,318,244	2,592,845	58,355	79,887	13,158	5,062,489
Property and equipment, net	37,407	—	37,147	—	—	74,554
Goodwill	4,034,761	—	—	—	—	4,034,761

Total assets	$6,390,412	$2,592,845	$95,502	$79,887	$13,158	$9,171,804

Liabilities
Premiums payable to insurance companies	$36,246	$1,502,007	$240	$39,421	$—	$1,577,914
Producer commissions payable	293,168	379,240	963	1,306	5,547	680,224
Accrued expenses	317,704	—	—	—	—	317,704
Contract liabilities	13,301	—	—	—	—	13,301

Total liabilities	$660,419	$1,881,247	$1,203	$40,727	$5,547	$2,589,143

	At December 31, 2018
	TVIP	iPEO	Laureate	Smith	Saunders	Total

Assets
Cash and cash equivalents	$770,196	$646	$24,872	259	103	$796,076
Premiums, commissions and fees receivable, net	1,170,739	2,725,471	122	—	6,065	3,902,397
Prepaid expenses and other current assets	50,311	13,948	4,904	—	—	69,163
Due from related parties	—	—	12,500	—	—	12,500

Total current assets	1,991,246	2,740,065	42,398	259	6,168	4,780,136
Property and equipment, net	73,723	—	41,045	—	—	114,768
Deposits	2,163	—	—	—	—	2,163
Goodwill	4,034,761	—	—	—	—	4,034,761

Total assets	$6,101,893	$2,740,065	$83,443	$259	$6,168	$8,931,828

Liabilities
Premiums payable to insurance companies	$28,744	$2,043,246	$—	—	5,514	$2,077,504
Producer commissions payable	226,956	281,885	—	5,161	343	514,345
Accrued expenses	316,212	2,007	1,439	505	373	320,536

Total liabilities	$571,912	$2,327,138	$1,439	5,666	6,230	$2,912,385

5. Revenue

The following table disaggregates commissions and fees revenue by major source:

	For the six months ended June 30,
	2019	2018
Direct bill revenue(1)	$35,594,319	$25,602,539
Agency bill revenue(2)	16,831,210	9,205,747
Profit-sharing revenue(3)	6,290,201	4,173,995
Policy fee and installment fee revenue(4)	2,392,962	—
Consulting and service fee revenue(5)	1,225,565	1,216,681
Other income(6)	562,949	286,325
Total commissions and fees	$62,897,206	$40,485,287

(1)

Direct bill revenue represents commission revenue earned by facilitating the arrangement between individuals/businesses and insurance carriers (“Insurance Company Partners”) by providing insurance placement services to insureds (“Clients”) with Insurance Company Partners, primarily for private risk management, commercial risk management, employee benefits and Medicare insurance types.

(2)

Agency bill revenue primarily represents commission revenue earned by facilitating the arrangement between individuals/businesses and Insurance Company Partners by providing insurance placement services to Clients with Insurance Company Partners. The Company acts as an agent on behalf of the Client for the term of the insurance policy.

(3)	Profit-sharing revenue represents bonus-type revenue that is earned by the Company as a sales incentive provided by certain Insurance Company Partners.

(4)

Policy fee revenue represents revenue earned for acting in the capacity of an MGA on behalf of the insurance carrier and fulfilling certain services including delivery of policy documents, processing payments and other administrative functions. Installment fee revenue represents revenue earned by the Company for providing payment processing services on behalf of the insurance carrier related to policy premiums paid on an installment basis.

(5)	Service fee revenue is earned by receiving negotiated fees in lieu of a commission and consulting revenue is earned by providing specialty insurance consulting.

(6)	Other income consists primarily of Medicare marketing income that is based on agreed-upon cost reimbursement for fulfilling specific targeted marketing campaigns.

6. Contract assets and liabilities

Contract assets arise when the Company recognizes revenue for amounts which have not yet been billed and contract liabilities relate to payments received in advance of performance under the contract before the transfer of a good or service to the customer. Contract assets are included in premiums, commissions and fees receivable, net in the consolidated balance sheets. The balances of contract assets and liabilities arising from contracts with customers were as follows:

	June 30, 2019	December 31, 2018
Contract assets	$24,978,496	$20,672,287
Contract liabilities	4,791,536	1,449,848

During the six months ended June 30, 2019, the Company recognized revenue of $1.4 million related to the contract liabilities balance at December 31, 2018.

7. Deferred commission expense

The Company pays an incremental amount of compensation in the form of producer commissions on new business. In connection with the adoption of ASC Topic 340, Other Assets and Deferred Costs, on January 1, 2018, these incremental costs are deferred and amortized over five years. Deferred commission expense represents employee commissions that are capitalized and not yet expensed. The changes in deferred commission expense for the six months ended June 30, 2019 and 2018 are as follows:

	For the six months ended June 30,
	2019	2018
Balance at January 1,	$2,881,721	$—
Adoption of ASC Topic 340	—	1,927,000
Costs capitalized	680,821	737,054
Amortization	(468,925)	(310,079)

Balance at June 30,	$3,093,617	$2,353,975

8. Intangible assets, net and goodwill

The Company recognizes certain separately identifiable intangible assets acquired in connection with business combinations and asset acquisitions. The Company had one transaction that was accounted for as an asset acquisition during the six months ended June 30, 2019 in which substantially all the fair value of the gross assets acquired was concentrated in purchased customer accounts. Intangible assets consist of the following:

	June 30, 2019			December 31, 2018
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value
Purchased customer accounts	$53,685,768	$(6,424,242)	$47,261,526	$33,291,531	$(4,371,926)	$28,919,605
Software	30,756,317	(2,044,421)	28,711,896	569,906	(494,915)	74,991
Carrier relationships	6,000,000	(47,115)	5,952,885	—	—	—
Trade names	2,612,518	(109,455)	2,503,063	792,518	(43,282)	749,236

Totals	$93,054,603	$(8,625,233)	$84,429,370	$34,653,955	$(4,910,123)	$29,743,832

Amortization expense recorded for intangible assets was $3.7 million and $1.1 million for the six months ended June 30, 2019 and 2018, respectively.

Future annual estimated amortization expense over the next five years for acquired intangible assets is as follows:

Amount
For the remainder of 2019	$7,065,504
2020	10,657,629
2021	10,898,023
2022	11,195,113
2023	11,053,223
2024	6,358,867

The changes in carrying value of goodwill by reportable segment for the six months ended June 30, 2019 are as follows:

	Middle market	Specialty	Mainstreet	Medicare	Total
Balance at December 31, 2018	$25,860,255	$9,951,299	$17,421,189	$12,531,508	$65,764,251
Goodwill of acquired businesses	28,692,525	53,764,165	—	—	82,456,690

Balance at June 30, 2019	$54,552,780	$63,715,464	$17,421,189	$12,531,508	$148,220,941

9. Long-term debt

At December 31, 2018, the Company had a syndicated credit agreement with certain financial institutions (as subsequently amended and restated, the “Credit Agreement”) that provided for a $2.2 million term loan (the “Term Loan”), a $2.0 million revolving line of credit to be used for working capital purposes (the “Working Capital Line”) and a $50.0 million revolving line of credit to be used for acquisition purposes (the “Acquisitions Line” and collectively with the Working Capital Line, the “Revolving Lines of Credit”) due in March 2023.

During March 2019, the Company amended and restated its Credit Agreement, which (i) increased the borrowing capacity of the Acquisitions Line to $103.0 million; (ii) increased the outstanding balance of the Acquisitions Line by $50.8 million; (iii) paid off the outstanding balance of the Term Loan with funds from the Acquisitions Line; and (iv) extended the maturity date on the Revolving Lines of Credit to March 2024. The remaining terms of the Credit Agreement remained substantially unchanged. The outstanding balance of the Working Capital Line and the Acquisitions Line was $0.2 million and $92.1 million, respectively, at June 30, 2019.

The Company recorded deferred financing costs related to the refinancing of approximately $775,000 during the six months ended June 30, 2019. The refinancing was accounted for as a partial extinguishment and partial modification at the individual tranche and syndicated lender level. The majority of the previously unamortized deferred financing costs continue to be amortized over the term of the new agreement. The Company recorded a loss on debt modification and extinguishment related to the refinancing of approximately $115,000 during the six months ended June 30, 2019.

The Revolving Lines of Credit are collateralized by a first priority lien on substantially all the assets of the Company, including a pledge of all equity securities of each of its subsidiaries.

The Credit Agreement requires the Company to meet certain financial covenants and comply with customary affirmative and negative covenants as listed in the underlying agreement. The Company was in compliance with these covenants at June 30, 2019.

10. Members’ equity (deficit) and noncontrolling interest

At June 30, 2019 and December 31, 2018, members’ equity (deficit) included Voting Common Units of the majority founder, Management Incentive Units (“Incentive Units”) and certain noncontrolling interests without redemption rights.

Incentive units

In March 2019, the Company granted 343,659 Incentive Units in BRP to a member of senior management, which included 224,125 that vest according to time-based benchmarks and 119,534 that vest according to performance-based benchmarks. These time-based Incentive Units and performance-based Incentive Units had a grant-date fair value of $5.89 and $2.75, respectively. The time-based portion of this Member’s Incentive Units and certain performance-based Incentive Units participate in distributions from the date of issuance. This Member does not have a higher distribution preference in the event of liquidation.

In March 2019, the Company granted 42,240 performance-based Incentive Units in BRP to a member of senior management with a grant-date fair value of $2.75.

In May 2019, the Company granted 60,000 time-based Incentive Units in BRP to a member of senior management with a grant-date fair value of $19.38.

The Company recorded expense related to Incentive Units of approximately $360,000 and $93,000 for the six months ended June 30, 2019 and 2018, respectively, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive income.

Valuation Assumptions

The fair value of each time-based and performance-based Incentive Unit is estimated on the grant date using the Black-Scholes Model using the assumptions noted in the following table. Expected volatility is based on the historical volatility of a peer group of public and private companies. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The assumptions noted in the table below represent the weighted average of each assumption for each grant during the year.

For the six months ended June 30, 2019
Expected volatility	26.1%
Expected dividend yield	—%
Expected life (in years)	7.0
Risk-free interest rate	3.2%

For one set of Incentive Units, the individual is not entitled to dividends and therefore, an estimated dividend yield rate of 1.2% has been applied as our best estimate of future dividends based on our projections and industry data.

Non-voting noncontrolling interest

During May 2019, a member of senior management exercised his option to purchase 61,982 Non-Voting Common Units of BRP for approximately $612,000.

11. Advisor incentive agreements

During the six months ended June 30, 2018, two Risk Advisors achieved the final milestone and were deemed probable of meeting the performance condition for which the Company recorded $187,000 to compensation expense for the six months ended June 30, 2018.

During 2016, one Risk Advisor achieved the final milestone and became eligible for conversion. During the six months ended June 30, 2018, this Risk Advisor’s advisor incentive agreements were amended and restated to remove the option to convert his advisor incentive right to units of BKS. The amended and restated agreement provides that the Company is obligated to purchase the Risk Advisor’s book of business upon certain termination events. In accordance with ASC 718, Compensation—Stock Compensation, the Company has

recorded a liability for the expected buyout amount, which was approximately $1.6 million as of June 30, 2019 and December 31, 2018. The Company does not believe that it is probable that a termination event will occur before June 2020, and therefore, the related advisor incentive liability is reflected as a non-current liability on the consolidated balance sheets. The change in value of the related advisor incentive liability resulted in compensation expense of $411,000 for the six months ended June 30, 2018.

Approximately $825,000 and $378,000 of the advisor incentive liabilities balance relates to the value of deposit buy-in amounts for Risk Advisors as of June 30, 2019 and December 31, 2018, respectively. The Company recognized compensation expense related to advisor incentive milestones and other events of $31,000 and $598,000 for the six months ended June 30, 2019 and 2018, respectively, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive income. Advisor incentive liabilities related to deposit buy-in amounts and milestone events are not expected to be settled in the near term and are reflected as non-current liabilities on the consolidated balance sheets.

12. Related party transactions

Villages transactions

Related party debt

During April 2016, the Company entered into a $100.0 million non-revolving line of credit (“Related Party Debt”) with Holding Company of the Villages, Inc. (“Villages”). The Related Party Debt required quarterly interest payments at a fixed rate per annum of 6.5%, beginning July 1, 2016 and continuing on the first day of each calendar quarter thereafter until maturity in April 2023. During June 2018, the Company exercised its ability to extend the maturity date by twelve months to April 2024. The agreement required that the Company issue Voting Common Units to Villages upon closing and concurrently with each additional advance made after the closing date. Advances on the Related Party Debt shall be made solely to finance permitted acquisitions or for general working capital purposes.

During March 2019, the Company amended and restated its non-revolving line of credit agreement with Villages, which (i) increased the principal borrowing amount of the Related Party Debt to $125.0 million, (ii) increased the interest rate to a fixed rate of 8.75% per annum, and (iii) changed the maturity date to September 2023. The Company issued 293,660 Voting Common Units with a price per unit of $18.76 to Villages on the closing date as consideration for the additional borrowing capacity. As consideration for the increase in the interest rate, the Company is no longer required to issue additional Voting Common Units to Villages upon the closing of each additional advance.

The Company recorded $2.4 million and $699,000 of interest expense related to quarterly interest payments to Villages for the six months ended June 30, 2019 and 2018, respectively. The outstanding balance of the Related Party Debt was $77.5 million and $36.9 million at June 30, 2019 and December 31, 2018, respectively.

The Company recorded $5.5 million of deferred financing costs related to the 293,660 Voting Common Units issued in connection with the refinancing of the Related Party Debt during the six months ended June 30, 2019 as these Voting Common Units were issued as consideration for the refinancing. The Company also recorded an additional $1.7 million of deferred financing costs in connection with the refinancing during the six months ended June 30, 2019. The refinancing did not qualify for extinguishment, and therefore, the previously unamortized deferred financing costs continue to be amortized over the term of the new agreement.

Prior to the March 2019 amendment, the agreement required that the Company issue Voting Common Units to Villages concurrently with each additional advance made on the non-revolving line of credit. The Company issued 196,122 units at a price per unit of $11.50 in connection with these advances during the six months ended

June 30, 2018 based on the most recent Company valuation. The issuance of these Voting Common Units is reflected in redeemable members’ capital in the accompanying consolidated statements of members’ equity (deficit) and mezzanine equity. Total expense incurred related to the issuance of these Voting Common Units was approximately $2.3 million for the six months ended June 30, 2018. This expense is included in interest expense in the accompanying consolidated statements of comprehensive income, as this most closely represents fees paid to Villages as a replacement for a debt discount.

Mandatory prepayments of the balances due under the loan are required upon the occurrence of certain events, as defined in the credit agreement. The loan is subordinated and there are no personal guarantees.

The credit agreement requires the Company to meet certain financial covenants and comply with customary affirmative and negative covenants as listed in the underlying agreement. The Company was in compliance with these covenants at June 30, 2019.

Commission revenue

The Company serves as a broker for Villages. Commission revenue recorded as a result of these transactions was approximately $443,000 and $463,000 for the six months ended June 30, 2019 and 2018, respectively.

Rent expense

The Company has various agreements to lease office space from wholly-owned subsidiaries of Villages. Total rent expense incurred with respect to Villages and its wholly-owned subsidiaries was approximately $249,000 and $250,000 for the six months ended June 30, 2019 and 2018, respectively.

Other rent expense

The Company has various agreements to lease office space from other related parties. Total rent expense incurred with respect to related parties other than Villages was approximately $298,000 and $132,000 for the six months ended June 30, 2019 and 2018, respectively.

13. Fair value measurements

Topic 820 established a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy under Topic 820 are described below:

Level1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
Level 2:	Inputs to the valuation methodology include:

a)	Quoted prices for similar assets or liabilities in active markets;

b)	Quoted prices for identical or similar assets or liabilities in inactive markets;

c)	Inputs other than quoted prices that are observable for that asset or liability;

d)	Inputs that are derived principally from or corroborated by observable market data by correlation or other means;

e)	If the asset or liability has a specified (contractual) term, the input must be observable for substantially the full term of the asset or liability.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Methodologies used for liabilities measured at fair value at June 30, 2019 and December 31, 2018 are based on limited unobservable inputs. These methods may produce a fair value calculation that may not be indicative of the net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table summarizes Company’s liabilities measured at fair value on a recurring basis within each level of the fair value hierarchy:

	June 30, 2019	December 31, 2018

Level 3
Contingent earnout liabilities	$31,110,529	$9,248,910
Level 3 Liabilities	$31,110,529	$9,248,910

The Company measures contingent earnout liabilities at fair value at each reporting period using significant unobservable inputs classified within Level 3 of the fair value hierarchy. The Company uses a probability weighted value analysis as a valuation technique to convert future estimated cash flows to a single present value amount. The significant unobservable inputs used in the fair value measurements are sales projections over the earnout period, and the probability outcome percentages assigned to each scenario. Significant increases or decreases to either of these inputs would result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent earnout consideration. Ultimately, the liability will be equivalent to the amount settled, and the difference between the fair value estimate and amount settled will be recorded in earnings for business combinations, or as a reduction of the cost of the assets acquired for asset acquisitions. Refer to Note 3 for additional information regarding contingent earnout consideration recorded in connection with business acquisitions.

The fair value of the contingent earnout liability is based on sales projections for the acquired entities, which are reassessed each reporting period. Based on the Company’s ongoing assessment of the fair value of contingent earnout liability, the Company recorded a net decrease in the estimated fair value of such liabilities for prior period acquisitions of $3.8 million for the six months ended June 30, 2019. The Company has assessed the maximum estimated exposure to the contingent earnout liabilities to be $80.5 million at June 30, 2019.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities measured at fair value on a recurring basis:

	Contingent earnout liabilities

	For the six months ended June 30,
	2019	2018
Balance at January 1,	$9,248,910	$4,055,418
Payment of contingent consideration	—	(2,892,000)
Fair value of contingent consideration related to business combinations	25,603,000	4,247,966
Change in fair value of contingent consideration related to business combinations	(3,757,123)	526,773
Fair value of contingent consideration related to asset acquisitions	15,742	740,618

Balance at June 30,	$31,110,529	$6,678,775

14. Commitments and contingencies

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

15. Segment information

BRP’s business is divided into four reportable segments (“Operating Groups”): Middle Market, Specialty, Mainstreet, and Medicare.

•	Middle Market provides private risk management, commercial risk management and employee benefits solutions for mid-to-large size businesses and high net worth individuals and families.

•

Specialty represents a wholesale co-brokerage platform that delivers specialty insurers, professionals, individuals and niche industry businesses expanded access to exclusive specialty markets, capabilities and programs requiring complex underwriting and placement. With the addition of the Millennial partnership in April 2019 as discussed in Note 3, Specialty also represents a leading technology platform. MGA of the Future is a national renter’s insurance product distributed via sub-agent partners and property management software providers, which has expanded distribution capabilities for new products through our wholesale and retail networks.

•	Mainstreet offers personal insurance, commercial insurance and life and health solutions to individuals and businesses in their communities.

•

Medicare offers consultation for government assistance programs and solutions, including traditional Medicare and Medicare Advantage, to seniors and Medicare-eligible individuals through a network of agents.

In the Middle Market, Mainstreet, and Specialty Operating Groups, the Company generates commissions and fees from insurance placement under both agency bill and direct bill arrangements. In addition, BRP generates profit sharing income in each of those segments based on either the underlying book of business or performance, such as loss ratios. In the Middle Market Operating Group only, the Company generates fees from service fee and consulting arrangements. Service fee arrangements are in place with certain customers in lieu of commission arrangements.

In the Medicare Operating Group, BRP generates commissions and fees in the form of direct bill insurance placement and marketing income. Marketing income is earned through co-branded marketing campaigns with the Company’s Insurance Company Partners.

The Company’s chief operating decision maker, the chief executive officer, uses net income before interest, taxes, depreciation, amortization, and one-time transactional-related expenses or non-recurring items to manage resources and make decisions about the business. There are no intersegment net sales that occurred during the reporting periods.

Summarized financial information concerning BRP’s Operating Groups is shown in the following tables. The “Other” column includes any expenses not allocated to the Operating Groups and corporate-related items, including related party and third-party interest expense. Service center expenses and other overhead are allocated to the Company’s Operating Groups based on either revenue or headcount as applicable to each expense.

	For the six months ended June 30, 2019
	Middle market	Specialty	Mainstreet	Medicare	Other	Total
Commissions and fees	$28,645,195	$15,765,242	$12,299,698	$6,187,071	$—	$62,897,206
Net income (loss) and comprehensive income (loss)	10,179,830	(600,372)	3,580,015	2,445,034	(8,821,862)	6,782,645

	At June 30, 2019
Total assets	$101,053,868	$154,281,734	$28,633,184	$17,743,332	$16,547,775	$318,259,893

	For the six months ended June 30, 2018
	Middle market	Specialty	Mainstreet	Medicare	Other	Total
Commissions and fees	$18,342,172	6,277,832	$10,689,938	$5,175,345	$—	$40,485,287
Net income (loss) and comprehensive income (loss)	3,725,700	130,800	2,890,266	1,854,289	(5,101,510)	3,499,545

16. Subsequent events

The Company has evaluated events and transactions occurring subsequent to June 30, 2019 as of August 13, 2019, the date the financial statements were available to be issued.

Business combinations and asset acquisitions

During July 2019, the Company entered into an asset purchase agreement with an unrelated third party to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Fiduciary Partners Retirement Group, Inc., Fiduciary Partners Group, LLC and Fiduciary Partners Investment Consulting, LLC for a maximum purchase price of up to $5.1 million with an effective date of July 1, 2019. The acquisition was made to expand our employee benefits group business in the Middle Market Operating Group. The Company has not yet completed its evaluation and determination of consideration paid, certain assets and liabilities acquired, or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.

During August 2019, the Company entered into an asset purchase agreement with an unrelated third party to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Foundation Insurance of Florida, LLC for a maximum purchase price of up to $45.0 million with an effective date of August 1, 2019. The acquisition was made to expand the Company’s Mainstreet business presence in Florida. The Company has not yet completed its evaluation and determination of consideration paid, certain assets and liabilities acquired, or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.

During August 2019, the Company entered into an asset purchase agreement with an unrelated third party to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Resort Properties Insurance Group, LLC for a maximum purchase price of up to $296,000 with an effective date of August 1, 2019. The acquisition was made to expand the Company’s Mainstreet business presence in Florida. The Company has not yet completed its evaluation and determination of consideration paid, certain assets and liabilities acquired, or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.

17. Unaudited pro forma earnings per share

The table below set forth the computation of unaudited pro forma basic and diluted earnings per share:

For the six months ended June 30, 2019

Numerator:
Pro forma net income attributable to Baldwin Risk Partners, LLC and Subsidiaries	$3,952,990

Reduction of interest expense, net of tax(a)	2,197,034

Pro forma net income available to common stock	$6,150,024

Denominator—basic:
Weighted-average number of shares outstanding—basic	37,463,034
Adjustment for number of shares whose proceeds would be necessary to pay distributions(b)	735,286
Adjustment for number of shares whose proceeds would be necessary to repay related party debt(c)	3,908,420

Pro forma weighted average common shares outstanding—basic	42,106,740

Pro forma net income available to common stock per share—basic	$0.15

Denominator—diluted:
Pro forma weighted average common shares outstanding, basic	42,106,740
Effect of dilutive securities:
Restricted stock units	4,990,401

Pro forma weighted average common shares outstanding—diluted	47,097,141

Pro forma net income available to common stock per share—diluted	$0.13

(a)

Assumes the tax-adjusted reduction of interest expense in connection with the assumed repayment of the related party debt balance in conjunction with our assumed initial public offering. The related party debt balance was $77.5 million as of June 30, 2019. The adjustment relates to actual interest expense incurred on the existing related party debt to be repaid with our assumed initial public offering. Interest expense was incurred at an effective interest rate of 6.5%, tax effected at 8.7% for the six months ended June 30, 2019. The tax rate applied to the interest rate reduction was calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state and local jurisdiction.

(b)	For the six months ended June 30, 2019
Distributions paid to owners during the twelve months prior to the offering	$11,558,284
Net income attributable to common shareholders in the twelve months prior to the offering	528,989

Distributions paid to owners in excess of earnings	$11,029,295
Offering price per common share	$15.00

Common shares issued in this offering necessary to pay distributions in excess of earnings	735,286

(c)

Assumes the weighted average number of common shares necessary to repay the related party debt balance in conjunction with our assumed initial public offering. The weighted average share count is calculated by computing the number of shares that would need to be issued to repay the associated debt balances for the periods during which they were outstanding.

Report of Independent Registered Public Accounting Firm

To the Members and Management of Baldwin Risk Partners, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Baldwin Risk Partners, LLC and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive income, members’ equity (deficit) and mezzanine equity, and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principles

As discussed in Note 1 and 2 to the consolidated financial statements, the Company changed the manner in which it accounts for revenues from contracts with customers and the manner in which it accounts for redeemable noncontrolling interest and redeemable members’ capital in 2018.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test bases, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

July 25, 2019

We have served as the Company’s auditor since 2019.

Baldwin Risk Partners, LLC and subsidiaries

Consolidated balance sheets

	December 31,
	2018	2017
Assets

Current assets:
Cash and cash equivalents	$7,995,118	$3,123,413
Premiums, commissions and fees receivable, net	29,385,275	4,747,515
Prepaid producer commissions	—	86,643
Prepaid expenses and other current assets	1,096,430	573,570
Due from related parties	116,776	—

Total current assets	38,593,599	8,531,141
Property and equipment, net	2,148,264	1,082,422
Deposits	102,698	97,825
Deferred financing costs, net	590,249	352,489
Deferred commission expense	2,881,721	—
Intangible assets, net	29,743,832	7,461,903
Goodwill	65,764,251	27,454,788

Total assets	$139,824,614	$44,980,568

Liabilities, Mezzanine Equity and Members’ Equity (Deficit)

Current liabilities:
Premiums payable to insurance companies	$23,195,610	$3,810,780
Producer commissions payable	3,955,373	—
Accrued expenses	2,764,870	1,936,037
Contract liabilities	1,449,848	2,957,676
Other current liabilities	1,032,405	202,406
Current portion of long-term debt	527,005	524,982
Current portion of contingent earnout liabilities	301,905	2,892,000

Total current liabilities	33,227,016	12,323,881
Advisor incentive liabilities	2,346,868	931,975
Revolving lines of credit	33,860,994	9,410,334
Long-term debt, less current portion	1,497,472	2,024,984
Related party debt	36,880,334	12,410,334
Contingent earnout liabilities, less current portion	8,947,005	1,163,418
Other long-term liabilities	261,684	656,295

Total liabilities	117,021,373	38,921,221

Commitments and contingencies (Note 15)

Mezzanine equity:
Redeemable noncontrolling interest	46,207,466	23,474,348
Redeemable members’ capital	39,353,918	22,503,733

Members’ equity (deficit):
Members’ capital (6,796,052 and 6,190,789 units authorized, issued and outstanding, of which 2,056,525 and 1,794,922 are included in redeemable members’ capital, at December 31, 2018 and 2017, respectively)	—	—
Member note receivable	(89,896)	—
Accumulated deficit	(63,605,576)	(40,465,787)
Noncontrolling interest	937,329	547,053

Total members’ equity (deficit)	(62,758,143)	(39,918,734)

Total liabilities, mezzanine equity and members’ equity (deficit)	$139,824,614	$44,980,568

Baldwin Risk Partners, LLC and subsidiaries

Consolidated balance sheets (continued)

The following table presents the assets and liabilities of the Company’s consolidated variable interest entities, which are included on the consolidated balance sheets above. The assets in the table below include those assets that can only be used to settle obligations of the consolidated variable interest entities.

	December 31,
	2018	2017

Assets of Consolidated Variable Interest Entities That Can Only be Used to Settle the Obligations of Consolidated Variable Interest Entities:
Cash and cash equivalents	$796,076	$776,770
Premiums, commissions and fees receivable, net	3,902,397	172,028
Prepaid expenses and other current assets	69,163	64,337
Due from related parties	12,500	—

Total current assets	4,780,136	1,013,135
Property and equipment, net	114,768	271,515
Deposits	2,163	—
Goodwill	4,034,761	4,034,761

Total assets	$8,931,828	$5,319,411

Liabilities of Consolidated Variable Interest Entities for Which Creditors Do Not Have Recourse to the Company:
Premiums payable to insurance companies	$2,077,504	$5,540
Producer commissions payable	514,345	7,405
Accrued expenses	320,536	391,290

Total liabilities	$2,912,385	$404,235

See accompanying Notes to Consolidated Financial Statements.

Baldwin Risk Partners, LLC and subsidiaries

Consolidated statements of comprehensive income

	For the years ended December 31,
	2018	2017
Commissions and fees	$79,879,733	$48,014,994

Operating expenses:
Commissions, employee compensation and benefits	51,653,640	30,805,563
Operating expenses	14,379,270	9,558,978
Depreciation expense	508,109	500,786
Amortization expense	2,581,669	936,116
Change in fair value of contingent consideration	1,227,697	399,298

Total operating expenses	70,350,385	42,200,741
Operating income	9,529,348	5,814,253

Other expense:
Interest expense, net	(6,625,101)	(1,906,421)
Other expense, net	(215,067)	(57,451)

Total other expense	(6,840,168)	(1,963,872)

Net income and comprehensive income	2,689,180	3,850,381
Less: net income and comprehensive income attributable to noncontrolling interests	3,312,976	2,147,088

Net income (loss) and comprehensive income (loss) attributable to Baldwin Risk Partners, LLC and Subsidiaries	$(623,796)	$1,703,293

Pro forma information (unaudited—see note 19):
Income before income taxes	$2,689,180
Pro forma income tax expense	24,328

Pro forma net income	2,664,852
Less: pro forma net income attributable to noncontrolling interests	3,312,976

Pro forma net loss attributable to Baldwin Risk Partners, LLC and Subsidiaries	$(648,124)

Pro forma net income available to common stock per share—basic	$0.02
Pro forma weighted average common shares outstanding—basic	40,228,946
Pro forma net income available to common stock per share—diluted	$0.02
Pro forma weighted average common shares outstanding—diluted	43,412,056

See accompanying Notes to Consolidated Financial Statements.

Baldwin Risk Partners, LLC and subsidiaries

Consolidated statements of members’ equity (deficit) and mezzanine equity

		Members’ equity (deficit)					Mezzanine equity
	Units	Members’ capital	Member note receivable	Accumulated deficit	Noncontrolling interest	Total	Redeemable noncontrolling interest	Redeemable members’ capital
Balance at January 1, 2017	6,136,266	$1,600,234	$—	$(33,096,497)	$—	$(31,496,263)	$16,310,839	$17,763,559
Net income	—	—	—	1,163,710	—	1,163,710	2,147,088	539,583
Contributions	—	—	—	—	—	—	106,000	—
Vesting of Management Incentive Units to Members	—	416,220	—	—	—	416,220	—	—
Voting Common Unit issuance to redeemable common equity holder	54,523	—	—	—	—	—	—	509,789
Unit issuance to noncontrolling interest holder	—	—	—	—	547,053	547,053	—	—
Noncontrolling interest issued in business combinations	—	—	—	—	—	—	4,935,887	—
Change in the redemption value of redeemable interests	—	—	—	(7,687,820)	—	(7,687,820)	2,858,652	4,829,168
Distributions	—	(2,016,454)	—	(845,180)	—	(2,861,634)	(2,884,118)	(1,138,366)

Balance at December 31, 2017	6,190,789	—	—	(40,465,787)	547,053	(39,918,734)	23,474,348	22,503,733
Adjustment to opening retained earnings due to adoption of ASC Topic 606	—	—	—	6,607,552	184,520	6,792,072	—	—

Adjusted beginning balance after adoption of ASC Topic 606	6,190,789	—	—	(33,858,235)	731,573	(33,126,662)	23,474,348	22,503,733
Net income	—	—	—	(407,712)	(156,697)	(564,409)	3,469,673	(216,084)
Contributions	—	—	—	—	137,500	137,500	82,885	—
Contributions through issuance of Member note receivable	—	—	(179,792)	—	—	(179,792)	—	—
Repayment of Member note receivable	—	—	89,896	—	—	89,896	—	—
Issuance and vesting of Management Incentive Unit to Members	343,659	309,449	—	—	—	309,449	—	—
Voting Common Unit issuance to redeemable common equity holder	261,604	—	—	—	—	—	—	3,008,962
Unit issuance to noncontrolling interest holder	—	—	—	—	289,341	289,341	—	—
Noncontrolling interest issued in business combinations and asset acquisitions	—	—	—	—	—	—	13,474,424	—
Change in the redemption value of redeemable interests	—	—	—	(25,639,621)	—	(25,639,621)	10,091,771	15,547,850
Distributions	—	(309,449)	—	(3,700,008)	(64,388)	(4,073,845)	(4,385,635)	(1,490,543)

Balance at December 31, 2018	6,796,052	$—	$(89,896)	$(63,605,576)	$937,329	$(62,758,143)	$46,207,466	$39,353,918

See accompanying Notes to Consolidated Financial Statements.

Baldwin Risk Partners, LLC and subsidiaries

Consolidated statements of cash flows

	For the years ended December 31,
	2018	2017

Cash flows from operating activities:
Net income	$2,689,180	$3,850,381
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,089,778	1,436,902
Amortization of deferred financing costs	117,900	82,931
Loss on disposal of property and equipment	—	221,025
Issuance of Voting Common Units to redeemable common equity holder	3,008,962	509,789
Issuance and vesting of Management Incentive Units to Members	309,449	416,220
Participation unit compensation	157,920	57,483
Stock-based compensation expense	1,240,205	187,267
Change in fair value of contingent earnout liabilities	1,227,697	399,298
Changes in operating assets and liabilities, net of effect of acquisitions:
Premiums, commissions and fees receivable, net	662,748	(937,378)
Prepaid expenses and other assets	(392,313)	(286,783)
Due from related parties	(116,776)	—
Deferred commission expense	(954,721)	—
Accounts payable, accrued expenses and other current liabilities	1,045,272	1,650,360
Contract liabilities	260,409	399,542
Other long-term liabilities	(552,531)	28,400

Net cash provided by operating activities	11,793,179	8,015,437

Cash flows from investing activities:
Capital expenditures	(525,344)	(431,201)
Cash consideration paid for asset acquisitions, net of cash received	(6,908,647)	—
Cash consideration paid for business combinations, net of cash received	(35,091,989)	(13,197,217)

Net cash used in investing activities	(42,525,980)	(13,628,418)

Cash flows from financing activities:
Payment of contingent earnout consideration	(2,892,000)	(150,000)
Payment of guaranteed earnout consideration	(187,500)	—
Net borrowings on revolving line of credit	24,450,660	6,270,000
Proceeds from related party debt	24,470,000	5,100,000
Payments on long-term debt	(525,489)	(524,982)
Payments of deferred financing costs	(355,660)	(37,209)
Proceeds from advisor incentive buy-ins	174,688	—
Proceeds from issuance of Non-Voting Common Units to Member	199,445	205,145
Contributions	220,385	106,000
Distributions	(9,950,023)	(6,884,118)

Net cash provided by financing activities	35,604,506	4,084,836

Net increase (decrease) in cash and cash equivalents	4,871,705	(1,528,145)
Cash and cash equivalents at beginning of year	3,123,413	4,651,558

Cash and cash equivalents at end of year	$7,995,118	$3,123,413

Baldwin Risk Partners, LLC and subsidiaries

Consolidated statements of cash flows (continued)

	For the years ended December 31,
	2018	2017

Supplemental schedule of cash flow information:
Cash paid during the year for interest	$3,365,547	$1,304,360

Disclosure of non-cash investing and financing activities:
Contingent earnout consideration for business combinations	5,815,272	764,120
Contingent earnout consideration for asset acquisitions	1,042,523	—
Guaranteed earnout for asset acquisitions	250,000	—
Note payable issued to seller for asset acquisition	750,000	—
Noncontrolling interest issued in business combinations	13,394,424	4,935,887
Noncontrolling interest issued in asset acquisitions	80,000	—
Change in the redemption value of redeemable interests	25,639,621	7,687,820
Unit conversion of advisor incentive liability	—	432,000

See accompanying Notes to Consolidated Financial Statements.

Baldwin Risk Partners, LLC and subsidiaries

Notes to consolidated financial statements

1. Business and basis of presentation

The accompanying consolidated financial statements have been prepared in connection with the proposed initial public offering (the “Offering”) of Class A common stock of BRP Group, Inc., which will become the sole managing member of Baldwin Risk Partners, LLC (“BRP”). The operations of BRP represent the predecessor to BRP Group, Inc. prior to the Offering, and the consolidated entities of BRP are described in more detail under Principles of Consolidation below.

BRP, a Delaware limited liability company, is a diversified insurance agency and services organization that markets and sells insurance products and services to its customers throughout the U.S. BRP and its subsidiaries operate through four reportable segments, including Middle Market, Specialty, Mainstreet, and Medicare, which are discussed in more detail in Note 17.

BRP was formed during 2012 when the members of Baldwin Krystyn Sherman Partners, LLC (“BKS”) contributed their units of ownership for an equal number of units in BRP, at which time BKS became a wholly-owned subsidiary of BRP.

Principles of consolidation

The consolidated financial statements include the accounts of BRP and its wholly-owned subsidiaries, BRP Main Street Holdings, LLC (“Main Street”), BRP Medicare Insurance Holdings, LLC (“MIH”), BRP Insurance Intermediary Holdings, LLC (“BIH”) and BRP Colleague Inc. (“BRP Colleague”), and a 96.94% interest in BKS (collectively, the “Company”).

Main Street includes a 45% interest in Laureate Insurance Partners, LLC (“Laureate”), a 75% interest in BRP Ryan Insurance, LLC (“Ryan”), a 90% interest in BRP Bradenton Insurance, LLC (“Bradenton”), a 60% interest in BRP Affordable Home Insurance, LLC (“AHI”), a 60% interest in BRP Black Insurance, LLC (“Black”), and a 50% interest in The Villages Insurance Partners, LLC (“TVIP”).

MIH includes its wholly-owned subsidiaries, BRP Medicare Insurance I, LLC, BRP Medicare Insurance II, LLC and BRP Medicare Insurance III, LLC.

BIH includes a 60% interest in AB Risk Specialist, LLC (“ABRS”), which holds a 66.7% interest in KB Risk Solutions, LLC (“KBRS”).

BKS includes the accounts of its wholly-owned subsidiary BKS Private Risk Group, LLC, a 50% interest in BKS-IPEO JV Partners, LLC (“iPEO”), a 60% interest in BKS Smith, LLC (“Smith”), a 60% interest in BKS MS, LLC (“Saunders”), a 51% interest in BKS Partners Galati Marine Solutions, LLC (“Galati”) and an 89% interest in BKS D&M Holdings, LLC (“D&M Holdings”), which holds an 80% interest in BRP D&M Insurance, LLC (“D&M”).

All intercompany transactions and balances have been eliminated in consolidation.

The Company has prepared these consolidated financial statements in accordance with Accounting Standards Codification (“ASC”) Topic 810, Consolidation (“Topic 810”). Topic 810 requires that if an enterprise is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity should be included in the consolidated financial statements of the enterprise. The Company has recognized TVIP and the Company’s joint ventures, which include iPEO, Laureate, Smith, Saunders and Galati, as variable interest entities of which the Company is the primary beneficiary. Accordingly, the accounts of these entities are included in the consolidated financial statements of the Company. Refer to Note 3 for additional information regarding the Company’s variable interest entities.

Topic 810 also requires that the equity of a noncontrolling interest shall be reported in the consolidated balance sheets within total equity of the Company. Certain redeemable noncontrolling interest is reported in the consolidated balance sheets as mezzanine equity. Topic 810 also requires revenues, expenses, gains, losses, net income or loss, and other comprehensive income or loss to be reported in the consolidated financial statements at consolidated amounts, which include amounts attributable to the owners of the parent and the noncontrolling interests. Refer to the Redeemable Noncontrolling Interest and Noncontrolling Interest sections of Note 2 for additional information.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates underlying the accompanying consolidated financial statements include the application of guidance for revenue recognition, business combinations and purchase price allocation, allowances for estimated policy cancellations and doubtful accounts, impairment of long-lived assets including goodwill, redemption value of mezzanine equity, and the value of incentive units.

Recent accounting pronouncements

As an emerging growth company, the Jumpstart Our Business Startups (JOBS) Act permits the Company an extended transition period for complying with new or revised accounting standards affecting public companies. The Company has elected to use this extended transition period and adopt certain new accounting standards on the private company timeline, which means that the Company’s financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis. The Company has elected the extended transition period for the adoption of the Accounting Standards Updates (“ASU”) below, except those where early adoption was both permitted and elected.

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. In March 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which improves upon the guidance issued in ASU 2016-02. This guidance is effective for the fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (“ASU 2016-13”), which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost. ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The FASB has subsequently issued several additional ASUs related to credit losses, which improved upon, and provided transition relief for, the guidance issued in ASU 2016-13 and extended the adoption date for nonpublic business entities. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 provides guidance on the classification of contingent consideration payments made after a business combination and other cash receipts and payments. This guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805) (“Topic 805”)—Clarifying the Definition of a Business (“ASU 2017-01”). ASU 2017-01 changes the definition of a business to assist entities with evaluating when a set of transferred assets and activities is a business. Under the new guidance, an entity first determines whether substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets. If this threshold is met, the set is not a business. If it is not met, the entity then evaluates whether the set meets the requirements that a business include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create outputs. ASU 2017-01 defines an output as “the result of inputs and processes applied to those inputs that provide goods or services to customers, investment income (such as dividends or interest), or other revenues.” Effective January 1, 2018, the Company early adopted ASU 2017-01 and applied it prospectively to transactions during 2018. The adoption of ASU 2017-01 resulted in seven transactions being accounted for as asset acquisitions rather than business combinations during the year ended December 31, 2018. Refer to Note 7 for additional information on the impact of adopting ASU 2017-01.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which amends the guidance on goodwill. Under ASU 2017-04, goodwill impairment is measured as the amount by which a reporting unit’s carrying value exceeds its fair value, while not exceeding the carrying value of goodwill. ASU 2017-04 eliminates existing guidance that requires an entity to determine goodwill impairment by calculating the implied fair value of goodwill by hypothetically assigning the fair value of a reporting unit to all its assets and liabilities as if that reporting unit had been acquired in a business combination. The Company early adopted this guidance for impairment tests effective January 1, 2019.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) (“Topic 820”): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the disclosure requirements related to fair value measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in ASU 2018-13 are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted. The adoption of this standard is not expected to have a significant impact on the Company’s consolidated financial statements.

Adoption of the new revenue recognition standard

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). Topic 606 affects any entity that enters into contracts with customers to transfer goods or services. It supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition and most industry-specific guidance. The standard’s core principle is that a company should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services. Effective January 1, 2018, the Company adopted this guidance and all related amendments that established Topic 606. The Company adopted these standards by recognizing the cumulative effect as an adjustment to opening retained earnings at January 1, 2018 under the modified retrospective method for contracts not completed as of the day of adoption. The Company elected the practical expedient to evaluate only contracts not completed at the date of initial application. The cumulative impact of adopting Topic 606 on January 1, 2018 was an increase in retained earnings and noncontrolling interest within members’ equity (deficit) totaling $6,792,072. Under the modified retrospective method, the Company was not required to restate comparative financial information prior to the adoption of these standards and, therefore, such information presented prior to January 1, 2018 continues to be reported under the Company’s previous accounting policies.

The following areas are impacted by the adoption of Topic 606:

Direct bill and agency bill commission revenues—Prior to the adoption of Topic 606, direct bill commission revenues, including those billed on an installment basis, were recognized on the later of the policy effective date or cash receipt. Agency bill commission revenues, excluding those billed on an installment basis, were deferred and recognized over the term of the policy, beginning the later of the policy effective date or invoice date. Agency bill commission revenue related to installment billings was recognized on the later of effective date or invoice date. As a result of the adoption of Topic 606, direct bill and agency bill commission revenues, including those billed on an installment basis, associated with the brokerage of insurance coverage are now recognized upon the effective date of the associated policy. These commission revenues are now recognized earlier than they had been previously. Revenue is now recognized based upon the completion of the performance obligation, thereby creating a contract asset for the unbilled revenue, until such time as an invoice is generated, which typically does not exceed twelve months.

Profit-sharing revenues—Prior to the adoption of Topic 606, revenue that was not fixed and determinable because a contingency existed was not recognized until the contingency was resolved. Under Topic 606, the Company must estimate the amount of consideration that will be received under the contract such that a significant reversal of revenue is not probable. Profit-sharing revenues represent a form of variable consideration associated with the placement of coverage for which the Company earns commissions and fees. In connection with Topic 606, profit-sharing revenues are estimated with a constraint applied and recognized at a point in time. The profit-sharing commissions are recorded as the underlying policies that contribute to the achievement of the metric are placed with any adjustments recognized when payments are received or as additional information that affects the estimate becomes available. Profit-sharing commissions associated with loss performance are uncertain and, therefore, are subject to significant reversal through catastrophic loss season and as loss data remains subject to material change. The constraint is relieved when management estimates revenue that is not subject to significant reversal, which often coincides with the earlier of written notice from the insurance carrier (“Insurance Company Partner”) that the target has been achieved, or cash collection. For the year ended December 31, 2018, the adoption of Topic 606 had no impact on profit-sharing revenue.

Service fee and consulting revenues—Substantially all the Company’s service fee and consulting customers are billed monthly. Prior to the adoption of Topic 606, service fee and consulting revenues were recognized upon invoice date. In accordance with Topic 606, service fee revenue and consulting revenue are recognized depending on when the services within the contract are satisfied and when the Company has transferred control of the related services to the customer. The Company will continue to recognize service fee and consulting revenues over time as the customer simultaneously receives and consumes the benefits provided by the service as it is performed. For the year ended December 31, 2018, the adoption of Topic 606 had no impact on service fee and consulting revenues.

Additionally, the Company has evaluated ASC Topic 340, Other Assets and Deferred Costs (“Topic 340”), which requires companies to defer certain incremental costs to obtain customer contracts, and certain costs to fulfill customer contracts.

Incremental costs to obtain—The adoption of Topic 340 resulted in the Company deferring certain costs to obtain customer contracts primarily as they relate to an incremental amount of compensation on new business. These incremental costs are deferred and amortized over five years, which represents management’s estimate of the average period over which a customer maintains its initial coverage relationship with the original Insurance Company Partner. For the year ended December 31, 2018, the Company deferred approximately $1,653,000 of incremental costs to obtain customer contracts and expensed approximately $698,000 of the incremental costs to obtain customer contracts, resulting in a net benefit of approximately $955,000 from the adoption of Topic 340.

The following table illustrates the cumulative effect of the changes made to the Company’s consolidated balance sheet as of January 1, 2018 for the adoption of Topic 606 and Topic 340 (collectively, the “New Revenue Standard”):

	Balances at December 31, 2017	Adjustments due to adoption of new revenue standard	Balances at January 1, 2018
Assets
Premiums, commissions and fees receivable, net	$4,747,515	$17,287,276	$22,034,791
Other current assets	3,783,626	—	3,783,626
Deferred commission expense	—	1,927,000	1,927,000
Other non-current assets	36,449,427	—	36,449,427

Total assets	$44,980,568	$19,214,276	$64,194,844

Liabilities
Premiums payable to insurance companies	$3,810,780	$11,993,069	$15,803,849
Producer commissions payable	—	2,197,372	2,197,372
Contract liabilities	2,957,676	(1,768,237)	1,189,439
Other current liabilities	5,555,425	—	5,555,425
Long-term liabilities	26,597,340	—	26,597,340

Total liabilities	38,921,221	12,422,204	51,343,425
Mezzanine Equity
Redeemable noncontrolling interest	23,474,348	—	23,474,348
Redeemable members’ capital	22,503,733	—	22,503,733
Members’ Equity (Deficit)
Members’ capital	—	—	—
Accumulated deficit	(40,465,787)	6,607,552	(33,858,235)
Noncontrolling interest	547,053	184,520	731,573

Total members’ equity (deficit)	(39,918,734)	6,792,072	(33,126,662)

Total liabilities, mezzanine equity (deficit) and members’ equity	$44,980,568	$19,214,276	$64,194,844

The following table illustrates the impact of adopting the New Revenue Standard on the Company’s consolidated balance sheet:

	Balances at December 31, 2018 as reported	Adjustments due to adoption of new revenue standard	Balances at December 31, 2018 without adoption of new revenue standard
Assets
Premiums, commissions and fees receivable, net	$29,385,275	$(20,672,287)	$8,712,988
Other current assets	9,208,324	—	9,208,324
Deferred commission expense	2,881,721	(2,881,721)	—
Other non-current assets	98,349,294	—	98,349,294

Total assets	$139,824,614	$(23,554,008)	$116,270,606

Liabilities
Premiums payable to insurance companies	$23,195,610	$(12,953,659)	$10,241,951
Producer commissions payable	3,955,373	(2,761,657)	1,193,716
Contract liabilities	1,449,848	1,660,009	3,109,857
Other current liabilities	4,626,185	—	4,626,185
Long-term liabilities	83,794,357	—	83,794,357

Total liabilities	117,021,373	(14,055,307)	102,966,066
Mezzanine Equity
Redeemable noncontrolling interest	46,207,466	—	46,207,466
Redeemable members’ capital	39,353,918	—	39,353,918
Members’ Equity (Deficit)
Members’ capital	—	—	—
Member note receivable	(89,896)	—	(89,896)
Accumulated deficit	(63,605,576)	(7,954,579)	(71,560,155)
Noncontrolling interest	937,329	(1,544,122)	(606,793)

Total members’ equity (deficit)	(62,758,143)	(9,498,701)	(72,256,844)

Total liabilities, mezzanine equity and members’ equity (deficit)	$139,824,614	$(23,554,008)	$116,270,606

The following table illustrates the impact of adopting the New Revenue Standard on the Company’s consolidated statement of comprehensive income:

	Year ended December 31, 2018 as reported	Adjustments due to adoption of new revenue standard	Year ended December 31, 2018 without adoption of new revenue standard
Commissions and fees	$79,879,733	$(194,502)	$79,685,231

Operating expenses:
Commissions, employee compensation and benefits	51,653,640	753,243	52,406,883
Operating expenses	14,379,270	—	14,379,270
Depreciation expense	508,109	—	508,109
Amortization expense	2,581,669	—	2,581,669
Change in fair value of contingent consideration	1,227,697	—	1,227,697

Total operating expenses	70,350,385	753,243	71,103,628
Operating income	9,529,348	(947,745)	8,581,603

Other expense:
Interest expense, net	(6,625,101)	—	(6,625,101)
Other expense, net	(215,067)	—	(215,067)

Total other expense	(6,840,168)	—	(6,840,168)
Net income and comprehensive income	2,689,180	(947,745)	1,741,435
Less: net income and comprehensive income attributable to noncontrolling interests	3,312,976	(363,733)	2,949,243

Net loss and comprehensive loss attributable to Baldwin Risk Partners, LLC and Subsidiaries	$(623,796)	$(584,012)	$(1,207,808)

All changes with respect to the adoption of the New Revenue Standard are contained within operating activities; therefore, there is no impact on the Company’s consolidated statement of cash flows.

2. Significant accounting policies

Revenue recognition

The Company earns commission revenue by facilitating the arrangement between Insurance Company Partners and individuals/businesses by providing insurance placement services to insureds (“Clients”) with Insurance Company Partners. Commission revenues are usually a percentage of the premium paid by Clients and generally depend upon the type of insurance, the Insurance Company Partner and the nature of the services provided. In some limited cases, the Company shares commissions with other agents or brokers who have acted jointly with the Company in a transaction. The Company controls the fulfillment of the performance obligation and its relationship with its Insurance Company Partners and the outside agents. Commissions shared with downstream agents or brokers are recorded in commission, employee compensation and benefits expense in the consolidated statements of comprehensive income. Commissions are earned at a point in time upon the effective date of bound insurance coverage as no performance obligation exists after coverage is bound.

Commission revenue is recorded net of allowances for estimated policy cancellations, which are determined based on an evaluation of historical and current cancellation data.

The Company earns service fee revenue in its Middle Market segment by receiving negotiated fees in lieu of a commission and consulting revenue from services other than securing insurance coverage. Service fee and consulting revenues from certain agreements are recognized over time depending on when the services within the contract are satisfied and when the Company has transferred control of the related services to the customer.

Commissions and fees for brokerage services may be invoiced near the effective date of the underlying policy or over the term of the arrangement in installments during the policy period. However, regardless of the payment terms, commissions are recognized at a point in time upon the effective date of bound insurance coverage, as no performance obligation exists after coverage is bound.

The Company may receive a profit-sharing commission from an Insurance Company Partner, which is based primarily on underwriting results, but may also contain considerations for volume, growth, loss performance, and/or retention. Profit-sharing commissions represent a form of variable consideration, which includes additional commissions over base commissions received from Insurance Company Partners. Profit-sharing commissions associated with relatively predictable measures are estimated with a constraint applied and recognized at a point in time. The profit-sharing commissions are recorded as the underlying policies that contribute to the achievement of the metric are placed with any adjustments recognized when payments are received or as additional information that affects the estimate becomes available. Profit-sharing commissions associated with loss performance are uncertain and, therefore, are subject to significant reversal through catastrophic loss season and as loss data remains subject to material change. The constraint is relieved when management estimates revenue that is not subject to significant reversal, which often coincides with the earlier of written notice from the Insurance Company Partner that the target has been achieved, or cash collection. Year-end amounts incorporate estimates based on confirmation from Insurance Company Partners after calculation of potential loss ratios that are impacted by catastrophic losses. The consolidated financial statements include estimates based on constraints and incorporates information received from Insurance Company Partners, and where still subject to significant changes in estimates due to loss ratios and external factors that are outside of the Company’s control, a full constraint is applied.

The Company pays an incremental amount of compensation in the form of producer commissions on new business. These incremental costs are deferred and amortized over five years, which represents management’s estimate of the average period over which a Client maintains its initial coverage relationship with the original Insurance Company Partner. The Company has concluded that this period is consistent with the transfer to the customer of the services to which the asset relates. For the year ended December 31, 2018, the Company deferred approximately $1,653,000 of incremental costs to obtain customer contracts and expensed approximately $698,000 of the incremental costs to obtain customer contracts, resulting in a net benefit of approximately $955,000. Deferred commission expense represents employee commissions that are capitalized and not yet expensed.

Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.

Cash equivalents

The Company considers all highly liquid short-term instruments with original maturities of three months or less to be cash equivalents.

Premiums, commissions and fees receivable, net

In its capacity as an insurance agent or broker, the Company typically collects premiums from Clients, and after deducting its authorized commissions, remits the net premiums to the appropriate Insurance Company Partners. Accordingly, premiums receivable reflect these amounts due from Clients.

In other circumstances, the Insurance Company Partners collect the premiums directly from Clients and remit the applicable commissions to the Company. Accordingly, commissions receivable reflect these amounts due from Insurance Company Partners. Fees receivable primarily represent amounts due from Clients of the Company’s services division.

Premiums, commissions and fees receivable are reported net of allowances for estimated policy cancellations and doubtful accounts. The allowance for estimated policy cancellations was $250,000 and $138,242 at December 31, 2018 and 2017, respectively, which represents a reserve for future reversals in commission and fee revenues related to the potential cancellation of client insurance policies that were in force as of each year end. The allowance for estimated policy cancellations is established through a charge to revenues. The allowance for doubtful accounts was $39,922 and $9,889 as of December 31, 2018 and 2017, respectively. The allowance for doubtful accounts is based on management’s estimate of the amount of receivables that will actually be collected. Accounts are charged to the allowance as they are deemed uncollectible based upon a periodic review of the accounts.

Property and equipment, net

Property and equipment are stated at cost. For financial reporting purposes, depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Years
Leasehold improvements	3 -10
Furniture	5 - 7
Office and computer equipment	3 - 7
Vehicle	5
Website development	7

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful life or the reasonably assured lease term at inception of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposal is recognized as a gain or loss on disposal, which is included in other expense, net in the consolidated statements of comprehensive income. Routine maintenance and repairs are charged to expense as incurred, while costs of improvements and renewals are capitalized.

Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its fair value.

Intangible assets, net and goodwill

The excess of the purchase price in a business combination over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed is assigned to goodwill. Goodwill is subject to at least an annual assessment for impairment. The Company compares the fair value of each reporting unit, which is an operating segment or one level below an operating segment, with its carrying amount to determine if there is potential impairment of goodwill. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value and is charged to operations as a component of operating expenses in the period of impairment.

Intangible assets are stated at cost, less accumulated amortization, and primarily consist of purchased customer accounts and trade names acquired in connection with business combinations. Purchased customer accounts and trade names are being amortized based on a pattern of economic benefit over an estimated life of five to fifteen years. Purchased customer accounts primarily consist of records and files that contain information about insurance policies and the related Clients that are essential to policy renewals. Trade names consist of acquired business names with potential customer base recognition. Intangible assets also include capitalized software, which is amortized on the straight-line basis over an estimated useful life of three years.

The carrying value of intangible assets attributable to each reporting unit is reviewed by management, at least annually, to determine if the facts and circumstances suggest that they may be impaired. In the insurance brokerage industry, it is common for agencies or customer accounts to be acquired at a price determined as a multiple of either their corresponding revenues or earnings before income taxes, depreciation and amortization (“EBITDA”). Accordingly, for indefinite-lived intangible assets, the Company utilizes the future cash flows of the assets and valuation methodologies that are consistent with the methodologies utilized at acquisition. The Company assesses the carrying value of its definite-lived intangible assets by comparison of the carrying value to future cash flows generated from the asset or group of assets. The Company assesses the carrying value of its goodwill by comparison of the carrying value to a reasonable multiple applied to either corresponding revenues or EBITDA, as well as considering the estimated future cash flows generated by the corresponding reporting unit. Any impairment identified through this assessment may require that the carrying value of related intangible assets be adjusted with the impairment being reported as a component of operating expenses. No impairment was recorded for the years ended December 31, 2018 and 2017.

Deferred financing costs, net

Deferred financing costs consist of origination fees and costs related to obtaining the term loan and revolving lines of credit. Deferred financing costs were approximately $861,000 and $505,000, net of accumulated amortization of approximately $270,000 and $153,000 at December 31, 2018 and 2017, respectively. Such costs are amortized on the straight-line basis over the terms of the respective debt, which does not differ materially from the effective interest method. Amortization of deferred financing costs was approximately $118,000 and $83,000 for the years ended December 31, 2018 and 2017, respectively, and is included in interest expense, net in the accompanying consolidated statements of comprehensive income.

During May 2018, the Company amended and restated its credit agreement with a financial institution as discussed further in Note 8. The terms of the revolving lines of credit were changed and the Company incurred costs of approximately $356,000 as a result of the modification. The refinancing did not qualify for extinguishment; therefore, the previously unamortized debt costs continue to be amortized over the term of the new agreement. The Company has recorded deferred financing costs as an asset on the consolidated balance sheets in accordance with ASC Topic 835-30, Interest, as the Company has determined that these costs relate primarily to the revolving lines of credit and any amounts related to the term loan would be immaterial.

Deferred commission expense

The Company recognizes deferred commission expense as a result of the adoption of Topic 340 effective January 1, 2018. The Company defers an incremental amount of commission expense related to new business incurred in connection with obtaining customer contracts. These costs are deferred and amortized over five years, which represents management’s estimate of the average period over which a Client maintains its initial coverage relationship with the original Insurance Company Partner.

Contingent earnout liabilities

The Company accounts for contingent consideration relating to business combinations as a contingent earnout liability and an increase to goodwill at the date of the acquisition and continually remeasures the liability at each balance sheet date by recording changes in the fair value through change in fair value of contingent consideration in the consolidated statements of comprehensive income. The ultimate settlement of contingent earnout liabilities relating to business combinations may be for amounts that are materially different from the amounts initially recorded and may cause volatility in the Company’s results of operations.

The Company accounts for contingent consideration relating to asset acquisitions as a contingent earnout liability and an increase to the cost of the acquired assets on a relative fair value basis at the date of the acquisition. Once recognized, the contingent earnout liability is not derecognized until the contingency is resolved and the consideration is issued or becomes issuable. If the amount initially recognized as a liability exceeds the fair value of the contingent consideration issued or issuable, the entity recognizes that amount as a reduction of the cost of the asset acquisition. The ultimate settlement of contingent earnout liabilities relating to asset acquisitions may be for amounts that are materially different from the amounts initially recorded.

The Company determines the fair value of contingent earnout liabilities based on future cash flow projections under various potential scenarios and weighs the probability of these outcomes as discussed further in Note 14.

Advisor incentive liabilities

The Company has entered into advisor incentive agreements with several employees (“Colleagues”) over the last several years with the intent to retain high-performing sales professionals (“Risk Advisors”) by incentivizing them to stay with the Company, grow their book of business, and earn the role of partner as a member of the Company. After achievement of certain milestones, as defined in the individual agreements, the Risk Advisor is eligible to convert their advisor incentive right to units of the Company or one of the Company’s subsidiaries. The units will be converted for a proportionate share of the fair value of the Company or associated subsidiary of the Company. The redemption price is not affected by changes in the units’ fair value. An increase in fair value of units would reduce the number of units issued to satisfy the obligation. The agreement does not limit the amount the Company could be required to pay or the number of units required to be issued. Approval of conversion is at the discretion of Company management. Refer to Note 11 for further discussion of the Company’s advisor incentive agreements.

The Company accounts for the advisor incentive awards as liability-classified share-based payment awards under ASC 718, Compensation—Stock Compensation (“Topic 718”). The liability and compensation expense are based on the fair value of the grants and are remeasured each reporting period through the settlement date.

Redeemable noncontrolling interest

ASC Topic 480, Distinguishing Liabilities from Equity, requires noncontrolling interests that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. The equity securities of certain of the Company’s noncontrolling interests contain an embedded put feature that is redeemable at the election of the interest holder. The Company has no control over whether the put option is exercised and, therefore, redemption is outside the Company’s control. As such, these equity securities are recorded as redeemable noncontrolling interests, which are classified in Mezzanine equity on the Company’s consolidated balance sheets.

Redeemable noncontrolling interests are reported at estimated redemption value measured as the greater of estimated fair value at the end of each reporting period or the historical cost basis of the redeemable noncontrolling interest adjusted for cumulative earnings or loss allocations. The resulting increases or decreases to redemption value, if applicable, are recognized as adjustments to retained earnings.

In 2012, the Company formalized a purchase agreement with Insurance Agencies of the Villages, Inc. (“IAV”) in order to acquire a 50% equity stake in TVIP by purchasing units of membership interest. Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. IAV’s ownership interest is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2014, iPEO was formed to join with iPEO Solutions, LLC (“Solutions”), 50% owner of iPEO, in order to share commissions for services related to Solutions customers. Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. Solutions’ ownership interest is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2017, Ryan was formed in order to acquire substantially all the assets and liabilities of Ryan Insurance & Financial Services, Inc. from Sean D. Ryan. Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. Sean D. Ryan’s 25% ownership interest in Ryan is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2017, AHI was formed in order to acquire substantially all the assets and liabilities of Affordable Home Insurance, Inc. from Dennis P. Gagnon, Jr. (“Gagnon”). Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. In May 2017, Gagnon transferred 6.5% of his original 40% interest to other Colleagues of AHI (“AHI Members”), leaving Gagnon with 37.4% and others with 2.6%. Gagnon and AHI Members’ combined 40% ownership interest in AHI is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2017, D&M was formed in order to acquire substantially all the assets and liabilities of D&M Insurance Solutions, LLC from W. David Cox and Michael P. Ryan. Additionally, D&M Holdings was formed by BKS and KMW Consulting, LLC (“KMW”) to hold D&M. Since inception, the accounts of these joint ventures have been consolidated into the Company’s consolidated financial statements. W. David Cox and Michael P. Ryan’s 15% ownership interest in D&M and KMW’s 10% ownership interest in D&M Holdings are presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2017, Bradenton was formed in order to acquire substantially all the assets and liabilities of Bradenton Insurance, Inc. from Robert J. Wentzell and Robert J. Wentzell Family Partnership (collectively, “Wentzell”). Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. Wentzell’s 10% ownership interest in Bradenton is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2017, Smith was formed to join with Smith & Associates Real Estate, Inc. (“Smith & Associates”), 40% owner of Smith, in order to share commissions for services related to Smith & Associates customers. Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. Smith & Associates’ 40% ownership interest in Smith is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2017, Saunders was formed to join with Michael Saunders & Company (“Saunders & Company”), 40% owner of Saunders, in order to share commissions for services related to Saunders & Company customers. Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. Saunders & Company’s 40% ownership interest in Saunders is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2018, Black was formed in order to acquire substantially all the assets and liabilities of Black Insurance and Financial Services, LLC from Christopher R. Black (“Chris Black”). Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. Chris Black’s 40% ownership interest in Black is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2018, BIH was formed in order to acquire 60% of the membership interests of ABRS, which owned a 100% membership interest in KBRS, from AB Risk Holdco, Inc. (“AB Holdco”). Additionally, immediately following BIH’s acquisition of the membership interests of ABRS, Emanuel Lauria (“Lauria”) was issued a 33.3% membership interest in KBRS. Since inception, the accounts of these joint ventures have been consolidated into the Company’s consolidated financial statements. AB Holdco’s 40% ownership interest in ABRS and Lauria’s 33.3% ownership interest in KBRS are presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

In 2018, BKS acquired substantially all the assets and liabilities of Montoya Property & Casualty Insurance from Montoya and Associates, LLC (“Montoya & Associates”). Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. Montoya & Associates’ ownership interest in BKS is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

Redeemable members’ capital

ASC Topic 480, Distinguishing Liabilities from Equity, requires common units that are redeemable for cash or other assets to be classified outside of permanent equity if they are redeemable (i) at a fixed or determinable price on a fixed or determinable date, (ii) at the option of the holder, or (iii) upon the occurrence of an event that is not solely within the control of the issuer. The Voting Common Units of two minority holders contain certain put and call rights in conjunction with termination at the greater of fair value or a floor, as defined in the Company’s amended and restated limited liability operating agreement (“Operating Agreement”). The Company has no control over whether the put option is exercised and, therefore, redemption is outside the Company’s control. As such, these equity securities are recorded as redeemable members’ capital, which are classified in Mezzanine equity on the Company’s consolidated balance sheets.

The Voting Common Units of the two minority holders are measured as the greater of estimated redemption value at the end of each reporting period or the historical cost basis of the redeemable common units adjusted for cumulative earnings or loss allocations.

Noncontrolling interest

Noncontrolling interests are reported at historical cost basis adjusted for cumulative earnings or loss allocations and classified in members’ equity (deficit) on the consolidated balance sheets.

In 2007, Galati was formed to join with GMI Holdings (“GMI”), 49% owner of Galati, in order to share commissions from policies related to GMI customers. Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. GMI’s ownership interest is presented as noncontrolling interest in the accompanying consolidated financial statements.

In 2017, Laureate was formed to join with Tavistock Insurance Partners, LLC (“Tavistock”) and Matthew Hammer (“Hammer”) in order to share commissions for services related to Tavistock customers. Since inception, the accounts of this joint venture have been consolidated into the Company’s consolidated financial statements. Tavistock’s 50% ownership interest in Laureate and Hammer’s 5% ownership interest in Laureate are presented as noncontrolling interest in the accompanying consolidated financial statements.

In 2017, one Risk Advisor converted his advisor incentive right to units of BKS and was issued 12,874 Non-Voting Common Units (see Note 11). During 2018, this Risk Advisor contributed capital to BKS and was issued an additional 6,765 Non-Voting Common Units (see Note 10). This Risk Advisor’s ownership interest in BKS is presented as redeemable noncontrolling interest in the accompanying consolidated financial statements.

Income taxes

The Company, which was formed as a limited liability company, is classified as a partnership for income tax purposes. As a result, the Company’s income and losses are passed through to the respective owners and all members are subject to taxation on their share of taxable income or loss.

BRP Colleague was formed as a C Corporation during 2017. Income tax provisions are based on income reported for financial statement purposes. Deferred federal income taxes arise from differences in timing or recognizing certain income and expense items for financial statement and income tax purposes. There are no book to tax differences for the years ended December 31, 2018 and 2017. BRP Colleague’s activities are insignificant to the consolidated financial statements. Accordingly, the accompanying consolidated financial statements do not include a provision for federal or state income taxes.

The Company and its subsidiaries follow ASC Topic 740, Income Taxes. A component of this standard prescribes a recognition and measurement threshold of uncertain tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. Generally, the Company is no longer subject to income tax examinations by federal and state taxing authorities for years prior to 2015.

Fair value of financial instruments

The carrying values of the Company’s financial assets and liabilities, including cash and cash equivalents, premiums, commissions and fees receivable, premiums payable to insurance companies, accrued expenses and contract liabilities, approximate their fair values because of the short maturity and liquidity of those instruments. The carrying amount of the Company’s bank term loans and revolving lines of credit approximate fair value due to the variable interest rate based on the London Interbank Offered Rate (“LIBOR”) as adjusted.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company manages this risk using high credit worthy financial institutions. Interest-bearing accounts and noninterest-bearing accounts are insured by the Federal Deposit Insurance Corporation

(“FDIC”) up to $250,000. Deposits exceed amounts insured by the FDIC. The Company has not experienced any losses from its deposits.

3. Variable interest entities

Topic 810 requires a reporting entity to consolidate a variable interest entity (“VIE”) when the reporting entity has a variable interest or combination of variable interests that provide the entity with a controlling financial interest in the VIE. The Company continually assesses whether it has a controlling financial interest in each of its VIEs to determine if it is the primary beneficiary of the VIE and should, therefore, consolidate each of the VIEs. A reporting entity is considered to have a controlling financial interest in a VIE if it has (i) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, and (ii) the obligation to absorb the losses of, or the right to receive benefits from, the VIE that could potentially be significant to the VIE.

The Company has determined that it is the primary beneficiary of its VIEs, which include TVIP and the Company’s joint ventures, iPEO, Laureate, Smith, Saunders and Galati, and has consolidated these entities into the consolidated financial statements.

Included in the tables below are summaries of the carrying amounts of the assets and liabilities of the Company’s consolidated VIEs:

	December 31, 2018
	TVIP	iPEO	Laureate	Smith	Saunders	Total

Assets
Cash and cash equivalents	$770,196	$646	$24,872	$259	$103	$796,076
Premiums, commissions and fees receivable, net	1,170,739	2,725,471	122	—	6,065	3,902,397
Prepaid expenses and other current assets	50,311	13,948	4,904	—	—	69,163
Due from related parties	—	—	12,500	—	—	12,500

Total current assets	1,991,246	2,740,065	42,398	259	6,168	4,780,136
Property and equipment, net	73,723	—	41,045	—	—	114,768
Deposits	2,163	—	—	—	—	2,163
Goodwill	4,034,761	—	—	—	—	4,034,761

Total assets	$6,101,893	$2,740,065	$83,443	$259	$6,168	$8,931,828

Liabilities
Premiums payable to insurance companies	$28,744	$2,043,246	$—	$—	$5,514	$2,077,504
Producer commissions payable	226,956	281,885	—	5,161	343	514,345
Accrued expenses	316,212	2,007	1,439	505	373	320,536

Total liabilities	$571,912	$2,327,138	$1,439	$5,666	$6,230	$2,912,385

	December 31, 2017
	TVIP	iPEO	Laureate	Total

Assets
Cash and cash equivalents	$746,949	$29,821	$—	$776,770
Premiums, commissions and fees receivable, net	98,158	73,870	—	172,028
Prepaid expenses and other current assets	42,575	12,762	9,000	64,337

Total current assets	887,682	116,453	9,000	1,013,135
Property and equipment, net	254,652	—	16,863	271,515
Goodwill	4,034,761	—	—	4,034,761

Total assets	$5,177,095	$116,453	$25,863	$5,319,411

Liabilities
Premiums payable to insurance companies	$—	$5,540	$—	$5,540
Producer commissions payable	7,405	—	—	7,405
Accrued expenses	385,965	1,825	3,500	391,290

Total liabilities	$393,370	$7,365	$3,500	$404,235

Total revenues and expenses of the Company’s consolidated VIEs included in the consolidated statements of comprehensive income (loss) were approximately $13,360,000 and $9,504,000, respectively, for the year ended December 31, 2018 and approximately $11,714,000 and $8,131,000, respectively, for the year ended December 31, 2017.

4. Revenue

The following table disaggregates commissions and fees revenue by major source:

	For the years ended December 31,
	2018	2017
Direct bill revenue(1)	$52,209,699	$34,955,226
Agency bill revenue(2)	17,966,782	5,625,333
Profit-sharing revenue(3)	6,006,981	4,527,649
Consulting and service fee revenue(4)	2,660,386	2,230,777
Other income(5)	1,035,885	676,009

Total commissions and fees	$79,879,733	$48,014,994

(1)

Direct bill revenue represents commission revenue earned by facilitating the arrangement between individuals/businesses and Insurance Company Partners by providing insurance placement services to Clients with Insurance Company Partners, primarily for private risk management, commercial risk management, employee benefits and Medicare insurance types.

(2)

Agency bill revenue primarily represents commission revenue earned by facilitating the arrangement between individuals/businesses and Insurance Company Partners by providing insurance placement services to Clients with Insurance Company Partners. The Company acts as an agent on behalf of the Client for the term of the insurance policy.

(3)	Profit-sharing revenue represents bonus-type revenue that is earned by the Company as a sales incentive provided by certain Insurance Company Partners.

(4)	Service fee revenue is earned by receiving negotiated fees in lieu of a commission and consulting revenue is earned by providing specialty insurance consulting.

(5)	Other income consists primarily of Medicare marketing income that is based on agreed-upon cost reimbursement for fulfilling specific targeted marketing campaigns.

The application of Topic 606 requires the use of management judgment. The following are the areas of most significant judgment as it relates to Topic 606:

•

The Company considers the policyholders as representative of its customers in the majority of contractual relationships, with the exception of contracts in its Medicare operating segment, where the Insurance Company Partner is considered its customer.

•

Contracts in the Medicare operating segment are multi-year arrangements in which BRP is entitled to renewal commissions. However, the Company has applied a constraint to renewal commission that limits revenue recognized to the policy year in effect based on: (i) insufficient history; and (ii) the influence of external factors outside of the Company’s control including policyholder discretion over plans and Insurance Company Partner relationship, political influence, and a contractual provision, which limits the Company’s right to receive renewal commissions to ongoing compliance and regulatory approval of the relevant Insurance Company Partner and compliance with the Centers for Medicare and Medicaid Services (CMS).

•

The Company recognizes separately contracted commissions revenue at the effective date of insurance placement and considers any ongoing interaction with the customer to be immaterial in the context of the contract.

•	Variable consideration includes estimates of direct bill commissions, a reserve for policy cancellations and an estimate of profit-sharing income.

•

Costs to obtain a contract are deferred and recognized over a five-year period, which represents management’s estimate of the average period over which a Client maintains its initial coverage relationship with the original Insurance Company Partner.

•

Due to the relatively short time period between the information gathering phase and binding insurance coverage, the Company has determined that costs to fulfill contracts are not significant. Therefore, costs to fulfill a contract are expensed as incurred.

5. Contract assets and liabilities

Contract assets arise when the Company recognizes revenue for amounts which have not yet been billed and contract liabilities relate to payments received in advance of performance under the contract before the transfer of a good or service to the customer. Contract assets are included in premiums, commissions and fees receivable, net in the consolidated balance sheets. The balances of contract assets and liabilities arising from contracts with customers were as follows:

	For the years ended December 31,
	2018(1)	2017(1)
Contract assets	$20,672,287	$—
Contract liabilities	1,449,848	2,957,676

(1)	Balances at December 31, 2018 and 2017 are reflective of two different bases of accounting as a result of the adoption of the New Revenue Standard effective January 1, 2018 as discussed in Note 1.

Contract assets and contract liabilities arising from acquisitions during the year ended December 31, 2018 were approximately $1,673,000 and $512,000, respectively.

6. Property and equipment, net

Property and equipment, net consists of the following:

	December 31,
	2018	2017
Furniture	$1,629,006	$1,311,889
Office and computer equipment	1,612,290	1,130,455
Leasehold improvements	887,785	612,922
Building	400,000	—
Website development	154,166	154,166
Land	100,000	—
Vehicle	28,790	28,790

Total property and equipment	4,812,037	3,238,222
Less: accumulated depreciation	(2,663,773)	(2,155,800)

Property and equipment, net	$2,148,264	$1,082,422

Depreciation expense recorded for property and equipment was $508,109 and $500,786 for the years ended December 31, 2018 and 2017, respectively.

7. Intangible assets, net and goodwill

The Company recognizes certain separately identifiable intangible assets acquired in connection with business combinations and asset acquisitions. As previously discussed in Note 1, effective January 1, 2018, the Company early adopted ASU 2017-01. The adoption of ASU 2017-01 resulted in seven transactions being accounted for as asset acquisitions in which substantially all the fair value of the gross assets acquired was concentrated in purchased customer accounts. Intangible assets consist of the following:

	December 31, 2018			December 31, 2017
	Gross carrying value	Accumulated amortization	Net carrying value	Gross carrying value	Accumulated amortization	Net carrying value	Weighted- average life
Purchased customer accounts	$33,291,531	$(4,371,926)	$28,919,605	$8,918,686	$(1,934,882)	$6,983,804	14.9 years
Trade names	792,518	(43,282)	749,236	308,000	(14,056)	293,944	15.0 years
Software	569,906	(494,915)	74,991	563,540	(379,385)	184,155	3.0 years
Organizational/finance costs	—	—	—	115,648	(115,648)	—	5.0 years

Totals	$34,653,955	$(4,910,123)	$29,743,832	$9,905,874	$(2,443,971)	$7,461,903

Amortization expense recorded for intangible assets was $2,581,669 and $936,116 for the years ended December 31, 2018 and 2017, respectively.

Future annual estimated amortization expense over the next five years for acquired intangible assets is as follows:

Year ending December 31,	Amount
2019	$3,110,234
2020	3,008,029
2021	2,999,169
2022	3,046,156
2023	2,902,922

The changes in carrying value of goodwill by reportable segment for the two years ended December 31, 2018 are as follows:

	Middle market	Specialty	Mainstreet	Medicare	Total
Balance as of January 1, 2017	$323,626	$—	$4,034,761	$11,356,508	$15,714,895
Goodwill of acquired businesses	676,937	—	9,887,956	1,175,000	11,739,893

Balance as of December 31, 2017	1,000,563	—	13,922,717	12,531,508	27,454,788
Goodwill of acquired businesses	24,859,692	9,951,299	3,498,472	—	38,309,463

Balance as of December 31, 2018	$25,860,255	$9,951,299	$17,421,189	$12,531,508	$65,764,251

8. Long-term debt

Bank term loan and revolving lines of credit

During April 2016, the Company amended and restated its credit agreement previously established with a financial institution in 2015 (as subsequently amended and restated, the “Credit Agreement”). The Credit Agreement provided for a $3,000,000 term loan (the “Term Loan”), of which the full principal amount was previously advanced, a $2,000,000 revolving line of credit to be used for working capital purposes (the “Working Capital Line”) and a $20,000,000 revolving line of credit to be used for acquisition purposes (the “Acquisitions Line” and collectively with the Working Capital Line, the “Revolving Lines of Credit”).

During May 2018, the Company amended and restated its Credit Agreement with the same financial institution (as lead arranger in a syndicated credit agreement) for the purpose of providing increased liquidity for acquisitions. This syndicated credit facility provides for a $2,152,968 Term Loan, of which the full principal amount was previously advanced, a $2,000,000 Working Capital Line and a $50,000,000 Acquisitions Line.

The Term Loan requires quarterly principal payments of $107,648 through the maturity date in May 2023, at which time all remaining unpaid amounts are due. Interest is payable monthly based on a LIBOR rate with an applicable margin as defined by the Credit Agreement. The applicable interest rate was 6.00% at December 31, 2018. The balance of the Term Loan was $1,928,066 and $2,357,143 as of December 31, 2018 and 2017, respectively.

Future annual maturities of the Term Loan are as follows as of December 31, 2018:

Year ending December 31,	Amount
2019	$430,594
2020	430,594
2021	430,594
2022	430,594
2023	205,690

$1,928,066

The Working Capital Line requires monthly interest payments and matures in May 2023, at which time all remaining unpaid amounts are due. The interest rate for the Working Capital Line is based on a LIBOR rate with an applicable margin as defined by the Credit Agreement. The applicable interest rate was 6.00% at

December 31, 2018. The outstanding balance of the Working Capital Line was $500,092 and $144,433 as of December 31, 2018 and 2017, respectively. In accordance with the Credit Agreement, any unused revolving commitment shall accrue a commitment fee through the maturity date. The commitment fee is equal to 0.25% per annum on the average daily unfunded principal amount of the revolving loan, payable monthly in arrears. The unused revolving commitment was $1,499,908 at December 31, 2018.

The Acquisitions Line requires monthly interest payments and matures in May 2023, at which time all remaining unpaid amounts are due. The interest rate for the Acquisitions Line is based on a LIBOR rate with an applicable margin as defined by the Credit Agreement. The applicable interest rate was 6.00% at December 31, 2018. The outstanding balance of the Acquisitions Line was $33,360,902 and $9,265,901 as of December 31, 2018 and 2017, respectively. The commitment fee is equal to 0.25% per annum on the average daily unfunded principal amount of the revolving loan, payable monthly in arrears. The unused revolving commitment was $16,639,098 at December 31, 2018.

Mandatory prepayments of the Term Loan and balances due under the Revolving Lines of Credit are required upon the occurrence of certain events, as defined in the Credit Agreement.

The Term Loan and Revolving Lines of Credit are collateralized by a first priority lien on substantially all the assets of the Company, including a pledge of all equity securities of each of its subsidiaries.

The Credit Agreement requires the Company to meet certain financial covenants and comply with customary affirmative and negative covenants as listed in the underlying agreement. The Company was in compliance with these covenants at December 31, 2018.

Other note payable

During 2015, the Company entered into a subordinated installment note. The note is payable in annual principal installments of $96,411 at an interest rate of 4.75%. The balance of this note payable was $96,411 and $192,823 as of December 31, 2018 and 2017, respectively. The note matured in March 2019, at which time all remaining unpaid amounts were paid.

9. Mezzanine equity

Redeemable noncontrolling interest and redeemable members’ capital are classified in mezzanine equity on the Company’s consolidated balance sheets.

Voting common units of two minority holders

Voting Common Units of two minority founders require redemption upon death; however, the controlling founder has the unilateral right to effect a change in control with drag-along rights that terminate the redemption provision. The Company has concluded that the controlling founder’s rights represent a conditional future event that scopes the two minority founders’ Voting Common Units out of the guidance pertaining to mandatorily redeemable instruments; thus, the Voting Common Units are presented in members’ equity (deficit) in the consolidated balance sheets.

The Voting Common Units of two minority holders also contain certain put and call rights in conjunction with termination at the greater of fair value or a floor, as defined in the Operating agreement. The Voting Common Units of the two minority holders are reported at estimated redemption value in redeemable members’ capital in the consolidated balance sheets and are measured as the greater of estimated fair value at the end of each reporting period or the historical cost basis of the redeemable common units adjusted for cumulative earnings or loss allocations.

Villages voting common units and redemption rights

The Company issued 261,604 and 54,523 Voting Common Units to Holding Company of the Villages, Inc. (“Villages”) during the years ended December 31, 2018 and 2017, respectively (see Note 11). In accordance with the Company’s Operating Agreement, a Member may transfer all or any of its units to a Permitted Transferee, as defined by the Operating Agreement, without the prior written consent of Common Members. Villages transferred 261,604 and 54,523 Voting Common Units to a Permitted Transferee during the years ended December 31, 2018 and 2017, respectively. Transfers to any other individual not defined as a Permitted Transferee must be approved by written consent of the Common Members.

Villages holds certain put rights and the Company holds certain call rights with respect to Voting Common Units (“Villages’ Units”) issued in connection with the Company’s non-revolving loan with Villages (“Related Party Debt”), which is described in Note 11.

Villages shall have the right to require the Company to redeem all, but not less than all, of the Villages’ Units and its Permitted Transferees, as defined by the agreement, by sending a written notice of exercise of such option to the Company. Villages’ put right can be redeemed at any time after the later of the maturity date of the Related Party Debt (April 2024) or sixty-six months after the date of the agreement (October 2021). In the event that the Related Party Debt is prepaid in full prior to the scheduled maturity date, the date of such prepayment shall be deemed to be the maturity date.

The Company shall have the right to redeem all (but not less than all) of Villages’ Units by sending a written notice of exercise of such option to the Company, provided that the Company has or can obtain the financial resources to pay the entire purchase price for Villages’ Units in cash at the closing of the purchase and sale. The Company’s call right can be redeemed at any time after the later of the date that all outstanding principal, accrued interest and all other charges due under the Related Party Debt are paid in full or sixty-six months after the date of the agreement (October 2021).

In each event, the purchase price for Villages’ Units shall be the fair market value as of the date that such option was exercised.

Noncontrolling interest put and call rights

During 2018, the Company issued 30,570 Non-Voting Common Units in BKS to a noncontrolling interest in connection with the acquisition of Montoya Property & Casualty Insurance discussed in Note 16.

Sean D. Ryan, Gagnon and AHI Members, W. David Cox and Michael P. Ryan, Wentzell, Chris Black, Montoya & Associates, and AB Holdco (each a “Rollover Member” and collectively, the “Rollover Members”) hold certain put rights and the Company holds certain call rights with respect to Non-Voting Common Units issued to Rollover Members (“Rollover Members’ Units”) in connection with business acquisitions. Refer to Note 16 for additional information regarding the Company’s business acquisitions.

Each Rollover Member, other than W. David Cox and Michael P. Ryan, shall have the right to require the Company to redeem all (but not less than all) of the Rollover Members’ Units, by sending a written notice of exercise of such option to the Company. Rollover Members W. David Cox and Michael P. Ryan shall have the right to require the Company to redeem all or any portion of the Rollover Members’ Units under the same circumstances. The Rollover Members’ put rights can be redeemed at any time after forty-eight months from the date of the respective agreement for all Rollover Members other than Chris Black, Montoya & Associates, and AB Holdco for which the put rights can be redeemed at up to 25% per year for each of the four years after forty-eight months from the date of the respective agreement.

The Company shall have the right to redeem all (but not less than all) of the Rollover Members’ Units by sending a written notice of exercise of such option to the Rollover Member, provided that the Company has or can obtain the financial resources to pay the entire purchase price for the Rollover Member’s Units in cash at the closing of the purchase and sale. The Company’s call right can be redeemed at any time after the earlier of a termination event, as defined in the agreement, or forty-eight months after the date of the respective agreement.

In each event, the purchase price for the Rollover Members’ Units shall be the fair market value as of the date that such option was exercised, excluding any discount for lack of marketability or lack of control.

10. Members’ equity (deficit) and noncontrolling interest

As of December 31, 2018 and 2017, members’ equity (deficit) included Voting Common Units of the majority founder, Management Incentive Units (“Incentive Units”) and certain noncontrolling interests without redemption rights.

Voting common units

Voting Common Units consist of units held by the majority founder. The Company may issue, and a Member may own, one or more classes of units. A Member is defined as any person on record as the owner of one or more units.

Incentive units

Incentive Units are non-voting units issued to certain senior management. Issuances can vest immediately or be subject to vesting terms, which vary between issuance. Incentive Units are forfeited if certain vesting provisions are not met. During the year ended December 31, 2018, the Company granted 343,659 Incentive Units in BRP to a member of senior management, which included 224,125 that vest according to time-based benchmarks and 119,534 that vest according to performance-based benchmarks. These time-based Incentive Units and performance-based Incentive Units had a grant date fair value of $5.36 and $1.98, respectively. The time-based portion of this Member’s Incentive Units and certain performance-based Incentive Units participate in distributions from the date of issuance. This Member does not have a higher distribution preference in the event of liquidation. During the year ended December 31, 2018, a Member resigned from the Company and forfeited all 10,101 of his unvested Incentive Units in BKS. During the year ended December 31, 2017, the Company granted 25,202, 60,000 and 61,982 Incentive Units in BKS, Main Street and BRP, respectively, to members of senior management at a grant date fair value of $4.83, $2.97 and $2.88, respectively. These Incentive Units vest according to certain time-based and performance-based benchmarks or a change in control. All these Incentive Units were issued at a profits interest during the year ended December 31, 2017 and, therefore, only participate in distributions in the event of liquidation. Certain time-based Incentive Units were issued to a member of senior management during the year ended December 31, 2016. The time-based portion of this Member’s Incentive Units and certain performance-based Incentive Units participate in distributions from the date of issuance. All other previous issuances of Incentive Units were issued at a profits interest and therefore only participate in distributions in the event of liquidation. For the Incentive Units that management has deemed not probable, no share-based compensation expense is recorded. The Company recorded expense related to Incentive Units of approximately $309,000 and $416,000 for the years ended December 31, 2018 and 2017, respectively, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive income.

The fair value of Voting Common Units was determined using a weighted average of the income approach and two market approaches: (1) the guideline company method; and (2) the merger & acquisition method, and adjusting for working capital deficit or surplus, long-term liabilities and noncontrolling interest. The Company had unrecorded compensation expense of $1,502,000 and $280,000 as of December 31, 2018 and 2017, respectively, to be recorded through the year ending December 31, 2023.

Valuation assumptions

The fair value of each time-based and performance-based Incentive Unit is estimated on the grant date using the Black-Scholes Model using the assumptions noted in the following table. Expected volatility is based on the historical volatility of a peer group of public and private companies. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant. The assumptions noted in the table below represent the weighted average of each assumption for each grant during the year.

	December 31,
	2018	2017
Expected volatility	26.0%	29.0%
Expected dividend yield	—%	1.6%
Expected life (in years)	7.0	7.0
Risk-free interest rate	3.2%	3.5%

Contribution of capital

No Member is required to make additional capital contributions to the Company with respect to its units. If a Member contributes additional capital to the Company but does not purchase additional units, its percentage share will not be increased, but its capital account will be increased by the amount of the additional capital contribution.

Distribution of capital

The Company may make distributions of cash flow to be distributed to Members in accordance with their respective percentage units. However, Villages’ Units do not receive distributions or allocations with respect to certain Medicare income until they elect to receive such income. No Member shall have priority over any other Member as to the return of capital, income or losses, or distributions of cash flow. No Member shall have the right to demand or receive property other than cash for its capital contributions to the Company or in payment of its share of cash flow. Certain Incentive Unit holders do not participate in distributions, unless in the event of liquidation as described below. For the sole Incentive Units that do participate in distributions of cash flow, there is no priority preference for distributions to Common Unit holders over the Incentive Unit holder.

In the event of dissolution of the Company, the net proceeds of such liquidation shall be first applied and distributed to pay all creditors and outstanding obligations, with the remaining proceeds to be distributed to Members. Common Unit holders receive first priority return. Incentive Unit holders share in the residual value of net assets in the event of liquidation in excess of the established participation thresholds, as defined by the Operating Agreement.

Non-voting noncontrolling interest

Non-Voting Common Units are non-voting units issued to Risk Advisors upon achievement of certain milestones in accordance with advisor incentive agreements or to Colleagues in connection with business acquisitions. Transfers of Non-Voting Common Units to any other individual must be approved by written consent of the Common Members.

During 2017, one Risk Advisor converted his advisor incentive right to units of BKS and was issued 12,874 Non-Voting Common Units. See Note 11 for additional information related to this transaction. During 2018, this Risk Advisor contributed capital to BKS in connection with certain business combinations and was issued an additional 6,765 Non-Voting Common Units.

11. Related party transactions

Due from related parties

Due from related parties totaling $116,776 at December 31, 2018 consists of amounts due from related party entities in connection with newly formed partnerships.

D&M Insurance Solutions, LLC acquisition

To facilitate the Company’s acquisition of substantially all the assets of D&M Insurance Solutions, LLC (“D&M Solutions”) in 2017, D&M Holdings was formed by BKS and KMW, an entity wholly owned by our Chief Financial Officer and his wife. KMW contributed approximately 9% of the capital for the D&M Solutions acquisition, the value of which was approximately $1,189,000. KMW is obligated to pay its pro rata share of any contingent earnout consideration owed. Refer to Note 16 for further discussion regarding the D&M Solutions acquisition.

Villages transactions

Related party debt

During April 2016, the Company entered into a $100,000,000 non-revolving line of credit with Villages. The Related Party Debt requires quarterly interest payments, beginning July 1, 2016 and continuing on the first day of each calendar quarter thereafter until maturity in April 2023, at which time all remaining unpaid amounts are due. During June 2018, the Company exercised its ability to extend the maturity date by twelve months to April 2024. The Related Party Debt bears interest at a fixed rate per annum of 6.5%. The outstanding balance of the Related Party Debt was $36,880,334 and $12,410,334 as of December 31, 2018 and 2017, respectively. Advances on the Related Party Debt shall be made solely to finance permitted acquisitions or for general working capital purposes.

The agreement requires that the Company issue Voting Common Units to Villages upon closing and concurrently with each additional advance made after the closing date. The Company issued 261,604 units at a share price of $11.50 and 54,523 units at a share price of $9.35 during the years ended December 31, 2018 and 2017, respectively, based on the most recent Company valuations. The issuance of these Voting Common Units is reflected in redeemable noncontrolling interest in the accompanying consolidated statements of members’ equity (deficit) and mezzanine equity. Total expense incurred related to the issuance of these Voting Common Units was approximately $3,009,000 and $510,000 for the years ended December 31, 2018 and 2017, respectively. This expense is included in interest expense in the accompanying consolidated statements of comprehensive income, as this most closely represents fees paid to Villages as a replacement for a debt discount.

Mandatory prepayments of the balances due under the loan are required upon the occurrence of certain events, as defined in the credit agreement. The loan is subordinated and there are no personal guarantees.

The credit agreement requires the Company to meet certain financial covenants and comply with customary affirmative and negative covenants as listed in the underlying agreement. The Company was in compliance with these covenants at December 31, 2018.

Commission revenue

The Company serves as a broker for Villages. Commission revenue recorded as a result of these transactions was approximately $1,406,000 and $1,100,000 for the years ended December 31, 2018 and 2017, respectively.

Rent expense

The Company has various agreements to lease office space from wholly-owned subsidiaries of Villages. Rent expense ranges from approximately $2,000 to $14,000 per month, per lease. Lease agreements expire on various dates through 2022. Total rent expense incurred with respect to Villages and its wholly-owned subsidiaries was approximately $493,000 and $469,000 for the years ended December 31, 2018 and 2017, respectively.

Other rent expense

The Company has various agreements to lease office space from other related parties. Rent expense ranges from approximately $700 to $21,000 per month, per lease. Lease agreements expire on various dates through 2025. Total rent expense incurred with respect to related parties other than Villages was approximately $422,000 and $195,000 for the years ended December 31, 2018 and 2017, respectively.

Advisor incentive agreements

The Company has entered into advisor incentive agreements with several Risk Advisors over the last several years with the intent to retain high-performing Risk Advisors by incentivizing them to stay with the Company, grow their book of business, and earn the role of partner as a member of the Company. After achievement of certain milestones, as defined in the individual agreements, the Risk Advisor is eligible to convert their advisor incentive right to units of the Company or one of the Company’s subsidiaries. The units will be converted for a proportionate share of the fair value of the Company or associated subsidiary of the Company. The redemption price is not affected by changes in the units’ fair value. An increase in fair value of units would reduce the number of units issued to satisfy the obligation. The agreement does not limit the amount the Company could be required to pay or the number of units required to be issued. Approval of conversion is at the discretion of Company management.

During 2018, two Risk Advisors achieved the final milestone and were deemed probable of meeting the performance condition. The Company recorded approximately $373,000 to compensation expense for the year ended December 31, 2018, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive income.

During 2017, one Risk Advisor achieved the final milestone and became eligible for conversion. The Risk Advisor notified the Company of his intent to increase his advisor incentive and convert his book of business to equity in BKS. Upon conversion, the Risk Advisor paid approximately $205,000 to increase his advisor incentive right from 25% to 40% and was issued 12,874 Non-Voting Common Units. The previously recorded advisor incentive liability of approximately $432,000 was relieved. The change in value of the related advisor incentive liability resulted in income of approximately $90,000 for the year ended December 31, 2017, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive income.

During 2016, one Risk Advisor achieved the final milestone and became eligible for conversion. During 2018, this Risk Advisor’s advisor incentive agreements were amended and restated to remove the option to convert his advisor incentive right to units of BKS. The amended and restated agreement provides that the Company is obligated to purchase the Risk Advisor’s book of business upon certain termination events. In accordance with

Topic 718, the Company has recorded a liability for the expected buyout amount, which is approximately $1,596,000 as of December 31, 2018. The Company does not believe that it is probable that a termination event will occur in 2019. Therefore, this amount is reflected in the long-term portion of advisor incentive liabilities on the accompanying consolidated balance sheets. The change in value of the related advisor incentive liability resulted in expense of approximately $821,000 for the year ended December 31, 2018, which is included in commissions, employee compensation and benefits in the consolidated statements of comprehensive income.

Approximately $378,000 and $157,000 of the long-term portion of advisor incentive liabilities relates to the value of deposit buy-in amounts for Risk Advisors that have not yet reached their respective milestones as of December 31, 2018 and 2017, respectively.

12. Participation unit ownership plan

During 2016, the Company established the Participation Unit Ownership Plan (the “Plan”), which offers certain Colleagues additional incentives to promote success by attracting, retaining, and motivating Colleagues of the Company. The Plan permits the grant of up to 100,000 participation units, to be settled in cash only. Appreciation value units (“AVU”) represent the right to receive a cash payment per unit equal to the unit value as of the applicable vesting date, less the unit value as of the date of the grant. Full value units (“FVU”) represent the right to receive a cash payment per unit equal to the unit value as of the applicable vesting date. AVU’s and FVU’s vest on the fifth anniversary of the date of the grant unless a qualifying event occurs, as outlined in the Plan agreement.

The Company has accounted for the issuance of these participation units in accordance with ASC Topic 710, Compensation, which requires these units to be treated as liabilities in the consolidated balance sheets. At the grant date and at the end of each subsequent reporting period, the Company estimates the ultimate payout of the participation units. The Company records an expense and liability based on this estimated payout and for the portion of the vesting period that has been completed.

The Company issued 14,000 participation units to Colleagues during each of the years ended December 31, 2018 and 2017. The Company recognized expense related to the issuance of these units of approximately $158,000 and $57,000 for the years ended December 31, 2018 and 2017, respectively, which is included in commissions, employee compensation and benefits expense in the consolidated statements of comprehensive income. The Company had a total of 43,689 and 29,689 participation units outstanding at December 31, 2018 and 2017, respectively. The Company had a recorded liability related to these participation units of approximately $262,000 and $104,000 at December 31, 2018 and 2017, respectively, which was included in other long-term liabilities in the accompanying consolidated balance sheets. There were no participation units that vested during the years ended December 31, 2018 or 2017.

13. Retirement plan

The Company sponsors a 401(k) retirement plan for Colleagues who meet specific age and service requirements. This plan allows for participants to make salary deferral contributions. Employer matching and profit-sharing contributions to this plan are discretionary. Company contributions were approximately $458,000 and $279,000 for the years ended December 31, 2018 and 2017, respectively.

14. Fair value measurements

Topic 820 established a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement)

and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy under Topic 820 are described below:

Level1:	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.
Level 2:	Inputs to the valuation methodology include:

a)	Quoted prices for similar assets or liabilities in active markets;

b)	Quoted prices for identical or similar assets or liabilities in inactive markets;

c)	Inputs other than quoted prices that are observable for that asset or liability;

d)	Inputs that are derived principally from or corroborated by observable market data by correlation or other means;

e)	If the asset or liability has a specified (contractual) term, the input must be observable for substantially the full term of the asset or liability.

Level 3:	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Methodologies used for liabilities measured at fair value at December 31, 2018 and 2017 are based on limited unobservable inputs. These methods may produce a fair value calculation that may not be indicative of the net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table summarizes Company’s liabilities measured at fair value on a recurring basis within each level of the fair value hierarchy:

	December 31,
	2018	2017

Level 3
Contingent earnout liabilities	$9,248,910	$4,055,418

Level 3 Liabilities	$9,248,910	$4,055,418

The Company measures contingent earnout liabilities at fair value at each reporting period using significant unobservable inputs classified within Level 3 of the fair value hierarchy. The Company uses a probability weighted value analysis as a valuation technique to convert future estimated cash flows to a single present value amount. The significant unobservable inputs used in the fair value measurements are sales projections over the earnout period, and the probability outcome percentages assigned to each scenario. Significant increases or decreases to either of these inputs would result in a significantly higher or lower liability with a higher liability capped by the contractual maximum of the contingent earnout consideration. Ultimately, the liability will be equivalent to the amount settled, and the difference between the fair value estimate and amount settled will be recorded in earnings for business combinations, or as a reduction of the cost of the assets acquired for asset acquisitions. Refer to Note 16 for additional information regarding contingent earnout consideration recorded in connection with business acquisitions.

The fair value of the contingent earnout liability is based on sales projections for the acquired entities, which are reassessed each reporting period. Based on the Company’s ongoing assessment of the fair value of contingent earnout liability, the Company recorded a net increase in the estimated fair value of such liabilities for prior period acquisitions of $1,227,697 for the year ended December 31, 2018. The Company has assessed the maximum estimated exposure to the contingent earnout liabilities to be $19,250,982 at December 31, 2018.

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities measured at fair value on a recurring basis:

Contingent earnout liabilities
Balance at January 1, 2017	$3,042,000
Payment of contingent consideration	(150,000)
Fair value of contingent consideration related to business combinations	764,120
Change in fair value of contingent consideration related to business combinations	399,298

Balance at December 31, 2017	4,055,418
Payment of contingent consideration	(2,892,000)
Fair value of contingent consideration related to business combinations	5,815,272
Change in fair value of contingent consideration related to business combinations	1,227,697
Fair value of contingent consideration related to asset acquisitions	1,042,523

Balance at December 31, 2018	$9,248,910

15. Commitments and contingencies

Legal

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Operating leases

The Company conducts its operations in a leased facility and leases equipment under noncancelable operating leases.

Approximate future minimum payments under the operating lease agreements are as follows:

Year ending December 31,	Amount
2019	$2,484,000
2020	3,355,000
2021	3,777,000
2022	3,676,000
2023	3,220,000
Thereafter	19,099,000

$35,611,000

Total rent expense under noncancelable operating leases was approximately $3,025,000 and $2,222,000 for the years ended December 31, 2018 and 2017, respectively.

Other contingent liabilities

As of December 31, 2017, the Company had an accrual of approximately $553,000 for contingent payments earned by a Member who has since passed away, which was included in other long-term liabilities in the accompanying consolidated balance sheets. The expense related to this accrual was previously recognized during the year ended December 31, 2015. The amount was paid to the deceased Member’s spouse in May 2018.

16. Business combinations

The Company completed four business combinations for an aggregate purchase price of $57,368,480 during the year ended December 31, 2018 and five business combinations for an aggregate purchase price of $18,897,224 during the year ended December 31, 2017. The recorded purchase price for certain acquisitions includes an estimation of the fair value of continent consideration obligations associated with potential earnout provisions, which are generally based on EBITDA. The contingent earnout consideration identified in the tables below are measured at fair value within Level 3 of the fair value hierarchy as discussed further in Note 14. Any subsequent changes in the fair value of contingent earnout liabilities will be recorded in the consolidated statements of comprehensive income when incurred.

In accordance with Topic 805 guidance related to business combinations, total consideration was first allocated to the fair value of assets acquired, including liabilities assumed, with the excess being recorded as goodwill. For financial statement purposes, goodwill is not amortized but rather is evaluated for impairment at least annually or more frequently if an event occurs that indicates goodwill may be impaired. Goodwill is deductible for tax purposes and will be amortized over a period of 15 years.

The following are individual summaries of our business combinations and the related purchase price allocations made as of the date of each acquisition for the years ended December 31, 2018 and 2017. The operating results of these acquisitions have been included in the consolidated statements of comprehensive income since their respective acquisition dates. Acquisition related costs incurred in connection with the acquisitions are recorded in operating expenses in the consolidated statements of comprehensive income.

During January 2018, BIH acquired 60% of the membership interests of ABRS. Immediately following BIH’s acquisition of the membership interests of ABRS, Lauria was issued a 33.3% membership interest in KBRS (collectively, the “AB Risk Partnership”). The AB Risk Partnership was made to enter into the specialty healthcare insurance distribution marketplace as a wholesaler. The Company recognized total revenues and net income from the AB Risk Partnership of $12,729,177 and $938,819, respectively, for the year ended December 31, 2018. As a result of the business acquisition, the Company recognized goodwill in the amount of $9,951,299. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring the AB Risk Partnership’s assembled workforce in addition to other synergies gained from integrating the AB Risk Partnership’s operations into the Company’s consolidated structure. The Company incurred approximately $83,000 in acquisition related costs for the AB Risk Partnership for the year ended December 31, 2018.

The following table summarizes the consideration paid and the fair value of identifiable assets acquired and liabilities assumed for the AB Risk Partnership at the acquisition date:

Cash consideration paid	$12,639,945
Fair value of contingent earnout consideration	692,739
Fair value of noncontrolling interest	8,888,456

Total consideration	22,221,140
Cash	2,616,795
Premiums, commissions and fees receivable	6,598,515
Property and equipment	25,314
Intangible assets	11,185,797
Premiums and producer commissions payable	(8,156,580)

Net assets acquired	12,269,841

Goodwill recorded	$9,951,299

During April 2018, Black acquired certain assets and liabilities of Black Insurance and Financial Services, LLC (“Black Insurance”), a Mainstreet partnership. The acquisition was made to expand the Company’s presence in the personal and commercial insurance distribution marketplace. The Company recognized total revenues and net income from the Black Insurance acquisition of $1,613,607 and $533,638, respectively, for the year ended December 31, 2018. As a result of the business acquisition, the Company recognized goodwill in the amount of $3,498,472. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring Black Insurance’s assembled workforce in addition to other synergies gained from integrating Black Insurance’s operations into the Company’s consolidated structure. The Company incurred approximately $76,000 in acquisition related costs for Black Insurance for the year ended December 31, 2018.

The following table summarizes the consideration paid and the fair value of identifiable assets acquired and liabilities assumed for Black Insurance at the acquisition date:

Cash consideration paid	$2,160,934
Fair value of contingent earnout consideration	636,213
Fair value of noncontrolling interest	1,864,765

Total consideration	4,661,912
Cash	50,000
Premiums, commissions and fees receivable	131,606
Property and equipment	30,125
Intangible assets	1,004,000
Premiums and producer commissions payable	(52,291)

Net assets acquired	1,163,440

Goodwill recorded	$3,498,472

During May 2018, the Company acquired certain assets and liabilities of Town & Country Insurance Agency, Inc. (“T&C Insurance”), a Middle Market partnership. The acquisition was made to gain access to the Houston market and expand the Company’s presence in the private risk management, employee benefits, and commercial insurance distribution marketplace. The Company recognized total revenues and net loss from the T&C Insurance acquisition of $4,118,663 and $136,138, respectively, for the year ended December 31, 2018. As a result of the business acquisition, the Company recognized goodwill in the amount of $13,800,828. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring T&C Insurance’s assembled workforce in addition to other synergies gained from integrating T&C Insurance’s operations into the Company’s consolidated structure. The Company incurred approximately $14,000 in acquisition related costs for T&C Insurance for the year ended December 31, 2018.

The following table summarizes the consideration paid and the fair value of identifiable assets acquired and liabilities assumed for T&C Insurance at the acquisition date:

Cash consideration paid	$14,360,398
Fair value of contingent earnout consideration	2,919,014

Total consideration	17,279,412
Cash	400,000
Premiums, commissions and fees receivable	591,906
Property and equipment	840,789
Intangible assets	2,148,499
Premiums and producer commissions payable	(441,101)
Accrued expenses	(61,509)

Net assets acquired	3,478,584

Goodwill recorded	$13,800,828

During August 2018, the Company acquired certain assets and liabilities of Montoya Property & Casualty Insurance (“Montoya”), a Middle Market partnership. The acquisition was made to gain access to the Jacksonville market and expand the Company’s presence in the private risk management, employee benefits, and commercial insurance distribution marketplace. The Company recognized total revenues and net income from the Montoya acquisition of $1,722,885 and $191,158, respectively, for the year ended December 31, 2018. As a result of the business acquisition, the Company recognized goodwill in the amount of $11,058,864. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring Montoya’s assembled workforce in addition to other synergies gained from integrating Montoya’s operations into the Company’s consolidated structure. The Company incurred approximately $84,000 in acquisition related costs for Montoya for the year ended December 31, 2018.

The Company has not yet completed its evaluation and determination of certain assets acquired and liabilities assumed nor has the Company concluded on the valuation of contingent consideration. The Company expects the final valuations and assessments may result in adjustments to the preliminary values included in the following table:

Cash consideration paid	$8,997,507
Fair value of contingent earnout consideration	1,567,306
Fair value of noncontrolling interest	2,641,203

Total consideration	13,206,016
Premiums, commissions and fees receivable	555,000
Other assets	54,758
Property and equipment	152,379
Intangible assets	1,550,466
Premiums and producer commissions payable	(121,545)
Accrued expenses	(43,906)

Net assets acquired	2,147,152

Goodwill recorded	$11,058,864

During January 2017, the Company acquired certain assets and liabilities of Ryan Insurance & Financial Services, Inc. (“Ryan Insurance”), a Mainstreet partnership. The acquisition was made to expand the Company’s presence in the personal and commercial insurance distribution marketplace. The Company recognized total revenues and net income from the Ryan Insurance acquisition of $1,231,205 and $233,158, respectively, for the year ended December 31, 2017. As a result of the business acquisition, the Company recognized goodwill in the amount of $1,880,461. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring Ryan Insurance’s assembled workforce in addition to other synergies gained from integrating Ryan Insurance’s operations into the Company’s consolidated structure. The Company incurred approximately $71,000 in acquisition related costs for Ryan Insurance for the year ended December 31, 2017.

The following table summarizes the consideration paid and the fair value of identifiable assets acquired and liabilities assumed for Ryan Insurance at the acquisition date:

Cash consideration paid	$2,302,846
Fair value of noncontrolling interest	767,615

Total consideration	3,070,461
Intangible assets	1,190,000

Net assets acquired	1,190,000

Goodwill recorded	$1,880,461

During February 2017, the Company acquired certain assets and liabilities of Affordable Home Insurance, Inc. (“AHI Inc”), a Mainstreet partnership. The acquisition was made to expand the Company’s presence in the personal and commercial insurance distribution marketplace. The Company recognized total revenues and net income from the AHI Inc acquisition of $3,911,059 and $475,103, respectively, for the year ended December 31, 2017. As a result of the business acquisition, the Company recognized goodwill in the amount of $5,100,038. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring AHI Inc’s assembled workforce in addition to other synergies gained from integrating AHI Inc’s operations into the Company’s consolidated structure. The Company incurred approximately $319,000 in acquisition related costs for AHI Inc for the year ended December 31, 2017.

The following table summarizes the consideration paid and the fair value of identifiable assets acquired and liabilities assumed for AHI Inc at the acquisition date:

Cash consideration paid	$4,451,437
Fair value of contingent earnout consideration	664,965
Fair value of noncontrolling interest	3,410,935

Total consideration	8,527,337
Property and equipment	53,299
Intangible assets	3,374,000

Net assets acquired	3,427,299

Goodwill recorded	$5,100,038

During February 2017, the Company acquired certain assets and liabilities of D&M Solutions, a Middle Market partnership. The acquisition was made to expand the Company’s presence in the insurance consulting space. The Company recognized total revenues and net income from the D&M Solutions acquisition of $816,314 and $188,791, respectively, for the year ended December 31, 2017. As a result of the business acquisition, the Company recognized goodwill in the amount of $676,937. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring D&M Solutions’ assembled workforce in addition to other synergies gained from integrating D&M Solutions’ operations into the Company’s consolidated structure. The Company incurred approximately $54,000 in acquisition related costs for D&M Solutions for the year ended December 31, 2017.

The following table summarizes the consideration paid and the fair value of identifiable assets acquired and liabilities assumed for D&M Solutions at the acquisition date:

Cash consideration paid	$1,059,997
Fair value of contingent earnout consideration	99,155
Fair value of noncontrolling interest	289,788

Total consideration	1,448,940
Other assets	109,925
Intangible assets	732,487
Premiums and producer commissions payable	(70,409)

Net assets acquired	772,003

Goodwill recorded	$676,937

During March 2017, the Company acquired certain assets and liabilities of Bradenton Insurance, LLC (“Bradenton Insurance”), a Mainstreet partnership. The acquisition was made to expand the Company’s presence in the personal and commercial insurance distribution marketplace. The Company recognized total revenues and net income from the Bradenton Insurance acquisition of $1,382,898 and $397,858, respectively, for the year ended December 31, 2017. As a result of this business acquisition, the Company recognized goodwill in the amount of $2,907,457. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from acquiring Bradenton Insurance’s assembled workforce in addition to other synergies gained from integrating Bradenton Insurance’s operations into the Company’s consolidated structure. The Company incurred approximately $62,000 in acquisition related costs for Bradenton Insurance for the year ended December 31, 2017.

The following table summarizes the consideration paid and the fair value of identifiable assets acquired and liabilities assumed for Bradenton Insurance at the acquisition date:

Cash consideration paid	$4,207,937
Fair value of noncontrolling interest	467,549

Total consideration	4,675,486
Property and equipment	19,682
Intangible assets	1,748,347

Net assets acquired	1,768,029

Goodwill recorded	$2,907,457

During May 2017, the Company acquired certain assets and liabilities of Preferred Marketing Consultants, LLC (“Preferred”). The acquisition was made to expand the Company’s presence in the Medicare marketplace. The Company recognized total revenues and net income from the Preferred acquisition of $302,509 and $96,730, respectively, for the year ended December 31, 2017. As a result of the business acquisition, the Company recognized goodwill in the amount of $1,175,000. The factors contributing to the recognition of the amount of goodwill are based on strategic benefits that are expected to be realized from combining Preferred’s operations into the Company’s consolidated structure. The Company incurred approximately $41,000 in acquisition related costs for Preferred for the year ended December 31, 2017.

The following table summarizes the consideration paid and the fair value of identifiable assets acquired and liabilities assumed for Preferred at the acquisition date:

Cash consideration paid	$1,175,000

Total consideration	1,175,000
Net assets acquired	—

Goodwill recorded	$1,175,000

The following unaudited pro forma condensed consolidated results of operations are provided for illustrative purposes only and have been presented as if the AB Risk Partnership and the acquisitions of Black Insurance, T&C Insurance, Montoya, Ryan Insurance, AHI Inc, D&M Solutions, Bradenton Insurance and Preferred occurred on January 1, 2017. This unaudited pro forma information should not be relied upon as being indicative of the historical results that would have been obtained if the acquisitions had occurred on that date, nor of the results that may be obtained in the future.

	For the years ended December 31,
(unaudited)	2018	2017
Total revenues	86,000,466	75,281,885
Net income	4,916,077	8,044,001

17. Segment information

BRP’s business is divided into four reportable segments (“Operating Groups”): Middle Market, Specialty, Mainstreet, and Medicare.

•	Middle Market provides private risk management, commercial risk management and employee benefits solutions for mid-to-large size businesses and high net worth individuals and families.

•

Specialty represents a wholesale co-brokerage platform that delivers specialty insurers, professionals, individuals and niche industry businesses expanded access to exclusive specialty markets, capabilities and programs requiring complex underwriting and placement.

•	Mainstreet offers personal insurance, commercial insurance and life and health solutions to individuals and businesses in their communities.

•

Medicare offers consultation for government assistance programs and solutions, including traditional Medicare and Medicare Advantage, to seniors and Medicare-eligible individuals through a network of agents.

In the Middle Market, Mainstreet, and Specialty Operating Groups, the Company generates commissions and fees from insurance placement under both agency bill and direct bill arrangements. In addition, BRP generates profit sharing income in each of those segments based on either the underlying book of business or performance, such as loss ratios. In the Middle Market Operating Group only, the Company generates fees from service fee and consulting arrangements. Service fee arrangements are in place with certain customers in lieu of commission arrangements.

In the Medicare Operating Group, BRP generates commissions and fees in the form of direct bill insurance placement and marketing income. Marketing income is earned through co-branded marketing campaigns with the Company’s Insurance Company Partners.

The Company’s chief operating decision maker, the chief executive officer, uses net income before interest, taxes, depreciation, amortization, and one-time transactional-related expenses or non-recurring items to manage resources and make decisions about the business. There are no intersegment net sales that occurred during the reporting periods.

Summarized financial information concerning BRP’s Operating Groups is shown in the following tables. The “Other” column includes any expenses not allocated to the Operating Groups and corporate-related items, including related party and third-party interest expense. Service center expenses and other overhead are allocated to the Company’s Operating Groups based on either revenue or headcount as applicable to each expense.

	For the year ended December 31, 2018
	Middle market	Specialty	Mainstreet	Medicare	Other	Total
Commissions and fees	$36,629,030	$12,729,177	$20,940,130	$9,581,396	$—	$79,879,733

Operating expenses:
Commissions, employee compensation and benefits	25,904,617	9,437,345	11,236,692	4,502,710	572,276	51,653,640
Operating expenses	6,082,935	1,285,239	3,562,483	1,778,706	1,669,907	14,379,270
Depreciation expense	251,185	5,576	216,442	16,998	17,908	508,109
Amortization expense	588,103	908,790	756,365	258,975	69,436	2,581,669
Change in fair value of contingent consideration	325,552	382,687	519,458	—	—	1,227,697

Total operating expenses	33,152,392	12,019,637	16,291,440	6,557,389	2,329,527	70,350,385
Operating income	3,476,638	709,540	4,648,690	3,024,007	(2,329,527)	9,529,348

Other income (expense):
Interest income (expense)	2,847	(15,443)	(3,755)	—	(6,608,750)	(6,625,101)
Other expense, net	(141,877)	(73,190)	—	—	—	(215,067)

Total other expense	(139,030)	(88,633)	(3,755)	—	(6,608,750)	(6,840,168)
Net income (loss) and comprehensive income (loss)	3,337,608	620,907	4,644,935	3,024,007	(8,938,277)	2,689,180
Less: net income. and comprehensive income attributable to noncontrolling interests	267,491	328,309	2,717,176	—	—	3,312,976

Net income (loss) and comprehensive income (loss) attributable to Baldwin Risk Partners, LLC and Subsidiaries	$3,070,117	$292,598	$1,927,759	$3,024,007	$(8,938,277)	$(623,796)

Capital expenditures	$177,474	$42,717	$124,255	$3,089	$177,809	$525,344

	At December 31, 2018
Total assets	$59,042,649	$28,684,378	$27,621,420	$17,972,225	$6,503,942	$139,824,614

	For the year ended December 31, 2017
	Middle market	Mainstreet	Medicare	Other	Total
Commissions and fees	$24,492,457	$16,593,414	$6,929,123	$—	$48,014,994

Operating expenses:
Commissions, employee compensation and benefits	17,232,304	8,657,984	3,612,372	1,302,903	30,805,563
Operating expenses	3,804,658	2,971,302	1,105,882	1,677,136	9,558,978
Depreciation expense	185,811	253,906	21,341	39,728	500,786
Amortization expense	199,942	657,636	5,813	72,725	936,116
Change in fair value of contingent consideration	—	399,298	—	—	399,298

Total operating expenses	21,422,715	12,940,126	4,745,408	3,092,492	42,200,741
Operating income	3,069,742	3,653,288	2,183,715	(3,092,492)	5,814,253

Other income (expense):
Interest income (expense)	1,842	(2,250)	—	(1,906,013)	(1,906,421)
Other income (expense)	17,009	(75,210)	750	—	(57,451)

Total other income (expense)	18,851	(77,460)	750	(1,906,013)	(1,963,872)
Net income (loss) and comprehensive income (loss)	3,088,593	3,575,828	2,184,465	(4,998,505)	3,850,381
Less: net income total and comprehensive income attributable to noncontrolling interests	134,937	2,012,151	—	—	2,147,088

Net income (loss) and comprehensive income (loss) attributable to Baldwin Risk Partners, LLC and Subsidiaries	$2,953,656	$1,563,677	$2,184,465	$(4,998,505)	$1,703,293

Capital expenditures	$304,626	$89,032	$1,120	$36,423	$431,201

	At December 31, 2017
Total assets	$9,308,685	$21,376,900	$13,248,959	$1,046,024	$44,980,568

18. Subsequent events

During March 2019, the Company amended and restated its non-revolving line of credit agreement with Villages to increase the principal borrowing amount of the Related Party Debt from $100,000,000 to $125,000,000 and increase the interest rate to a fixed rate of 8.75% per annum. The Company issued 293,660 Voting Common Units with a share price of $18.76 to Villages on the closing date as consideration for the loan. As consideration for the increase in the interest rate, the Company is no longer required to issue additional Voting Common Units to Villages upon the closing of each additional advance.

During March 2019, the Company amended and restated its Credit Agreement, which (i) increased the borrowing capacity of the Acquisitions Line to $103,000,000; (ii) increased the outstanding balance of the Acquisitions Line by $50,847,032; (iii) paid off the outstanding balance of the Term Loan with funds from the Acquisitions Line; and (iv) extended the maturity date on the Revolving Lines of Credit to March 2024.

During March 2019, the Company repurchased 595,780 Voting Common Units of two minority founders for $12,500,000.

During March, April and May 2019, the Company granted a total of 445,899 Incentive Units to certain members of senior management.

During May 2019, a member of senior management exercised his option to purchase 61,982 common units of BRP for approximately $612,000.

Business combinations and asset acquisitions

During March 2019, the Company entered into an asset purchase agreement with an unrelated third party to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Lykes Insurance,

Inc. and Lykes Bros. Inc. for a maximum purchase price of up to $38,000,000 with an effective date of March 1, 2019. The acquisition was made to expand the Company’s Middle Market business presence in Florida. The Company has not yet completed its evaluation and determination of certain assets and liabilities acquired or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.

During April 2019, the Company entered into a securities purchase agreement with an unrelated third party to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Millennial Specialty Insurance LLC and Millennial Specialty Holdco, LLC for a maximum purchase price of up to $153,000,000 with an effective date of April 1, 2019. The total purchase price to be paid is affected by the level 3 inputs as described in Note 14. The acquisition was made to obtain access to certain technology and invest in executive talent for building and growing the managing general agent (“MGA” of the Future) and to apply its functionality to other insurance placement products, as well as to expand our market share in specialty renter’s insurance. MGA of the Future is a national renter’s insurance product distributed via agent partners and property management software providers, which has expanded distribution capabilities for new products through our wholesale and retail networks. The Company has not yet completed its evaluation and determination of consideration paid, certain assets and liabilities acquired, or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.

During June 2019, the Company entered into an asset purchase agreement with an unrelated third party to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Ky McAteer Insurance Agency, Inc. for a maximum purchase price of up to $425,000 with an effective date of June 1, 2019. The acquisition was made to expand the Company’s Mainstreet business presence in Florida. The Company has not yet completed its evaluation and determination of consideration paid, certain assets and liabilities acquired, or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.

During July 2019, the Company entered into an asset purchase agreement with an unrelated third party to purchase certain assets and intellectual and intangible rights and assume certain liabilities of Fiduciary Partners Retirement Group, Inc. and Fiduciary Partners Investment Consulting, LLC for a maximum purchase price of up to $5,027,500 with an effective date of July 1, 2019. The acquisition was made to expand our employee benefits group business in the Middle Market Operating Group. The Company has not yet completed its evaluation and determination of consideration paid, certain assets and liabilities acquired, or treatment of this transaction as either a business combination or asset acquisition in accordance with Topic 805.

19. Unaudited pro forma earnings per share

The table below set forth the computation of unaudited pro forma basic and diluted earnings per share:

For the year ended December 31, 2018

Numerator:
Pro forma net loss attributable to Baldwin Risk Partners, LLC and Subsidiaries	$(648,124)

Reduction of interest expense, net of tax(a)	1,596,020

Pro forma net income available to common stock	$947,896

Denominator—basic:
Weighted-average number of shares outstanding—basic	37,600,788
Adjustment for number of shares whose proceeds would be necessary to pay distributions(b)	735,286
Adjustment for number of shares whose proceeds would be necessary to repay related party debt(c)	1,892,872

Pro forma weighted average common shares outstanding—basic	40,228,946

Pro forma net income available to common stock per share—basic	$0.02

Denominator—diluted:
Pro forma weighted average common shares outstanding, basic	40,228,946
Effect of dilutive securities:
Restricted stock units	3,183,110

Pro forma weighted average common shares outstanding—diluted	43,412,056

Pro forma net income available to common stock per share—diluted	$0.02

(a)

Assumes the tax-adjusted reduction of interest expense in connection with the assumed repayment of the related party debt balance in conjunction with our assumed initial public offering. The related party debt balance was $36.9 million as of December 31, 2018. The adjustment relates to actual interest expense incurred on the existing related party debt to be repaid with our assumed initial public offering. Interest expense was incurred at an effective interest rate of 6.5%, tax effected at -3.9% for the year ended December 31, 2018. The tax rate applied to the interest rate reduction was calculated assuming the U.S. federal rates currently in effect and the highest statutory rates apportioned to each applicable state and local jurisdiction.

(b)	For the year ended December 31, 2018
Distributions paid to owners during the twelve months prior to the offering	$11,558,284
Net income attributable to common shareholders in the twelve months prior to the offering	528,989

Distributions paid to owners in excess of earnings	$11,029,295
Offering price per common share	$15.00

Common shares issued in this offering necessary to pay distributions in excess of earnings	735,286

(c)

Assumes the weighted average number of common shares necessary to repay the related party debt balance in conjunction with our assumed initial public offering. The weighted average share count is calculated by computing the number of shares that would need to be issued to repay the associated debt balances for the periods during which they were outstanding.

Independent auditor’s report

To the Stockholders of

Town & Country Insurance Agency, Inc.:

We have audited the accompanying financial statements of Town & Country Insurance Agency, Inc. which comprise the balance sheet as of April 30, 2018 and the related statements of operations, stockholders’ equity, and cash flows for the period January 1, 2018 through April 30, 2018, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Town & Country Insurance Agency, Inc., as of April 30, 2018, and the results of their operations and their cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

August 8, 2019

Clearwater, Florida

Town & Country Insurance Agency, Inc.

Balance sheet

April 30, 2018

Assets
Current assets:
Cash and cash equivalents	$5,082,637
Premiums, commissions and fees receivable, net	78,245
Contingent consideration asset, current portion	197,123
Prepaid expenses	52,447

Total current assets	5,410,452
Property and equipment, net	697,900
Contingent consideration asset, net of current portion	256,413
Deferred tax asset	114,737
Intangible assets, net	138,840
Goodwill	10,135,276

Total assets	$16,753,618

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, trade	$760,564
Producer commissions payable	249,229
Accrued expenses	381,125
Deferred fees	496,419

Total current liabilities	1,887,337

Stockholders’ equity:
Common stock, $1 par value, 1,000,000 shares authorized, 650 issued and outstanding	650
Preferred stock, $1 par value, 5,000 shares authorized, 1,054 issued and outstanding	1,054
Additional paid-in capital	14,222,245
Retained earnings	642,332

Total stockholders’ equity	14,866,281

Total liabilities and stockholders’ equity	$16,753,618

See accompanying independent auditor’s report and notes to financial statements.

Town & Country Insurance Agency, Inc.

Statement of operations

For the period January 1, 2018 through April 30, 2018

Commissions and fees	$2,145,383

Operating expenses:
Commissions, employee compensation and benefits	1,925,195
Operating expenses	437,220
Depreciation and amortization	23,951
Amortization of intangibles	50,000

Total operating expenses	2,436,366
Operating loss	(290,983)

Other income:
Interest income	8,343

Loss before taxes	(282,640)
Income tax expense	(12,488)

Net loss	$(295,128)

See accompanying independent auditor’s report and notes to financial statements.

Town & Country Insurance Agency, Inc.

Statement of stockholders’ equity

For the period January 1, 2018 through April 30, 2018

	Common stock	Preferred stock	Additional paid-in capital	Retained earnings	Total
Balance at January 1, 2018	$650	1,054	14,222,245	937,460	15,161,409
Net loss	—	—	—	(295,128)	(295,128)

Balance at April 30, 2018	$650	1,054	14,222,245	642,332	14,866,281

See accompanying independent auditor’s report and notes to financial statements.

Town & Country Insurance Agency, Inc.

Statement of cash flows

For the period January 1, 2018 through April 30, 2018

Cash flows from operating activities:
Net loss	$(295,128)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,951
Amortization of intangibles	50,000
Bad debt expense	4,000
Straight line rent expense	7,700
Amortization of discount on contingent consideration asset	7,678
Deferred income taxes, net	(110,088)
Changes in operating assets and liabilities:
Premiums, commissions and fees receivable, net	42,745
Prepaid expenses	(51,512)
Accounts payable, trade	20,819
Producer commissions payable	94,306
Accrued expenses	230,338
Deferred fees	496,419

Net cash provided by operating activities	521,228

Cash flows from investing activities:
Receipts on sale of customer accounts	150,000
Receipts on contingent consideration asset	88,029

Net cash provided by investing activities	238,029

Net increase in cash	759,257
Cash and cash equivalents at beginning of period	4,323,380

Cash and cash equivalents at end of period	$5,082,637

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$118,115

See accompanying independent auditor’s report and notes to financial statements.

Town & Country Insurance Agency, Inc.

Notes to financial statements

April 30, 2018

and the period from January 1, 2018 through April 30, 2018

(1)    Business and basis of presentation

Town & Country Insurance Agency, Inc. (the “Company”), a Texas corporation, is engaged primarily in the business of selling property and casualty insurance products to owners and operators of franchised automobile rentals, equipment rentals, and independent automobile dealers and their customers.

(2)    Summary of significant accounting policies

Cash equivalents

The Company considers all highly liquid short-term instruments with original maturities of three months or less to be cash equivalents.

Premiums, commissions and fees receivable, net

In its capacity as an insurance agent or broker, the Company typically collects premiums from insureds, and after deducting its authorized commissions, remits the net premiums to the appropriate insurance companies. Accordingly, as reported in the accompanying balance sheet, premiums are receivables from insureds.

In other circumstances, the insurance companies collect the premiums directly from the insureds and remit the applicable commissions to the Company. Accordingly, as reported in the accompanying balance sheet, commissions are receivables from insurance companies. Fees are primarily receivables from customers of the Company’s services division.

Premiums, commissions and fees receivable are reported net of an allowance for doubtful accounts of approximately $70,000 as of April 30, 2018. The allowance for doubtful accounts is based on management’s estimate of the amount of receivables that will actually be collected. Accounts are charged to the allowance as they are deemed uncollectible based upon a periodic review of the accounts.

Revenue recognition

The Company earns commission revenue by facilitating the arrangement between insurance carriers and individuals/businesses for the carrier to provide insurance to the insured party. Commission revenues are usually a percentage of the premium paid by the insured and generally depend upon the type of insurance, the particular insurance company and the nature of the services provided.

Based upon historical cancellation experience, the Company has determined that mid-policy cancellations are not significant; therefore, a policy cancellation reserve is not necessary. The Company accounts for policy cancellations as they occur.

The Company earns service fee revenue by receiving negotiated fees in lieu of a commission and consulting revenue from services other than securing insurance coverage. Service fee and consulting revenues from certain agreements are recognized on the proportional performance method based on when the services within the contract are satisfied and when the Company has transferred control of the related services to the customer.

The Company may receive from an insurance company a profit-sharing commission, which is based primarily on underwriting results, but may also contain considerations for volume, growth and/or retention. Profit-sharing commissions represent a form of variable consideration which includes additional commissions over base commissions received from insurance carriers. Profit-sharing commissions are estimated with a constraint applied and recognized at a point in time. The profit-sharing commissions are recorded as the underlying policies that contribute to the achievement of the metric are placed based on the amount of consideration that will be received in the coming year such that a significant reversal of revenue is not probable. Revenue is recognized at a point in time upon the earlier of written notification from the insurance company that the target has been achieved or cash collection.

Property and equipment

Property and equipment are stated at cost. For financial reporting purposes, depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Years
Building	29
Leasehold improvements	10
Furniture and fixtures	7-10

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful life or the reasonably assured lease term at inception of the lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts. The difference between the net book value of the assets and proceeds from disposal is recognized as a gain or loss. Routine maintenance and repairs are charged to expense as incurred, while costs of improvements and renewals are capitalized.

Property and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its fair value.

Goodwill and amortizable intangible assets

The excess of the purchase price of an acquisition over the fair value of the identifiable tangible and amortizable intangible assets is assigned to goodwill. Goodwill is subject to at least an annual assessment for impairment. The Company compares the fair value of each reporting unit with its carrying amount to determine if there is potential impairment of goodwill. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill within the reporting unit is less than its carrying value and is charged to operations in the period of impairment. There was no such impairment for the period ended April 30, 2018.

Upon the sale of a reporting unit or partial reporting unit, goodwill related to that reporting unit is included in the carrying amount of the business to be disposed of in determining the gain or loss on disposal. Goodwill derecognized is based on the relative fair values of the reporting unit being disposed of and the portion of the reporting unit that will be retained.

Amortizable intangible assets are stated at cost, less accumulated amortization, and primarily consist of purchased customer accounts. Purchased customer accounts are being amortized on an accelerated amortization method over an estimated life of five to seven years. Purchased customer accounts primarily consist of records and files that contain information about insurance policies and the related insured parties that are essential to policy renewals.

The carrying value of intangibles attributable to the Company is periodically reviewed by management to determine if the facts and circumstances suggest that they may be impaired. In the insurance agency industry, it is common for agencies or customer accounts to be acquired at a price determined as a multiple of either their corresponding revenues or earnings before interest, taxes, depreciation and amortization (“EBITDA”). Accordingly, the Company assesses the carrying value of its intangible assets by comparison of a reasonable multiple applied to either corresponding revenues or EBITDA, as well as considering the estimated future cash flows generated by the Company. Any impairment identified through this assessment may require that the carrying value of related intangible assets be adjusted with the impairment being reported as a component with operating expenses; however, no impairment has been recorded for the period ended April 30, 2018.

Income taxes

The Company accounts for income taxes under the asset and liability method. Under the asset and liability method of Accounting Standards Codification Topic 740-10, Income Taxes (“Topic 740-10”), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Topic 740-10, the effect of a change in tax rates on deferred tax assets or liabilities is recognized in the consolidated statement of operations in the period that included the enactment. A valuation allowance is established for deferred tax assets if management determines that it is more likely than not that some or all of the deferred tax assets will not be realized.

A component of Topic 740-10 prescribes a recognition and measurement threshold of uncertain tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimated. Significant estimates underlying the accompanying financial statements include the allowance for doubtful accounts, contingent consideration asset, useful lives of long-lived assets, and impairment of long-lived assets (including goodwill).

Fair value of financial instruments

Management uses fair value hierarchy to value its financial instruments, which gives the highest priority to quoted prices in active markets. The fair value of financial instruments is estimated based on market trading information, where available. Absent published market values for an instrument or other assets, management uses observable market data to arrive at its estimates of fair value. Management believes that the carrying amount of cash, premiums, commissions and fees receivable, accounts payable, trade, and accrued expenses approximate their fair values because of the short maturity and liquidity of those instruments.

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-level fair value hierarchy was established that prioritizes the inputs used to measure fair value. The three levels of inputs used to measure fair value are as follows:

Level1:	Quoted prices in active markets for identical assets or liabilities;

Level 2:	Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted price for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data;

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The Company measures its contingent consideration asset at fair value at each reporting period using significant unobservable inputs classified within Level 3 of the fair value hierarchy. The Company uses a probability weighted value analysis as a valuation technique to convert future estimated cash flows to a single present value amount. The significant unobservable inputs used in the fair value measurements are revenue projections over the payout period, and the probability outcome percentages assigned to each scenario. Significant increases or decreases to either of these inputs would result in a significantly higher or lower asset. Ultimately, the asset will be equivalent to the amount settled, and the difference between the fair value estimate and amount settled will be recorded in earnings (See Note 5). During the period ended April 30, 2018, the contingent consideration asset changed by payments received of $88,029 and amortization of discount of $7,678.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), that will supersede most current revenue recognition guidance, including industry-specific guidance. The core principle of the new guidance is that an entity will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard provides a five-step analysis of transactions to determine when and how revenue is recognized. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. Additionally, the guidance requires disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized. The amendments are required to be adopted for the Company’s December 31, 2019 financial statements. Early adoption is permitted. Transition to the new guidance may be done using either a full or modified retrospective method. The Company is currently evaluating the full effect that the adoption of this standard will have on the Company’s financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), that requires lessees to recognize a right-of-use asset and a lease liability for most leases. The liability will be equal to the present value of lease payments. The asset will be based on the liability, subject to adjustment, such as for initial direct costs. The recognition, measurement, and presentation of expenses and cash flows arising from a lease have not significantly changed from previous generally accepted accounting principles. There continues to be a differentiation between finance leases and operating leases. However, the principal difference from previous guidance is that the lease assets and lease liabilities arising from operating leases should be recognized in the statement of financial position. For leases with a term of twelve months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term.

The standard is effective for fiscal years beginning after December 15, 2019 with early adoption permitted. The standard can be applied prospectively or retrospectively. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently evaluating the full effect that the adoption of this standard will have on the Company’s financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (“ASU 2016-13”), which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost. ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The FASB has subsequently issued several additional ASUs related to credit losses, which improved upon, and provided transition relief for, the guidance issued in ASU 2016-13 and extended the adoption date for nonpublic business entities. This guidance is effective for fiscal years beginning after December 15, 2021 with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230) Classification of Certain Cash Receipts and Cash Payments. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The amendments in this update are effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its financial statements.

(3)    Property and equipment, net

Property and equipment, net consists of the following as of April 30, 2018:

Land	$141,753
Building	260,333
Leasehold improvements	313,360
Furniture and fixtures	211,606

927,052
Less accumulated depreciation and amortization	(229,152)

$697,900

Depreciation and amortization expense was approximately $24,000 for the period ended April 30, 2018.

(4)    Intangible assets, net and goodwill

The Company recognizes certain separately identifiable intangible assets from an acquisition. Acquired intangible assets consist of the following at April 30, 2018:

	Gross carrying value	Sale of partial reporting unit	Accumulated amortization	Net carrying value
Amortizable intangible assets:
Customer accounts	$4,600,000	(11,160)	(4,450,000)	138,840

	4,600,000	(11,160)	(4,450,000)	138,840
Non-amortizable intangible assets:
Goodwill	10,734,246	(598,970)	—	10,135,276

Total	$15,334,246	(610,130)	(4,450,000)	10,274,116

Amortization expense recorded for amortizable intangible assets was approximately $50,000 for the period ended April 30, 2018.

Future annual estimated amortization expense for acquired intangible assets is as follows:

Period ending December 31,
2018	$100,000
2019	38,840

(5)    Sale of customer accounts

During 2017, the Company sold a group of customer accounts for a fixed fee of $450,000, plus additional fee of 31.65% of future monthly revenues for the 36 month period following the sale. The present value of the projected revenues for the 36 month period, discounted at 7.5%, was approximately $591,000 at the time of the sale. As of April 30, 2018, the Company has recorded a contingent consideration asset totaling $453,536 related to this sale.

(6)    Income taxes

Deferred tax assets and liabilities were composed of the following at April 30, 2018:

Deferred tax assets:
Deferred revenue	$107,618
Allowance for doubtful accounts	12,141
Straight line rent accrual	29,938

149,697
Deferred tax liabilities:
Depreciation and amortization	(34,960)

Net deferred tax asset	$114,737

The provision for income taxes for the period ended April 30, 2018 consisted of:

Current:
Federal	$(97,207)
State	(31,476)

(128,683)
Deferred:
Federal	106,640
State	34,531

141,171

Provision for income taxes	$12,488

The Company believes that the deferred tax assets are more likely than not to be realized in the future based in part on (1) its historical profitable operations and the expectation of continued profitability, (2) available growth opportunities, and (3) the length of time that the benefits are available to offset future taxable income.

(7)    Stockholders’ equity

The Company has 1,000,000 authorized common shares and 5,000 authorized preferred shares. The 5,000 shares of preferred stock are not redeemable or convertible. Common stock has voting rights while preferred stock is non-voting. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the holders of common shares shall first be paid, up to a $1 per share, and then the holders of preferred shares shall be paid the remaining amounts. Except as provided in the previous sentence, the holders of preferred shares shall not be entitled to any other preference with respect to the holders of common shares.

(8)    Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company manages this risk through the use of high credit worthy financial institutions. Interest-bearing accounts and noninterest-bearing accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Deposits exceed amounts insured by the FDIC. The Company has not experienced any losses from its deposits.

(9)    Retirement plan

The Company sponsors a 401(k) retirement plan for employees who meet specific age and service requirements. This plan allows for participants to make salary deferral contributions. Employer matching to the plan is discretionary. Company contributions were approximately $48,000 for the period ended April 30, 2018.

(10)    Commitments and contingencies

Legal

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Operating leases

The Company conducts its operations in two leased facilities under noncancelable operating leases.

Approximate future minimum payments under the operating lease agreements are as follows:

Period ending December 31,
2018	$166,500
2019	253,000
2020	245,900
2021	226,800
2022	230,500
Thereafter	571,800

$1,694,500

Total rent expense under non-cancellable operating leases was approximately $104,000 (including rent allocation as noted in Note 11) for the period ended April 30, 2018.

(11)    Related party transaction

For the period ended April 30, 2018, the Company had approximately $20,000 of service fee revenue recorded from its Parent Company included in commissions and fees on the accompanying statement of operations. As of April 30, 2018, the Company had approximately $235,000 of deferred service fee revenue recorded on the accompanying balance sheet for transactions with its Parent Company.

The Company occupies office space in one of its Parent Company’s locations for which the Company is allocated rent expense based on square footage. Total rent expense allocated to the Company for this location was approximately $80,000 for the period ended April 30, 2018.

(12)    Subsequent events

The Company has evaluated events and transactions occurring subsequent to April 30, 2018 as of August 8, 2019, the date the financial statements were available to be issued.

Effective May 1, 2018, the Company entered into an asset purchase agreement to sell substantially all assets and liabilities of the Company to an unrelated third party. The purchase price was approximately $18,500,000, which includes a maximum contingent payment of $3,930,000.

Effective May 31, 2018, the Company acquired a book of business from an unrelated third party for approximately $118,000.

MILLENNIAL SPECIALTY INSURANCE LLC

Balance Sheets

(Unaudited)

	March 31, 2019	December 31, 2018
Assets

Current assets:
Cash and cash equivalents	$3,397,344	$4,057,535
Restricted cash	2,631,924	2,355,652
Premiums and commissions receivable	15,722,342	15,529,858
Other current assets	17,978	—

Total current assets	21,769,588	21,943,045
Software, net	54,406	62,996
Deposits	300,000	300,000

Total assets	$22,123,994	$22,306,041

Liabilities and Members’ Equity

Current liabilities:
Premiums payable to insurance companies	$16,169,615	$15,521,785
Producer commissions payable, net	1,277,435	1,915,827
Accrued expenses	264,483	281,542
Reserve for policy cancellations	1,285,343	1,240,313
Deferred policy fee revenue	2,793,984	2,789,964

Total current liabilities	21,790,860	21,749,431

Commitments and contingencies (Note 4)

Members’ equity:
Members’ capital	349,999	349,999
Retained earnings (accumulated deficit)	(16,865)	206,611

Total members’ equity	333,134	556,610

Total liabilities and members’ equity	$22,123,994	$22,306,041

See accompanying Notes to Financial Statements.

MILLENNIAL SPECIALTY INSURANCE LLC

Statements of Comprehensive Income

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Commissions and fees	$7,828,065	$5,637,560

Operating expenses:
Commissions expense	4,862,549	3,608,240
Employee compensation and benefits	344,029	322,738
Other operating expenses	469,636	433,682
Amortization expense	8,590	8,590

Total operating expenses	5,684,804	4,373,250
Operating income	2,143,261	1,264,310

Other income:
Interest income	466	338

Net income and comprehensive income	$2,143,727	$1,264,648

See accompanying Notes to Financial Statements.

MILLENNIAL SPECIALTY INSURANCE LLC

Statements of Members’ Equity

(Unaudited)

	Members’ Capital	Retained Earnings (Accumulated Deficit)	Total
Balance at January 1, 2019	$349,999	$206,611	$556,610
Net income	—	2,143,727	2,143,727
Distributions	—	(2,367,203)	(2,367,203)

Balance at March 31, 2019	349,999	(16,865)	333,134

	Members’ Capital	Retained Earnings	Total
Balance at January 1, 2018	$349,999	$4,314	$354,313
Net income	—	1,264,648	1,264,648
Distributions	—	(116,847)	(116,847)

Balance at March 31, 2018	$349,999	$1,152,115	$1,502,114

See accompanying Notes to Financial Statements.

MILLENNIAL SPECIALTY INSURANCE LLC

Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
	2019	2018

Cash flows from operating activities:
Net income	$2,143,727	$1,264,648
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense	8,590	8,590
Changes in operating assets and liabilities:
Premiums and commissions receivable	(192,484)	8,694,529
Other current assets	(17,978)	(14,150)
Premiums payable to insurance companies	647,830	(9,399,253)
Producer commissions payable, net	(638,392)	98,809
Accrued expenses	(17,059)	1,273
Reserve for policy cancellations	45,030	47,271
Deferred policy fee revenue	4,020	47,352

Net cash provided by operating activities	1,983,284	749,069

Cash flows from financing activities:
Distributions	(2,367,203)	(116,847)

Net cash used in financing activities	(2,367,203)	(116,847)

Net increase (decrease) in cash and cash equivalents and restricted cash	(383,919)	632,222
Cash and cash equivalents and restricted cash at beginning of period	6,413,187	4,935,543

Cash and cash equivalents and restricted cash at end of period	$6,029,268	$5,567,765

Supplemental schedule of cash flow information:
Cash paid during the period for taxes	$29,578	$25,203

See accompanying Notes to Financial Statements.

MILLENNIAL SPECIALTY INSURANCE LLC

Notes to Financial Statements

(Unaudited)

1. Business and Basis of Presentation

Millennial Specialty Insurance LLC, a Florida limited liability company (“MSI” or the “Company”), is a diversified insurance agency and services organization that markets and sells insurance products and services to its customers throughout the U.S.

MSI was founded on January 1, 2015 by four industry veterans who identified a need for a streamlined insurance distribution solution that could serve the consumer renter’s niche market using its proprietary insurance application platform. The Company principally acts as a managing general agent (“MGA”) providing a national renter’s insurance product distributed via sub-agent partners and property management software providers.

Interim Financial Reporting

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and related notes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for fair statement have been included. The accompanying balance sheet for the year ended December 31, 2018 was derived from audited financial statements, but does not include all disclosures required by GAAP. Accordingly, these unaudited interim financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2018.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). Topic 606 affects any entity that enters into contracts with customers to transfer goods or services. It supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition and most industry-specific guidance. The standard’s core principle is that a company should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the adoption of this guidance by one year from the original effective date. This guidance is effective for fiscal years beginning after December 15, 2018 with early adoption permitted. The Company will adopt this guidance for annual reporting for the fiscal year ending December 31, 2019 and for interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company has determined that certain revenue streams are within the scope of the guidance; however, the Company does not expect the guidance to

MILLENNIAL SPECIALTY INSURANCE LLC

Notes to Financial Statements

(Unaudited)

impact current revenue recognition patterns for these in scope revenue streams and contracts. Accordingly, the adoption of this guidance is not expected to have a significant impact on the Company’s results of operations or financial condition.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. In March 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which improves upon the guidance issued in ASU 2016-02. This guidance is effective for the fiscal years beginning after December 15, 2019 with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (“ASU 2016-13”), which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost. ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The FASB has subsequently issued several additional ASUs related to credit losses, which improved upon, and provided transition relief for, the guidance issued in ASU 2016-13 and extended the adoption date for nonpublic business entities. This guidance is effective for fiscal years beginning after December 15, 2019 with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its financial statements.

2. Revenue

The following table disaggregates commissions and fees revenue by major source:

	For the Three Months Ended March 31,
	2019	2018
Agency bill revenue (1)	$4,933,904	$3,700,929
Policy fee revenue (2)	1,582,366	1,160,308
Profit-sharing revenue (3)	683,757	511,454
Installment fee revenue (4)	628,038	264,869

Total commissions and fees	$7,828,065	$5,637,560

(1)

Agency bill revenue represents commission revenue earned through the distribution of insurance products to consumers using a network of agents and brokers on behalf of various insurance carriers. The Company acts as an agent on behalf of the insured for the term of the insurance policy.

(2)

Policy fee revenue represents revenue earned for acting in the capacity of an MGA on behalf of the insurance carrier and fulfilling certain services including delivery of policy documents, processing payments and other administrative functions.

(3)	Profit-sharing revenue represents bonus-type revenue that is earned by the Company as a sales incentive provided by certain insurance companies.
(4)	Installment fee revenue represents revenue earned by the Company for providing payment processing services on behalf of the insurance carrier related to policy premiums paid on an installment basis.

MILLENNIAL SPECIALTY INSURANCE LLC

Notes to Financial Statements

(Unaudited)

The Company’s two largest insurance carriers each represented approximately 42% of the Company’s commissions and fees for the three months ended March 31, 2019. The Company’s two largest insurance carriers represented approximately 42% and 39% of the Company’s commissions and fees for the three months ended March 31, 2018.

3. Related Party Transactions

In December 2017, the Company entered into a noncancelable operating lease agreement to lease office space from an entity owned by one of the Company’s members. The lease agreement provides for base rent of approximately $6,100 per month and expires in December 2037. The Company recorded rent expense related to this lease of approximately $18,000 for each of the three months ended March 31, 2019 and 2018.

4. Commitments and Contingencies

The Company is not involved in any claims or legal actions arising in the ordinary course of business.

Retention Bonus Plan

In April 2018, the Company entered into retention agreements with two employees of the Company. These agreements set forth retention bonuses to be earned by the employees through dates as defined in each agreement. Terms of the retention agreements include (i) satisfactory job performance, (ii) achievement of certain growth targets, and (iii) continued employment with the Company. The retention bonuses are payable in three installments with (i) the first installment totaling $50,000 to be paid in May 2019, (ii) the second installment totaling $60,000 to be paid in May 2020, and (iii) the third installment totaling $100,000 to be paid in May 2021, for the employees who meet the qualifications of the agreements. The Company had a $50,000 retention bonus accrual at March 31, 2019 and December 31, 2018 related to the first installment, which was subsequently paid in May 2019. The retention bonus accrual is included in accrued expenses on the balance sheets.

5. Subsequent Events

The Company has evaluated events and transactions occurring subsequent to March 31, 2019 as of August 14, 2019, the date the financial statements were available to be issued.

In April 2019, the Company amended its related party operating lease agreement previously discussed in Note 3 to shorten the lease term by ten years. The lease now expires in December 2027.

In April 2019, the Company entered into a securities purchase agreement with an unrelated third party to sell 70% of the issued and outstanding membership interests in the Company for a maximum purchase price of up to $153.0 million, which includes a maximum contingent earnout consideration of $61.5 million. The transaction had an effective date of April 1, 2019.

Report of Independent Auditors

To Management of Millennial Specialty Insurance LLC

We have audited the accompanying financial statements of Millennial Specialty Insurance LLC, a subsidiary of Baldwin Risk Partners, LLC, which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of comprehensive income, of members’ equity and of cash flows for the years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Millennial Specialty Insurance LLC as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 9, 2019

Millennial Specialty Insurance LLC

Balance sheets

	December 31,
	2018	2017
Assets

Current assets:
Cash and cash equivalents	$4,057,535	$3,183,684
Restricted cash	2,355,652	1,751,859
Premiums and commissions receivable	15,529,858	10,763,433

Total current assets	21,943,045	15,698,976
Software, net	62,996	97,357
Deposits	300,000	300,000

Total assets	$22,306,041	$16,096,333

Liabilities and Members’ Equity

Current liabilities:
Premiums payable to insurance companies	$15,521,785	$10,957,842
Producer commissions payable, net	1,915,827	1,571,081
Accrued expenses	281,542	208,397
Reserve for policy cancellations	1,240,313	961,156
Deferred policy fee revenue	2,789,964	2,043,544

Total current liabilities	21,749,431	15,742,020

Commitments and contingencies (Note 8)

Members’ equity:
Members’ capital	349,999	349,999
Retained earnings	206,611	4,314

Total members’ equity	556,610	354,313

Total liabilities and members’ equity	$22,306,041	$16,096,333

See accompanying Notes to Financial Statements.

Millennial Specialty Insurance LLC

Statements of comprehensive income

	For the years ended December 31,
	2018	2017
Commissions and fees	$28,162,504	$19,674,426

Operating expenses:
Commissions expense	18,333,120	13,503,014
Employee compensation and benefits	1,847,834	1,075,820
Other operating expenses	2,127,155	1,491,497
Amortization expense	34,361	34,361

Total operating expenses	22,342,470	16,104,692
Operating income	5,820,034	3,569,734

Other income:
Interest income	1,020	658

Net income and comprehensive income	$5,821,054	$3,570,392

See accompanying Notes to Financial Statements.

Millennial Specialty Insurance LLC

Statements of members’ equity

	Members’ capital	Retained earnings (accumulated deficit)	Total
Balance at January 1, 2017	$349,999	$(155,693)	$194,306
Net income	—	3,570,392	3,570,392
Distributions	—	(3,410,385)	(3,410,385)

Balance at December 31, 2017	349,999	4,314	354,313
Net income	—	5,821,054	5,821,054
Distributions	—	(5,618,757)	(5,618,757)

Balance at December 31, 2018	$349,999	$206,611	$556,610

See accompanying Notes to Financial Statements.

Millennial Specialty Insurance LLC

Statements of cash flows

	For the years ended December 31,
	2018	2017

Cash flows from operating activities:
Net income	$5,821,054	$3,570,392
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense	34,361	34,361
Changes in operating assets and liabilities:
Premiums and commissions receivable	(4,766,425)	(4,237,616)
Deposits	—	(50,000)
Premiums payable to insurance companies	4,563,943	3,275,621
Producer commissions payable, net	344,746	1,416,062
Accrued expenses	73,145	98,421
Reserve for policy cancellations	279,157	304,830
Deferred policy fee revenue	746,420	695,033

Net cash provided by operating activities	7,096,401	5,107,104

Cash flows from financing activities:
Distributions	(5,618,757)	(3,410,385)

Net cash used in financing activities	(5,618,757)	(3,410,385)

Net increase in cash and cash equivalents	1,477,644	1,696,719
Cash and cash equivalents and restricted cash at beginning of year	4,935,543	3,238,824

Cash and cash equivalents and restricted cash at end of year	$6,413,187	$4,935,543

Supplemental schedule of cash flow information:
Cash paid during the year for taxes	$25,603	$9,831

See accompanying Notes to Financial Statements.

Millennial Specialty Insurance LLC

Notes to financial statements

1. Business and basis of presentation

Millennial Specialty Insurance LLC, a Florida limited liability company (“MSI” or the “Company”), is a diversified insurance agency and services organization that markets and sells insurance products and services to its customers throughout the U.S.

MSI was founded on January 1, 2015 by four industry veterans who identified a need for a streamlined insurance distribution solution that could serve the consumer renter’s niche market using its proprietary insurance application platform. The Company principally acts as a managing general agent (“MGA”) providing a national renter’s insurance product distributed via sub-agent partners and property management software providers.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“Topic 606”). Topic 606 affects any entity that enters into contracts with customers to transfer goods or services. It supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) Topic 605, Revenue Recognition and most industry-specific guidance. The standard’s core principle is that a company should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which a company expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the adoption of this guidance by one year from the original effective date. This guidance is effective for fiscal years beginning after December 15, 2018 with early adoption permitted. The Company will adopt this guidance for annual reporting for the fiscal year ending December 31, 2019. The Company has determined that certain revenue streams are within the scope of the guidance; however, the Company does not expect the guidance to impact current revenue recognition patterns for these in scope revenue streams and contracts. Accordingly, the adoption of this guidance is not expected to have a significant impact on the Company’s results of operations or financial condition.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). The guidance in ASU 2016-02 supersedes the lease recognition requirements in ASC Topic 840, Leases. ASU 2016-02 requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures. In March 2019, the FASB issued ASU No. 2019-01, Leases (Topic 842): Codification Improvements, which improves upon the guidance issued in ASU 2016-02. This guidance is effective for the fiscal years beginning after December 15, 2019 with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Statements (“ASU 2016-13”), which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost. ASU 2016-13 replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The FASB has subsequently issued several additional ASUs related to credit losses, which improved upon, and provided transition relief for, the guidance issued in ASU 2016-13 and extended the adoption date for nonpublic business entities. This guidance is effective for fiscal years beginning after December 15, 2019 with early adoption permitted. The Company is currently evaluating the full effect that the adoption of this standard will have on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). ASU 2016-15 provides guidance on the classification of contingent consideration payments made after a business combination and other cash receipts and payments. The Company adopted ASU 2016-15 effective January 1, 2018 and has determined there is no impact on the Company’s statements of cash flows.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which requires that the statement of cash flows explain the changes during the period of cash and cash equivalents inclusive of amounts categorized as restricted cash. The Company adopted ASU 2016-18 effective January 1, 2018 under the full retrospective approach for all periods presented. With the adoption of ASU 2016-18, the change in restricted cash is no longer reflected as a change in operating assets and liabilities, and the statements of cash flows detail the change in the balance of cash and cash equivalents and restricted cash. Net cash provided by operating activities increased by $647,191 for the year ended December 31, 2017 as a result of the adoption of ASU 2016-18.

2. Significant accounting policies

Revenue recognition

The Company earns commission through the distribution of insurance products to consumers using a network of agents and brokers on behalf of various insurance carriers. Commission revenue is a percentage of the premium paid by the insured and is dependent upon the type of insurance and the insurance carrier.

For agency bill commission, the Company acts as an agent on behalf of the insured party for the term of the insurance policy, which is typically one year. The insured party pays the Company the full policy premium. The Company retains its commission and remits the remaining amount to the insurance carrier. Agency bill revenue is recognized on the policy effective date as the Company is paid the full amount at the inception of the policy and the sales and distribution of the insurance policy is deemed complete.

Commission revenue is recorded net of allowances for estimated policy cancellations, which are determined based on an evaluation of historical and current cancellation data.

The Company earns policy fee revenue for acting in its capacity as an MGA on behalf of the insurance carriers and fulfilling certain services including delivery of policy documents, processing payments and other administrative functions during the term of the insurance policy. Policy fee revenue is deferred and recognized over the life of the policy. These deferred amounts are recognized as deferred policy fee revenue on the balance sheets.

The Company earns installment fee revenue related to policy premiums paid on an installment basis for payment processing services performed on behalf of the insurance carriers. The Company recognizes installment fee revenue in the period the services are performed.

The Company may receive a profit-sharing commission from an insurance carrier, which is based primarily on underwriting results, but may also contain considerations for volume, growth, loss performance, and/or retention. Profit-sharing commissions include additional commissions over base commissions received from insurance carriers. These commissions vary based on the agreement with each insurance carrier. Profit-sharing commission is recognized on the date at which the amount is deemed fixed and determinable.

Cash equivalents

The Company considers all highly liquid short-term instruments with original maturities of three months or less to be cash equivalents.

Restricted cash

Restricted cash includes amounts that are legally restricted as to use or withdrawal. Restricted cash represents cash collected from customers that is payable to insurance companies and for which segregation of this cash is either (i) required by the state of domicile for the office conducting the transaction, or (ii) required by contract with the relevant insurance company providing coverage.

Premiums and commissions receivable

In its capacity as an MGA, the Company collects premiums from insureds and, after deducting its authorized commissions, remits the net premiums to the appropriate insurance companies. Premiums receivable reflect these amounts due from insureds. Commissions receivable represent amounts due from insurance carriers for profit-sharing commissions.

Based on historical bad debt experience, the Company has determined that write-off of receivables to bad debt expense is not significant. Therefore, an allowance for doubtful accounts is not deemed necessary and the Company accounts for bad debt write-offs as they occur.

Software, net

The Company has capitalized internally-developed software, which is stated at cost less accumulated amortization. Costs related to the purchase, development or upgrade of software during the application development stage are capitalized. Costs incurred during the pre-development and the post implementation phases are expensed as incurred. Software is amortized on the straight-line basis over an estimated useful life of five years.

Software is evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An asset is considered to be impaired when the sum of the undiscounted future net cash flows expected to result from the use of the asset and its eventual disposition does not exceed its carrying amount. The amount of the impairment loss, if any, is measured as the amount by which the carrying value of the asset exceeds its fair value.

Producer commissions payable, net

The Company shares commissions with other agents or brokers who have acted jointly with the Company in a transaction. Commissions shared with downstream agents or brokers are recorded in commissions expense in the statements of comprehensive income. The Company records commissions due to agents and brokers as producer commissions payable on the balance sheets.

Reserve for policy cancellations

The Company has established a reserve for estimated policy cancellations, which represents a reserve for future reversals in commission and fee revenues related to the potential cancellation of client insurance policies that were in force as of each year end. The reserve for policy cancellations is established through a charge to revenues and is calculated on a pro rata basis for the related unexpired portion of the policy. The reserve is determined principally on actual historical refunded commission.

Income taxes

The Company, which was formed as a limited liability company, is classified as an S Corporation for income tax purposes. As a result, the Company’s income and losses are passed through to the respective owners and all members are subject to taxation on their share of taxable income or loss.

The Company follows ASC Topic 740, Income Taxes. A component of this standard prescribes a recognition and measurement threshold of uncertain tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance.

Fair value of financial instruments

The carrying amounts of the Company’s financial assets and liabilities, including cash and cash equivalents, restricted cash, premiums receivable, premiums payable to insurance companies and accrued expenses, approximate their fair values because of the short maturity and liquidity of these instruments.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company manages this risk using high credit worthy financial institutions. Interest-bearing accounts and noninterest-bearing accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Deposits exceeded amounts insured by the FDIC at December 31, 2018 and 2017. The Company has not experienced any losses from its deposits.

The Company’s two largest insurance carriers each represented approximately 45% of the Company’s commissions and fees for the year ended December 31, 2018. The Company’s two largest insurance carriers represented approximately 49% and 41% of the Company’s commissions and fees for the year ended December 31, 2017.

3. Revenue

The following table disaggregates commissions and fees revenue by major source:

	For the years ended December 31,
	2018	2017
Agency bill revenue(1)	$18,825,534	$13,710,583
Policy fee revenue(2)	5,353,518	3,722,496
Profit-sharing revenue(3)	2,363,725	1,557,450
Installment fee revenue(4)	1,619,727	642,397
Other income	—	41,500

Total commissions and fees	$28,162,504	$19,674,426

(1)

Agency bill revenue represents commission revenue earned through the distribution of insurance products to consumers using a network of agents and brokers on behalf of various insurance carriers. The Company acts as an agent on behalf of the insured for the term of the insurance policy.

(2)

Policy fee revenue represents revenue earned for acting in the capacity of an MGA on behalf of the insurance carrier and fulfilling certain services including delivery of policy documents, processing payments and other administrative functions.

(3)	Profit-sharing revenue represents bonus-type revenue that is earned by the Company as a sales incentive provided by certain insurance companies.

(4)	Installment fee revenue represents revenue earned by the Company for providing payment processing services on behalf of the insurance carrier related to policy premiums paid on an installment basis.

4. Software, net

Software, net consists of the following:

	December 31,
	2018	2017
Gross carrying value	$171,806	$171,806
Less: accumulated amortization	(108,810)	(74,449)

Net carrying value	$62,996	$97,357

Amortization expense recorded for software was $34,361 for each of the years ended December 31, 2018 and 2017.

Future annual estimated amortization expense for software is as follows:

Year ending December 31,	Amount
2019	$34,361
2020	28,635

$62,996

5. Members’ equity

Contribution of capital

The Company’s limited liability operating agreement does not require any member to make additional capital contributions to the Company with respect to his membership interests. No member is entitled to withdraw any part of his capital contribution and the Company has no obligation to return any part of a member’s capital contribution to the Company. If deemed necessary for the operation of the Company’s business and upon written consent of 75% of the founding members, the managers may request the contribution of additional capital to the Company by all members to be made in accordance with their respective percentage membership interests.

Distribution of capital

The Company may make distributions of cash for each fiscal year to members in accordance with their respective percentage membership interests in the Company after having first established or maintained such reserves as the managers deem reasonably necessary, and second, paid interest and then principal for all loans made by a member to the Company. The Company may make distributions of capital proceeds received by the Company to members in accordance with their respective percentage membership interests in the Company after having first paid off any remaining unpaid balance due with respect to any outstanding liabilities, and second, paid off any deficit in payment of accumulated allocations for all prior years.

In the event of dissolution of the Company, the net proceeds of such liquidation shall be first applied and distributed to pay all creditors and outstanding obligations; second, used to establish a reserve for contingent liabilities of the Company, if any; and third, distributed to members in accordance with their respective percentage membership interests in the Company.

6. Related party transactions

In December 2017, the Company entered into a noncancelable operating lease agreement to lease office space from an entity owned by one of the Company’s members. The lease agreement provides for base rent of approximately $6,100 per month and expires in December 2037. The Company recorded rent expense related to this lease of approximately $73,000 and $6,000 for the years ended December 31, 2018 and 2017, respectively.

Approximate future minimum payments under the related party operating lease agreement are as follows:

Year ending December 31,	Amount
2019	$73,286
2020	73,286
2021	73,286
2022	73,286
2023	73,286
Thereafter	1,019,894

$1,386,324

7. Retirement plan

The Company sponsors a 401(k) retirement plan for employees who meet specific age and service requirements. This plan allows for participants to make salary deferral contributions and the Company has a defined matching contribution of 100% of salary deferrals up to 6% of the eligible employee compensation. The Company recorded 401(k) contributions expense of approximately $80,000 and $45,000 for the years ended December 31, 2018 and 2017, respectively.

8. Commitments and contingencies

The Company is not involved in any claims or legal actions arising in the ordinary course of business.

Retention bonus plan

In April 2018, the Company entered into retention agreements with two employees of the Company. These agreements set forth retention bonuses to be earned by the employees through dates as defined in each agreement. Terms of the retention agreements include (i) satisfactory job performance, (ii) achievement of certain growth targets, and (iii) continued employment with the Company. The retention bonuses are payable in three installments with (i) the first installment totaling $50,000 to be paid in May 2019, (ii) the second installment totaling $60,000 to be paid in May 2020, and (iii) the third installment totaling $100,000 to be paid in May 2021, for the employees who meet the qualifications of the agreements. The Company recorded a $50,000 retention bonus accrual at December 31, 2018 related to the first installment, which was subsequently paid in May 2019. The retention bonus accrual is included in accrued expenses on the balance sheets.

9. Subsequent events

The Company has evaluated events and transactions occurring subsequent to December 31, 2018 as of August 9, 2019, the date the financial statements were available to be issued.

In April 2019, the Company amended its related party operating lease agreement previously discussed in Note 6 to shorten the lease term by ten years. The lease now expires in December 2027.

In April 2019, the Company entered into a securities purchase agreement with an unrelated third party to sell 70% of the issued and outstanding membership interests in the Company for a maximum purchase price of up to $153.0 million, which includes a maximum contingent earnout consideration of $61.5 million. The transaction had an effective date of April 1, 2019.

Independent auditor’s report

Audit Committee

Lykes Insurance, Inc.

Report on the financial statements

We have audited the accompanying financial statements of Lykes Insurance, Inc. (the Company) which comprise the balance sheet as of December 31, 2018, the related statements of income, changes in stockholder’s equity and cash flows for the year then ended and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. GAAP; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lykes Insurance, Inc. as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ RSM US LLP

Orlando, Florida

August 13, 2019

Lykes Insurance, Inc.

Balance sheet

December 31, 2018

Assets
Current assets:
Cash	$2,884,037
Trade accounts receivable	964,785
Prepaid expenses and other current assets	73,942

Total current assets	3,922,764

Investments	1,969,854
Equipment and leasehold improvements, net	120,483
Intangible assets, net	441,461

Total assets	$6,454,562

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$2,056,651
Accrued expenses	523,225

Total current liabilities	2,579,876

Employee liabilities	1,505,357

Total liabilities	4,085,233

Commitments and contingencies (Notes 5, 7 and 8)

Stockholder’s equity:
Capital stock, no par, 100 shares authorized, issued and outstanding	100,000
Retained earnings	2,269,329

Total stockholder’s equity	2,369,329

Total liabilities and stockholder’s equity	$6,454,562

See notes to financial statements.

Lykes Insurance, Inc.

Statement of income

Year ended December 31, 2018

Revenues	$11,590,456

Operating expenses:
Insurance selling expenses	3,473,280
General and administrative	6,705,265
Other expense	216,291

Total operating expenses	10,394,836

Income from operations	1,195,620

Financial income (expense):
Gain on sale of investment in joint venture	87,821
Dividend and interest income	29,788
Interest expense	(563)

117,046

Net income	$1,312,666

See notes to financial statements.

Lykes Insurance, Inc.

Statement of changes in stockholder’s equity

Year ended December 31, 2018

	Capital stock		Retained earnings	Total
	Shares	Amount
Balances as of December 31, 2017	100	$100,000	$2,120,063	$2,220,063
Stockholder distributions	—	—	(1,163,400)	(1,163,400)
Net income	—	—	1,312,666	1,312,666

Balances as of December 31, 2018	100	$100,000	$2,269,329	$2,369,329

See notes to financial statements.

Lykes Insurance, Inc.

Statement of cash flows

Year ended December 31, 2018

Cash flows from operating activities:
Net income	$1,312,666
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	234,689
Gain on sale and disposal of property, plant and equipment	(10,099)
Gain on sale of investment in joint venture	(87,821)
Realized and unrealized loss on investments	127,745
Changes in components of assets and liabilities:
Decrease (increase) in assets:
Trade accounts receivable	(144,955)
Prepaid expenses and other current assets	14,002
Increase (decrease) in liabilities:
Accounts payable	(183,360)
Accrued expenses and other liabilities	(74,400)
Employee liabilities	101,569

Net cash provided by operating activities	1,290,036

Cash flows from investing activities:
Purchase of property, plant and equipment	(65,605)
Proceeds from sale of equipment and leasehold improvements	10,099
Purchase of investments	(250,399)
Proceeds from sale or distribution from investments	95,500

Net cash used in investing activities	(210,405)

Cash flows from financing activities;
Stockholder distributions	(1,163,400)

Net decrease in cash	(83,769)
Cash:

Beginning	2,967,806
Ending	$2,884,037

Supplemental disclosures of cash flow information:
Cash paid for interest	$563

See notes to financial statements.

Lykes Insurance, Inc.

Notes to financial statements

Note 1. Nature of business and significant accounting policies

Nature of business: Lykes Insurance, Inc. (the Company) is a Florida corporation engaged in insurance brokerage services, primarily related to property, casualty and employee benefits, in the state of Florida. The Company is a wholly owned subsidiary of Lykes Bros. Inc. (LBI).

A summary of the Company’s significant accounting policies follows:

Basis of presentation: The accompanying financial statements have been prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Revenue recognition: Insurance commission revenue is recorded on a basis that substantially reflects the time at which the related policy goes into effect, the premiums due under the policy can be reasonably estimated, and the premiums are billable to the customer. Under agency billing arrangements, the Company bills customers the full amount of policy premiums and then remits the premiums collected, net of the Company’s commission, to the insurance carrier. Trade receivables and the related premiums payable and commissions allowed to the Company are recorded on the date the Company has the contractual right to receive the revenue, which is generally the latter of the billing date or the effective date of the policy installments.

Contingent commissions and commissions on direct bill arrangements are recognized as revenue when the data to reasonably determine such amounts have been obtained by the Company. These types of commission revenues generally cannot reasonably be estimated until the cash or the related policy detail is received by the Company. A contingent commission is a commission paid by an insurance carrier that is based on the overall profit and/or volume of the business placed with that insurance carrier during a particular calendar year. Under direct bill arrangements, the bill and policy issuance process is controlled entirely by the insurance carrier.

The Company considers the need for an allowance for estimated policy cancellations. Management has determined no allowance to be necessary at December 31, 2018. The income effects of subsequent premium adjustments are recorded when the adjustments become known.

Trade accounts receivable: Trade accounts receivable are recorded at net realizable value and represent customer obligations due under normal trade terms. The Company performs ongoing credit evaluations of its customers but does not require collateral to support customer receivables. Management has determined no allowance for doubtful accounts on its customer receivables is necessary based on factors surrounding the assessment of credit risks of customers, historical trends and other information.

Investments: The Company’s investments, classified as trading securities, are held for resale in anticipation of short-term (generally 90 days or less) fluctuations in market prices. Trading securities, consisting primarily of actively traded equity and debt securities, are stated at fair value. Realized and unrealized gains and losses are included in income.

Equipment and leasehold improvements: Equipment and leasehold improvements are recorded at cost less accumulated depreciation. When an asset is sold or otherwise retired, the asset and related accumulated depreciation are removed from the accounts and a gain or loss is recorded on its disposition. Expenditures for maintenance and repairs are charged to operations as incurred; renewals and improvements are capitalized. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets.

Intangible assets: Finite-lived intangible assets resulting from business combinations are recorded at the estimated fair value on the date of acquisition. The fair value of acquisition related intangible assets is determined by the use of appropriate valuation techniques. Amortization expense is computed using the straight-line basis of accounting over their estimated useful lives.

Impairment of long-lived assets: Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that an asset may not be recoverable. Assets and liabilities are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest charges) of the asset group is less than the carrying value and the fair value of an asset group is also less than its carrying value, the assets will be written down by the amount by which the carrying value of the asset group exceeded its fair value. Any loss would be recognized in income from continuing operations in the period in which the determination is made. There were no impairments of any long-lived assets for the year ended December 31, 2018.

Income taxes: Under provisions of the Internal Revenue Code and applicable state laws, the Company, with the consent of its stockholder, is treated as a qualified subchapter S corporation for income tax reporting purposes. Under these provisions, the Company does not pay federal or Florida state corporate income taxes on its taxable income because the income is reported on the income tax returns of the stockholder of the Company. Accordingly, the accompanying financial statements do not contain a provision for income taxes.

Management has assessed whether there were any uncertain tax positions, which may give rise to income tax liabilities and determined that there were no such matters requiring recognition in the accompanying financial statements. The Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2015.

Fair value of financial instruments: The estimated fair values of the Company’s short-term financial instruments, including cash, trade accounts receivables, accounts payable and accrued expenses arising in the ordinary course of business approximate their individual carrying amounts due to the relatively short period of time between their origination and expected realization. The fair value of trading securities is based on quoted prices for individual assets on active exchanges.

Concentration risks: Credit is extended to trade customers based on an evaluation of the customer’s financial condition and collateral is not required. Credit losses have been nominal and have been within management’s expectations.

At various times, and at year-end, cash balances held at financial institutions were in excess of federally insured limits. The Company believes no significant concentration of credit risk exists and has not experienced losses with respect to these cash investments.

Recent accounting pronouncements: In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). This standard requires recognition of revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. The FASB has also issued several updates to ASU 2014-09. In August 2015, the FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 one year making it effective for annual reporting periods beginning after December 15, 2018. The new standard supersedes U.S. GAAP guidance on revenue recognition and requires the use of more estimates and judgments than the present standards. It also requires additional disclosures. The Company is assessing the impact of the guidance on each of its significant revenue streams. The assessment of the new standard on these revenue streams is in process. The Company currently anticipates adopting the standard by recognizing the cumulative effect of initially applying the new standard as an increase to the opening balance of retained earnings. The Company expects the primary impact to relate to the timing of revenue recognition, resulting in an acceleration of the recognition of certain revenue, including contingency revenue, with an insignificant impact to the Company’s net income expected on an ongoing basis.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provides guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. ASU 2016-15 will be effective for the Company on January 1, 2019. Early adoption is permitted. ASU 2016-15 requires a retrospective transition method. However, if it is impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company has evaluated the effect of implementing this ASU and does not believe it will have a significant impact on its financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2019. The Company has not evaluated the effect this ASU will have on its financial statements.

The FASB and other entities issued new or modifications to, or interpretations of, existing accounting guidance during the year ended December 31, 2018. The Company has considered the new pronouncements that altered U.S. GAAP, and other than as disclosed in these notes to the financial statements, does not believe that any other new or modified principles will have a material impact on the Company’s reported financial position or activities.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Subsequent events: Management has assessed subsequent events through August 13, 2019, the date the financial statements were available to be issued.

Note 2. Investments

Mutual funds held in rabbi trust: The Company holds approximately $1,970,000 of investments in mutual funds held in a rabbi trust associated with a deferred incentive compensation plan (Incentive Plan) and long-term incentive plan (LTIP) (see Note 5). These funds are accounted for as trading securities with earnings being recorded as a component of earnings offset by a contribution expense for the benefit of the participants in the plan. These funds are held in trust for the participants of the Incentive Plan; however, are subject to the general creditors of the Company. The earnings and losses of the investments are credited to the participant accounts based on their investments in such funds.

The FASB’s authoritative guidance on fair value measurements establishes a framework for measuring fair value, and expands disclosure about fair value measurements. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. Under this guidance, assets and liabilities carried at fair value must be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3: Unobservable inputs that are not corroborated by market data

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are measured and reported on a fair value basis. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The following table represents the fair value of the Company’s financial instruments measured on a recurring basis by level for the year ended December 31, 2018:

	Level 1	Level 2	Level 3	Total
Mutual funds assets held by
Incentive Plan and LTIP (Note 5):
Large cap—US equities	$653,280	$—	$—	$653,280
Small/mid cap—US equities	386,213	—	—	386,213
International equities	244,427	—	—	244,427
Balanced/asset allocation	478,633	—	—	478,633
Fixed income	121,984	—	—	121,984
Small	77,161	—	—	77,161
Other	8,156	—	—	8,156

Total fair value held by the Company	$1,969,854	$—	$—	$1,969,854

During the year ended December 31, 2018, the Company did not make transfers between Level 1 and Level 2 assets. As of December 31, 2018, the Company did not have any Level 3 assets or liabilities.

Note 3. Equipment and leasehold improvements

Equipment and leasehold improvements consist of the following as of December 31, 2018:

	Estimated useful lives (Years)
Equipment and furnishings	3-5	$1,519,128
Leasehold improvements	7-9	59,702

		1,578,830
Less accumulated depreciation and amortization		(1,458,347)

		$120,483

Depreciation expense for the year ended December 31, 2018 was approximately $88,000, which is included in general and administrative expense in the accompanying statement of income.

Note 4. Intangible assets

Intangible assets consist of the following as of December 31, 2018:

	Estimated useful life (Years)
Customer relationships	10	$1,471,537
Less accumulated amortization		(1,030,076)

		$441,461

Amortization expense for the year ended December 31, 2018 was approximately $147,000, which is included in general and administrative expense in the accompanying statement of income.

The estimated amortization for future years related to intangible assets as of December 31, 2018, is as follows:

Years ending December 31:
2019	$147,154
2020	147,154
2021	147,153

$441,461

Note 5. Employee liabilities

Deferred incentive compensation plan: Effective October 1, 2003, as amended January 1, 2005, the Company established its nonqualified contributory Incentive Plan for select employees. The Company’s contributions to the Incentive Plan are in the form of an employer discretionary contribution. Under the initial plan terms, participants vested upon attaining age 65 or upon completion of 10 years of service following their first award. Under the amended plan, participants vest upon attaining age 65, death, disability or a change in control event. The Company’s contributions to the Incentive Plan totaled approximately $250,000 for the year ended December 31, 2018. Upon the participants reaching age 65 or having completed 10 years of service, payments out of the plan are made on either a lump sum or in annuity payments over a 10-year period. Incentive Plan assets amounted to approximately $1,951,000 as of December 31, 2018, and are included in investments in the accompanying balance sheet. The Company is accruing the present value of the estimated liability over the vesting period, which was approximately $1,505,000 at December 31, 2018, and is included in employee liabilities in the accompanying balance sheet.

Long-term incentive plan: The Company also established the LTIP for select employees of the Company. LTIP assets amounted to approximately $19,000 as of December 31, 2018. None of the LTIP earnings are vested and accordingly, no liability is recorded.

Incentive Plan and LTIP assets are maintained in a rabbi trust. These assets are subject to the general creditors of the Company.

401(k) savings plan: The Company participates in the Lykes Retirement Savings Plan (the Savings Plan) sponsored by LBI. The Savings Plan is qualified under Section 401(k) of the Internal Revenue Code and covers substantially all employees. The Company’s contributions under the Savings Plan are based on specified percentages of employee contributions and were approximately $205,000 for the year ended December 31, 2018.

Note 6. Related party transactions

The Company is a wholly owned subsidiary of LBI, therefore, transactions with LBI qualify as related party transactions. During the year-ended December 31, 2018, the Company paid approximately $1,163,000 in dividends to LBI. The Company shares certain leased office space with LBI. Payments to LBI for rent expense amounted to approximately $171,000 for the year ended December 31, 2018, and is included in general and administrative expenses in the accompanying income statement. The Company shares certain other general and administrative expenses with LBI in the normal course of business. Payments to LBI for other general and administrative expenses amounted to approximately $218,000 for the year ended December 31, 2018 and is included in general and administrative expenses in the accompanying income statement.

Note 7. Commitments and contingencies

Operating leases: The Company leases certain office space, storage space, and equipment under various operating leases with original terms of 2 to 12 years that expire between 2019 and 2023. Total rental expense was approximately $525,000 for the year ended December 31, 2018, which is included in general and administrative expense the accompanying statement of income.

Future minimum rental payments under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of December 31, 2018, are as follows:

Years ending December 31:
2019	$340,528
2020	78,620
2021	80,928
2022	83,299
2023	71,437

$654,812

Insurance chargeback: The Company has entered into agreements with certain underwriters of insurance contracts whereby the termination of insurance by customers, for any reason other than expiration of the contracts, may result in commission chargeback expense to the Company. The amount of any chargeback would be determined based upon a decreasing percentage related to the length of time the policy was in force. The Company is not aware of any existing chargebacks and based on prior experience of minimal chargebacks, has not provided for any chargeback accrual as of December 31, 2018.

Litigation: The Company is party to a number of legal actions arising in the ordinary course of its business. While the result of litigation cannot be predicted with certainty, the Company believes that the outcome of all litigation will not have a materially adverse effect on the Company’s financial position or results of operations.

Note 8. Subsequent events

Effective March 20, 2019, Lykes Bros Inc. entered into an agreement with Baldwin Risk Partners, LLC to sell certain assets and transfer certain liabilities representing the insurance book of business of Lykes Insurance, Inc.

Due to the sale of the insurance book of business, the participants in the Incentive Plan became fully vested in their share of the plan. In April 2019, the Company liquidated the investments held for the benefit of the Incentive Plan and distributed the proceeds to the participants according to their vested balance.

16,400,000 shares

Class A common stock

BRP Group, Inc.

Preliminary Prospectus

J.P. Morgan	BofA Merrill Lynch

Jefferies	Wells Fargo Securities

Raymond James	Keefe Bruyette & Woods A Stifel Company

                    , 2019

Until                    , 2019, all dealers that buy, sell or trade our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information not required in the prospectus

Item 13. Other expenses of issuance and distribution

Amount to be paid
SEC registration fee	$38,309
FINRA filing fee	45,764
Listing fee	150,000
Transfer agent’s fees	11,500
Printing and engraving expenses	325,000
Legal fees and expenses	2,200,000
Accounting fees and expenses	1,579,370
Blue Sky fees and expenses	—
Miscellaneous	550,057

Total	$4,900,000

Each of the amounts set forth above, other than the SEC registration fee and the FINRA filing fee, is an estimate.

Item 14. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s by-laws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the DGCL. The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and by-laws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The proposed form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15. Recent sales of unregistered securities

The following list sets forth information regarding all securities sold or issued by the predecessors, including to the registrant, in the three years preceding the date of this registration statement. No underwriters were involved in these sales. There was no general solicitation of investors or advertising, and we did not pay or give, directly or indirectly, any commission or other remuneration, in connection with the offering of these shares. In each of the transactions described below, the recipients of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions.

(a) Common Units

From April 1, 2016 to August 9, 2019, Baldwin Risk Partners, LLC issued 684,940 common units to Holding Company of the Villages, Inc. in connection with our credit agreement with Holding Company of the Villages, Inc. and 61,982 common units to executives of Baldwin Risk Partners, LLC.

(b) Management Incentive Units

From June 1, 2016 to August 9, 2019, Baldwin Risk Partners, LLC granted 1,306,853 management incentive units to members of senior management of Baldwin Risk Partners, LLC.

(c) LLC Units

Following the effectiveness of this registration statement, Baldwin Risk Partners, LLC expects to issue 45,588,235 LLC Units in connection with the transactions that we refer to as the Reorganization Transactions. These LLC Units will be issued to a limited number of investors, all of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment.

(d) Class B common stock

Following the effectiveness of this registration statement, we expect to issue 45,588,235 shares of our Class B common stock in connection with the transactions that we refer to as the Reorganization Transactions. These shares will be issued to a limited number of investors, all of which have sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment. The issued shares will be exchanged on a pro rata basis and the consideration will represent the same investment in the Baldwin Risk Partners, LLC business already held by such investors, but in a different form.

The offers, sales and issuances of the securities described in (a) through (d) above were deemed to be exempt from registration under the Securities Act of 1933 in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof.

Item 16. Exhibits and Financial Statement Schedules

(a)    The following exhibits are filed as part of this Registration Statement:

Exhibit index

Exhibit number		Description

1.1	*	Form of Underwriting Agreement

3.1	*	Form of Amended and Restated Certificate of Incorporation of BRP Group, Inc. to be in effect prior to the consummation of the offering made under this Registration Statement

3.2	*	Form of Amended and Restated By-Laws of BRP Group, Inc. to be in effect prior to the consummation of the offering made under this Registration Statement

5.1		Opinion of Davis Polk & Wardwell LLP

10.1		Form of Third Amended and Restated Limited Liability Company Agreement of Baldwin Risk Partners, LLC

10.2	*	Form of Registration Rights Agreement between BRP Group, Inc. and the Pre-IPO LLC Members

10.3		Form of Reorganization Agreement between BRP Group, Inc., Baldwin Risk Partners, LLC and the parties named therein

10.4	*	Form of Tax Receivable Agreement between BRP Group, Inc. and the Pre-IPO LLC Members

10.5	*	Form of Stockholders Agreement between BRP Group, Inc. and the Pre-IPO LLC Members

10.6	*	Form of BRP Group, Inc. Omnibus Incentive Plan

10.7	*	Form of BRP Group, Inc. Omnibus Incentive Plan Restricted Stock Award Agreement

10.8	*	Form of Employment Agreement between Baldwin Risk Partners, LLC and Trevor L. Baldwin

10.9	*	Form of Amended and Restated Employment Agreement between Baldwin Risk Partners, LLC and Kristopher A. Wiebeck

10.10	*	Form of Amended and Restated Employment Agreement between Baldwin Risk Partners, LLC and John A. Valentine

10.11	*	Form of Baldwin Risk Partners, LLC Restricted Unit Agreement

10.12	*	Form of Director and Executive Officer Indemnification Agreement

10.13	*	Amended and Restated Credit Agreement between Baldwin Risk Partners, LLC and the Holding Company of the Villages, Inc.

10.14	*	Third Amended and Restated Loan Agreement between Baldwin Risk Partners, LLC and Cadence Bank, N.A.

10.15	*	First Amendment to Third Amended and Restated Loan Agreement between Baldwin Risk Partners, LLC and Cadence Bank, N.A.

16.1	*	Change in Auditor Letter from Mayer Hoffman McCann P.C.

21	*	Subsidiaries of the Registrant

23.1		Consent of PricewaterhouseCoopers LLP

23.2		Consent of PricewaterhouseCoopers LLP

23.3		Consent of Mayer Hoffman McCann P.C.

23.4		Consent of PricewaterhouseCoopers LLP

Exhibit number		Description

23.5		Consent of RSM US LLP

23.6		Consent of Davis Polk and Wardwell LLP (included in Exhibit 5.1)

24.1	*	Power of Attorney

99.1	*	Form of Voting Agreement by and among L. Lowry Baldwin and the parties named therein

*	Previously filed

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes hereto.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)    The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3)    The undersigned Registrant hereby undertakes that:

(a)    for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)    for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tampa, Florida, on the 11th day of October, 2019.

By:	/s/ Trevor L. Baldwin
	Name:	Trevor L. Baldwin
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman of the Board of Directors	October 11, 2019
L. Lowry Baldwin

/s/ Trevor L. Baldwin	Chief Executive Officer	October 11, 2019
Trevor L. Baldwin

*	Chief Financial Officer	October 11, 2019
Kristopher A. Wiebeck

*	Chief Accounting Officer	October 11, 2019
Bradford L. Hale

*	Director	October 11, 2019
Chris T. Sullivan

*	Director	October 11, 2019
Phillip E. Casey

*	Director	October 11, 2019
Robert D. Eddy

*BY:	/s/ Trevor L. Baldwin
Trevor L. Baldwin
Attorney-in-Fact